      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1997.
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-4



                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------


                               GENZYME CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

         MASSACHUSETTS                         2834                     06-1047163
(State or Other Jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
 Incorporation or Organization)         Classification Code)         Identification No.)

                               ONE KENDALL SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 252-7500
   (Address, Including ZIP Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                   PETER WIRTH
                               GENZYME CORPORATION
                               ONE KENDALL SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 252-7500
            (Name, Address, Including ZIP Code and Telephone Number,
                   Including Area Code, of Agent for Service)

                                 with copies to:

    Michael I. Sherman                    Maureen P. Manning, Esq.                  Raymond D. Agran, Esq.
    PharmaGenics, Inc.                       Palmer & Dodge LLP                          Ballard Spahr
     Four Pearl Court                         One Beacon Street                       Andrews & Ingersoll
Allendale, New Jersey 07401             Boston, Massachusetts  02108            1735 Market Street, 51st Floor
      (201) 818-1000                           (617) 573-0100                  Philadelphia, Pennsylvania 19103
                                                                                        (215) 665-8500


        Approximate date of commencement of proposed sale to the public:

As soon as practicable after the Registration Statement becomes effective and all other conditions to the merger described in the enclosed Prospectus and Proxy Statement have been satisfied or waived.

                           ---------------------------

                          (continued on following page)

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.|_|

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                   Proposed              Proposed
                                                                   Maximum                Maximum              Amount of
     Title of Each Class of              Amount to be           Offering Price           Aggregate            Registration
   Securities to be Registered            Registered              Per Share           Offering Price              Fee
--------------------------------------------------------------------------------------------------------------------------------
        Genzyme Molecular
    Oncology Division Common           4,000,000 shares            $5.22(1)             $20,880,000           $2,055.27(2)
     Stock, $0.01 par value
================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended. Pursuant to Rule 457(f), the maximum aggregate offering price is equal to the book value of the shares of PharmaGenics, Inc. stock to be exchanged in the Merger, computed as of December 31, 1996.

(2) As offset by $4,272 pursuant to Exchange Act Rule 0-11(a)(2). Such amount was paid previously with the filing of a Schedule 14A by Genzyme Corporation (File No. 0-14680) and PharmaGenics, Inc. (File No. 0-20138) on February 13, 1997.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

                               GENZYME CORPORATION
                               ONE KENDALL SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139

                                                           ___________ ___, 1997
Dear Stockholder:

         You are cordially invited to attend a special meeting of stockholders to be held at ______ a./p.m. on _______ ___, 1997 at the offices of Genzyme Corporation at the address set forth above. The key elements of the proposals on the agenda for the special meeting are set forth below:

         - Creation of Molecular Oncology Division Common Stock and Acquisition of PharmaGenics, Inc. At the special meeting, you will be asked to approve a merger agreement between Genzyme and PharmaGenics, Inc. ("PharmaGenics"). PharmaGenics is engaged in the research and development of pharmaceuticals for the treatment of cancer. The merger agreement provides for the acquisition of PharmaGenics in exchange for shares of a new Genzyme security (the "GMO Stock") that is intended to reflect the value and track the performance of Genzyme Molecular Oncology ("GMO"), a new division proposed to be established by Genzyme. Through GMO, Genzyme seeks to create a focused, integrated oncology business that will develop and commercialize novel diagnostics and therapeutics based on molecular tools and genomics information. GMO will be created by combining the business of PharmaGenics with several existing Genzyme programs in the area of molecular oncology and Genzyme's rights under agreements with third parties relating to gene therapies for the treatment of cancer. In addition, subject to the completion of the PharmaGenics acquisition and certain other conditions, the Genzyme Board of Directors has approved the allocation of up to $25 million in cash from Genzyme General to GMO.

         - Redesignation of Outstanding Common Stock. You will also be asked to approve an amendment and restatement of Genzyme's articles of organization (the "Genzyme Charter") at the special meeting. The amended Genzyme Charter provides for (i) the redesignation of each of Genzyme's existing classes of common stock as separate series of a single class of common stock with substantially the same features as the shares of each of Genzyme's existing classes of common stock and
(ii) the authorization of 150,000,000 shares (before designation of the GMO Stock) of undesignated common stock which may be issued from time to time by the Board of Directors in one or more additional series.

         - Amendments to Genzyme's Benefit Plans to Allow for Issuance of GMO Stock. At the special meeting, you will also be asked to approve amendments to Genzyme's stock option, stock purchase and director deferred compensation plans that would allow for the issuance of shares of GMO Stock under such plans in addition to the shares of Genzyme's other securities that are already included in such plans.

         The Board of Directors has carefully considered the proposals to be presented at the special meeting and unanimously recommends that stockholders vote in favor of each of the proposals.

         On behalf of the management and directors of Genzyme, I am pleased to send you the enclosed Prospectus/Proxy Statement, which includes information about Genzyme, PharmaGenics and GMO and details regarding the proposals. Please give these materials your careful attention. Regardless of the number of shares you own, it is important that your shares be represented at the meeting. ACCORDINGLY, PLEASE SIGN AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                           Very truly yours,


                                           Henri A. Termeer
                                           President and Chief Executive Officer

                               PHARMAGENICS, INC.
                                FOUR PEARL COURT
                           ALLENDALE, NEW JERSEY 07401

                                                             __________ __, 1997
Dear Stockholder:

         You are cordially invited to attend a special meeting of stockholders (the "Meeting") to be held at ____ a./p.m. on _________ ___, 1997 at the offices of PharmaGenics, Inc. at the address set forth above.

         At the Meeting you will be asked to adopt and approve a merger agreement (the "Merger Agreement") between PharmaGenics and Genzyme Corporation ("Genzyme"), pursuant to which PharmaGenics will merge into and become a part of Genzyme (the "Merger"). Pursuant to the Merger Agreement, holders of PharmaGenics preferred stock will be entitled to receive shares of a newly-created security of Genzyme (the "GMO Stock") in exchange for their PharmaGenics preferred shares. You should note the following important facts relating to the Merger:

         No Payments to PharmaGenics Common Stockholders. Since the agreed upon value of the GMO Stock to be issued in the Merger is less than the aggregate merger preferences of the PharmaGenics preferred stock provided in PharmaGenics's certificate of incorporation (the "PharmaGenics Charter"), the Merger Agreement provides that all of the shares of GMO Stock to be issued in the Merger will be allocated only to the holders of PharmaGenics preferred stock. THEREFORE, THE HOLDERS OF PHARMAGENICS COMMON STOCK WILL NOT RECEIVE ANY GMO STOCK OR ANY OTHER PAYMENT FOR THEIR SHARES AND, UPON EFFECTIVENESS OF THE MERGER, ALL PHARMAGENICS COMMON STOCK WILL BE CANCELLED. PharmaGenics common and preferred stockholders have the right to demand appraisal of their shares under Delaware law. See "The Merger Proposal -- The Merger -- PharmaGenics Stockholder Appraisal Rights."

         Ambiguities in PharmaGenics Charter. Due to certain ambiguities in the PharmaGenics Charter (that are more fully described in the enclosed Prospectus/Proxy Statement), it may be argued that both common and preferred stockholders of PharmaGenics may be entitled under the PharmaGenics Charter to payments in the Merger on terms that are different than those provided by the Merger Agreement. See "The Merger Proposal -- The Merger -- Allocation of Merger Consideration and Certain Matters Relating to the PharmaGenics Charter."


        Delayed Delivery of GMO Stock Certificates. No certificates for the GMO Stock issued in the Merger will be distributed to the PharmaGenics stockholders and no transfers of the GMO Stock represented by such certificates may be made on the books of Genzyme for a period of up to three years following the closing of the Merger. In certain circumstances relating to the establishment of a public trading market for the GMO Stock, the certificates may be released earlier, but the maximum period during which the certificates will be withheld from distribution will be three years. See "The Merger Proposal -- The Merger -- Delayed Distribution of GMO Stock Certificates."

        Although the former PharmaGenics preferred stockholders will be stockholders of Genzyme during this period and will have the right to vote the shares of GMO Stock allocated to them under the Merger Agreement, they will not be able to register any transfer of the shares and, thus, their ability to realize any value from their investment will be limited while the certificates are being withheld from distribution. At the time the certificates for GMO Stock are delivered to the holders of PharmaGenics preferred stock, the market value of the GMO Stock may be less than its value on the effective date of the Merger.

        Allocation of Merger Consideration. The Merger Agreement provides that the total number of shares of GMO stock delivered by Genzyme in the Merger (the "Merger Consideration") will be allocated among the holders of shares of PharmaGenics preferred stock by allocating to each holder the number of shares of GMO Stock determined by multiplying the number of shares of PharmaGenics preferred stock held by the following conversion factors:

        Series A Convertible Preferred Stock:  0.000000058451 multiplied by the
                                               Merger Consideration

        Series B Convertible Preferred Stock:  0.000000235690 multiplied by the
                                               Merger Consideration

        Series C Convertible Preferred Stock:  0.000000067564 multiplied by the
                                               Merger Consideration.

        Reduction of Merger Consideration. Although the conversion factors set forth above have already been established, PharmaGenics stockholders will not know at the time of the PharmaGenics Special Meeting the exact number of shares they will receive in the Merger because the total number of shares to be delivered by Genzyme is subject to reduction by the amount of certain fees and expenses incurred by PharmaGenics in connection with the Merger and payments made and expenses incurred by Genzyme (including settlement amounts) as a result of PharmaGenics common stockholders who exercise appraisal rights or PharmaGenics stockholders who challenge the Merger. Genzyme's right to deduct from the Merger Consideration amounts paid on account of dissenting common stockholders and PharmaGenics stockholders who challenge the Merger was included in the Merger Agreement to address the risk to Genzyme of claims arising out of the ambiguities in the PharmaGenics Charter.

        Assuming that (i) PharmaGenics's total fees and expenses in connection with the Merger do not exceed $1,000,000; (ii) no holders of PharmaGenics common stock exercise appraisal rights; and (iii) no PharmaGenics stockholders file suit challenging the Merger, the Merger Consideration will consist of 3,928,572 shares of GMO Stock, and each share of PharmaGenics preferred stock will convert in the Merger into approximately the number of shares of GMO Stock set forth below:

        One share of Series A Convertible Preferred Stock: 0.230 GMO shares One share of Series B Convertible Preferred Stock: 0.926 GMO shares One share of Series C Convertible Preferred Stock: 0.265 GMO shares

        Based on commitments from certain of its service providers and other information available to it, PharmaGenics believes that its estimates of the amount of fees and expenses are reasonable. Nevertheless, since there is no limit to the amount that Genzyme may offset against the shares of GMO Stock to be delivered as the Merger Consideration, the estimated conversion ratios set forth above could be significantly reduced as a result of appraisal rights exercised by PharmaGenics common stockholders or lawsuits filed by PharmaGenics stockholders challenging the Merger. There is no minimum number of shares of GMO Stock that is required to be delivered to PharmaGenics stockholders as the Merger Consideration.

        The number of shares to be delivered by Genzyme as the Merger Consideration and the conversion ratio for each series of PharmaGenics preferred stock will be calculated as of the effective date of the Merger based upon PharmaGenics's actual fees and expenses as of that date and any other payments made and expenses incurred by Genzyme as of that date on account of dissenting or challenging stockholders. The actual number of shares of GMO Stock to be delivered as the Merger Consideration will be determined immediately prior to the distribution of the GMO Stock certificates, which will occur no later than three years following the Merger. See "The Merger Proposal -- The Merger -- Delayed Distribution of GMO Stock Certificates."

        Genzyme's Ability to Determine Deductions from the Merger Consideration. If claims by dissenting or challenging stockholders are still pending as of the date Genzyme is required to release the GMO Stock certificates to the former PharmaGenics preferred stockholders, Genzyme has the right to withhold shares from distribution based upon its reasonable estimate of the amount to be paid by it as a result of such claims. If the amount ultimately paid by Genzyme is less than the value of the shares withheld (assuming a $7.00 value), certificates representing the excess shares withheld will be distributed to PharmaGenics preferred stockholders in accordance with any judicial determination of the proper allocation or otherwise in accordance with the Merger Agreement.

         Your Board of Directors has carefully reviewed the terms and conditions of the proposed Merger, including those discussed above, and concluded that despite such risks the Merger offered a better opportunity for the greatest number of PharmaGenics stockholders to maximize the value of their investment than would be the case if PharmaGenics attempted to continue as an independent company. In connection with its approval of the Merger Agreement, your Board of Directors considered a number of factors, including the opinion of its financial advisor, PaineWebber Incorporated, as to the fairness of the transaction, taken as a whole, to PharmaGenics from a financial point of view.

         YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF PHARMAGENICS AND THE PHARMAGENICS STOCKHOLDERS. ACCORDINGLY, THE PHARMAGENICS BOARD RECOMMENDS THAT PHARMAGENICS STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         Pursuant to applicable provisions of Delaware law and the Merger Agreement, adoption and approval of the Merger Agreement and Merger requires the affirmative vote of both (i) the holders of a majority of the outstanding stock of PharmaGenics entitled to vote at the Meeting and (ii) the holders of a majority of the common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, voting together as a single class, entitled to vote at the Meeting. The executive officers, directors, 5% stockholders and certain other stockholders of PharmaGenics have agreed to vote their respective shares in favor of adopting the Merger Agreement and have given irrevocable proxies to Genzyme to vote such shares at the Meeting. The stockholders who have agreed to vote in favor of the Merger Agreement hold, in the aggregate, sufficient shares to approve the Merger Proposal. See "The Merger Proposal The Merger - Representations, Warranties and Covenants."

         We urge you to review carefully the accompanying Notice of Special Meeting of Stockholders and the Prospectus/Proxy Statement including the annexes thereto, which include information about PharmaGenics, Genzyme, GMO and the GMO Stock, and details about the proposed Merger. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO MAKE CERTAIN THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.

                                           Very truly yours,


                                           Michael I. Sherman, Ph.D.
                                           President and Chief Executive Officer

    NOTE: PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THE PRESENT TIME.

                               GENZYME CORPORATION
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

         A special meeting of stockholders of Genzyme Corporation will be held on ________, 1997 at ____ a./p.m. Eastern Time, at Genzyme's offices, One Kendall Square, Cambridge, Massachusetts, for the following purposes:

(1) To consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of January 31, 1997 between Genzyme and PharmaGenics, Inc., which provides for the merger of PharmaGenics with Genzyme in exchange for the issuance of a new Genzyme security to be designated Genzyme Molecular Oncology Division Common Stock (the "GMO Stock"), with such security having the rights and privileges described in the accompanying Prospectus/Proxy Statement;

(2) To consider and vote upon a proposal to amend and restate the articles of organization of Genzyme to redesignate Genzyme's existing classes of common stock as separate series of a single class of common stock with substantially the same features as the shares of Genzyme's existing classes of common stock and to authorize 150,000,000 shares of undesignated common stock (before designation of the GMO Stock) that may be issued from time to time by the Board of Directors in one or more series;

(3) To consider and vote upon a proposal to amend the Genzyme 1990 Equity Incentive Plan to authorize the granting of awards under such plan relating to GMO Stock;

(4) To consider and vote upon a proposal to amend the Genzyme 1988 Director Stock Option Plan to authorize the granting of options to purchase GMO Stock under such plan.

(5) To consider and vote upon a proposal to amend the Genzyme 1990 Employee Stock Purchase Plan to authorize the granting of stock purchase rights under such plan relating to GMO Stock;

(6) To consider and vote upon a proposal to amend the Genzyme Corporation Directors' Deferred Compensation Plan to authorize the distribution of shares of GMO Stock credited to stock accounts under such plan; and

(7) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The proposals described in paragraphs (1) and (2) above are each independent proposals. The implementation of either proposal by Genzyme is not conditioned on stockholder approval of the other proposal or implementation of the other proposal. However, the amendments to the benefit plans described in paragraphs (3), (4), (5) and (6) above will not be implemented unless the merger agreement is adopted by the stockholders and the merger is completed.

         The Board of Directors has fixed the close of business on April 18, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof; only stockholders of record at the close of business on that date will be entitled to attend the meeting and vote.

_____________ ___, 1997                       BY ORDER OF THE BOARD OF DIRECTORS



                                              Peter Wirth
                                              Clerk


         If the proposal described in paragraph (1) above is approved by the stockholders at the special meeting, and effected by Genzyme, any stockholder of Genzyme (i) who files with Genzyme, before the taking of the vote on the approval of such action, written objection to the proposed action stating that he or she intends to demand payment for his or her shares if the action is taken, and (ii) whose shares are not voted in favor of such action, has or may have the right to demand in writing from Genzyme within twenty (20) days after the date of the mailing to him or her of notice in writing that the corporate action has become effective, payment of his or her shares and an appraisal of the value thereof. Genzyme and any such stockholder shall in such cases have the rights and duties and shall be required to follow the procedures set forth in Sections 86 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts. See "The Merger Proposal - The Merger - Genzyme Stockholder Appraisal Rights" in the accompanying Prospectus/Proxy Statement.

                               PHARMAGENICS, INC.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

         NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Meeting") of PharmaGenics, Inc., a Delaware corporation ("PharmaGenics"), will be held on _______ ___, 1997, at ____ a./p.m. Eastern Time, at the offices of PharmaGenics, Four Pearl Court, Allendale, New Jersey, for the following purposes:

         (1) To consider and vote upon a proposal (the "Merger Proposal") to adopt and approve the Agreement and Plan of Merger dated as of January 31, 1997 between Genzyme Corporation, a Massachusetts corporation ("Genzyme") and PharmaGenics (the "Merger Agreement"), pursuant to which PharmaGenics will merge with and into Genzyme (the "Merger") with Genzyme surviving the Merger in exchange for a Genzyme security to be designated Genzyme Molecular Oncology Division Common Stock, with such security having the rights and privileges described in the accompanying Prospectus/Proxy Statement; and

         (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on April 25, 1997 as the record date for determining the stockholders of PharmaGenics entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof; only stockholders of record at the close of business on that date will be entitled to attend the Meeting and vote. Pursuant to applicable provisions of Delaware law and the Merger Agreement, the Merger Proposal requires the affirmative vote of both (i) the holders of a majority of the outstanding shares of PharmaGenics stock entitled to vote at the Meeting and
(ii) the holders of a majority of the outstanding PharmaGenics common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, voting together as a single class, entitled to vote at the Meeting. The executive officers, directors, 5% stockholders and certain other stockholders of PharmaGenics have agreed to vote their respective shares in favor of adopting the Merger Agreement and have given irrevocable proxies to Genzyme to vote such shares at the Meeting. The stockholders who have agreed to vote in favor of the Merger Agreement hold, in the aggregate, shares representing (i) 59.8% of the votes to be cast by the holders of the outstanding PharmaGenics common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, voting together as a single class and (ii) 61.3% of the votes to be cast by the holders of the outstanding PharmaGenics common stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, voting together as a single class. Therefore, the shares as to which such commitments have been obtained are sufficient to approve the Merger Proposal. In connection with the Merger, PharmaGenics stockholders who properly complete certain required actions will be entitled to appraisal rights under Delaware law. For a more detailed discussion of the steps that must be followed to perfect and exercise appraisal rights, see "The Merger Proposal - The Merger
- PharmaGenics Stockholder Appraisal Rights" in the enclosed Prospectus/Proxy Statement.

         Information regarding the Merger Proposal, the Merger Agreement and related matters is contained in the accompanying Prospectus/Proxy Statement and the annexes thereto.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

_________________ ___, 1997                   BY ORDER OF THE BOARD OF DIRECTORS

                                              Alan F. Cook, Ph.D.
                                              Secretary

                      PROSPECTUS AND JOINT PROXY STATEMENT



================================================================================




                               GENZYME CORPORATION
                                   PROSPECTUS
                GENZYME MOLECULAR ONCOLOGY DIVISION COMMON STOCK








        GENZYME CORPORATION                          PHARMAGENICS, INC.
        ONE KENDALL SQUARE                            FOUR PEARL COURT
  CAMBRIDGE, MASSACHUSETTS  02139                ALLENDALE, NEW JERSEY 07401
          (617) 252-7500                               (201) 818-1000

          PROXY STATEMENT                              PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS          FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON ___________ ___, 1997          TO BE HELD ON ___________ ___, 1997




================================================================================



         AN INVESTMENT IN THE GMO STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 24.

                        ---------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION
     OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE
       SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                        ---------------------------------

THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS ________________ ____, 1997 AND IT IS FIRST BEING MAILED OR DELIVERED TO GENZYME AND PHARMAGENICS STOCKHOLDERS
                             ON OR ABOUT THAT DATE.

                                TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----
PROSPECTUS/PROXY STATEMENT SUMMARY..............................................................................    1
         The Parties............................................................................................    1
                  Genzyme  .....................................................................................    1
                  PharmaGenics..................................................................................    1
         Corporate Actions......................................................................................    2
                  Genzyme Special Meeting.......................................................................    2
                  PharmaGenics Special Meeting..................................................................    2
         The Merger Proposal....................................................................................    2
         The Genzyme Charter Proposal...........................................................................    3
         Genzyme Benefit Plan Proposals.........................................................................    4
         Additional Information Relating to the Merger..........................................................    4
                  Business of GMO...............................................................................    4
                  Risk Factors..................................................................................    5
                  Allocation of Merger Consideration and Certain Matters Relating to the PharmaGenics
                           Charter..............................................................................    5
                  Reduction of Merger Consideration...........................................................    6
                  Interests of Certain Persons in the Merger....................................................    8
                  Genzyme's Reasons for the Merger..............................................................    9
                  PharmaGenics's Reasons for the Merger.........................................................    9
                  Fairness Opinion..............................................................................   10
                  Delayed Distribution of GMO Stock Certificates................................................   11
                  Capitalization of Genzyme after Merger........................................................   12
                  Funding for GMO...............................................................................   12
                  Comparison of Rights of Holders of GMO Stock and PharmaGenics Stock...........................   13
                  Management and Accounting Policies............................................................   14
                  Certain Federal Income Tax Consequences.......................................................   14
                  Regulatory Matters............................................................................   14
                  Genzyme Stockholder Appraisal Rights..........................................................   15
                  PharmaGenics Stockholder Appraisal Rights.....................................................   15
                  No Market for GMO Stock and PharmaGenics Stock; Absence of Dividends..........................   15
                  Amendment to Stockholder Rights Plan..........................................................   15
                  Genzyme Stockholder Vote Required.............................................................   16
                  PharmaGenics Stockholder Vote Required........................................................   16
         Genzyme Corporation and Subsidiaries Selected Financial Data...........................................   18
         GMO Selected Financial Data............................................................................   19
         GMO Summary Pro Forma Combined Financial Data..........................................................   20
         PharmaGenics, Inc. Selected Financial Data.............................................................   21
         Comparative Per Share Financial Information............................................................   22

RISK FACTORS....................................................................................................   23
                  Risks Related to the Merger...................................................................   23
                  Risks Related to Genzyme Tracking Stock.......................................................   24
                  Risks Related to GMO..........................................................................   26
                  Risks Related to Other Genzyme Divisions......................................................   31

THE GENZYME SPECIAL MEETING.....................................................................................   33

THE PHARMAGENICS SPECIAL MEETING................................................................................   34

THE MERGER PROPOSAL.............................................................................................   36
         The Merger.............................................................................................   36


                                       (i)

                  Background of the Merger......................................................................   36
                  Genzyme's Reasons for the Merger..............................................................   43
                  PharmaGenics's Reasons for the Merger.........................................................   45
                  Fairness Opinion..............................................................................   48
                  Allocation of Merger Consideration and Certain Matters Relating to the PharmaGenics
                           Charter..............................................................................   54
                  Reduction of Merger Consideration...........................................................   56
                  Treatment of Options and Warrants.............................................................   57
                  Interests of Certain Persons in the Merger....................................................   58
                  Effective Time................................................................................   59
                  Delayed Distribution of GMO Stock Certificates................................................   59
                  Fractional Shares.............................................................................   60
                  Resales of GMO Stock..........................................................................   61
                  Representations, Warranties and Covenants.....................................................   61
                  Conditions of Merger..........................................................................   62
                  Termination; Termination Payment..............................................................   63
                  Waiver and Amendment..........................................................................   64
                  No Solicitation...............................................................................   64
                  Regulatory Matters............................................................................   65
                  Expenses .....................................................................................   65
                  Accounting Treatment..........................................................................   65
                  Management of PharmaGenics's Business after Merger............................................   65
                  Genzyme Stockholder Appraisal Rights..........................................................   67
                  PharmaGenics Stockholder Appraisal Rights.....................................................   68
         Certain Federal Income Tax Consequences of the Merger and Possible Distribution of
                           GMO Designated Shares................................................................   70
                  Tax Consequences of the Merger................................................................   70
                  Possible Distribution of GMO Designated Shares and Certain Tax Consequences of
                           Owning GMO Stock.....................................................................   71
         Description of Genzyme and GMO.........................................................................   74
         Description of PharmaGenics............................................................................   74
         Certain Transactions/Credit Facility...................................................................   74
         Funding for GMO........................................................................................   76
         Restatement of Rights Agreement........................................................................   76

THE GENZYME CHARTER PROPOSAL....................................................................................   79
                  Reasons for the Genzyme Charter Proposal......................................................   79
                  Redesignation of Existing Classes of Common Stock.............................................   79
                  Elimination of General Designated Shares......................................................   80
                  Creation of the GMO Stock.....................................................................   80
                  Federal Income Tax Consequences of the Genzyme Charter Proposal...............................   80
                  Recommendation of the Genzyme Board...........................................................   80

THE GENZYME BENEFIT PLAN PROPOSALS..............................................................................   81

PROPOSAL TO AMEND THE GENZYME 1990 EQUITY INCENTIVE PLAN........................................................   82
                  General  .....................................................................................   82
                  Description of Amendment to Equity Plan.......................................................   83
                  Federal Income Tax Consequences Relating to Stock Options.....................................   83

PROPOSAL TO AMEND THE GENZYME 1988 DIRECTOR STOCK OPTION PLAN...................................................   85
                  General  .....................................................................................   85
                  Description of Amendment to Director Plan.....................................................   85
                  Federal Income Tax Consequences Relating to Director Plan.....................................   86


                                      (ii)

PROPOSAL TO AMEND THE GENZYME 1990 EMPLOYEE STOCK PURCHASE PLAN.................................................   87
                  General  .....................................................................................   87
                  Description of Amendment to the Purchase Plan.................................................   87
                  Federal Income Tax Consequences Relating to Purchase Plan.....................................   88

PROPOSAL TO AMEND THE GENZYME CORPORATION
DIRECTORS' DEFERRED COMPENSATION PLAN...........................................................................   89
                  General  .....................................................................................   89
                  Description of Amendment to Deferred Compensation Plan........................................   89

MANAGEMENT AND ACCOUNTING POLICIES GOVERNING THE
RELATIONSHIP OF GENZYME DIVISIONS...............................................................................   91
                  Purpose of GTR and GMO........................................................................   91
                  Revenue Allocation............................................................................   91
                  Expense Allocation............................................................................   91
                  Tax Allocations...............................................................................   91
                  Acquisitions of Programs, Products or Assets..................................................   92
                  Disposition of Programs, Products or Assets...................................................   92
                  Interdivision Asset Transfers.................................................................   92
                  Other Interdivision Transactions..............................................................   93
                  Access to Technology and Know-How.............................................................   94
                  Disposition of GTR Designated Shares and GMO Designated Shares................................   94
                  Issuance and Sale of Additional Shares of Common Stock........................................   95
                  Open Market Purchases of Shares of Common Stock...............................................   95
                  Class Voting..................................................................................   95
                  Non-Compete...................................................................................   96

DESCRIPTION OF GENZYME CAPITAL STOCK............................................................................   97
                  General  .....................................................................................   97
                  Dividends.....................................................................................   97
                  Exchange of GMO Stock and GTR Stock...........................................................   98
                  Voting Rights.................................................................................   99
                  Liquidation Rights............................................................................  100
                  GMO Designated Shares and GTR Designated Shares...............................................  100
                  Determinations by the Board...................................................................  102
                  Transfer Agent and Registrar..................................................................  102

GENZYME SHARE OWNERSHIP.........................................................................................  103

PHARMAGENICS SHARE OWNERSHIP....................................................................................  106

COMPENSATION OF GENZYME'S EXECUTIVE OFFICERS....................................................................  108
         Summary Compensation Table.............................................................................  108
         Option Grants in Last Fiscal Year......................................................................  109
         Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values......................  110
                  Executive Employment Agreements...............................................................  110
                  Executive Severance Agreements................................................................  111
                  Compensation from Third Parties...............................................................  111
                  Director Compensation.........................................................................  111
         Compensation Committee Interlocks and Insider Participation............................................  112
         Related Party Arrangements.............................................................................  112
                  Neozyme II....................................................................................  112
                  GTC      .....................................................................................  112
                  Dyax     .....................................................................................  113


                                      (iii)

COMPARISON OF RIGHTS OF HOLDERS OF GMO STOCK AND PHARMAGENICS STOCK.............................................  113
                  Preferred Stock...............................................................................  114
                  Dividend Rights...............................................................................  114
                  Exchange of GMO Stock.........................................................................  114
                  Voting Rights.................................................................................  114
                  Liquidation Rights............................................................................  115
                  Meetings of Stockholders......................................................................  115
                  Inspection Rights.............................................................................  115
                  Action by Consent of Stockholders.............................................................  115
                  Cumulative Voting.............................................................................  116
                  Dividends and Repurchases of Stock............................................................  116
                  Classification of the Board of Directors......................................................  116
                  Removal of Directors..........................................................................  116
                  Vacancies on the Board of Directors...........................................................  117
                  Exculpation of Directors......................................................................  117
                  Indemnification of Directors, Officers and Others.............................................  117
                  Interested Director Transactions..............................................................  117
                  Sale, Lease or Exchange of Assets and Mergers.................................................  117
                  Amendments to Charter.........................................................................  118
                  Appraisal Rights..............................................................................  118
                  "Anti-Takeover" Provisions....................................................................  119

LEGAL OPINIONS..................................................................................................  120

EXPERTS  .......................................................................................................  120

FINANCIAL ADVISORS..............................................................................................  120

DEADLINE FOR STOCKHOLDER PROPOSALS..............................................................................  121

INFORMATION CONCERNING AUDITORS.................................................................................  121

EXPENSES OF SOLICITATION........................................................................................  121

OTHER MATTERS...................................................................................................  121

AVAILABLE INFORMATION...........................................................................................  122

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................................................  122

ANNEXES

         Annex I    Agreement and Plan of Merger
         Annex II   GMO
                             Description of Business
                             Financial Statements
                             Management's Discussion and Analysis of Financial
                               Condition and Results of Operations
                             Pro Forma Financial Statements
         Annex III  Amended and Restated Articles of Organization of Genzyme
         Annex IV   Opinion of PaineWebber Incorporated
         Annex V    Provisions of the Delaware General Corporation Law Relating
                    to Rights of Dissenting Stockholders


                                      (iv)

                       PROSPECTUS/PROXY STATEMENT SUMMARY

         The following is a summary of certain information contained elsewhere in this Prospectus/Proxy Statement (this "Prospectus/Proxy Statement"). Because it is a summary, it does not contain all the information that may be important to you. You should read the entire Prospectus/Proxy Statement and its annexes carefully before you decide to vote. As used herein, "Genzyme" means Genzyme Corporation and its consolidated subsidiaries and "PharmaGenics" means PharmaGenics, Inc. Unless otherwise defined herein, capitalized terms used in this summary have the meanings given to them elsewhere in this Prospectus/Proxy Statement. In addition, pursuant to the Genzyme Charter Proposal described herein, Genzyme stockholders are being asked to approve the redesignation of Genzyme's outstanding classes of common stock as series of a single class of common stock. The redesignation will not affect the relative rights and powers of Genzyme's currently outstanding classes of common stock. This Prospectus/Proxy Statement refers to "series" of Genzyme common stock assuming that the Genzyme Charter Proposal will be approved. If such proposal is not approved, the GGD Stock and the GTR Stock will remain outstanding as classes of common stock and, if the Merger Proposal is approved, the GMO Stock will be issued as a new class of common stock. If that happens, references herein to "series" of Genzyme common stock should be read as references to "classes" of Genzyme common stock.

         Stockholders of PharmaGenics should note the following important facts relating to the Merger Proposal described herein:

         - Common stockholders of PharmaGenics will not receive any payment for their shares as a result of the Merger.

         - Delivery of the GMO Stock certificates to the holders of PharmaGenics preferred stock may be delayed for up to three years following the Merger.

         - The number of shares of GMO Stock to be delivered in the Merger may be reduced as a result of certain fees and expenses incurred by PharmaGenics and any payments made and expenses incurred by Genzyme as a result of PharmaGenics common stockholders who exercise appraisal rights or PharmaGenics stockholders who challenge the Merger.


                                   THE PARTIES

GENZYME

         Genzyme is a diversified, integrated human health care company operating in six major business areas. Genzyme's business activities in the areas of therapeutics, surgical products, diagnostic services, diagnostic products and pharmaceuticals are organized as the Genzyme General Division ("Genzyme General"). Genzyme's activities to develop, produce and market technologically advanced products and services for the treatment of cartilage damage, severe burns, chronic skin ulcers and neurodegenerative diseases are conducted through Genzyme Tissue Repair ("GTR").

         Genzyme currently has two classes of common stock outstanding, Genzyme General Division Common Stock ("GGD Stock") and Genzyme Tissue Repair Division Common Stock ("GTR Stock"), which are intended to reflect the value and track the performance of Genzyme General and GTR, respectively. Holders of both classes of common stock are stockholders of Genzyme, which owns all of the assets and is responsible for all liabilities allocated to each of the divisions.

         Genzyme's principal executive offices are located at One Kendall Square, Cambridge, Massachusetts 02139. Its telephone number is (617) 252-7500.

PHARMAGENICS

         PharmaGenics is an integrated drug discovery company engaged in the research and development of therapeutics for the treatment of cancer as well as other human diseases. The research programs of PharmaGenics in cancer center upon certain key genes, called "tumor suppressor genes," which PharmaGenics targets in search of desirable therapeutics against cancer and other diseases.

         PharmaGenics's principal executive offices are located at Four Pearl Court, Allendale, New Jersey 07401. Its telephone number is (201) 818-1000.

                                CORPORATE ACTIONS

GENZYME SPECIAL MEETING

         This Prospectus/Proxy Statement and enclosed proxy are being furnished in connection with the solicitation by the Board of Directors of Genzyme (the "Genzyme Board") of proxies for use at the Genzyme special meeting of stockholders to be held on _____________ ___, 1997, at ____ a./p.m., Eastern Time (the "Genzyme Special Meeting"), at Genzyme's offices, One Kendall Square, Cambridge, Massachusetts. Only holders of record of GGD Stock and GTR Stock as of the close of business on April 18, 1997 (the "Genzyme Record Date") are entitled to notice of and to vote at the Genzyme Special Meeting. The Genzyme Special Meeting will be held to consider the Merger Proposal, the Genzyme Charter Proposal and each of the Genzyme Benefit Plan Proposals described herein.

PHARMAGENICS SPECIAL MEETING

         This Prospectus/Proxy Statement and enclosed proxy are also being furnished in connection with the solicitation by the Board of Directors of PharmaGenics (the "PharmaGenics Board") of proxies for use at the PharmaGenics special meeting of stockholders to be held on ______________ ___, 1997, at _____ a./p.m., Eastern Time (the "PharmaGenics Special Meeting"), at PharmaGenics's offices, Four Pearl Court, Allendale, New Jersey. Only holders of record of PharmaGenics common or preferred stock (together, the "PharmaGenics Stock") as of the close of business on April 25, 1997 (the "PharmaGenics Record Date") are entitled to notice of and to vote at the PharmaGenics Special Meeting. The PharmaGenics Special Meeting will be held to consider the Merger Proposal described herein.


                               THE MERGER PROPOSAL

         The stockholders of PharmaGenics are being asked to approve the Agreement and Plan of Merger dated as of January 31, 1997 between Genzyme and PharmaGenics (the "Merger Agreement"), which provides for the acquisition of PharmaGenics by Genzyme through a merger in which Genzyme will be the surviving corporation (the "Merger"). The price to be paid by Genzyme for acquiring PharmaGenics (the "Merger Consideration") consists of 4,000,000 shares of a new series of Genzyme common stock to be called Genzyme Molecular Oncology Division Common Stock ("GMO Stock"). Such number of shares is subject to reduction by the amount of certain fees and expenses incurred in connection with the Merger and by the amount of payments made and expenses incurred by Genzyme on account of common stockholders of PharmaGenics who assert appraisal rights or who challenge the Merger.

         The PharmaGenics Board has determined that the value of the Merger Consideration, approximately $28,000,000, is less than the aggregate merger preferences of the holders of PharmaGenics preferred stock and, accordingly, the Merger Agreement provides that all of the Merger Consideration will be allocated to the holders of PharmaGenics preferred stock and that the holders of PharmaGenics common stock will not receive any payment for their shares. Additionally, in connection with the Merger, all options and certain warrants to purchase PharmaGenics common stock will be terminated. See "The Merger Proposal
- The Merger Allocation of the Merger Consideration and Certain Matters Relating to the PharmaGenics Charter."

         The stockholders of Genzyme are also being asked to approve the Merger Agreement. If the Genzyme stockholders also approve the Genzyme Charter Proposal (described below) and the Merger is completed, the Genzyme Board will designate the GMO Stock as a new series of authorized common stock of Genzyme. If the Genzyme stockholders do not approve the Genzyme Charter Proposal, but approve the Merger Proposal and the Merger is completed, the Merger Agreement authorizes an amendment to Genzyme's articles of organization (the "Genzyme Charter") that would create the GMO Stock as a new class of authorized common stock of Genzyme. In either event, the GMO Stock will have the same rights and privileges, which are described elsewhere in this Prospectus/Proxy Statement. See "Description of Genzyme Capital Stock."

         The GMO Stock is intended to reflect the value and track the performance of Genzyme Molecular Oncology ("GMO"), a new division to be established within Genzyme. GMO will be created by combining the business of PharmaGenics with several existing Genzyme programs in the area of molecular oncology and Genzyme's rights under agreements with third parties relating to gene therapies for the treatment of cancer. All of the programs and rights of Genzyme to be allocated to GMO are currently allocated to Genzyme General. Through GMO, Genzyme seeks to create a focused, integrated oncology business that will develop and commercialize novel diagnostics and therapeutics based on molecular tools and genomics information. GMO will, on its own and in combination with partners and with Genzyme General, develop, manufacture and market technologically advanced products and services for the diagnosis, treatment and prevention of cancer.

         Pursuant to the Merger Agreement, the preferred stockholders of PharmaGenics will receive, in the aggregate, 4,000,000 shares of GMO Stock (subject to reduction as described below), representing the initial equity interest in GMO, and all outstanding shares of common stock of PharmaGenics will be cancelled without receiving any payment or other consideration. Each share of GMO Stock will have, through December 31, 1998, .25 vote, compared to .33 vote and one vote for each share of GTR Stock and GGD Stock, respectively. Holders of GGD Stock, GTR Stock and GMO Stock will have, immediately following completion of the Merger, approximately 93.4%, 5.4% and 1.2%, respectively, of the total voting power of Genzyme. See "Description of Genzyme Capital Stock - Voting Rights." As compensation to Genzyme General for the assets it will contribute to GMO, 6,000,000 shares of GMO Stock, representing the right to an equity interest in GMO, will be reserved for issuance for the benefit of Genzyme General or its stockholders. Such reserved shares are referred to herein as the initial GMO Designated Shares. The Genzyme Board may issue the initial GMO Designated Shares as a stock dividend to the holders of GGD Stock or it may sell such shares in a public or private sale and allocate all of the proceeds to Genzyme General. Genzyme's management and accounting policies require Genzyme to distribute GMO Designated Shares to holders of GGD Stock no later than November 30, 1998 or 360 days following completion of an initial public offering of GMO Stock, although Genzyme may elect to distribute these shares at any time. See "Management and Accounting Policies Governing the Relationship of Genzyme Divisions."


                          THE GENZYME CHARTER PROPOSAL

         The stockholders of Genzyme are being asked to approve an amendment and restatement of the Genzyme Charter that would (i) authorize 150,000,000 shares of undesignated common stock (before designation of the GMO Stock) that could be issued by the Genzyme Board from time to time in one or more series and (ii) redesignate Genzyme's two existing classes of common stock as series of a single class of common stock. If the Genzyme Charter Proposal is approved by the stockholders, the Genzyme Board would be able to issue the undesignated common stock as one or more new series of common stock without further stockholder approval. The Genzyme Board would be authorized to determine the number of shares of each new series and all rights and privileges of each new series, including dividend rights, exchange or redemption provisions, rights upon liquidation or merger, and voting rights, provided that the holders of any series of common stock will not be entitled to more than one vote per share at the time of initial issuance of shares of such series. Under the existing Genzyme Charter, the issuance of a new class or series of common stock, such as the GMO Stock, would require stockholder approval. Thus, the Merger Agreement provides for an amendment to the existing Genzyme Charter that would authorize the issuance of GMO Stock as an additional class of Genzyme common stock in the event that the Genzyme Charter Proposal is not approved by Genzyme stockholders.

         The issuance of additional series of common stock could have the effect of discouraging potential takeover attempts and thus deprive stockholders of an opportunity to realize a premium for their shares. The Genzyme Board has no intention of issuing additional series of common stock for such purpose. However, the existing Genzyme Charter and by-laws and certain agreements of Genzyme contain other provisions that could discourage an attempted takeover of Genzyme and prevent stockholders from changing Genzyme's management. See "Comparison of Rights of Holders of GMO Stock and PharmaGenics Stock - "Anti-Takeover" Provisions Contractual Measures."

         Although under Massachusetts law both the Genzyme Charter Proposal and the Merger Proposal require the approval of the Genzyme stockholders, the Genzyme Charter Proposal is being submitted to stockholders for approval independently of the Merger Proposal and is not conditioned upon approval of the Merger Proposal. If it is approved, each outstanding share of GGD Stock and GTR Stock will be redesignated as one share of a new series of Genzyme common stock having substantially the same features as the currently outstanding shares of GGD Stock and GTR Stock, respectively. The reason for the redesignation is to simplify Genzyme's capital structure by having one class of common stock with several series rather than a capital structure consisting of multiple classes and series of common stock. Absent the redesignation as part of the Genzyme Charter Proposal, Genzyme's authorized common stock would consist of the existing two classes of GGD Stock and GTR Stock and a third class of common stock that could be issued in one or more new series, such as the GMO Stock. A consistent classification of all of Genzyme's common stock as series of a single class will also avoid any unintended legal distinctions that may exist between classes and series of common stock under the Massachusetts Business Corporation Law (the "MBCL"). Such redesignation will result in a technical change in the classification of such shares under the MBCL, but will not affect the rights and privileges of such shares in any material respect.

         Stockholder approval of the Genzyme Charter Proposal is not a condition to completion of the Merger. If the Genzyme Charter Proposal and the Merger Proposal are approved and the Merger is completed, however, 40,000,000 shares of common stock will be designated as GMO Stock, leaving 110,000,000 shares available for future designation by the Genzyme Board. The Genzyme Board has no current plans for designation of additional series of common stock.


                         GENZYME BENEFIT PLAN PROPOSALS

         At the Genzyme Special Meeting, stockholders will also be asked to approve amendments to Genzyme's existing benefit plans that would allow for the issuance of shares of GMO Stock under such plans, in addition to the GGD Stock and GTR Stock already included in such plans. The Genzyme Benefit Plan Proposals will not be implemented unless the Merger Agreement is approved by Genzyme stockholders and the Merger is completed. See "Proposal to Amend the Genzyme 1990 Equity Incentive Plan," "Proposal to Amend the Genzyme 1988 Director Stock Option Plan," "Proposal to Amend the Genzyme 1990 Employee Stock Purchase Plan" and "Proposal to Amend the Genzyme Corporation Directors' Deferred Compensation Plan."


                  ADDITIONAL INFORMATION RELATING TO THE MERGER

BUSINESS OF GMO

         The purpose of GMO is to develop and commercialize novel therapeutics and diagnostics for cancer based on molecular tools and genomics information. GMO's products and services will initially include a genomics service business based on Serial Analysis of Gene Expression ("SAGE"), a differential gene expression technology, two gene therapy programs currently in Phase I clinical trials for melanoma, additional gene therapy programs based on immunotherapy, cytotoxic (suicide) genes and tumor suppressor genes, and a drug discovery program to identify small molecules that interact with five different cancer-related targets.

         GMO will have strong capabilities in four major technology areas related to the development of therapeutics and diagnostics for cancer:

         Genomics. SAGE, a proprietary genomics tool, will enable the rapid identification of genes that are differentially expressed in tumors as opposed to normal tissues.

         Gene Therapy. A broad portfolio of clinically tested viral and non-viral vectors and an established development infrastructure will be available to GMO for oncology applications as a result of Genzyme's work in cystic fibrosis gene therapy and in gene delivery technology.

         Small Molecule Drug Discovery. Robotically driven combinatorial chemistry, high throughput screens for drug development and a diverse, 750,000 compound library are expected to facilitate rapid identification of lead compounds against cancer-related targets.

         Diagnostics. Joint development and marketing with Genzyme Genetics, a market leader in genetic testing, will provide GMO access to proprietary technologies for accurate, cost effective molecular tests, a federally certified clinical laboratory for the development of new diagnostic services and an established service laboratory network for their commercialization.

         GMO will operate as a division of Genzyme with its own dedicated personnel and financial resources. It will have access to Genzyme's extensive research and development capabilities, manufacturing facilities, worldwide clinical development and regulatory affairs staff and marketing infrastructure. The GMO Stock is intended to reflect the value and track the performance of this business. See Annex II - "Description of GMO-Business."

RISK FACTORS

         As a result of the Merger, holders of PharmaGenics preferred stock will receive, in exchange for their shares of PharmaGenics preferred stock, shares of GMO Stock. PharmaGenics stockholders should carefully consider the risks involved in an investment in Genzyme generally, risks related to GMO in particular, and the risks related to an investment in a company with "tracking" stock. See "Risk Factors."

ALLOCATION OF MERGER CONSIDERATION AND CERTAIN MATTERS RELATING TO THE PHARMAGENICS CHARTER

         The Merger Consideration consists of 4,000,000 shares of GMO Stock, subject to reduction as described below under "Reduction of Merger Consideration." PharmaGenics and Genzyme have agreed that the value of each share of GMO Stock to be issued in the Merger is $7.00 (the "GMO Per Share Value"). Assuming the issuance of 4,000,000 shares of GMO Stock in the Merger (prior to deduction for certain fees and expenses payable by PharmaGenics), the total value of the Merger Consideration is $28.0 million. Pursuant to the certificate of incorporation, as amended (including the Certificate of Designation of the Series C Convertible Preferred Stock), of PharmaGenics (the "PharmaGenics Charter"), the stated merger preferences of all outstanding shares of PharmaGenics preferred stock as of the completion of the Merger will be approximately $31.8 million in the aggregate, consisting of approximately $4.7 million, $17.0 million and $10.1 million for the Series A Convertible Preferred Stock ("Series A Stock"), Series B Convertible Preferred Stock ("Series B Stock") and Series C Convertible Preferred Stock ("Series C Stock") of PharmaGenics, respectively. Accordingly, the Merger Agreement provides that all of the Merger Consideration will be allocated pro rata to the holders of the Series A, B and C Stock based on their respective merger preferences and that the holders of PharmaGenics common stock will not receive any payment for their shares.

         As a result of certain ambiguities in the PharmaGenics Charter, it may be argued that both common and preferred stockholders of PharmaGenics may be entitled to payment in a merger transaction on terms different from those set forth in the Merger Agreement. In agreeing to the Merger Consideration and its allocation to the holders of PharmaGenics preferred stock on a pro rata basis, the PharmaGenics Board has attempted in good faith to resolve these ambiguities in the PharmaGenics Charter between the rights of the holders of the different classes and series of PharmaGenics Stock. The PharmaGenics Board has concluded that the shares of each series of PharmaGenics preferred stock are properly treated as having been validly issued on a parity basis with each other, although substantial arguments exist from which one could reach an opposite conclusion. Considering all of the potential arguments that it has been advised could be made on behalf of different groups of PharmaGenics stockholders and its conclusions as to the merits of these arguments, and recognizing that the aggregate merger preferences of the PharmaGenics preferred stock is greater than the agreed value of the Merger Consideration, thus resulting in no consideration being paid to the holders of PharmaGenics common stock in the Merger, the PharmaGenics Board believes that the Merger Consideration and the allocation specified in the Merger Agreement are, overall, fair and reasonable.

         As more fully discussed below, the PharmaGenics Board reached this conclusion, notwithstanding that the holders of PharmaGenics common stock will receive no consideration in the Merger, based primarily on the size of the aggregate merger preferences of the PharmaGenics preferred stock, which are provided by the PharmaGenics Charter and represent a contract among all PharmaGenics stockholders; the lack of any other transaction that would imminently generate value in excess of such merger preferences; the absence of other viable strategic alternatives after diligent exploration of such alternatives; and the precarious financial condition of PharmaGenics, which raised significant doubt as to its ability to accomplish its business objectives as an independent company, provide greater value to any of its stockholders than would be provided by the Merger Consideration or continue as a going concern. See "The Merger Proposal - The Merger - Allocation of Merger Consideration and Certain Matters Relating to the PharmaGenics Charter." To address the risk to Genzyme that claims arising out of the ambiguities in the PharmaGenics Charter could be made successfully, the Merger Agreement includes a condition to Genzyme's obligation to complete the Merger (which condition may be waived by Genzyme) that no holder of PharmaGenics stock has commenced or threatened to commence any suit or proceeding against either PharmaGenics or Genzyme challenging or seeking to enjoin the Merger or seeking damages in connection with PharmaGenics entering into the Merger Agreement.

         The Merger Agreement provides that the Merger Consideration will be allocated among the holders of PharmaGenics preferred stock (other than holders of PharmaGenics preferred stock who have validly exercised dissenters' rights with respect to such shares) by allocating to each such holder that number of shares of GMO Stock determined by multiplying the number of shares of each series of PharmaGenics preferred stock held by such holder by the following conversion factors:

                  (i) in the case of Series A Stock, 0.000000058451 multiplied by the number of shares of GMO Stock comprising the Merger Consideration;

                  (ii) in the case of Series B Stock, 0.000000235690 multiplied by the number of shares of GMO Stock comprising the Merger Consideration; and

                  (iii) in the case of Series C Stock, 0.000000067564 multiplied by the number of shares of GMO Stock comprising the Merger Consideration.

         Although the conversion factors set forth above have already been established, PharmaGenics stockholders will not know at the time of the PharmaGenics Special Meeting the exact number of shares they will receive in the Merger because the total number of shares to be delivered by Genzyme is subject to reduction as described below.

REDUCTION OF MERGER CONSIDERATION

         The Merger Consideration will be reduced (i) by the number of GMO shares having a value equal to the fee payable by PharmaGenics to PaineWebber Incorporated ("PaineWebber") in connection with the Merger and (ii) by the number of GMO shares having a value equal to the amount by which the aggregate fees (investment banking, legal, accounting and other) payable by PharmaGenics in connection with the Merger exceed $1,000,000. The agreed upon value of the GMO Stock is $7.00 per share.

         If any holder of PharmaGenics common stock has properly exercised appraisal rights under Delaware law with respect to shares of PharmaGenics common stock ("Dissenting Common Shares"), Genzyme has the right to offset any payment made, or reasonably expected to be made, by it to such holder, against the shares of GMO Stock to be delivered as the Merger Consideration. In addition, if at any time prior to the delivery of GMO Stock certificates to holders of PharmaGenics preferred stock, any holder of PharmaGenics Stock has commenced or threatened (in writing) to commence any action, suit or legal, administrative or arbitration proceeding against either PharmaGenics or Genzyme, challenging the Merger or seeking damages or injunctive relief in connection with PharmaGenics's entering into the Merger Agreement (a "Challenging Stockholder"), Genzyme will have the right to offset any cash payment and the value of any non-cash payment made, or reasonably expected to be made, by it to such Challenging Stockholder (and any reasonably anticipated additional Challenging Stockholders) in respect thereof and any expenses (including legal expenses) incurred or reasonably expected to be incurred in connection therewith, against the shares of GMO Stock to be delivered as the Merger Consideration. In addition, Genzyme will have the ability to settle any appraisal proceedings or other legal proceedings brought by PharmaGenics stockholders and deduct the amounts paid and expenses incurred from the Merger Consideration.

         The foregoing provisions of the Merger Agreement relating to Genzyme's right to offset against the Merger Consideration any payments made or reasonably expected to be made by it to holders of Dissenting Common Shares and to Challenging Stockholders were included in the Merger Agreement because of ambiguities in the PharmaGenics Charter as to the rights of holders of the various classes and series of PharmaGenics Stock in the event of a merger or other extraordinary transaction involving PharmaGenics. Because of these ambiguities, it may be argued that the holders of PharmaGenics Stock may be entitled to payment in a merger transaction on terms different than those set forth in the Merger Agreement. See "Allocation of Merger Consideration and Certain Matters Relating to the PharmaGenics Charter" above and "The Merger Proposal - The Merger - Allocation of Merger Consideration and Certain Matters Relating to the PharmaGenics Charter."


         Since the fee payable by PharmaGenics to PaineWebber in connection with the Merger is fixed at $500,000, and assuming that (i) PharmaGenics's total fees and expenses in connection with the Merger do not exceed $1,000,000, (ii) no holders of PharmaGenics common stock exercise appraisal rights and (iii) there are no Challenging Stockholders, the Merger Consideration will consist of 3,928,572 shares of GMO Stock and each share of PharmaGenics preferred stock will convert in the Merger into approximately the number of shares of GMO Stock set forth below:

            One share of Series A Stock:       0.230 GMO shares
            One share of Series B Stock:       0.926 GMO shares
            One share of Series C Stock:       0.265 GMO shares


Based on commitments from certain of its service providers and other information available to it, PharmaGenics believes that its estimates of the amount of fees and expenses are reasonable. Nevertheless, since there is no limit to the amount that Genzyme may offset against the shares of GMO Stock to be delivered as the Merger Consideration, the estimated conversion ratios set forth above could be significantly reduced as a result of appraisal rights exercised by PharmaGenics common stockholders or lawsuits filed by PharmaGenics stockholders challenging the Merger. There is no minimum number of shares of GMO Stock that is required to be delivered to PharmaGenics stockholders as the Merger Consideration.



         The number of shares to be delivered by Genzyme as the Merger Consideration and the allocation among PharmaGenics preferred stockholders will be calculated as of the effective time of the Merger based upon PharmaGenics's actual fees and expenses as of that date and any other payments made and expenses incurred by Genzyme as of that date on account of dissenting or challenging stockholders. The former PharmaGenics preferred stockholders will be stockholders of Genzyme at the effective time of the Merger and will have the right to vote the shares of GMO Stock allocated to them under the Merger Agreement, but they will not receive any certificates representing such shares at that time. The actual number of shares of GMO Stock to be delivered as the Merger Consideration will be determined immediately prior to the distribution of the GMO Stock certificates, which will occur on the earlier of (i) 180 days after the GMO IPO, (ii) three years from the effective time of the Merger and
(iii) Genzyme's distribution or sale of GMO Designated Shares to the public. See "The Merger Proposal - The Merger - Delayed Distribution of GMO Stock Certificates." However, if claims by dissenting or challenging stockholders are still pending as of the date Genzyme is required to release the GMO Stock certificates to the former PharmaGenics preferred stockholders, Genzyme has the right to withhold shares from distribution based upon its reasonable estimate of the amount to be paid by it as a result of such claims. If the amount ultimately paid by Genzyme is less than the value of the shares withheld (assuming a $7.00 value), certificates representing the excess shares withheld will be distributed to PharmaGenics preferred stockholders in accordance with any judicial determination of the proper allocation or otherwise in accordance with the Merger Agreement.

DELAYED DISTRIBUTION OF GMO STOCK CERTIFICATES

         Genzyme has selected American Stock Transfer & Trust Company (the "Exchange Agent") to effect the exchange of PharmaGenics Stock certificates for GMO Stock certificates and payment of cash in lieu of fractional shares. The Merger Agreement provides that all certificates for GMO Stock issued in exchange for PharmaGenics preferred stock will be held by the Exchange Agent, and no delivery of such certificates to the former holders of PharmaGenics preferred stock, or transfers thereof on the books of Genzyme may be made, until the earlier of:

                  (i) in the case of certificates to be issued to executive officers and directors of PharmaGenics, the beneficial owners of five percent or more of PharmaGenics common stock (on an as converted basis) and each of HealthCare Ventures II, L.P. ("HCV II"), HealthCare Ventures III, L.P. ("HCV III"), HealthCare Ventures IV, L.P. ("HCV IV"), Hudson Trust, Everest Trust, PaineWebber R&D Partners III, L.P. (the "R&D Partnership") and their respective affiliates: (a) 270 days after the effectiveness of a registration statement for an initial public offering of GMO Stock (the "GMO IPO"), (b) three years following the closing date of the Merger or (c) the distribution or sale of GMO Designated Shares by Genzyme to the public, provided, however, that in the case of clauses (a) or (b), if Genzyme, as of such date, has filed a registration statement for a public offering of GMO Stock (other than the GMO IPO), such date shall be extended until 90 days after the effective date of such registration statement; and

                  (ii) in the case of certificates to be issued to all other holders of PharmaGenics preferred stock: (a) 180 days after the effectiveness of a registration statement for the GMO IPO, (b) three years following the closing date of the Merger or (c) the distribution or sale of GMO Designated Shares by Genzyme to the public; provided, however, in the case of clauses (a) or (b), if Genzyme, as of such date, has filed a registration statement for a public offering of GMO Stock (other than the GMO IPO), such date shall be extended until 90 days after the effective date of such registration statement.

         The delivery of certificates of GMO Stock is being delayed in order to facilitate the development of an orderly market for the GMO Stock. Genzyme has filed a registration statement relating to the GMO IPO and expects to commence the GMO IPO as soon as practicable following the completion of the Merger and the effectiveness of the Registration Statement. There can be no assurance, however, that Genzyme will complete the GMO IPO at such time, if at all.

         Holders of PharmaGenics preferred stock should not send any stock certificates with the enclosed proxy card. Instead, such certificates and securities should be surrendered in accordance with instructions that will be contained in a letter of transmittal that will be mailed to holders of PharmaGenics preferred stock after the effective time of the Merger. See "The Merger Proposal - The Merger - Delayed Distribution of GMO Stock Certificates."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the PharmaGenics Board with respect to the Merger and the transactions contemplated thereby, stockholders of PharmaGenics should be aware that certain members of the PharmaGenics Board have certain interests in the Merger that are in addition to the interests of PharmaGenics stockholders generally.

         Pursuant to an employment agreement between PharmaGenics and Michael I. Sherman, President and Chief Executive Officer, in the event that prior to March 31, 1997, PharmaGenics undergoes a change in control or receives additional financing of $3,000,000 in the aggregate, Dr. Sherman's annual base salary will be increased from $242,650 to $260,000, retroactive to July 1, 1996. The Credit Facility satisfies this requirement. If Dr. Sherman's employment is terminated following the Merger, other than for cause, he will be entitled to salary continuation for a period of twelve months (or approximately $260,000).

         Genzyme has executed a letter of intent with Dr. Sherman in which the parties reached agreement in principle on terms of a separation agreement to be entered into among Genzyme, PharmaGenics and Dr. Sherman and a consulting agreement to be entered into between Genzyme and Dr. Sherman. The separation agreement will be executed prior to the closing date of the Merger and will provide that Genzyme will make salary continuation payments to Dr. Sherman in the amount of $260,000, payable over the one year period commencing on the closing date of the Merger in the same increments as PharmaGenics currently pays Dr. Sherman's base salary. The salary continuation payments to be made by Genzyme will be in lieu of any amounts otherwise payable to Dr. Sherman under his existing employment agreement with PharmaGenics. In addition, Genzyme will consent to the payment of a bonus in the amount of $20,000 that may be awarded by the PharmaGenics Board in its discretion at any time prior to the closing date of the Merger for services rendered by Dr. Sherman during 1996.

         The consulting agreement will provide that Genzyme will pay Dr. Sherman a $100,000 retainer, payable in the amount of $16,000 upon the closing date of the Merger and $14,000 per quarter in advance through December 31, 1998, and a consulting fee of $1,200 per day, with a minimum commitment of 35 days during the term of the consulting agreement. Unless earlier terminated by one of the parties, the consulting agreement will have a term ending December 31, 1998. Dr. Sherman will be available to provide consulting services to Genzyme for the first ten days following the closing date of the Merger, a minimum of one day per week during the next 60 days following the initial ten day period, and one day per month thereafter. Genzyme will also pay Dr. Sherman a bonus of $20,000 for services rendered during 1997, payable no later than December 31, 1997. Dr. Sherman will be eligible to receive a bonus of $50,000, payable in $25,000 installments on December 31, 1997 and December 31, 1998, subject to the reasonable determination of Genzyme that Dr. Sherman has used all diligent and consistent efforts to: (i) assist Genzyme in closing in-process SAGE service agreements on terms acceptable to Genzyme and (ii) assist Genzyme in developing and maintaining a positive relationship with The Johns Hopkins University. In addition, Genzyme will grant Dr. Sherman options to purchase 25,000 shares of GMO Stock, which options will be fully exercisable as of the closing date of the Merger and will have an exercise price equal to the fair market value of the GMO Stock on such date. The consulting agreement will also provide for certain covenants of Dr. Sherman not to establish certain relationships competitive with the business of GMO during the term of the agreement.

         Pursuant to employment agreements between PharmaGenics and each of Arthur H. Bertelsen, Ph.D., Senior Vice President, Research, Alan F. Cook, Vice President, Chemistry, and A. Steven Franchak, Vice President and Chief Financial Officer, each officer will be entitled to salary continuation payments equal to three months of his current base salary in the event his employment is terminated (other than for cause) or his position is adversely changed following the Merger. The aggregate amount of salary continuation payments to which each officer will be entitled under his employment agreement is as follows: Dr. Bertelsen, $41,990; Dr. Cook, $39,165; and Mr. Franchak, $32,753. These payments will be made biweekly during the 13 weeks following the Merger.

         In order to provide continuity in the operations of PharmaGenics pending completion of the Merger, Genzyme has also agreed to pay closing bonuses to members of PharmaGenics's management in the following amounts: Dr. Bertelsen, $50,000; Dr. Cook, $30,000; and Mr. Franchak, $30,000. Each bonus is contingent upon the officer remaining in his position through the closing date of the Merger and, subject to this contingency, will be payable in a lump sum on the closing date. In addition, in order to facilitate the transition of operations after the Merger, Genzyme has agreed to pay Mr. Franchak a retention bonus in the amount of $52,000 if he will remain in PharmaGenics's offices and oversee the transition during the 15 days following the Merger. This bonus will be payable in a lump sum at the end of the 15-day period.

         Dr. Papadopoulos, a member of the PharmaGenics Board, is a Managing Director of PaineWebber. PaineWebber has from time to time acted as financial advisor to PharmaGenics and is currently acting as financial advisor to PharmaGenics in connection with the Merger. See "The Merger Proposal - The Merger - Fairness Opinion."

         In addition, each of the officers, directors and certain principal stockholders of PharmaGenics have entered into stockholder agreements with Genzyme agreeing to vote in favor of the Merger. See "The Merger Proposal - The Merger - Interests of Certain Persons in the Merger," " - Background of the Merger," " Fairness Opinion" and " - Representations, Warranties and Covenants."

GENZYME'S REASONS FOR THE MERGER

         Genzyme's decision to acquire PharmaGenics is an integral part of its strategic decision to establish an integrated, focused gene-based oncology business. Genzyme believes that the combination of the business of PharmaGenics with Genzyme's existing gene-based technology platforms, including its comprehensive gene therapy program, its leading position in providing genetic testing services, and its small molecule drug discovery and genomics programs will give it the technology base, product and service portfolio and human resources initially required to implement its strategy. Genzyme believes that organizing this business as a separate division within Genzyme will provide the management focus and dedicated resources necessary to maximize its chances for successful development while maintaining access to Genzyme's core research technology and its manufacturing, clinical, regulatory and administrative infrastructure. In addition, Genzyme believes that the GMO Stock is a security that can be used to raise the capital needed to develop and commercialize products and services in the field of molecular oncology without diluting the interests of holders of GGD Stock. See "The Merger Proposal - The Merger - Genzyme's Reasons for the Merger."

PHARMAGENICS'S REASONS FOR THE MERGER

         The PharmaGenics Board in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, considered a number of factors, including, among others:

                  (i) the present business, assets, technology, financial condition and prospects of PharmaGenics, both in the absence of the Merger and if the Merger were to occur, and the enhanced ability of the Company to grow and expand its business through consolidation with Genzyme's molecular oncology business;

                  (ii) the future prospects of PharmaGenics in light of its present financial condition;

                  (iii) Genzyme's willingness to supply PharmaGenics with the Credit Facility (as defined below) and Genzyme's willingness to lend PharmaGenics up to an additional $1,500,000 if the Merger Agreement is terminated under certain circumstances and subject to certain limitations;

                  (iv) the desire to afford the stockholders of PharmaGenics the opportunity to obtain the best possible value for their shares in light of PharmaGenics's present financial condition and circumstances;

                  (v) the stockholder agreements proposed to be entered into between Genzyme and PharmaGenics's directors, officers, beneficial holders of 5% or more of stock and other holders of PharmaGenics's stock requested by Genzyme, which represent in excess of the number of votes PharmaGenics believes are required to approve the Merger Agreement;

                  (vi) the uncertainties and potential disadvantages of alternatives to the Merger, including continuing to operate as an independent company, attempting to raise additional capital, selling all or a portion of PharmaGenics's assets, merging with a different strategic partner, as well as the impact, short-term and long-term, of such alternatives on the value of PharmaGenics;

                  (vii)  the oral and written presentations of PaineWebber;

                  (viii) the potential growth prospects and market for GMO Stock following an initial public offering of GMO Stock and/or the distribution of GMO Designated Shares to Genzyme stockholders, which may, in the future, provide increased liquidity for stockholders who desire or need to liquidate their holdings, in contrast with the current absence of liquidity in the PharmaGenics stock;

                  (ix) the views of PharmaGenics's management that Genzyme represented an attractive strategic merger partner because of Genzyme's familiarity with PharmaGenics's technology and the potential benefits of combining such technology base with Genzyme's molecular oncology programs;

                  (x) the effect of the Merger on the employees of PharmaGenics, including the existing employment contract between PharmaGenics and Dr. Sherman, which provides for certain payments to him in the event he leaves PharmaGenics following the Merger;

                  (xi) the terms and conditions of the Merger Agreement and the stockholder agreements referred to above, including, in particular, the "no-solicitation" provision of the Merger Agreement (specifically, the PharmaGenics Board's "fiduciary out" if another offer is received which the PharmaGenics Board has a fiduciary duty to accept) and the representations and warranties of each of the parties in the Merger Agreement;

                  (xii) the conditions to completion of the Merger included in the Merger Agreement;

                  (xiii) the lack of significant regulatory barriers to completing the Merger;

                  (xiv) Genzyme's willingness to move quickly to complete the transaction and the fact that Genzyme had recently successfully completed a similar transaction; and

                  (xv) the potential tax consequences of the transaction to PharmaGenics and its stockholders and the likelihood that the Merger will not be a taxable transaction.

         In evaluating these factors in favor of the Merger, the PharmaGenics Board also considered the risks relating to the Merger, including those associated with delayed delivery of GMO Stock certificates to the PharmaGenics stockholders and differences in the rights of holders of PharmaGenics Stock and GMO Stock, and concluded that despite such risks, even in the aggregate, the Merger offered a better opportunity for the greatest number of PharmaGenics stockholders to maximize the value of their investment than would be the case if PharmaGenics attempted to continue as an independent company. For additional information, see "The Merger Proposal - The Merger - PharmaGenics's Reasons for the Merger; Recommendation of the PharmaGenics Board of Directors."

FAIRNESS OPINION

         PaineWebber has delivered to the PharmaGenics Board a written opinion dated February 2, 1997 to the effect that, as of the date of such opinion and subject to certain matters stated therein, the proposed consideration to be received by the holders of PharmaGenics preferred stock in the Merger, taken as a whole, is fair, from a financial point of view, to PharmaGenics. The full text of the written opinion of PaineWebber, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex IV to this Prospectus/Proxy Statement and should be read carefully in its entirety. PaineWebber's opinion does not address the allocation of the Merger Consideration among the stockholders of PharmaGenics and does not constitute a recommendation to any PharmaGenics stockholder as to how such stockholder should vote his or her shares on the Merger Proposal. PaineWebber will receive a fee for its opinion. PaineWebber and certain of its affiliates have certain relationships and have engaged in other transactions with PharmaGenics. See "The Merger Proposal - The Merger - Fairness Opinion."

CAPITALIZATION OF GENZYME AFTER MERGER

         The following table sets forth the equity capitalization (in shares) of Genzyme as of December 31, 1996 on an actual basis and pro forma assuming adoption of the Genzyme Charter Proposal, the Merger Proposal and completion of the Merger as of such date:


                                                       ACTUAL           PRO FORMA
                                                     -----------       -----------
Common Stock:
      General Division Common Stock
          Authorized                                 200,000,000       200,000,000
          Outstanding(1)                              75,537,321        75,537,321
      Tissue Repair Division Common Stock
          Authorized                                  40,000,000        40,000,000
          Outstanding(2)                              13,246,080        13,246,080
          TR Designated Shares                         1,794,169         1,794,169
      Molecular Oncology Division Common Stock
          Authorized                                           0        40,000,000
          Outstanding                                          0         3,928,572(3)
          GMO Designated Shares                                0         6,000,000(4)
      Undesignated Common Stock
          Authorized                                           0       110,000,000
          Outstanding                                          0                 0

Preferred Stock:
          Authorized                                  10,000,000        10,000,000
          Outstanding                                          0                 0
          Undesignated as to series                    7,600,000         7,200,000
          Designated as to series but unissued         2,400,000         2,800,000

-----------------------

(1) Does not include 14,235,314 shares of GGD Stock reserved for issuance upon the exercise of outstanding stock options and employee stock purchase plan rights and 70,638 shares of GGD Stock reserved for issuance upon the exercise of outstanding warrants.
(2) Does not include 2,988,210 shares of GTR Stock reserved for issuance upon the exercise of outstanding warrants, stock options and employee stock purchase plan rights.
(3) Assumes that (i) the fee payable by PharmaGenics to PaineWebber in connection with the Merger is $500,000, (ii) PharmaGenics's total fees and expenses in connection with the Merger do not exceed $1,000,000,
         (iii) no holders of PharmaGenics common stock exercise appraisal rights and (iv) there are no Challenging Stockholders. Does not include approximately 794,867 shares of GMO Stock to be reserved for issuance upon the exercise of stock options to be granted as of the effective date of the Merger, but includes approximately 9,563 shares of GMO Stock reserved for issuance upon exercise of the Comdisco Warrant. See "The Merger Proposal - The Merger Treatment of Options and Warrants."
(4) Does not include any additional GMO Designated Shares that may arise upon the conversion of amounts borrowed by PharmaGenics under the Credit Facility and amounts drawn by GMO under the Equity Line. See "Funding for GMO."

FUNDING FOR GMO

         The development of GMO's products will require substantial funds. PharmaGenics is not expected to have significant cash balances on the closing date of the Merger. Genzyme intends to raise funds for GMO through a public offering of shares of GMO Stock as soon as market conditions permit. In this regard, Genzyme has filed a registration statement relating to such an offering with the Securities and Exchange Commission (the "Commission") and expects to commence the offering as soon as practicable after the completion of the Merger and effectiveness of the registration statement. See "Risk Factors - Need for Additional Funds" and "The Merger Proposal - The Merger
- Funding for GMO."

         The Genzyme Board has approved the allocation of up to $25 million in cash from Genzyme General to GMO (the "Equity Line"). Amounts drawn under the Equity Line prior to the GMO IPO will be exchanged automatically for GMO Designated Shares upon the closing of the GMO IPO and amounts drawn after the GMO IPO will be exchanged automatically for GMO Designated Shares upon the date of each advance. The Equity Line will terminate upon the third anniversary of the closing date of the Merger and, if the GMO IPO has not been completed by such date, all amounts drawn under the Equity Line as of such date will be repaid in cash or, at the option of the Genzyme Board, will be exchanged for GMO Designated Shares. The amount available under the Equity Line will be reduced on a dollar-for-dollar basis by the proceeds of any public or private sale by Genzyme of shares of GMO Stock or securities convertible into shares of GMO Stock or otherwise allocable to GMO, other than sales pursuant to Genzyme's employee benefit and stock option plans.

COMPARISON OF RIGHTS OF HOLDERS OF GMO STOCK AND PHARMAGENICS STOCK

         If the Merger is consummated, on the Effective Date, the stockholders of PharmaGenics, whose rights are governed by Delaware law and a certificate of incorporation and by-laws adopted thereunder, will become stockholders of Genzyme, a corporation governed by Massachusetts law and articles of organization and by-laws adopted thereunder. The following discussion summarizes certain of the material differences between the rights of holders of PharmaGenics Stock and holders of GMO Stock. For a more detailed description of the differences between the rights of holders of PharmaGenics Stock and holders of GMO Stock, see "Comparison of Rights of Holders of GMO Stock and PharmaGenics Stock." The certificate of incorporation and by-laws of PharmaGenics are referred to below as the "PharmaGenics Charter" and the "PharmaGenics By-Laws," respectively, and the articles of organization and by-laws of Genzyme are referred to below as the "Genzyme Charter" and the "Genzyme By-Laws," respectively.

EXCHANGE OF GMO STOCK. The PharmaGenics Charter does not provide for either mandatory or optional redemption of any class or series of its capital stock. The Genzyme Charter provides that the GMO Stock may be redeemed by Genzyme in exchange for any combination of cash and/or GGD Stock. For a description of the terms upon which such exchange may occur, see "Description of Genzyme Capital Stock - Exchange of GMO Stock and GTR Stock."

PREFERRED STOCK. Under the PharmaGenics Charter, the holders of PharmaGenics preferred stock are entitled to certain liquidation and dividend preferences and special voting rights. As a result of the Merger, the PharmaGenics preferred stock will convert into GMO Stock, a series of Genzyme common stock, and the holders of PharmaGenics preferred stock will lose these special rights and preferences.

VOTING RIGHTS. Each share of PharmaGenics preferred stock is entitled to the number of votes per share equal to the number of shares of common stock into which each such share of preferred stock is then convertible (currently one vote per share). The Genzyme Charter provides that each share of GGD Stock has one vote, each share of GTR Stock has, through December 31, 1998, .33 vote and each share of GMO Stock will have, through December 31, 1998, .25 vote.

MEETINGS OF STOCKHOLDERS. The PharmaGenics By-Laws provide that special meetings of stockholders may be called by the holders of at least a majority of the shares outstanding and entitled to vote at such a meeting. The Genzyme By-Laws provide for the call of a special meeting of stockholders upon written application of the owners of not less than 90% (or such lesser percentage as may be required by law) in interest of Genzyme stock entitled to vote at such meeting.

ACTION BY CONSENT OF STOCKHOLDERS. The PharmaGenics By-Laws provide that any action required to be taken by stockholders at a meeting may be taken without a meeting, without prior notice and without a vote, if the stockholders having no less than the minimum number of votes that would be necessary to take such action at a meeting at which all stockholders were present and voted, consent to the action in writing. The Genzyme Charter and By-Laws contain a provision eliminating the right of stockholders to take action by written consent, except as otherwise required by law.

REMOVAL OF DIRECTORS. The PharmaGenics By-Laws provide that stockholders may remove directors with or without cause by a majority vote. The Genzyme Charter also provides for the removal of directors by a majority vote of the stockholders entitled to vote for the election of directors, but the Genzyme Charter requires that the removal of a director must be for cause.

SALE, LEASE OR EXCHANGE OF ASSETS AND MERGERS. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding PharmaGenics Stock is required to approve the sale, lease, or exchange of all or substantially all of its assets, or a merger or consolidation of PharmaGenics into any other corporation. A similar vote is required under the Genzyme Charter for acquisitions of Genzyme that have been approved by the Genzyme Board. In addition, a separate vote of any affected series of Genzyme common stock is required to approve an acquisition of Genzyme in which the acquisition consideration is to be allocated other than on the basis of the relative market capitalization of each series.

APPRAISAL RIGHTS. Dissenting stockholders have the right to obtain the fair value of their shares (so-called "appraisal rights") in more circumstances under Massachusetts law than under Delaware law.

MANAGEMENT AND ACCOUNTING POLICIES

         In contemplation of the Merger and the issuance of the GMO Stock, the Genzyme Board has determined to amend, effective upon completion of the Merger, certain of its policies relating to accounting and tax allocations, disposition of assets, acquisitions of programs and other matters to govern the management of GMO and its relationship to Genzyme General and GTR. See "Management and Accounting Policies Governing the Relationship of Genzyme Divisions."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         It is a condition to Genzyme's obligation to complete the Merger that Palmer & Dodge LLP, counsel to Genzyme, deliver an opinion substantially to the effect that the Merger will constitute a reorganization for federal income tax purposes, and that no gain or loss will be recognized by and there shall be no corporate income tax liability to Genzyme or PharmaGenics by reason of the Merger.

         It is also a condition to PharmaGenics's obligation to complete the Merger that Ballard Spahr Andrews & Ingersoll, counsel to PharmaGenics, deliver an opinion substantially to the effect that (i) the Merger will constitute a reorganization for federal income tax purposes, (ii) no gain or loss will be recognized by PharmaGenics stockholders upon the exchange of their shares of PharmaGenics preferred stock solely for shares of GMO Stock in the Merger (except to the extent of cash received in lieu of a fractional share of GMO Stock, if any) and (iii) no gain or loss will be recognized by PharmaGenics by reason of the Merger.

         THE FOREGOING SUMMARY IS NOT INTENDED, AND SHOULD NOT BE CONSIDERED, AS TAX ADVICE. PHARMAGENICS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND TO READ THE DISCUSSION OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

REGULATORY MATTERS

         Other than the filing of appropriate merger documents with the Secretary of the State of Delaware and the Secretary of the Commonwealth of Massachusetts and routine approvals and actions required under

PharmaGenics's permits and licenses to reflect the change in control of PharmaGenics, there are no governmental approvals required to effect the Merger. See "The Merger Proposal - The Merger - Regulatory Matters."

GENZYME STOCKHOLDER APPRAISAL RIGHTS

         Under Massachusetts law, Genzyme stockholders who file written notice of their intention to exercise dissenters' rights before the taking of the vote and who do not vote to approve the Merger Proposal may elect to have the "fair value" of their shares (determined in accordance with Massachusetts law) judicially appraised and paid to them if the Merger is completed and if they further comply with Sections 86 to 98, inclusive, of the MBCL. Failure to comply strictly with such requirements may result in the loss of dissenters' rights. Genzyme's obligation to complete the Merger is subject to the condition, waivable at the discretion of Genzyme, that the number of shares of GGD Stock and GTR Stock held by stockholders who have validly exercised such rights shall not have an aggregate market value in excess of $28,000,000. See "The Merger Proposal - The Merger - Genzyme Stockholder Appraisal Rights."

PHARMAGENICS STOCKHOLDER APPRAISAL RIGHTS

         Under Delaware law, PharmaGenics stockholders who file written notice of their intention to demand appraisal for their shares before the taking of the vote and who do not vote in favor of the Merger Proposal are entitled to have the "fair value" of their shares (determined in accordance with Delaware law) judicially appraised and paid to them if the Merger is completed and if they further comply with Section 262 of the Delaware General Corporation Law (the "DGCL"), which is attached hereto as Annex V. Failure to comply strictly with the requirements of Section 262 of the DGCL may result in the loss of statutory appraisal rights. Genzyme's obligation to complete the Merger is subject to the condition, waivable at the discretion of Genzyme, that the holders of not more than two percent (2%) of the outstanding shares of PharmaGenics common stock outstanding as of the closing date of the Merger, assuming conversion of all shares of PharmaGenics preferred stock, shall have validly exercised such rights. See "The Merger Proposal - The Merger - PharmaGenics Stockholder Appraisal Rights."

NO MARKET FOR GMO STOCK AND PHARMAGENICS STOCK; ABSENCE OF DIVIDENDS

         The GMO Stock is a new security for which there currently is no market. Genzyme does not plan to list the GMO Stock on an exchange or with the Nasdaq National Market ("Nasdaq") until the GMO IPO. Although Genzyme currently intends to attempt the GMO IPO as soon as market conditions permit, there can be no assurance that it will be successful.

         Following the Merger, GGD Stock and GTR Stock will continue to be listed for trading by Nasdaq and designated Nasdaq National Market securities. On January 31, 1997, the last trading day prior to the first public announcement of the proposed Merger, the closing sale prices for GGD Stock and GTR Stock were $28.00 and $10.50, respectively.

         Genzyme has never paid a cash dividend on shares of its capital stock; it has retained any earnings for use in its business. Genzyme expects to continue to follow the policy of retaining funds for reinvestment in its business.

         There is no public market for any class or series of PharmaGenics Stock. PharmaGenics has never paid a cash dividend on its capital stock.

AMENDMENT TO STOCKHOLDER RIGHTS PLAN

         If the Merger Agreement is completed, Genzyme will amend its stockholder rights plan and the related rights agreement with American Stock Transfer & Trust Company as rights agent and the Genzyme Board will designate three new series of preferred stock relating to the amended rights agreement which will replace the two series of preferred stock authorized under the current Genzyme Charter. Each new series will have terms comparable to the terms applicable to the existing two series of preferred stock. See "Comparison of Rights of Holders of GMO Stock and PharmaGenics Stock
- "Anti-Takeover" Provisions - Contractual Measures."

GENZYME STOCKHOLDER VOTE REQUIRED

         A majority in interest of the outstanding GGD Stock and GTR Stock outstanding on the Genzyme Record Date, represented at the Genzyme Special Meeting in person or by proxy, constitutes a quorum for the transaction of business. Approval of the Genzyme Charter Proposal and the Merger Proposal will require the affirmative vote of the holders of a majority in interest of the shares of GGD Stock and GTR Stock outstanding as of the Genzyme Record Date, voting together as a single class. Adoption of the Genzyme Benefit Plan Proposals will require the affirmative vote of a majority of the votes cast by holders of GGD Stock and GTR Stock outstanding on the Genzyme Record Date, voting together as a single class. Each share of GGD Stock entitles the holder thereof to one vote and each share of GTR Stock entitles the holder thereof to
 .33 vote on all matters that will be presented for consideration at the Genzyme Special Meeting. Abstentions and broker non-votes will be counted for the purpose of determining a quorum and will have the effect of votes against the Genzyme Charter Proposal and the Merger Proposal. Abstentions and broker non-votes will not be counted as votes cast on the Genzyme Benefit Plan Proposals and thus will not affect the outcome of the voting on these proposals. See "The Genzyme Special Meeting."

         At the close of business on the Genzyme Record Date, 75,839,926 shares of GGD Stock were outstanding and 13,201,375 shares of GTR Stock were outstanding. The executive officers and directors of Genzyme and their affiliates hold shares of GGD Stock and GTR Stock representing approximately 0.2% and 0.8% of the outstanding shares of GGD Stock and GTR Stock, respectively (excluding shares which such persons have the right to acquire upon the exercise of stock options). See "Genzyme Share Ownership."

PHARMAGENICS STOCKHOLDER VOTE REQUIRED

         A majority of the shares of PharmaGenics Stock outstanding on the PharmaGenics Record Date, represented at the PharmaGenics Special Meeting in person or by proxy, constitutes a quorum for the transaction of business. Because of certain ambiguities in the PharmaGenics Charter discussed below under "The Merger Proposal - The Merger - Allocation of Merger Consideration and Certain Matters Relating to the PharmaGenics Charter," PharmaGenics and Genzyme have agreed in the Merger Agreement that the Merger will not be completed unless the Merger Agreement is adopted by the affirmative vote of both (i) the holders of a majority of the outstanding PharmaGenics common stock, Series A Stock and Series B Stock, all voting together as a single class and (ii) the holders of a majority of the outstanding PharmaGenics common stock and Series A, Series B and Series C Stock, all voting together as a single class. On all matters that will be presented for consideration at the PharmaGenics Special Meeting, each share of PharmaGenics Stock entitles the holder thereof to one vote. Abstentions and broker non-votes will be counted for the purpose of determining a quorum and will have the effect of votes against approval of the Merger Proposal. See "The PharmaGenics Special Meeting."

         At the close of business on the PharmaGenics Record Date, 455,108 shares of PharmaGenics common stock were outstanding, 2,458,420 shares of Series A Stock were outstanding, 2,227,263 shares of Series B Stock were outstanding and 4,717,700 shares of Series C Stock were outstanding. The executive officers and directors of PharmaGenics and the beneficial owners of five percent (5%) or more of the PharmaGenics common stock (on an as-converted basis) and each of HCV II, HCV III, HCV IV, Hudson Trust, Everest Trust and the R&D Partnership have agreed to vote their respective shares in favor of adopting the Merger Agreement and have given irrevocable proxies to Genzyme to vote such shares at the PharmaGenics Special Meeting. The stockholders who have agreed to vote in favor of the Merger Agreement hold, in the aggregate, shares representing (i) 59.8% of the votes that can be cast by the holders of the outstanding PharmaGenics common stock, Series A Stock and Series B Stock, voting together as a single class; and
(ii) 61.3% of the votes that can be cast by the holders of the outstanding PharmaGenics common stock, Series A Stock, Series B Stock and Series C Stock, voting together as a single class. Therefore, the shares as to which such commitments have been obtained are sufficient to approve the Merger Proposal. See "The Merger Proposal - The Merger - Representations, Warranties and Covenants" and "PharmaGenics Share Ownership."

          GENZYME CORPORATION AND SUBSIDIARIES SELECTED FINANCIAL DATA

                                  (HISTORICAL)

              (Amounts in thousands, except for per share amounts)

        The following table represents selected historical income and balance sheet data of Genzyme Corporation and its subsidiaries. The balance sheet data presented below as of December 31, 1992, 1993, 1994, 1995 and 1996 and the income statement data presented below for each of the years in the five-year period ended December 31, 1996 are derived from Genzyme's financial statements, which have been audited by Coopers & Lybrand L.L.P., independent accountants. The financial statements as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996 and the report of Coopers & Lybrand L.L.P., relating thereto are incorporated by reference in this Prospectus/Proxy Statement and the selected financial data presented below are qualified in their entirety by reference thereto. The data should be read in conjunction with the historical financial statements and notes thereto and related Management's Discussion and Analysis of Financial Condition and Results of Operations of Genzyme incorporated by reference in this Prospectus/Proxy Statement. See "Incorporation of Certain Documents by Reference."



                                                                                        Year Ended December 31,
                                                                   ------------------------------------------------------------
                                                                     1992         1993         1994        1995          1996
                                                                   --------     --------     --------     --------     --------
Consolidated Statement of Operations Data(1):
Net revenues..................................................     $219,079     $270,371     $311,051     $383,783     $518,754
Operating costs and expenses:
 Cost of products and services sold and selling, general,
   administrative, research and development expenses..........      176,110      220,345      260,953      329,094      453,125
 Amortization of intangibles..................................        3,037        5,964        4,741        4,677        8,849
 Purchase of in-process research and development(2)...........       51,100       49,000       11,215       14,216      130,639
 Goodwill impairment, restructuring charges and charge for
   purchase options and financing exercises(3)................       16,905       26,517           --           --        1,465
                                                                   --------     --------     --------     --------     --------
                                                                    247,152      301,826      276,909      347,987      594,078
                                                                   --------     --------     --------     --------     --------
Operating income (loss).......................................      (28,073)     (31,455)      34,142       35,796      (75,324)
Other income and (expenses):
Minority interest in net loss of subsidiaries.................        1,678        9,892        1,659        1,608           --
 Equity in net loss of unconsolidated subsidiaries............           --           --       (1,353)      (1,810)      (4,360)
 Gain on investments and charges for impaired investments.....           --         (700)      (9,431)          --        1,711
 Settlement of lawsuit........................................           --           --       (1,980)          --           --
 Investment income............................................       21,981       12,209        9,101        8,814       15,341
 Interest expense.............................................       (7,099)      (2,500)      (1,354)      (1,109)      (6,990)
                                                                   --------     --------     --------     --------     --------
                                                                     16,560       18,901       (3,358)       7,503        5,702
                                                                   --------     --------     --------     --------     --------
Income (loss) before income taxes.............................      (11,513)     (12,554)      30,784       43,299      (69,622)
Benefit (provision) for income taxes..........................      (18,804)       6,459      (14,481)     (21,649)      (3,195)
                                                                   --------     --------     --------     --------     --------
Net income (loss).............................................     $(30,317)    $ (6,095)    $ 16,303     $ 21,650     $(72,817)
                                                                   ========     ========     ========     ========     ========

Common Share Data:
 Attributable to Genzyme General:
  Net income (loss)...........................................     $(29,809)    $ 18,020     $ 32,054     $ 43,680     $(30,502)
                                                                   ========     ========     ========     ========     ========
  Per common and common equivalent share:
   Net income (loss)(4).......................................       $(0.67)      $ 0.34       $ 0.61       $ 0.73       $(0.45)
                                                                     ======       ======       ======       ======       ======
  Average shares outstanding(4)...............................       44,740       52,500       52,338       60,184       68,289
                                                                     ======       ======       ======       ======       ======

 Attributable to GTR:
  Net loss....................................................        $(508)    $(24,115)    $(15,751)    $(22,030)    $(42,315)
                                                                      =====     ========     ========     ========     ========
  Per common share............................................       $(0.17)      $(7.43)      $(4.40)      $(2.28)      $(3.38)
                                                                     ======       ======       ======       ======       ======
  Average shares outstanding..................................        3,019        3,245        3,578        9,659       12,525
                                                                      =====        =====        =====        =====       ======


                                                                                           December 31,
                                                                   ------------------------------------------------------------
                                                                     1992         1993         1994        1995          1996
                                                                   --------     --------     --------     --------     --------
Consolidated Balance Sheet Data:
 Cash and investments(5)......................................    $  248,325   $  168,953   $  153,460   $  326,236   $  187,955
 Working capital..............................................       166,324       99,605      103,871      352,410      395,605
 Total assets(7)..............................................       481,896      542,052      658,408      905,201    1,270,508
 Long-term debt and capital lease obligations excluding current
  portion(6,7,8)..............................................       105,369      144,674      126,729      124,473      241,998
  Stockholders' equity(7,8)...................................       322,613      334,072      418,964      705,207      902,309

------------------
(1) In October 1992, Genzyme acquired all the outstanding common shares of Vivigen, Inc. ("Vivigen") in a transaction accounted for as a pooling of interests. Accordingly, Genzyme's financial data have been restated to include Vivigen for all periods presented.

(2) Includes charges related to the purchase of in-process research and development totaling $51.1 million, $49.0 million, $11.2 million, $14,2 million and $130.6 million, respectively, for the years ended December 31, 1992, 1993, 1994, 1995 and 1996.

(3) Includes charges related to impaired goodwill of $23.7 million for the year ended December 31, 1993, restructuring costs totaling $2.8 million and $1.5 million for the years ended December 31, 1993 and 1996, respectively, and charges for purchase options and financing expenses totaling $16.9 million, for the year ended December 31, 1992.

                           GMO SELECTED FINANCIAL DATA
                                  (HISTORICAL)


(4) Reflects July 25, 1996 2-for-1 stock split of GGD Stock effected by means of a 100% stock dividend paid to stockholders of record on July 11, 1996. A total of 34,669,435 shares of GGD Stock were distributed to stockholders in connection with the dividend. All share and per share amounts have been re-stated to reflect this split.
(5) Cash and investments includes cash, cash equivalents, and short- and long-term investments.
(6) In June 1996, the Company's $15.0 million credit line with a commercial bank was increased to $215.0 million in connection with the acquisition of Deknatel Snowden Pencer, Inc. ("DSP") in July 1996. In November 1996, this credit line was re-financed with a $225.0 million revolving credit facility made available through a syndicate of banks. As of December 31, 1996, the Company had outstanding debt of $218.0 million under this credit facility, of which $200.0 million was allocated to Genzyme General and $18.0 million to GTR to finance operations. Amounts borrowed under this facility are due
November 15, 1999. In July 1996, Genzyme made a final payment of approximately $7.6 million for a company acquired in 1994.
(7) In May 1996, the Company acquired Genetrix, Inc., in a tax-free exchange of GGD Stock which was accounted for as a purchase. In the aggregate, approximately 1,380,000 shares of GGD Stock valued at $36.5 million were issued. In July 1996, the Company acquired DSP for cash of approximately $252 million financed by cash of $52 million and line of credit borrowings of $200 million. In December 1996, the Company completed the acquisition of all of the Callable Common Stock of Neozyme II Corporation for $111.3 million in cash.
(8) In October 1991, the Company issued $100.0 million of 6 3/4% convertible subordinated notes due October 2001 and received net proceeds of $97.3 million. The notes were converted into shares of GGD Stock in March 1996.

               GENZYME MOLECULAR ONCOLOGY SELECTED FINANCIAL DATA
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                  (HISTORICAL)
                             (Amounts in thousands)

        The following table represents selected historical income and balance sheet data of Genzyme Molecular Oncology ("GMO"). The balance sheet data presented below as of December 31, 1995 and 1996 and the income statement data presented below for the period from December 1, 1994 (date of inception) to December 31, 1994, for the years ended December 31, 1995 and 1996 and cumulative from December 1, 1994 (date of inception) to December 31, 1996 are derived from GMO's financial statements, which have been audited by Coopers & Lybrand L.L.P., independent accountants. The financial statements as of December 31, 1995 and 1996 and for the period from December 1, 1994 (date of inception) to December 31, 1994, for the years ended December 31, 1995 and 1996 and cumulative from December 1, 1994 (date of inception) to December 31, 1996 and the report of Coopers & Lybrand L.L.P. relating thereto are included in this Prospectus/Proxy Statement and the selected financial data presented below are qualified in their entirety by reference thereto. The data should be read in conjunction with the historical financial statements and notes thereto and related Management's Discussion and Analysis of Financial Condition and Results of Operations of GMO included in this Prospectus/Proxy Statement.


                                                                                                     Cumulative
                                                         From                                           From
                                                      December 1,      For the        For the        December 1,
                                                     1994 (Date of       Year           Year        1994 (Date of
                                                     Inception) to      Ended          Ended        Inception) to
                                                      December 31,   December 31,   December 31,     December 31,
                                                          1994           1995           1996             1996
                                                    --------------   ------------   ------------    -------------
Combined Statement of Operations Data(1):
Operating costs and expenses:
  General and administration expenses(2) ......      $  8           $  87          $   185        $   280
  Research and development expenses(2) ........        29             377              818          1,224
                                                     ----           -----          -------        -------
Total operating costs and expenses ............        37             464            1,003          1,504
                                                     ----           -----          -------        -------

Net loss ......................................      $(37)          $(464)         $(1,003)       $(1,504)
                                                     ====           =====          =======        =======

                                                                 December 31,
                                                     ------------------------------------
                                                     1994           1995           1996
                                                     ----           ----           ----

Combined Balance Sheet Data:
Total assets ..................................      $ --          $  --          $    --
Deficit accumulated in the development
   stage(1) ...................................       (37)          (501)          (1,504)
Parent Company Investment(2) ..................        37            501            1,504


-------------------
(1) GMO is a division of Genzyme Corporation. Operations commenced December 1, 1994.
(2) The combined financial statements of GMO include the balance sheets, results of operations and cash flows for Genzyme's molecular oncology operations, which were part of Genzyme General during the periods presented.
GMO's financial statements are prepared using the amounts included in Genzyme's consolidated financial statements. Corporate allocations reflected in these financial statements are determined based upon methods which management believes to be reasonable. Historical loss per share information is omitted from the statements of operations as GMO Stock was not part of the capital structure of Genzyme for the periods presented.


                           GENZYME MOLECULAR ONCOLOGY
                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                (Amounts in thousands, except per share amounts)


        The pro forma condensed statement of operations data has been presented as if the merger of PharmaGenics (the "Merger") with and into Genzyme occurred as of January 1, 1996. The pro forma balance sheet data has been prepared as if the Merger occurred on December 31, 1996. The pro forma summary financial data do not purport to represent what the results of operations or the financial position of GMO would have been if the acquisition occurred at the date indicated and do not purport to project results of GMO for any future periods.

                                                                       Year
                                                                      Ended
                                                                   December 31,
                                                                       1996
-------------------------------------------------------------------------------


Pro Forma Combined Statement of Operations Data:
Revenue:
  Research and development revenue ........................       $  1,418

Operating costs and expenses
  General and administrative expenses .....................          1,941
  Research and development expenses .......................          5,317
  Amortization of intangibles .............................          6,468
                                                                  --------
    Total operating costs and expenses ....................         13,726
                                                                  --------
Operating loss ............................................        (12,308)

Other income (expenses):
  Interest income .........................................            120
  Interest expense ........................................            (36)
                                                                  --------
Net loss ..................................................       $(12,224)
                                                                  ========

Pro forma GMO net loss per pro forma GMO common share:
  Pro forma net loss ......................................       $  (3.11)
                                                                  ========

  Pro forma average shares outstanding ....................          3,929
                                                                  ========

                                                                   December 31,
                                                                      1996
-------------------------------------------------------------------------------


Pro Forma Combined Balance Sheet Data:

Cash and investments(1) ..................................        $   486
Working capital ..........................................         (5,037)
Total assets .............................................         33,872
Capital lease obligations, excluding current portion,
  and other noncurrent liabilities .......................             25
Division equity(2) .......................................         20,500

------------------------
(1) Cash and investments includes cash, cash equivalents, short- and long-term investments.
(2) Division equity includes (i) $27.5 million for the value of the GMO Stock issued to effect the Merger and (ii) a $1.5 million Parent Company Investment credit, which represents the funding of such expenses, less; (i) $1.5 million of historical losses, which represent the research and development program expenses and general and administrative expenses allocated from Genzyme General to GMO and (ii) a $7 million charge for in-process research and development technology related to the Merger.
(3) Assumes 3,928,572 shares of GMO Stock will be issued in connection with the
Merger (See Note 2 to the Unaudited Pro Forma Financial Statements of GMO).



             See notes to unaudited pro forma financial statements.

                               PHARMAGENICS, INC.
                            SELECTED FINANCIAL DATA
                                  (HISTORICAL)
              (Amounts in thousands, except for per share amounts)

     The following table presents selected financial data for PharmaGenics, Inc. ("PharmaGenics"). The selected financial data as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 are derived from PharmaGenics's financial statements which have been audited by Arthur Andersen, LLP, independent public accountants, which financial statements are incorporated by reference into this Prospectus/Proxy Statement. The selected financial data set forth below as of December 31, 1992 and for the year ended December 31, 1992 are derived from financial statements that have been audited by PharmaGenics's former independent accountants, which financial statements are not included or incorporated by reference in this Prospectus/Proxy Statement. This selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes incorporated by reference in the Prospectus/Proxy Statement. See
"Incorporation of Certain Documents by Reference".

                                                              Year Ended December 31,
                                                -------------------------------------------------------

                                                  1992       1993        1994       1995          1996
                                                 -------    -------    --------    -------      --------
Statement of Operations Data:
Revenues......................................   $     2    $   661    $ 1,818     $ 2,920      $  1,418
Operating costs and expenses:
  Research and development expenses...........     3,624      4,287      5,822       4,608         4,499
  General and administrative expenses.........     1,043      1,224      1,447       1,388         1,756
                                                 -------    -------    -------     -------      --------
                                                   4,667      5,511      7,269       5,996         6,255
                                                 -------    -------    -------     -------      --------
Operating loss................................    (4,665)    (4,850)    (5,451)     (3,076)       (4,837)
Other income and (expenses):
  Investment income...........................       505        307         89          44           120
  Interest expense............................       (98)       (67)      (126)       (348)          (36)
                                                 -------    -------    -------     -------      --------
                                                     407        240        (37)       (304)           84
                                                 -------    -------    -------     -------      --------
Net loss......................................   $(4,258)   $(4,610)   $(5,488)    $(3,380)      $(4,753)
                                                 =======    =======    =======     =======      ========
Common Share Data:
  Net loss....................................    $(9.26)   $(10.55)   $(12.28)     $(7.49)      $(10.49)
                                                 =======    =======    =======     =======      ========
Weighted average shares outstanding...........       460        437        447         451           453
                                                 =======    =======    =======     =======      ========



                                                                     December 31,
                                                -------------------------------------------------------
                                                  1992       1993        1994       1995          1996
                                                 -------    -------    --------    -------      --------

Balance Sheet Data:
  Cash and investments (1).....................  $ 9,610     $4,542     $  753     $ 1,639       $   486
  Working capital (deficit)....................    5,929      3,905       (534)       (641)       (1,352)
  Total assets.................................   10,750      6,503      2,180       2,694         1,533
  Long-term debt and capital lease obligations
    excluding current portion..................      204        533        361          39            25
  Stockholders' equity (deficit)...............    9,864      5,253        483          352         (554)

--------------------------------
(1) Cash and investments includes cash, cash equivalents, and short- and long-term investments.

                  COMPARATIVE PER SHARE FINANCIAL INFORMATION

        The following unaudited information reflects certain comparative per share data related to book value and income (loss) from continuing operations
(i) on a historical basis for PharmaGenics Common Stock; (ii) on a pro forma basis per share of GMO Stock giving effect to the Merger using the purchase accounting method and (iii) on an equivalent pro forma basis per share of PharmaGenics Common Stock giving effect to the Merger. Equivalent per share amounts for PharmaGenics Common Stock are calculated assuming that, after conversion of PharmaGenics Preferred Stock into PharmaGenics Common Stock, the holder of one share of PharmaGenics Common Stock would be entitled to .414 shares of GMO Stock for all periods presented(4).

                                                       GMO              PharmaGenics, Inc.
                                                December 31, 1996       December 31, 1996
                                                -----------------       -----------------
Book Value Per Common Share:
Historical(1,2)..........................           $   --                  $(1.22)
Pro Forma(3).............................             5.22                      --
Equivalent pro forma(5)..................               --                    2.16


                                                      GMO
                                                For the Year Ended
                                                December 31, 1996
                                                ------------------
Primary Loss Per Share from Continuing
  Operations:
Historical(1)............................           $   --
Pro Forma(3).............................            (3.11)



                                                PharmaGenics, Inc.
                                                For the Year Ended
                                                December 31, 1996
                                                ------------------
Primary Loss Per Share from Continuing
  Operations:
Historical...............................           $(10.49)
Equivalent Pro Forma(5)..................             (1.29)


-------------------------------
(1) Historical GMO book value per share information as of December 31, 1996 and historical GMO loss per share data for the period December 1, 1994 (date of inception) to December 31, 1996 and for the years ended December 31, 1995 and 1996 have been omitted as GMO Stock was not part of the capital structure of Genzyme for any of these periods.
(2) Historical PharmaGenics book value per common share as of December 31, 1996 is determined by dividing stockholders' deficit in the amount of $(554,139) by the 455,108 shares of common stock of PharmaGenics issued and outstanding as of that date.
(3) Pro forma GMO book value per common share as of December 31, 1996 is determined by dividing GMO's pro forma division equity in the amount of $20,500,000 by the 3,928,572 shares of GMO Stock to be issued as the Merger Consideration. The pro forma loss per share amounts for GMO for the year ended December 31, 1996 of $3.11 is determined by dividing the GMO pro forma loss for the period by the 3,928,572 shares of GMO Stock to be issued as the Merger Consideration.
(4) Pursuant to the Merger Agreement, all of the merger consideration will be allocated to the holders of Series A, B, and C Stock based on their merger preferences and the holders of PharmaGenics Common Stock will not receive any payment for their shares. All outstanding shares of common stock of PharmaGenics and all options and warrants to purchase such shares will be cancelled without receiving any payment or other consideration and, therefore, the 455,108 shares of PharmaGenics Common Stock outstanding as of December 31, 1996 have been excluded from the determination of the conversion ratio used to calculate the PharmaGenics equivalent pro forma book value per share and equivalent pro forma net loss per share. As of December 31, 1996, it is assumed that (i) the Comdisco Warrant has been converted into 41,580 shares of PharmaGenics Series A Stock, (ii) Paine-Webber R&D Partners III, L.P. (the "R&D Partnership") has exercised its option to transfer technology rights to PharmaGenics in exchange for shares of Series A, B, and C Stock, (iii) Johns Hopkins University has waived certain contractual rights in exchange for shares of Series A Stock, and, subsequently, (iv) all outstanding shares of PharmaGenics Series A, Series B and Series C Stock, 2,500,000 (including the shares related to the Comdisco Warrant conversion and the shares issued to the R&D Partnership and Johns Hopkins University) shares, 2,270,463 shares, and 4,717,700 shares, respectively, have been converted on a 1-for-1 basis into a total of 9,488,163 shares of PharmaGenics Common Stock. The conversion ration is determined by dividing the 3,928,572 shares of GMO Stock issued to effect the Merger by the 9,488,163 shares of PharmaGenics Common Stock assumed outstanding as of December 31, 1996. It is assumed that upon consummation of the Merger, that in the aggregate, the holder of one share of PharmaGenics Stock, after conversion of such preferred stock into PharmaGenics Common Stock, would be entitled to .414 share of GMO Stock.
(5) The equivalent pro forma book value per common share for PharmaGenics as of December 31, 1996 in the amount of $2.16 is determined by multiplying GMO's pro forma book value per common share for the corresponding period in the amount of $5.22 by the conversion ratio of .414. The equivalent pro forma loss per share amounts for PharmaGenics for the year ended December 31, 1996 of $1.29 is determined by multiplying GMO's pro forma loss per share for the comparable period, $3.11, by the conversion ratio of .414.

                                  RISK FACTORS

Statements made in this Prospectus/Proxy Statement relating to the contemplated public offering of GMO Stock, revenue expectations, plans for product development, sales and marketing and the timing of regulatory approvals, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Actual results could differ materially from those anticipated in the forward-looking statements as a result of certain risks described below or elsewhere in this Prospectus/Proxy Statement (including Genzyme's and PharmaGenics's Annual Reports on Form 10-K for 1996 and other documents incorporated therein by reference). Such risks should be considered carefully in evaluating the Merger and an investment in Genzyme's common stock. References in this section to GMO assume that the Merger has been completed, and may refer either to the business of PharmaGenics or the activities of Genzyme in the filed of oncology prior to the Merger.

RISKS RELATED TO THE MERGER

         As a result of the Merger Proposal and upon completion of the Merger, stockholders of PharmaGenics will become stockholders of Genzyme. PharmaGenics stockholders should carefully consider the following factors in evaluating the Merger Proposal.

DELAYED DELIVERY OF THE GMO STOCK. If the Merger is completed, all certificates for GMO Stock issued in exchange for PharmaGenics preferred stock will be held by the Exchange Agent, and no transfers of the shares of GMO Stock represented by such certificates may be made, for a period which may be up to three years following the closing of the Merger unless earlier released following completion of the GMO IPO or distribution by Genzyme of GMO Designated Shares. Delivery of the certificates for GMO Stock is being delayed in order to facilitate the development of an orderly market for the GMO Stock. See "The Merger Proposal - The Merger - Delayed Distribution of GMO Stock Certificates." PharmaGenics preferred stockholders will not be able to control the timing of the delivery of the certificates for the GMO Stock. As a result, such stockholders will not be able to take advantage of other investment opportunities that would otherwise be available to them prior to the delivery of the GMO Stock certificates or to take advantage of any appreciation in the market price of the GMO Stock that may occur immediately following completion of the GMO IPO. In addition, at the time that the certificates for GMO Stock are delivered to the holders of PharmaGenics preferred stock, the market value of the GMO Stock may be less than the GMO Per Share Value and, as a result, such holders may not realize such value for their shares. There can be no assurance that the value of the GMO Stock will not decrease prior to the delivery of the GMO Stock certificates or that any market will develop or be sustained for the GMO Stock.

CHANGES IN STOCKHOLDERS' RIGHTS RESULTING FROM THE MERGER. If the Merger is completed, the preferred stockholders of PharmaGenics will receive shares of GMO Stock in exchange for their PharmaGenics shares. The rights to which the holders of the GMO Stock are entitled differ materially from the rights of holders of PharmaGenics preferred stock. First, the holders of PharmaGenics preferred stock will be exchanging shares of preferred stock for shares of the common stock of Genzyme. As a result, such holders would forfeit the preferences to which they are currently entitled as holders of preferred stock. Most significantly, the holders of such stock are entitled to receive preferential distributions upon the liquidation or merger of PharmaGenics. Upon a liquidation or acquisition of Genzyme, holders of a series of Genzyme common stock share any distributions made with the holders of all other series of Genzyme common stock in proportions fixed in the Genzyme Charter, subject to the rights of holders of any senior securities that may be issued by Genzyme. See "Description of Genzyme Capital Stock - Liquidation Rights." Second, if the Merger is consummated, the stockholders of PharmaGenics, whose rights are governed by Delaware law and a certificate of incorporation and by-laws adopted thereunder, will become stockholders of Genzyme, a corporation governed by Massachusetts law and articles of organization and by-laws adopted thereunder. As such, the rights of holders of PharmaGenics Stock and holders of GMO Stock will differ in many ways, including with respect to voting rights, the ability to act by written consent and call meetings of stockholders, the removal of directors, the right to obtain fair value for shares upon certain actions taken by the corporation, and with respect to attempts to acquire the corporation. See "Comparison of Rights of Holders of GMO Stock and PharmaGenics Stock" for a further description of the differences between the rights of holders of GMO Stock and PharmaGenics Stock. Third, unlike PharmaGenics Stock, GMO Stock is subject to mandatory or optional redemption by Genzyme. See "Risk Factors - Risks Associated with Genzyme Tracking Stock - Exchange of GTR Stock and GMO Stock." Finally, in connection with the Merger, holders of PharmaGenics Stock, which represents an interest in the entire business of PharmaGenics, would receive shares of GMO Stock, which is intended to track the value of only GMO. See "Risk Factors - Risks Related to Genzyme Tracking Stock" for a description of the risks related to an investment in Genzyme "tracking stock."

NEED FOR ADDITIONAL FUNDS IF THE MERGER IS NOT COMPLETED. In the event the Merger Agreement is terminated and the Merger is not completed, PharmaGenics and Genzyme will have no further obligations to each other except with respect to confidentiality and, in certain circumstances, an adjustment in the amounts that may be drawn under the Credit Facility to provide an additional $1.5 million over a period of three months. See "The Merger Proposal - Certain Transactions/Credit Facility." Notwithstanding the availability of such credit, in the event the Merger is not completed, the absence of other viable strategic alternatives and the present precarious financial condition of PharmaGenics raise substantial doubt as to the ability of PharmaGenics to continue its operations for more than several months after any such termination. As a result, PharmaGenics will be required to obtain additional financing to continue its operations, and there can be no assurance that such financing will be available on favorable terms, if at all. PharmaGenics may need to obtain funds through arrangements with its strategic partners or others that may require PharmaGenics to relinquish rights to certain of its technologies. If additional funding is not obtained, PharmaGenics would be required to significantly curtail its activities and eventually cease operations altogether.

RISKS RELATED TO GENZYME TRACKING STOCK

         Genzyme currently has two classes of common stock outstanding: GGD Stock and GTR Stock. The GGD Stock and the GTR Stock are intended to reflect the value and track the performance of Genzyme General and GTR, respectively. As a result of the Genzyme Charter Proposal and the Merger Proposal and upon completion of the Merger, Genzyme will have three series of common stock outstanding, with stockholders of PharmaGenics receiving shares of the newly-created GMO Stock in the Merger. Stockholders of PharmaGenics should carefully consider the following factors in evaluating the Merger Proposal and investing in Genzyme "tracking stock."

STOCKHOLDERS OF ONE COMPANY; FINANCIAL IMPACTS ON ONE DIVISION COULD AFFECT THE OTHERS. Notwithstanding the allocation of Genzyme's products and programs between divisions for financial statement presentation purposes, Genzyme continues to hold title to all of the assets and is responsible for all of the liabilities allocated to each of its divisions. Holders of GGD Stock and the GTR Stock have, and holders of GMO Stock will have, no specific claim against the assets attributed for financial statement presentation purposes to the division whose performance is associated with the series of stock they hold. Liabilities or contingencies of any division that affect Genzyme's resources or financial condition could affect the financial condition or results of operations of the other divisions. Genzyme and PharmaGenics stockholders should, therefore, read Genzyme's consolidated financial statements in conjunction with the financial statements of GMO.

NO RIGHTS OR ADDITIONAL DUTIES WITH RESPECT TO THE DIVISIONS; POTENTIAL CONFLICTS. Holders of each series of Genzyme common stock have only the rights of stockholders of Genzyme, and, except in limited circumstances, do not have any rights specifically related to the division to which such series of common stock relates.

         The existence of separate series of common stock may give rise to occasions when the interests of holders of each series of Genzyme common stock may diverge or appear to diverge. Although Genzyme is aware of no precedent concerning the manner in which Massachusetts law would be applied to the duties of a board of directors in the context of three series of common stock with divergent interests, Genzyme believes, based on the advice of counsel, that a Massachusetts court would hold that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to any group of stockholders. That duty is the fiduciary duty to act in good faith and in a manner it reasonably believes to be in the best interests of the corporation. Genzyme has been advised that, under Massachusetts law, a good faith determination by a disinterested and adequately informed board of directors that an action is in the best interests of the corporation, taking into account the interests of the holders of each series of common stock and the alternatives reasonably available, should represent an appropriate defense to any challenge by or on behalf of the holders of any series of common stock that such action could have a disparate effect on different series of common stock. However, a Massachusetts court hearing a case involving such a challenge may decide to apply principles of Massachusetts law other than those described above, or may develop new principles of Massachusetts law to decide such a case.

         Disproportionate ownership interests of members of the Genzyme Board in any series of common stock or disparities in the value of such stock could create or appear to create potential conflicts of interest when directors are faced with decisions that could have different implications for each series of stock. Nevertheless, Genzyme believes that a director would be able to discharge his or her fiduciary responsibilities even if his or her interests in shares of such series were disproportionate or had disparate values. The Genzyme Board may also from time to time establish one or more committees to review matters presented to it that raise conflict issues, which committee(s) would report to the full Genzyme Board on such matters.

NO ADDITIONAL SEPARATE VOTING RIGHTS. Holders of each series of Genzyme common stock vote together as a single class on all matters as to which common stockholders generally are entitled to vote (including the election of directors). Except in certain limited circumstances provided under Massachusetts law, in the Genzyme Charter, and in the management and accounting policies adopted by the Genzyme Board, holders of each series of common stock have no rights to vote on matters separately. Accordingly, except in limited circumstances, holders of shares of one series of common stock could not bring a proposal to a vote of the holders of that series of common stock only, but would be required to bring any proposal to a vote of all common stockholders.

         On all matters as to which common stockholders generally are entitled to vote, each share of GGD Stock has one vote, each share of GTR Stock has, through December 31, 1998, .33 vote and each share of GMO stock will have, through December 31, 1998, .25 vote. On January 1, 1999 and on January 1 every two years thereafter, the number of votes to which each share of GTR Stock is entitled will be adjusted to equal the ratio of the Fair Market Value of one share of GTR Stock to the Fair Market Value of one share of GGD Stock as of such date. The number of votes to which each share of GMO Stock is entitled will also be adjusted on such dates to equal the ratio of the Fair Market Value of one share of GMO Stock to the Fair Market Value of one share of GGD Stock. Fair Market Value as of any date means the average of the daily closing prices as reported by the Nasdaq National Market (or the appropriate exchange on which such shares are traded) for the 20 consecutive trading days commencing on the 30th trading day prior to such date. In the event such closing prices are unavailable, Fair Market Value will be determined by the Genzyme Board.

         Certain matters as to which the holders of common stock are entitled to vote may involve a divergence or the appearance of a divergence in the interests of holders of each series of Genzyme common stock. If, when a stockholder vote is taken on any matter as to which a separate vote by each series is not required and the holders of any series of common stock would have more than the number of votes required to approve any such matter, the holders of that series would control the outcome of the vote on such matter. Holders of GGD Stock, GTR Stock and GMO Stock will have, immediately following completion of the Merger, approximately 93.4%, 5.4% and 1.2%, respectively, of the total voting power of Genzyme. As a result, on matters which are submitted to a vote of the common stockholders, the preferences of the holders of GGD Stock are likely to dominate and determine the outcome of such vote unless and until the relative number of shares outstanding and/or the market value of each series of Genzyme common stock materially changes. See "Description of Genzyme Capital Stock - Voting Rights."

EXCHANGE OF GTR STOCK AND GMO STOCK. The Genzyme Board can, in its sole discretion, determine to exchange shares of GTR Stock and GMO Stock for cash or shares of GGD Stock (or any combination thereof) at a 30% premium over Fair Market Value of the GTR Stock or GMO Stock at any time. In addition, following a disposition of all or substantially all of the assets of GTR or GMO, the shares of GTR Stock or

GMO Stock, as the case may be, are subject to mandatory exchange by Genzyme for cash and/or shares of GGD Stock at a 30% premium over Fair Market Value of such series of common stock as determined by the trading prices during a specified period prior to public announcement of the disposition. Consequently, holders of GTR Stock and GMO Stock may receive a greater or lesser premium for their shares than any premium paid by a third party buyer of all or substantially all of the assets of GTR or GMO. In addition, the right of the Genzyme Board to exchange shares of GMO Stock or GTR Stock at a 30% premium over the Fair Market Value of such shares does not preclude the Genzyme Board from making an offer to exchange such shares on terms other than those provided in the Genzyme Charter. Although any alternative offer would be subject to acceptance by the holders of the shares to be exchanged, such offer could be made on terms less favorable than those provided in the Genzyme Charter. Any exchange of shares for GGD Stock could be made at a time when the GGD Stock may be considered to be undervalued and, if such exchange is perceived as dilutive, the market price of GGD Stock may be adversely affected. See "Description of Capital Stock - Exchange of GTR Stock and GMO Stock" and "Management and Accounting Policies Governing the Relationship of Genzyme Divisions - Open Market Purchases of Shares of Common Stock."

NO ADJUSTMENT TO LIQUIDATING DISTRIBUTIONS. In the event of a voluntary or involuntary dissolution, liquidation or winding up of the affairs of Genzyme (other than pursuant to a merger, business combination or sale of substantially all assets), holders of outstanding shares of each series of Genzyme common stock would receive the assets, if any, remaining for distribution to common stockholders on a per share basis in proportion to the respective per share liquidation units of such series. Currently, each share of GGD Stock has 100 liquidation units, each share of GTR Stock has 58 liquidation units and each share of GMO Stock has 25 liquidation units. Because the liquidation units will not be adjusted to reflect changes in the relative market value or performance of each of the divisions of Genzyme, the per share liquidating distribution to a holder of GGD Stock, GTR Stock or GMO Stock is not likely to correspond to the value of the assets of Genzyme General, GTR or GMO, respectively, at the time of a dissolution, liquidation or winding up of Genzyme.

MANAGEMENT AND ACCOUNTING POLICIES SUBJECT TO CHANGE. The Genzyme Board has adopted certain management and accounting policies applicable to the preparation of the financial statements of the divisions of Genzyme, the allocation of corporate expenses, assets and liabilities, the reallocation of assets between divisions and other matters. In contemplation of the Merger and the issuance of the GMO Stock, the Genzyme Board has determined to amend, effective upon completion of the Merger, certain of these policies. These policies may, except as stated therein, be further modified or rescinded in the sole discretion of the Genzyme Board without the approval of Genzyme's stockholders, subject to the Genzyme Board's fiduciary duty to all holders of Genzyme's capital stock. The Genzyme Board may also adopt additional policies depending upon the circumstances. See "Management and Accounting Policies Governing the Relationship of Genzyme Divisions."

USE OF OPERATING LOSSES BY OTHER GENZYME DIVISIONS. Genzyme's management and accounting policies provide that to the extent any division of Genzyme is unable to utilize its operating losses or other projected tax benefits to reduce its current or deferred income tax expense, such losses or benefits may be reallocated to another division on a quarterly basis. Accordingly, although the actual payment of taxes is a corporate liability of Genzyme as a whole, separate financial statements will be prepared for each division and any losses that cannot be utilized by a division will not be carried forward to reduce the taxes allocable to such division's earnings in the future. This could result in a division being charged a greater portion of the total corporate tax liability and reporting lower earnings after taxes in the future than would have been the case if such division had retained its losses or other benefits in the form of a net operating loss carryforward.

RISKS RELATED TO GMO

         As a result of the Merger Proposal and upon completion of the Merger, stockholders of PharmaGenics will receive shares of GMO Stock, a series of Genzyme common stock that is designed to reflect the value and track the performance of GMO. An investment in GMO involves a high degree of risk. Stockholders of PharmaGenics should carefully consider the following factors in evaluating the Merger Proposal.

LIMITATIONS ON INFORMATION USED IN FAIRNESS OPINION. In approving the Merger, the PharmaGenics Board considered, among other things, a written opinion issued by PaineWebber, financial advisor to PharmaGenics, that the proposed consideration to be received by the holders of PharmaGenics preferred stock in the Merger, taken as a whole, is fair from a financial point of view to PharmaGenics. In reaching its opinion, PaineWebber reviewed, among other things, information, including financial forecasts, provided by the managements of PharmaGenics and Genzyme and relied upon the accuracy of such information. PaineWebber did not independently verify such information or assumptions, nor did PaineWebber undertake an independent evaluation or appraisal of the business of PharmaGenics or Genzyme. These limitations should be considered in evaluating the conclusions expressed in PaineWebber's opinion. See "The Merger Proposed - The Merger Fairness Opinion."

GMO OPERATING LOSSES; LACK OF REVENUES. Although GMO expects to generate initial revenues from SAGE services and from payments by strategic partners, GMO does not expect that its revenues from these sources will be sufficient to support its operations and ongoing product and service development programs. In addition, because all of GMO's potential products and services other than SAGE will require significant additional research, development and preclinical and clinical testing prior to commercialization, it may be several years, if ever, before GMO recognizes revenue from sales or royalties on these products and services. Accordingly, GMO is expected to experience significant operating losses for at least the next several years and there can be no assurance that GMO will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis.

DILUTION. Until the closing of the Merger or termination of the Merger Agreement, Genzyme has agreed to provide a stand-by credit facility to fund PharmaGenics's documented operating costs up to a maximum of $3,450,000 (the "Credit Facility"). Upon completion of the Merger, amounts drawn by PharmaGenics will become an interdivision loan from Genzyme General to GMO. The outstanding principal and interest on the loan is convertible at Genzyme's option into GMO Designated Shares at a price per share determined upon the closing of the first public offering of GMO securities in which the aggregate net proceeds to GMO equal or exceed $10,000,000. The conversion price will be equal to the per share price of the GMO Stock (or, if GMO Stock is not offered, the conversion price of any security convertible into GMO Stock) in such offering; provided that if any portion of the outstanding principal or interest is converted prior to such an offering, the conversion price will be $7.00.

         In addition, the Genzyme Board has approved the allocation of up to $25 million in cash from Genzyme General to GMO, subject to a dollar-for-dollar reduction by the proceeds of outside financing received by GMO. Amounts drawn under the Equity Line prior to the GMO IPO automatically convert into GMO Designated Shares upon the closing of the GMO IPO at a price that will be between $7.00 and the price to the public in the GMO IPO, with the exact price to be dependent upon the date of each advance and the assumed appreciation or depreciation in the value of the GMO Stock as of such date, assuming straight line appreciation or depreciation over the period from the closing date of the Merger to the closing date of the GMO IPO. Advances made after the GMO IPO will convert upon the date of each advance into such number of GMO Designated Shares determined by dividing the amount of such advance by the Fair Market Value of GMO Stock on such date.

         As a result of the foregoing, holders of GMO Stock may suffer a dilution in the net tangible book value of the GMO Stock.

NEED FOR ADDITIONAL FUNDS. Genzyme anticipates that revenues generated from SAGE agreements, together with amounts available from Genzyme General under the Equity Line and funding expected to be obtained from collaborators, will be sufficient to fund GMO's operations through April 1998. Substantial additional funds will be required to complete development and commercialization of GMO's products and services (other than SAGE services). GMO's cash requirements may vary materially from those now planned as a result of numerous factors, including progress of GMO's research and development programs, achievement of milestones under strategic alliance arrangements, the ability of GMO to establish and maintain additional strategic alliances and licensing arrangements, the progress of development efforts of GMO's strategic partners, competing technological and market developments, the costs involved in enforcing patent claims and other intellectual property rights and the cost and timing of regulatory approvals. Insufficient funds may require GMO to delay, scale back or eliminate certain of its programs or to license third parties to commercialize technologies or products that GMO would otherwise undertake itself. Such actions may adversely affect the value of the GMO Stock.

EARLY STAGE OF PRODUCT DEVELOPMENT. GMO's products and services, other than SAGE services, will be at an early stage of development and will require, at substantial expense, additional research, development, preclinical and clinical testing and regulatory approval prior to commercialization. Revenues to date from SAGE services have been nominal. GMO does not expect to have any additional products or services commercially available for many years, if at all.

         GMO's gene therapy products for melanoma will be its only products that are currently in clinical trials. Although preliminary results from these trials are encouraging, such results are not necessarily indicative of results that will be obtained in subsequent or more extensive clinical testing. There can be no assurance that GMO will not encounter problems in clinical trials that will cause it to delay or suspend clinical trials or that such clinical testing, if completed, will ultimately show any of GMO's products to be safe and efficacious. In addition, gene therapy is a theoretically promising therapeutic approach that has many technical obstacles to be overcome. No gene therapy products have been approved to date for sale in the U.S. or internationally.

UNCERTAINTY REGARDING PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY. GMO's success depends, to a large extent, on Genzyme's ability to maintain a competitive technological position in its product areas. Proprietary rights relating to GMO's products and services are protected from unauthorized use by third parties only to the extent that they are covered by patents or are maintained in confidence as trade secrets. Genzyme has filed for patents and has rights to numerous patents and patent applications worldwide. While certain of Genzyme's patents have been allowed or issued, there can be no assurance that any additional patents will be allowed or will issue or that, to the extent issued, such patents will effectively protect the proprietary technology of Genzyme. Patent litigation is widespread in the biotechnology industry and it is not possible to predict how any such litigation will affect GMO.

         No consistent policy has emerged from the U.S. Patent and Trademark Office ("PTO") regarding the breadth of claims allowed in biotechnology patents and, therefore, the degree of future protection for Genzyme's proprietary rights is uncertain. The allowance of broader claims may increase the incidence and cost of patent interference proceedings in the U.S. and the risk of infringement litigation in the U.S. and abroad. Conversely, the allowance of narrower claims, while reducing the risk of infringement, may limit the value of Genzyme's proprietary rights under its patents, licenses and pending patent applications. There have been proposals before the PTO for review of the appropriateness and scope of patent protection for genes and gene fragments. There can be no assurance that these or other proposals will not result in changes in, or interpretations of, the patent laws that will adversely affect Genzyme's patent position.

         Genzyme actively monitors the patent filings of its competitors in an effort to guide the design and development of its products to avoid infringement. Notwithstanding these efforts, third party patent rights or currently pending patent applications filed by third parties, if issued, may cover certain of GMO's therapeutic products as ultimately developed. For example, in the gene therapy area, a number of patents may be needed covering different elements of the technique, such as the particular gene sequence of interest or the vector for its delivery. As a result, Genzyme may be required to obtain licenses under such patents in order to test, use or market products that contain proprietary genetic sequences or incorporate proprietary proteins. For example, Genzyme may need to acquire patent rights from third parties that cover particular diagnostic or therapeutic gene sequences or that cover aspects of adjuvant therapies such as compositions of matter or methods of use related to the administration of cytokines as immunostimulants in combination with a cancer therapy. In gene therapy, Genzyme may need to license a number of patents covering different elements of the technique, such as those relating to a particular viral or non-viral vector or methods for its delivery. If any licenses are required, there can be no assurance that such licenses will be available on commercially favorable terms, if at all.

         In addition, there can be no assurance that the patents issued or licensed to Genzyme will remain free of challenge by third parties. If GMO becomes involved in litigation to defend itself in patent suits brought by third parties or if it initiates such suits, it could consume a substantial portion of GMO's resources. Any legal action against GMO or its strategic partners claiming damages or seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting GMO to potential liability for damages, require GMO or its strategic partner to obtain a license in order to continue to manufacture or market the affected products and services. There can be no assurance that GMO or its strategic partners would prevail in any such action or that any license required under any such patent would be made available on commercially acceptable terms, if at all.

         GMO is aware of third party patent applications and issued patents directed to p53 gene therapy, as well as to general methods for delivering genes therapeutically, including for the treatment of cancer (the "Additional Gene Therapy Patents"). GMO believes that the PTO will declare a patent interference between certain of the Additional Gene Therapy Patents and the p53 patent application that PharmaGenics has licensed from The Johns Hopkins University School of Medicine ("JHU") and sublicensed to Genetic Therapy, Inc. ("GTI"). The outcome of any such interference proceeding, if declared, cannot be predicted, and there can be no assurance that the outcome of such proceeding will be favorable to GMO. If the patent rights licensed from JHU are not adequate to permit GTI to commercialize p53 gene therapy products without a license to the Additional Gene Therapy Patents, and if such a license is unavailable, GMO's revenue from the sublicense with GTI may be diminished or eliminated. See "Annex II - Business of GMO - Patents and Proprietary Rights."

         GMO also relies upon trade secrets, proprietary know-how and continuing technological innovation to develop and maintain its competitive position. There can be no assurance that others will not independently develop such know-how or otherwise obtain access to GMO's technology. While GMO's employees, consultants and corporate partners with access to proprietary information are generally required to enter into confidentiality agreements, there can be no assurance that these agreements will be fulfilled. Certain of GMO's consultants have developed portions of GMO's proprietary technology at their respective universities or in governmental laboratories. There can be no assurance that such universities or governmental authorities will not assert rights to intellectual property arising out of university or government based research conducted by such consultants.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVALS. The production and sale of health care products and provision of health care services, including many of the products and services to be developed by GMO, are highly regulated. In particular, human therapeutic and diagnostic products are subject to pre-marketing approval by the U.S. Food and Drug Administration ("FDA") and comparable agencies in foreign countries. The process of obtaining these approvals varies according to the nature and use of the product and can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. Additional regulatory regimes, in the U.S. and internationally, affect GMO's work in gene therapy and the provision of cancer diagnostic services. There can be no assurance that any of the required regulatory approvals will be granted on a timely basis, if at all. See "Annex II - Business of GMO-Government Regulation."

INTENSE COMPETITION. Competition in the field of cancer therapeutics and diagnostics is intense. In addition, other companies provide genomics services that are competitive with SAGE. Competitors in the U.S. and elsewhere are numerous and include major pharmaceutical, chemical and biotechnology companies, many of which have substantially greater capital resources, marketing experience, research and development staffs and facilities than GMO. These companies may succeed in developing products and services that are more effective than any that have been or may be developed by GMO and may also be more successful than GMO in producing and marketing these products and services. See "Annex II - Business of GMO - Competition."

RAPID TECHNOLOGICAL CHANGE. The field of biotechnology is expected to continue to undergo significant and rapid technological change. Although GMO will seek to expand its technological capabilities in order to remain competitive, there can be no assurance that research and discoveries by others will not render GMO's products or processes obsolete. In particular, rapid change in the field of genomics may result in the premature obsolescence of current genomics tools, including the SAGE technology. If the SAGE technology were to become obsolete before GMO develops any additional products or services, its business may be adversely affected.

RELIANCE ON THIRD PARTY REIMBURSEMENT; EFFECTS OF HEALTH CARE COST CONTAINMENT INITIATIVES. GMO's future product and service revenues will likely be attributable directly or indirectly to payments received from third party payers, including government health administration authorities and private health insurers. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third party payers are increasingly challenging the prices charged for health care products and services. There can be no assurance that any third party insurance coverage will be available to patients for any products or services developed by GMO. Third party payers are also increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. There can be no assurance that any third party insurance coverage will be available for any products or services developed by GMO. If adequate coverage and reimbursement levels are not provided by government and other third party payers for GMO's products and services, the market acceptance of these products may be reduced and, accordingly, GMO's revenues and profitability may be adversely affected.

         In addition, Congress has from time to time discussed the possible implementation of broad based health care cost containment measures. While these discussions have not led to the enactment of any specific health care cost containment legislation, it is likely that health care measures will again be proposed in Congress. The effects on GMO of any such measures that are ultimately adopted cannot be measured at this time.

RELIANCE ON COLLABORATORS. GMO's strategy to develop and commercialize certain of its products and services will entail entering into various arrangements with both academic collaborators and corporate partners and licensees. GMO will be dependent on the subsequent success of these parties in performing research, preclinical and clinical testing and marketing. These arrangements may require GMO to transfer certain material rights to such corporate partners and licensees. While GMO believes its collaborators and licensees will have an economic motivation to succeed in performing their contractual responsibilities, in some cases the amount and timing of resources to be devoted to their collaboration with GMO, and the ability to terminate the collaboration, will be controlled by others. Consequently, there can be no assurance that any revenues or profits will be derived from such arrangements, that any of GMO's current strategic alliances will be continued or not terminated early or that GMO will be able to enter into future collaborations.

PRODUCT LIABILITY AND LIMITATIONS OF INSURANCE. GMO may be subject to product liability claims in connection with the use or misuse of its products during testing or after commercialization. While GMO has taken, and continues to take, what it believes are appropriate precautions, there can be no assurance that GMO will avoid significant liability exposure. Genzyme has only limited amounts of product liability insurance and there can be no assurance that such insurance will provide sufficient coverage against any or all potential product liability claims. If Genzyme attempts to obtain additional insurance in the future, there can be no assurance that it will be able to do so on acceptable terms, if at all, or that such insurance will provide adequate coverage against claims asserted.

POSSIBLE VOLATILITY OF SHARE PRICE; ABSENCE OF DIVIDENDS. The market prices for securities of biotechnology companies have been volatile. Factors such as announcements of technological innovations or new commercial products by GMO or its competitors, government regulation, patent or proprietary rights developments, public concern as to the safety or other implications of biotechnology products and market conditions in general may have a significant impact on the market price of GMO Stock. No cash dividends have been paid to date on any series of Genzyme common stock and Genzyme does not anticipate paying cash dividends on the GMO Stock in the foreseeable future.

POSSIBLE ADVERSE EFFECT OF ANTI-TAKEOVER PROVISIONS. Certain provisions of Massachusetts law, Genzyme's charter and by-laws and the terms of Genzyme's stockholder rights plan may have the effect of delaying, deferring or preventing a change in control of Genzyme or a change in its management and thus deprive stockholders of an opportunity to realize a premium for their shares. In addition, if the Genzyme Charter Proposal is approved, Genzyme's authorized capital stock will include shares of undesignated common stock, as well as Genzyme's existing shares of undesignated preferred stock that may be issued from time to time by the Genzyme Board in one or more series. The issuance of additional series of common and preferred stock could have the effect of discouraging attempts to acquire control of Genzyme. See "Description of Genzyme Capital Stock - `Anti-Takeover' Provisions."

RISKS RELATED TO OTHER GENZYME DIVISIONS

         As a result of the Merger, stockholders of PharmaGenics will become stockholders of Genzyme, which owns all of the assets and is responsible for all of the liabilities of GMO. Liabilities or contingencies of the other divisions of Genzyme that affect Genzyme's resources or financial condition could affect the financial condition or results of operations of GMO. Accordingly, stockholders of PharmaGenics should carefully consider the following factors in evaluating the Merger and the business of Genzyme and compare these factors with the risks associated with holding PharmaGenics Stock.

DEPENDENCE ON CEREDASE(R) ENZYME AND CEREZYME(R) ENZYME SALES. Genzyme General's results of operations are highly dependent upon the sales of Ceredase(R) enzyme and Cerezyme(R) enzyme. Sales of Ceredase(R) enzyme and Cerezyme(R) enzyme in 1996 were $264.6 million, representing 62% of Genzyme's consolidated product sales in 1996. Genzyme produces Ceredase(R) enzyme from an extract of human placental tissue supplied by a French company that is the only significant commercial source of this material. The current supply available is not sufficient to produce enough Ceredase(R) enzyme to supply all present patients.

         To address supply constraints, Genzyme developed Cerezyme(R) enzyme, a recombinant form of the enzyme. In October 1996, Genzyme General received FDA approval to manufacture Cerezyme(R) enzyme in a new, large-scale manufacturing plant located in Boston, Massachusetts. Once an uninterrupted supply of Cerezyme(R) enzyme can be produced by the new plant, patients receiving Ceredase(R) enzyme will be converted to Cerezyme(R) enzyme. Genzyme General will be required to continue manufacturing Ceredase(R) enzyme until the process of patient conversion is completed, which is expected to occur during the fourth quarter of 1998. Any disruption in the supply or manufacturing process of Ceredase(R) enzyme during the conversion period or in the supply or manufacturing process of Cerezyme(R) enzyme may have a material adverse effect on revenue.

FUTURE CAPITAL NEEDS. Although Genzyme currently has substantial cash resources and generates positive cash flow from operations, it has committed to utilize a portion of such funds for certain purposes, such as (i) completing the market introduction in the U.S. and Europe of its line of biomaterial products based on hyaluronic acid to limit the formation of postoperative adhesions, (ii) completing the market introduction of GTR's CARTICEL(R) Service and developing, producing and marketing other products through GTR and (iii) making certain payments to third parties in connection with strategic collaborations. Genzyme had approximately $188 million in cash and cash equivalents at December 31, 1996 and received an additional $87 million in January 1997 from the exercise of warrants, the remainder of which expired at year end. As of December 31, 1996, approximately $218 million was outstanding under Genzyme's $225 million revolving credit facility with a syndicate of commercial banks. Amounts borrowed under this facility are payable on November 15, 1999. Genzyme's cash resources will be diminished upon repayment of amounts borrowed, plus accrued interest, under this facility. In addition, Genzyme privately placed a three-year, $13 million convertible note (the "GTR Note") in February 1997 to fund GTR's operations. Pursuant to the terms of the GTR Note, the holder will, in some circumstances, receive cash from Genzyme and in others receive shares of GTR Stock in lieu of cash. To the extent Genzyme uses cash to pay the principal and accrued interest on the GTR Note, its cash reserves will also be depleted. Moreover, should Genzyme exercise its option to acquire the partnership interests in Genzyme Development Partners, L.P. using cash to pay some or all the exercise price, its cash resources will be diminished. As a result, Genzyme may have to obtain additional financing. There can be no assurance that such financing will be available on favorable terms, if at all.

RISKS INHERENT IN INTERNATIONAL OPERATIONS. Foreign operations of Genzyme accounted for 35% of consolidated net sales in 1996 as compared to 36% and 31% in 1995 and 1994, respectively. In addition, Genzyme has direct investments in a number of subsidiaries in foreign countries (primarily in Europe and Japan) and purchases certain raw materials from a European supplier. Financial results of Genzyme could be adversely affected by fluctuations in foreign exchange rates. Fluctuations in the value of foreign currencies affect the dollar value of Genzyme's net investment in foreign subsidiaries, with these fluctuations being included in a separate component of stockholders' equity. Operating results of foreign subsidiaries are translated into U.S. dollars at average monthly exchange rates. In addition, the U.S. dollar value of transactions based in foreign currency (collections on foreign sales or payments for foreign purchases) also fluctuates with exchange rates. The largest foreign currency exposure results from activity in British pounds, French francs, Swiss francs, Dutch guilders, German marks and Japanese yen.

         Genzyme attempts to manage this exposure by entering into forward contracts with banks to the extent that the timing of currency flows can reasonably be anticipated and by offsetting matching foreign currency denominated assets with foreign currency denominated liabilities. Although to date Genzyme has not hedged net foreign investments, it may engage in hedging transactions to manage and reduce its foreign exchange risk, subject to certain restrictions imposed by the Genzyme Board. There can be no assurance that Genzyme's attempts to manage its foreign currency exchange risk will be successful.

                           THE GENZYME SPECIAL MEETING

         RECORD DATE; OUTSTANDING SECURITIES. This Prospectus/Proxy Statement and enclosed proxy are being furnished in connection with the solicitation by the Genzyme Board of proxies in the enclosed form for use at the Genzyme Special Meeting to be held on ________________ ___, 1997, at _____ a./p.m., Eastern
Time, at Genzyme's offices, One Kendall Square, Cambridge, Massachusetts. The Genzyme Board has fixed the close of business on April 18, 1997 as the Genzyme Record Date. Only holders of record of GGD Stock and GTR Stock as of the close of business on the Genzyme Record Date are entitled to notice of and to vote at the Genzyme Special Meeting and any adjournment or postponement thereof. As of such date, there were outstanding 75,839,926 shares of GGD Stock which were held of record by approximately 3,016 holders and 13,201,375 shares of GTR Stock which were held of record by approximately 3,618 holders. Each share of GGD Stock is entitled to one vote and each share of GTR Stock is entitled to .33 vote.

         PURPOSE OF THE MEETING. At the Genzyme Special Meeting, the stockholders of Genzyme will consider and vote on a proposal to adopt the Merger Agreement, pursuant to which PharmaGenics will merge with Genzyme and the GMO Stock will be created, and on a separate proposal to amend and restate the Genzyme Charter. Genzyme stockholders are also being asked to amend Genzyme's existing benefit plans to allow for the issuance of shares of GMO Stock under such plans in addition to other Genzyme securities that are already included in such plans. See "The Merger Proposal - The Merger" and "The Genzyme Benefit Plan Proposals."

         REQUIRED VOTE. A majority in interest of the shares of GGD Stock and GTR Stock outstanding as of the Genzyme Record Date, represented in person or by proxy at the Genzyme Special Meeting, will constitute a quorum for the transaction of business. Shares represented by proxies which are marked "abstain" and proxies relating to "street name" shares for which the authority to vote is withheld ("broker non-votes") will be counted as shares present for purposes of determining the presence of a quorum on all matters.

         Under Massachusetts law and the Genzyme Charter, approval of the Merger Proposal and the Genzyme Charter Proposal will require the affirmative vote of the holders of a majority in interest of the shares of GGD Stock and GTR Stock outstanding as of the Genzyme Record Date, voting together as a single class. Accordingly, abstentions and broker non-votes will have the same effect as negative votes. Under Genzyme's by-laws, adoption of the Genzyme Benefit Plan Proposals will require the affirmative vote of a majority of the votes cast by holders of GGD Stock and GTR Stock outstanding on the Genzyme Record Date, voting together as a single class. Abstentions and broker non-votes will not be counted as votes cast on the Genzyme Benefit Plan Proposals and thus will not affect the outcome of the voting on these proposals.

         The Genzyme Benefit Plan Proposals will not be implemented unless the Merger Proposal is approved by the stockholders at the Genzyme Special Meeting. The Merger Proposal is not conditioned on the approval of the Genzyme Charter Proposal.

         THE GENZYME BOARD HAS UNANIMOUSLY APPROVED THE MERGER PROPOSAL, THE GENZYME CHARTER PROPOSAL AND THE GENZYME BENEFIT PLAN PROPOSALS AND BELIEVES THAT THEIR ADOPTION IS IN THE BEST INTERESTS OF GENZYME AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE EACH OF THESE PROPOSALS.

         VOTING OF PROXIES. All proxies that are properly executed and returned will be voted at the Genzyme Special Meeting in accordance with the instructions thereon, unless previously revoked. With regard to any other business not specified above that may properly come before the Genzyme Special Meeting, shares represented by properly executed proxies will be voted at the discretion of the persons named in the relevant proxy. Sending in your proxy will not affect your right to attend the Genzyme Special Meeting and vote in person.

         After sending in your proxy, you still have the power to revoke it by
(i) filing with the Clerk of Genzyme, at or before the taking of the vote at the Genzyme Special Meeting, (a) a written notice specifying the number of shares you own and clearly identifying the proxy to be revoked or (b) a new proxy, signed bearing a later date, or (ii) attending the Genzyme Special Meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy). You should send any written notice of revocation or subsequent proxy to Genzyme Corporation, One Kendall Square, Cambridge, Massachusetts 02139, Attention: Clerk, or hand deliver it to the Clerk of Genzyme at the Genzyme Special Meeting at or before the taking of the vote.

         APPRAISAL RIGHTS. Under Massachusetts law, Genzyme stockholders who file written notice of their intention to exercise dissenters' rights before the taking of the vote to adopt the Merger Agreement may elect to have the "fair value" of their shares (determined in accordance with Massachusetts law) judicially appraised and paid to them if the Merger is completed and if they comply with the provisions of Sections 86 to 98, inclusive, of the MBCL. Failure to comply strictly with such requirements may result in the loss of dissenters' rights. See "The Merger Proposal - The Merger - Genzyme Stockholder Appraisal Rights."

         If you have any questions about giving your Genzyme proxy or require assistance, please contact Susan P. Cogswell, Director of Shareholder Services of Genzyme, as follows:

                               Genzyme Corporation
                               One Kendall Square
                         Cambridge, Massachusetts 02139
                                 (617) 252-7526


                        THE PHARMAGENICS SPECIAL MEETING

         RECORD DATE; OUTSTANDING SECURITIES. This Prospectus/Proxy Statement and enclosed proxy are also being furnished in connection with the solicitation by the PharmaGenics Board of proxies in the enclosed form for use at the PharmaGenics Special Meeting to be held on ____________ ___, 1997, at __________, a./p.m. Eastern Time, at PharmaGenics's offices, Four Pearl Court, Allendale, New Jersey. The PharmaGenics Board has fixed the close of business on April 25, 1997 as the PharmaGenics Record Date. Only holders of record of PharmaGenics Stock as of the close of business on the PharmaGenics Record Date are entitled to notice of and to vote at the PharmaGenics Special Meeting and any adjournment or postponement thereof. As of such date, there were outstanding 455,108 shares of PharmaGenics common stock, 2,458,420 shares of Series A Stock, 2,227,263 shares of Series B Stock and 4,717,700 shares of Series C Stock. There are approximately 1,650 holders of record of PharmaGenics Stock. Each share of PharmaGenics stock is entitled to one vote.

         PURPOSE OF THE MEETING. At the PharmaGenics Special Meeting, PharmaGenics stockholders will consider and vote upon a proposal to adopt the Merger Agreement pursuant to which PharmaGenics will merge into Genzyme, holders of PharmaGenics preferred stock will receive shares of GMO Stock in exchange for their PharmaGenics Stock and all shares of PharmaGenics common stock will be cancelled. See "The Merger Proposal - The Merger" and " - Conversion of PharmaGenics Stock."

         REQUIRED VOTE. A majority of the shares of PharmaGenics Stock outstanding as of the Record Date, represented in person or by proxy at the PharmaGenics Special Meeting, will constitute a quorum for the transaction of business. Shares represented by proxies which are marked "abstain" and proxies relating to "street name" shares for which the authority to vote is withheld ("broker non-votes") will be counted as shares present for purposes of determining the presence of a quorum on all matters.

         As a result of certain ambiguities in the PharmaGenics Charter discussed below under "The Merger Proposal - Allocation of Merger Consideration and Certain Matters Relating to the PharmaGenics Charter", PharmaGenics and Genzyme have agreed in the Merger Agreement that the Merger will not be completed unless the Merger Agreement is adopted by the affirmative vote of both
(i) the holders of a majority of the outstanding PharmaGenics common stock, Series A Stock and Series B Stock, all voting together as a single class and
(ii) the holders of a majority of the outstanding PharmaGenics common stock and Series A, Series B and Series C

Stock, all voting together as a single class. Accordingly, abstentions and broker non-votes will have the same effect as negative votes on the Merger Proposal.

         THE PHARMAGENICS BOARD HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF PHARMAGENICS AND ITS STOCKHOLDERS. ACCORDINGLY, THE PHARMAGENICS BOARD RECOMMENDS THAT THE PHARMAGENICS STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER PROPOSAL.

         VOTING OF PROXIES. All PharmaGenics stockholders who are entitled to vote at the PharmaGenics Special Meeting and are represented by properly executed proxies received prior to or at such meeting and not revoked will be voted at the PharmaGenics Special Meeting in accordance with the instructions indicated on such proxy. If no instructions are indicated, such proxies will be voted FOR approval of the Merger Proposal. With regard to any other business not specified above that may properly come before the PharmaGenics Special Meeting, including, among other things, consideration of a motion to adjourn such meeting to another time or place, shares represented by properly executed proxies will be voted at the discretion of the persons named in the relevant proxy. Sending in your proxy will not affect your right to attend the PharmaGenics Special Meeting and vote in person.

         After sending in your proxy, you still have the power to revoke it by
(i) filing with the Secretary PharmaGenics, at or before the taking of the vote at the PharmaGenics Special Meeting, (a) a written notice specifying the number of shares you own and clearly identifying the proxy to be revoked or (b) a new proxy, signed bearing a later date, or (ii) attending the PharmaGenics Special Meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy). You should send any written notice of revocation or subsequent proxy to PharmaGenics, Inc., Four Pearl Court, Allendale, New Jersey 07401, Attention: A. Steven Franchak, Chief Financial Officer, or hand deliver it to the Secretary of PharmaGenics at the PharmaGenics Special Meeting at or before the taking of the vote.

         AGREEMENTS TO VOTE IN FAVOR. The executive officers and directors of PharmaGenics and the beneficial owners of five percent (5%) or more of the PharmaGenics common stock (on an as-converted basis) and each of HCV II, HCV III, HCV IV, Hudson Trust, Everest Trust and the R&D Partnership have agreed to vote their respective shares in favor of adopting the Merger Agreement and have given irrevocable proxies to Genzyme to vote such shares at the PharmaGenics Special Meeting. The stockholders who have agreed to vote in favor of the Merger Agreement hold, in the aggregate, shares representing (i) 59.8% of the votes that can be cast by the holders of the outstanding PharmaGenics common stock, Series A Stock and Series B Stock, voting together as a single class; and (ii) 61.3% of the votes that can be cast by the holders of the outstanding PharmaGenics common stock, Series A Stock, Series B Stock and Series C Stock, voting together as a single class. Therefore, the shares as to which such commitments have been obtained are sufficient to approve the Merger Proposal. See "The Merger Proposal - The Merger - Representations, Warranties and Covenants."

         APPRAISAL RIGHTS. Under Delaware law, PharmaGenics stockholders who file written notice of their intention to seek appraisal of their shares before the taking of the vote to adopt the Merger Agreement may elect to have the "fair value" of their shares (determined in accordance with Delaware law) judicially appraised and paid to them if the Merger is completed and if they comply with the provisions of Section 262 of the DGCL, which are attached hereto as Annex V. Failure to comply strictly with such requirements may result in the loss of appraisal rights. See "The Merger Proposal - The Merger - PharmaGenics Stockholder Appraisal Rights."

         If you have any questions about giving your PharmaGenics proxy or require assistance in changing or revoking your proxy, please contact A. Steven Franchak, Chief Financial Officer of PharmaGenics, as follows:

                               PharmaGenics, Inc.
                                Four Pearl Court
                           Allendale, New Jersey 07401
                                 (201) 818-1000

                               THE MERGER PROPOSAL

         The stockholders of Genzyme are being asked to approve the Merger Agreement which provides for the merger of PharmaGenics into Genzyme and the creation of GMO Stock, with such stock having the rights and privileges described below. See "Description of Genzyme Capital Stock." If the Genzyme Charter Proposal is approved, the GMO Stock will be designated by the Genzyme Board as an additional series of Genzyme common stock. If the Genzyme Charter Proposal is not approved, the GMO Stock will be created through an amendment to the Genzyme Charter establishing the GMO Stock as a separate class of common stock.

         The GMO Stock is intended to reflect the value and track the performance of GMO, a new division to be established within Genzyme. GMO will be created by combining the business of PharmaGenics with several existing Genzyme programs in the area of molecular oncology and Genzyme's rights under agreements with third parties relating to gene therapies for the treatment of cancer. Through GMO, Genzyme seeks to create a focused, integrated oncology business that will develop and commercialize novel diagnostics and therapeutics based on molecular tools and genomics information. GMO will, on its own and in combination with partners, develop, manufacture and market technologically advanced products and services for the diagnosis, treatment and prevention of cancer. A complete description of the business proposed to be conducted by GMO is attached hereto as Annex II and incorporated herein by reference.

         The stockholders of PharmaGenics are also being asked to consider and adopt the Merger Agreement. If the Merger Agreement is adopted by PharmaGenics stockholders, certain additional conditions are satisfied or waived and the Merger is completed, PharmaGenics will cease to exist as a separate corporation and will become part of GMO.

         As a result of the Merger, all outstanding shares of PharmaGenics preferred stock will convert into shares of GMO Stock as described below and all shares of PharmaGenics common stock will be cancelled. See "The Merger Proposal
- The Merger - Allocation of Merger Consideration and Certain Matters Relating to the PharmaGenics Charter." Additionally, in connection with the Merger, all options and certain warrants to purchase PharmaGenics common stock will be cancelled as a result of the Merger. Any warrants to purchase PharmaGenics common stock that are not cancelled will become worthless. See "The Merger Proposal - The Merger - Treatment of Options and Warrants." For a description of the procedures for exchanging certificates for PharmaGenics preferred stock for GMO Stock and for payment of cash in lieu of the issuance of fractional shares, see "The Merger Proposal - The Merger - Delayed Distribution of GMO Stock Certificates" and "-Fractional Shares."

         IF THE MERGER PROPOSAL IS NOT APPROVED BY THE STOCKHOLDERS OF BOTH GENZYME AND PHARMAGENICS, THE GMO STOCK WILL NOT BE CREATED AND ISSUED AND THE MERGER OF PHARMAGENICS INTO GENZYME WILL NOT BE COMPLETED.


                                   THE MERGER

         The detailed terms of and conditions to the completion of the Merger are contained in the Merger Agreement, a copy of which is attached hereto as Annex I and incorporated herein by reference. The following discussion sets forth a description of the material terms and conditions of the Merger Agreement and is qualified by the more complete information set forth in the Merger Agreement.

BACKGROUND OF THE MERGER

         PharmaGenics is an integrated drug discovery company engaged in the research and development of therapeutics for the treatment of cancer as well as other human diseases. The research programs of PharmaGenics in cancer center upon key genes, called "tumor suppressor genes," which PharmaGenics targets in search of desirable therapeutics against cancer and other diseases.


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
         To fund its operations, PharmaGenics has raised capital through several private placements of equity, commencing in April 1991 with the investment of seed capital from several venture capital investors and continuing through February 1996 with a private placement, a combined rights offering to existing investors and an offering to new investors. Since inception, PharmaGenics has raised approximately $26.5 million of equity capital, which has enabled it to pursue internal research, fund and obtain technology rights from academic institutions and pursue research and development collaborations with other companies. As a result of these efforts, PharmaGenics has been able to generate license/royalty and research funding revenues of approximately $6.6 million (including research and development funding from the R&D Partnership) since inception.

         Although PharmaGenics had been successful in generating funding to maintain its operations, management of PharmaGenics has always been aware that PharmaGenics would either have to raise large amounts of capital through equity offerings or search for alternative sources of capital in order to optimize the development and exploitation of its technologies. One way PharmaGenics attempted to obtain additional funding was to establish collaborative relationships in which funding would be provided to PharmaGenics in exchange for sharing of rights to the technology that might be developed from the research supported by such funding. In particular, PharmaGenics has recently attempted to raise funds by providing SAGE technology services to other companies on a fee basis, but to date has not generated significant SAGE service revenues.

         In September 1994, PharmaGenics retained PaineWebber as its financial advisor to assist PharmaGenics in evaluating various alternatives, including the prospects of raising capital for PharmaGenics through an initial public offering, private placements of equity or debt securities, collaborations with other biotechnology or pharmaceutical companies and business combination transactions. PharmaGenics had considered such alternatives on an ongoing basis since inception (and, since September 1994, with the assistance of PaineWebber), and had tried to pursue several possible transactions. PharmaGenics held preliminary discussions with several companies with respect to a collaboration, but few of these discussions gave rise to a collaboration and the financial proceeds from those collaborations that were established have not been sufficient to sustain PharmaGenics's operations. In addition, in 1994 PharmaGenics had begun preparations for an initial public offering, but the offering ultimately was not pursued as a result of PharmaGenics's conclusion that general market conditions did not present a public offering opportunity. Based upon its continuing evaluation of such alternatives in the first half of 1995, PharmaGenics obtained bridge financing of $2 million in the form of loans convertible into equity and from December 1995 to February 1996 conducted a private placement of the Series C Stock, largely with existing preferred stockholders. This private placement raised $4.5 million, which was less than PharmaGenics had sought to raise. Based upon the status of PharmaGenics's research programs and market conditions, PharmaGenics did not believe that it would be able to raise additional capital through another private placement offering to existing stockholders or others. In exploring alternatives for PharmaGenics from late 1994 through October 1996, PaineWebber contacted more than 40 companies (other than Genzyme) to determine their interest in a business transaction with PharmaGenics. PharmaGenics held preliminary discussions with several of these companies, including discussions in 1995, as well as in 1996 before and after PharmaGenics commenced discussions with Genzyme, but such discussions did not give rise to a definitive proposal or agreement with respect to such a transaction.

         As the exploration of alternatives continued through the end of 1994 and throughout 1995 and 1996, it became apparent to PharmaGenics that gaining access to capital on reasonable terms was becoming more and more difficult, particularly since PharmaGenics had been operating for several years yet still lacked clinical- stage therapeutics. In addition, PharmaGenics realized that its revenue stream would not be adequate to fund its activities for any significant length of time.

         In early May 1996, representatives of PharmaGenics and Genzyme met to discuss opportunities for potential collaborations relating to use of the SAGE technology in conjunction with Genzyme's cancer gene therapy programs. These discussions regarding potential collaborations eventually evolved into preliminary merger discussions. Genzyme and PharmaGenics executed a mutual confidentiality agreement in late May and began to explore alternatives for combining the oncology programs of the two companies. These discussions were followed by a meeting on June 12, 1996, among Stelios Papadopoulos, who attended the meeting at the request of, and in his capacity as a member of, the PharmaGenics Board, Henri Termeer, Chief Executive Officer of Genzyme, and Gail Maderis, Vice President, Gene Therapy of Genzyme. At this meeting, the


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
parties had preliminary discussions about the acquisition of PharmaGenics in exchange for a third class of Genzyme common stock that would track the performance of a new division of Genzyme to be formed through the combination of PharmaGenics's programs and technologies and Genzyme's oncology programs and related technology.

         During the period following the June meeting through October 1996, Genzyme and PharmaGenics and their advisors negotiated the structure and principal terms of the acquisition and conducted due diligence investigations. PharmaGenics was represented in these negotiations, at the request of the PharmaGenics Board, by Dr. Sherman and Dr. Papadopoulos, in their capacities as members of the PharmaGenics Board. In addition, PaineWebber provided assistance to PharmaGenics in the analysis of the relative valuations of PharmaGenics and the Genzyme oncology programs that were to be combined to form GMO. These relative valuations served as additional support for negotiations between Genzyme and PharmaGenics on the appropriate amount of the Merger Consideration. In addition to Dr. Sherman and Dr. Papadopoulos, Anders Wiklund and James Wyer, also members of the PharmaGenics Board, participated in negotiations and due diligence investigations with Genzyme. Genzyme was represented in these negotiations principally by Ms. Maderis, Peter Wirth, Chief Legal Officer of Genzyme, and Elliott Hillback, Senior Vice President, Genomics of Genzyme. These negotiations focused principally upon three issues: (i) the allocation and distribution of the initial equity interest in GMO between Genzyme and PharmaGenics, (ii) PharmaGenics's requirement that Genzyme provide a stand-by credit facility to fund its operating costs pending closing of the acquisition and (iii) financing for GMO following the acquisition. The negotiations culminated in a letter of intent dated October 29, 1996 (the "Summary of Terms"), in which Genzyme and PharmaGenics reached agreement in principle on the material terms of the acquisition, including that:

                  (a) the PharmaGenics stockholders would receive 40% of the initial equity interest in GMO and the remaining 60% interest would be reserved for the benefit of Genzyme General or its stockholders as a number of GMO Designated Shares, which equity interests were subject to adjustment if either Genzyme or PharmaGenics failed to achieve certain milestones set forth in the Summary of Terms;

                  (b) the parties would explore in good faith transactions that would permit a deferral in the allocation of the Merger Consideration to PharmaGenics stockholders until after the GMO IPO;

                  (c) Genzyme would provide PharmaGenics with a stand-by credit facility pending the closing in the form of unsecured subordinated debt bearing interest at the prime rate; and

                  (d) as a condition to Genzyme's obligation to complete the Merger, Genzyme would receive a commitment letter from PaineWebber for a $20 million private placement of GMO Stock or securities convertible into GMO Stock.

The Summary of Terms was not binding on either party, except for an agreement to negotiate in good faith and Genzyme's commitment to make the Credit Facility and a termination payment available to PharmaGenics under certain circumstances.

         The 40/60 allocation between PharmaGenics and Genzyme of the initial equity interest in GMO was determined through arms-length negotiations between the parties. At the outset of the negotiations, PharmaGenics proposed that the initial equity interest be divided 50/50 between Genzyme and PharmaGenics based on its perception of the relative contributions to be made by the parties to GMO. In the course of conducting due diligence, Genzyme concluded, however, that an allocation in which Genzyme would receive more than 50% of the initial equity interest was appropriate for principally two reasons: first, the relative value of the programs to be contributed by Genzyme was substantially greater than the programs to be contributed by PharmaGenics; and second, that amounts that would be due from GMO to JHU under the various agreements between PharmaGenics and JHU were substantially higher than Genzyme had anticipated. Separately, each party proposed that the allocation of equity interests should be adjusted to account for milestones achieved prior to closing of the Merger.

         As a result of these negotiations, the Summary of Terms provided for the 40/60 allocation, subject to the following adjustments: if either Genzyme or PharmaGenics failed to achieve the milestones established in the Summary of Terms, its respective equity interest in GMO would be decreased by a factor of 5% and the equity interest of the other party would be increased by a factor of 5%. The allocation would remain at 40/60 if each party achieved its respective milestone or if both parties failed to achieve their milestones.

         During the period following the signing of the Summary of Terms on October 29, 1996 through mid- December 1996, discussions between the parties focused on a legal and business due diligence review of PharmaGenics conducted by Genzyme, the possibility of structuring the acquisition to defer the allocation of the Merger Consideration among PharmaGenics stockholders until after the GMO IPO and the proper legal analysis of the ambiguities in the PharmaGenics Charter. See "The Merger Proposal - The Merger - Allocation of the Merger Consideration and Certain Matters Relating to the PharmaGenics Charter." On December 18, 1996, Genzyme's counsel sent the first draft of the Merger Agreement to PharmaGenics and its counsel. Throughout the remainder of 1996 and January of 1997, Genzyme and PharmaGenics and their advisors negotiated the definitive terms of the Merger Agreement. During the negotiations, each party expressed uncertainty concerning whether the milestones set forth in the Summary of Terms had been satisfied. Despite this uncertainty, however, each party also believed that the other had made substantial progress toward achieving its respective milestones and, accordingly, agreed to waive any adjustments to the initial equity interests relating to the milestones. In addition to the milestones, the principal points of discussion and negotiation between PharmaGenics and Genzyme during this period were: continued legal analysis of the ambiguities in the PharmaGenics Charter and the resulting indemnification provisions included in the Merger Agreement; the effect of the Merger on PharmaGenics's employees; the circumstances under which Genzyme would be permitted to terminate the Merger Agreement, particularly with respect to the number of Genzyme or PharmaGenics stockholders exercising appraisal rights; the terms and provisions of the GMO Stock; the duration of the delayed distribution of certificates for GMO Stock; the exchange of technology rights for shares of PharmaGenics preferred stock by the R&D Partnership and the amendment of the PharmaGenics license from JHU.

         Throughout the period from 1994 until the signing of the Merger Agreement with Genzyme, the PharmaGenics Board met on numerous occasions to discuss strategic alternatives, including the possibility of raising additional capital, entering into additional collaboration arrangements or pursuing merger discussions with several possible candidates, including Genzyme. In addition, the PharmaGenics Board received informal updates during this time from Dr. Sherman and Dr. Papadopoulos on the activities of PharmaGenics in consideration and pursuit of such alternatives.

         In August 1996, while PharmaGenics was continuing to pursue discussions with Genzyme, the PharmaGenics Board was concerned that such discussions had not yet progressed to a term sheet. As a result, the PharmaGenics Board continued to consider other alternatives, including the possibility of undertaking another private placement offering or other corporate collaborations or business transactions. In this regard, the PharmaGenics Board met, with the participation of representatives of the management of PharmaGenics and counsel, to review a possible business combination with a small, publicly traded biotechnology company. These discussions occurred because such company had earlier approached Dr. Sherman with a proposal that he resign as President and Chief Executive Officer of PharmaGenics and become President and Chief Executive Officer of such company. In the course of his response to such proposal, Dr. Sherman suggested that, instead of his leaving PharmaGenics, that a business combination be considered between such company and PharmaGenics, with Dr. Sherman to serve as President and Chief Executive Officer of the combined entity. Dr. Sherman then advised the PharmaGenics Board of the proposal he had received, his response and his desire to explore the possibility of a business combination. The PharmaGenics Board thereupon determined to undertake a review of such other company to determine whether either PharmaGenics or such company had an interest in pursuing such a possible business combination. As part of such review, since Dr. Sherman was expected to become the President and Chief Executive Officer of the combined entity, the PharmaGenics Board appointed a special committee consisting of two independent directors to investigate, evaluate and make recommendations to the PharmaGenics Board regarding such possible business combination or other alternative ways to maximize shareholder value. Thereafter, the special committee, with the assistance of members of the management of PharmaGenics and PaineWebber, considered such possible combination.

         Discussions with the representatives of the other biotechnology company focused primarily on an analysis of each company's research programs, scientific and other personnel and strategic collaborations, as well as consideration of the relative valuations of the two companies. Based upon a preliminary valuation analysis performed by the other company's representatives, the amount of the total consideration to PharmaGenics stockholders expected to be proposed in such transaction was substantially less than the amount then being discussed with Genzyme. No formal proposal relating to a business combination was made to PharmaGenics by such other biotechnology company.

         During the period in which the proposed business combination was being considered, the special committee also considered other strategic alternatives, including raising additional capital through a private placement, entering into additional corporate collaborations and the possible transaction with Genzyme.

         In September 1996, the PharmaGenics Board met, with the participation of representatives of the management of PharmaGenics and counsel. At this meeting, the special committee reported to the PharmaGenics Board that it had considered the possible transaction described above and other strategic alternatives that might be available to PharmaGenics. After considering the discussions concerning a transaction between PharmaGenics and the other biotechnology company, including the amount of possible consideration in such transaction, as well as the nature and status of discussions with Genzyme, including that discussions with Genzyme had not yet resulted in a term sheet for the Merger and that there was no assurance that such a transaction would occur, as well as evaluating the advantages and disadvantages of a transaction with Genzyme, the PharmaGenics Board unanimously determined nevertheless that the best option for PharmaGenics at that time was to pursue the transaction with Genzyme. The PharmaGenics Board's primary reason for deciding not to pursue further discussions with the other biotechnology company was its belief that the possible transaction with Genzyme presented a greater likelihood of obtaining more value for PharmaGenics stockholders. Accordingly, based upon the substantial reduction in the potential conflict of interest as related to Dr. Sherman in the Genzyme transaction as contrasted with the other possible transaction, the members of the special committee directed Dr. Sherman and Dr. Papadopoulos to continue discussions with Genzyme, to include the members of the special committee directly in such discussions as appropriate and to report to the full PharmaGenics Board on the status of such discussions on an ongoing basis. Shortly following such Board meeting, PharmaGenics and the other company terminated their discussions.

         In October 1996, the PharmaGenics Board met on three occasions, with the participation of representatives of the management of PharmaGenics and counsel. At the first of these meetings, Dr. Sherman and Dr. Papadopoulos reported to the PharmaGenics Board that discussions were continuing with Genzyme, as was Genzyme's due diligence investigation, but that PharmaGenics had not yet received a formal offer from Genzyme. At this meeting, the special committee reaffirmed its opinion that it was desirable for PharmaGenics to continue to pursue a transaction with Genzyme. In light of the duration of discussions with Genzyme, the PharmaGenics Board, at this meeting, also directed the management of PharmaGenics to renew discussions concerning a possible private placement to raise additional capital, as to which the members of the PharmaGenics Board had previously expressed significant reservations because of the risks involved, including worsening market conditions and the progressively precarious financial condition of PharmaGenics. Since PharmaGenics and Genzyme agreed on the material terms of the Merger at the end of October 1996, such private placement, being contrary to one of the terms of the Merger, was not undertaken by PharmaGenics. At the remaining meetings in October 1996, the PharmaGenics Board reviewed the material terms of several drafts of the Summary of Terms for the Merger presented to PharmaGenics by Genzyme. At the second meeting of the PharmaGenics Board in October 1996, Mr. Termeer was present for a portion of the meeting and addressed the members of the PharmaGenics Board indicating his support for the Merger. Finally, on October 30, 1996, the PharmaGenics Board approved the Summary of Terms.

         On January 27, 1997, the PharmaGenics Board met in a special meeting to consider the draft merger agreement with Genzyme. During such meeting, the PharmaGenics Board received a report on the terms of the proposed merger transaction with Genzyme, a presentation by representatives of PaineWebber concerning its evaluation of such transaction, a discussion with counsel of the material terms of the Merger Agreement and related documents and agreements as well as the significant unresolved terms. The presentation by PaineWebber included a review of the material terms of the Merger and the current outlook and financial analysis for PharmaGenics and Genzyme, highlighting, in particular, the precarious financial condition of PharmaGenics and the reduced likelihood, based upon current market conditions and PharmaGenics's unattractive financial condition, of PharmaGenics being able to raise capital as an independent company, as well an examination of the unresolved terms of the Merger Agreement. PaineWebber then verbally advised the PharmaGenics Board that, based upon its review of the draft of the Merger Agreement and subject to resolution of several open points in the Merger Agreement, the consideration to be received by the holders of PharmaGenics preferred stock in the Merger, taken as a whole, was fair, from a financial point of view, to PharmaGenics. PaineWebber advised the PharmaGenics Board that, subject to review of the final Merger Agreement, PaineWebber would be prepared to deliver its formal written opinion to the PharmaGenics Board within a few days. PaineWebber then responded to numerous questions from the PharmaGenics Board relating primarily to details of the PaineWebber presentation, the current financial condition of PharmaGenics, its prospects should the Merger not be completed and the financial analysis conducted by PaineWebber.

         Dr. Papadopoulos, a representative of PaineWebber and member of the PharmaGenics Board, did not participate in the PaineWebber presentation as a PaineWebber representative. Dr. Sherman and Dr. Papadopoulos also reported to the PharmaGenics Board on the results of the exploration by both PharmaGenics and Genzyme of possible transaction structures which would permit a deferral in the allocation of the Merger Consideration among PharmaGenics stockholders until after the GMO IPO. PharmaGenics had insisted on a provision in the Summary of Terms that would require both parties to explore in good faith such possible transaction structures because PharmaGenics believed that the GMO Per Share Value was less than the amount obtainable by delaying the allocation until a market value could be determined in the GMO IPO, thus potentially resulting in a higher valuation for the GMO Stock to be distributed to PharmaGenics stockholders. As a result, the deferral might have created the possibility of a valuation for the aggregate Merger Consideration sufficient for the holders of PharmaGenics preferred stock to receive their entire merger preferences and for the holders of PharmaGenics common stock to receive some portion of the Merger Consideration. However, after a thorough review and analysis by Genzyme and PharmaGenics, with the assistance of counsel, the parties determined not to pursue a deferred allocation as a result of concerns relating to potential technical and logistical problems with a transaction having such a structure. Principal among these potential problems was the possibility that it could be argued that the PharmaGenics Charter would require the vote of each series of PharmaGenics preferred stock in order to approve a transaction structured in such a way, and that such a transaction could cause significant delays at a time when PharmaGenics's financial condition was worsening. Although the PharmaGenics Board was disappointed with this result, it still favored, after further consideration, the proposed transaction with Genzyme because it provided most of the PharmaGenics stockholders an opportunity to realize some value in their investment, especially in light of the absence of other viable strategic alternatives and since the continually worsening financial condition of PharmaGenics did not present a significant likelihood of PharmaGenics obtaining a higher valuation in any alternate transaction or being able to accomplish its business objectives as an independent company.

         The proposed acquisition of PharmaGenics was first presented to the Genzyme Board at a regularly scheduled meeting held on August 22, 1996. Present at the meeting were all members of the Genzyme Board other than Dr. Cooney and various members of Genzyme's management. Ms. Maderis presented an overview of the rationale for creating GMO and steps management proposed to take to establish the division, including the acquisition of PharmaGenics using tracking stock. Other members of Genzyme's management reviewed for the Genzyme Board the status of and market opportunity for Genzyme's oncology programs and PharmaGenics SAGE technology. Following these presentations, the Genzyme Board authorized management to proceed with the creation of GMO and negotiations to acquire PharmaGenics in exchange for shares of a new Genzyme tracking stock, subject to further review and final approval by the Genzyme Board.

         At a regularly scheduled meeting held on December 5, 1996, Ms. Maderis provided the Genzyme Board with an update of management's efforts to establish GMO, including the execution of the Summary of Terms with PharmaGenics. Present at the meeting were all members of the Genzyme Board and various members of Genzyme's management. Following Ms. Maderis's presentation, the Genzyme Board ratified the Summary of Terms.


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
         On January 30, 1997, a special meeting of the Genzyme Board was convened to review the terms of the Merger Agreement, the Genzyme Charter Proposal and the Genzyme Benefit Plan Proposals. Following presentations from Genzyme management on each proposal, the Genzyme Board approved the Merger Agreement, the Genzyme Charter Proposal, the Genzyme Benefit Plan Proposals and related matters and unanimously recommended that Genzyme stockholders approve each proposal.

         On February 2, 1997, the PharmaGenics Board convened a special meeting via telephonic conference call and received an update from management and counsel on the status of negotiations and the resolution of several open business points with respect to the Merger Agreement and related documents and agreements. The Board discussed these issues at length, including the circumstances under which Genzyme would have a right to terminate the Merger Agreement, indemnification of Genzyme for certain suits, actions or threats arising from the Merger, and additional changes made to the terms of the Merger Agreement and related documents and agreements. The PharmaGenics Board also discussed the stockholder agreements and affiliate letters to be entered into by certain PharmaGenics stockholders and the need for changes to its contractual relationships with the R&D Partnership and JHU pursuant to which PharmaGenics agreed, in contemplation of the Merger, to issue additional shares of PharmaGenics preferred stock in exchange for the waiver of certain rights by the R&D Partnership and JHU. The Board also discussed at length the effect the Merger would have on the employees of PharmaGenics. Additionally, the PharmaGenics Board also reviewed the final results of their due diligence review of Genzyme and the technology Genzyme would contribute to GMO. PaineWebber also provided its formal fairness opinion, which also reflected the consequences of the waiver by JHU of its rights to a $5 million payment upon completion of the Merger, which included the issuance of shares of PharmaGenics preferred stock to JHU, and the $25 million equity line that Genzyme was prepared to make available to GMO. PaineWebber concluded that the changes in the transaction did not alter its formal written opinion. In addition, the PharmaGenics Board considered the issues relating to the PharmaGenics Charter (discussed under the heading "Allocation of the Merger Consideration and Certain Matters Relating to the PharmaGenics Charter"), including whether the allocation of the Merger Consideration as set forth in the Merger Agreement was appropriate under the PharmaGenics Charter.

         In connection with such review, the PharmaGenics Board was aware that PharmaGenics's capitalization, immediately preceding the completion of the Merger, would consist of 455,108 shares of common stock held by approximately 20 stockholders, of which Dr. Sherman owned 275,026, or 60%, with the balance owned by current and former officers and employees of, and consultants to, PharmaGenics, as well as a portion owned by Hoffmann-La Roche Inc.; 2,458,420 shares of Series A Stock (excluding a warrant for 41,580 shares of Series A Stock), with an aggregate liquidation preference of $4,572,661, held by four stockholders; 2,270,463 shares of Series B Stock, with an aggregate liquidation preference of $17,028,473, held by approximately 1,150 stockholders; and 4,717,700 shares of Series C Stock, with an aggregate liquidation preference of $10,143,055, held by approximately 480 stockholders. Thus, the Merger Consideration was to be allocated to over 98% of the holders of PharmaGenics Stock. The PharmaGenics Board determined to enter into the Merger Agreement with Genzyme based in large part upon balancing the risks and benefits of the Merger against the absence of other viable strategic alternatives. In particular, the PharmaGenics Board was aware that PharmaGenics's projected cash flows indicated a pressing need for cash, that the Summary of Terms and the Merger Agreement made the Credit Facility immediately available to PharmaGenics and that otherwise prospects of alternative access to capital seemed unlikely.

         The PharmaGenics Board then unanimously approved the Merger as being in the best interests of the stockholders for the reasons set forth below under "PharmaGenics Reasons for Merger." Drs. Sherman and Papadopoulos and Mr. Franchak did not participate in the vote of the PharmaGenics Board on the approval of the Merger because of certain interests of such persons in the Merger and/or transactions and relationships related thereto (as described under "Interests of Certain Persons in the Merger"). In addition, the PharmaGenics Board approved the stockholder agreements to be entered into by the officers, directors and certain stockholders of PharmaGenics. Execution of these stockholder agreements was a condition to the signing of the Merger Agreement imposed by Genzyme. The PharmaGenics Board determined to approve the stockholder agreements in order to avoid any limitations on Genzyme's ability to complete the Merger that may have arisen under Section 203 of the DGCL, which relates to business combinations with persons owning or having the right to vote 15% or more of a target company's stock. The entire PharmaGenics Board then


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
unanimously directed that the Merger be submitted to the vote of PharmaGenics's stockholders with the recommendation that it be approved.

         On the morning of February 3, 1997, Genzyme and PharmaGenics finalized, executed and delivered the Merger Agreement and, in the afternoon, the parties issued a joint press release announcing the Merger.

GENZYME'S REASONS FOR THE MERGER

         Genzyme's decision to acquire PharmaGenics is an integral part of its strategic decision to establish an integrated, focused, gene-based oncology business. Genzyme continually evaluates opportunities to create shareholder value by developing substantial businesses around groups of related products in its own product pipeline. When it identifies such an opportunity, Genzyme systematically considers what resources will be needed to establish a leadership position, what related businesses, technologies or products may be available for acquisition or licensing, and what structure is most appropriate to provide assurance that the business will be effectively managed and financed. For example, Genzyme has created businesses with leadership positions in the fields of tissue repair and transgenic protein production by taking business units with core capabilities in these fields, adding critical mass through acquisitions and strategic corporate alliances, and financing them through the creation of a tracking stock security and a publicly held subsidiary, respectively. GMO represents a continuation of this effort to create businesses with attractive market potential.

         Genzyme recognized that molecular approaches to cancer have the potential to create a large market opportunity for technologically advanced cancer diagnostic and therapeutic products. Genzyme has in place an array of gene-based technology platforms, including a comprehensive gene therapy program with clinically tested viral and non-viral gene delivery vectors, a market leadership position in genetic testing services, a robotically-driven small molecule drug discovery program, and a small, but highly efficient genomics group. Genzyme believes that cancer is both one of the highest potential and earliest areas in which these technologies will be commercialized. Genzyme believes that bringing together these four strong technology platforms and product portfolios in an integrated approach to molecular oncology would create a unique entity with increased commercial potential.

         Genzyme recognized that additional cancer specific expertise and programs would be needed for it to establish a substantial business in the oncology field. The Merger is the first step towards satisfying this objective by adding a portfolio of complementary technologies and programs focused exclusively on cancer. PharmaGenics has for several years benefitted from a collaboration with a leading cancer researcher, Dr. Bert Vogelstein at JHU. PharmaGenics brings to GMO a broad portfolio of significant cancer-related genes, a powerful gene expression technology (SAGE) and a cancer-focused genomics library, several small molecular drug discovery targets, an out-licensed gene therapy program, and ongoing access to the discoveries of Dr. Vogelstein and Dr. Kenneth Kinzler of JHU in the field of oncology. Furthermore, the proprietary SAGE technology is expected to provide an opportunity for an important source of short-term revenue for GMO. The assets of PharmaGenics to be acquired in the Merger, when combined with Genzyme's internal programs, will give GMO an initial portfolio comprised of a genomics service business that Genzyme expects will produce modest revenues in 1997, two clinical gene therapy products for melanoma, additional gene therapy programs based on immunotherapy, cytotoxic (suicide) genes and tumor suppressor genes and a drug discovery program to identify small molecules that interact with five different cancer-related targets. In addition, GMO will have a portfolio of cancer-related genes with diagnostic and therapeutic potential. Genzyme believes that this integrated approach provides greater opportunity for commercial success and offers competitive advances over stand-alone oncology businesses with a single technology focus.

         Genzyme believes that organizing this business as a separate division within Genzyme will provide the management focus and dedicated resources necessary to maximize its chances for successful development while maintaining access to Genzyme's core research technology and its manufacturing, clinical, regulatory and administrative infrastructure. Additionally, Genzyme believes that the GMO Stock is a security that can be used to raise the capital needed to develop and commercialize the division's products and services without diluting the interests of Genzyme's other stockholders.


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
         In addition to affording PharmaGenics stockholders and other investors the opportunity to invest in a stock whose value is expected to be based solely on the value of Genzyme's and PharmaGenics's programs in the field of molecular oncology, the Merger Proposal retains for Genzyme the administrative and other benefits of continuing to operate as a single corporation. In arriving at its recommendation and determination that the Merger Proposal is in the best interests of Genzyme and its stockholders, the Genzyme Board considered the following principal factors, which, taken as a whole, supported its decision:

         1. Genzyme has a long-standing strategy of using financing vehicles to pursue early-stage technologies and development. These vehicles, which have included tracking stock and special purpose accelerated research corporations ("SPARCs"), have enabled Genzyme to fund development of such technologies, while mitigating risk and dilution to Genzyme General. As part of this strategy, Genzyme funded a cystic fibrosis-based effort in gene therapy through Neozyme II Corporation ("Neozyme II"), a SPARC that raised $78 million in 1992. In connection with its acquisition of Neozyme II in 1996, Genzyme determined that a broader application of its gene therapy technology would be appropriate, particularly in the area of oncology, where a number of early stage initiatives had been underway at Genzyme but for which no coordinated effort had been implemented. Based upon the success of tracking stock with GTR and Genzyme's historical financing strategy, management recommended and the Genzyme Board determined that it would be desirable to create a new division with its own series of tracking stock focused on applying gene-based medicine and other core technology to the field of oncology. This new division was expected to allow Genzyme to fund this initiative independently of Genzyme General and GTR, while at the same time enabling Genzyme to sustain its commitment to gene therapy.

         2. In connection with the determination, the Genzyme Board considered the following specific advantages to use of tracking stock for GMO:

                  (i) Separate equity securities would enable investors to gain a better understanding of the business of GMO and the separate reporting of their results would create a framework for increased and more focused equity research coverage by the investment community.

                  (ii) Separate equity securities would afford increased flexibility to raise capital and/or make acquisitions for GMO with an equity security related specifically to that division. In particular, development, clinical testing and commercialization of GMO's products will require substantial funds. A separate equity security for GMO is expected to allow Genzyme to raise capital through offerings of GMO Stock without diluting the interests of holders of other series of Genzyme common stock.

                  (iii) Separate equity securities would provide a framework for structuring employee incentive plans for employees of GMO that can be tied directly to both the business results and the stock price performance of that division.

                  (iv) The use of tracking stock preserves a single corporate form, permitting Genzyme to enjoy lower borrowing and operating costs than would be available to separate entities.

                  (v) By permitting the Genzyme Board to redeem the GMO Stock in exchange for GGD Stock under certain conditions, the Genzyme Board retains flexibility to consider possible future restructuring options.

                  The Genzyme Board also considered the possible disadvantages of using tracking stock. See "Risk Factors - Risks Related to Genzyme Tracking Stock - Stockholders of One Company; Financial Impacts on One Division Could Affect the Others."


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
         3. As noted above, Genzyme recognized that additional cancer specific expertise and programs would be needed for it to establish a substantial business in the oncology field. Accordingly, Genzyme evaluated several acquisition candidates for the creation of GMO. These candidates were evaluated on the basis of core technology and product pipeline, existing and potential collaborations, acquisition cost and receptivity to acquisition. PharmaGenics emerged as the primary candidate based on the total mix of these criteria. In particular, PharmaGenics had developed innovative and complementary technologies and a strong relationship with JHU and was receptive to an acquisition at a price acceptable to Genzyme.

         4. The Genzyme Board also considered PharmaGenics's financial condition as part of its evaluation of PharmaGenics as an acquisition candidate. The Genzyme Board noted that PharmaGenics's losses were primarily attributable to its efforts in the areas of antisense technology and combinatorial chemistry and not to its efforts to develop the SAGE technology and related programs. Since Genzyme was principally interested in pursuing PharmaGenics's genomics technologies, the factors contributing to PharmaGenics's financial difficulties were not deemed relevant to the anticipated operations of GMO. The Genzyme Board also considered the costs of providing interim financing to PharmaGenics and of winding down the operations of PharmaGenics following the acquisition. These costs were determined to be acceptable in view of the overall cost of the acquisition.

         The Genzyme Board evaluated the above factors in the exercise of its business judgment and concluded that the factors supporting a decision to acquire PharmaGenics using tracking stock outweighed the cost of the acquisition, the potential disadvantages to using tracking stock and foregoing the acquisition to pursue alternative strategies or acquisition candidates. The Genzyme Board did not find it practicable to, and did not, quantify or attempt to assign relative weights to the specific factors considered in reaching its decision.

PHARMAGENICS'S REASONS FOR THE MERGER

         The PharmaGenics Board has unanimously determined that the Merger is fair to, and in the best interests of, PharmaGenics and its stockholders and has unanimously approved the Merger Agreement and recommends that PharmaGenics stockholders vote FOR the approval and adoption of the Merger Agreement.

         The terms of the Merger Agreement, including the Merger Consideration, were the result of arms-length negotiations between PharmaGenics and Genzyme and their respective representatives. The PharmaGenics Board consulted with its financial advisor, legal advisors and the management of PharmaGenics.

         At its meeting on February 2, 1997, the PharmaGenics Board unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, PharmaGenics and its stockholders and recommended that the PharmaGenics stockholders accept the terms of the Merger and approve the Merger Agreement. The PharmaGenics Board also approved individual stockholder agreements between Genzyme and PharmaGenics directors, officers, beneficial owners of 5% or more of PharmaGenics stock and certain of its other stockholders. In approving the Merger Agreement, the PharmaGenics Board considered management's views about the PharmaGenics's business, assets and technology and the present financial condition and prospects for the future of PharmaGenics. The decision of the PharmaGenics Board to enter into the Merger Agreement was based in large part upon balancing the risks and benefits of the Merger against the absence of other viable strategic alternatives. The PharmaGenics Board believed it unlikely that any more favorable transaction terms could be obtained, based upon the prior unsuccessful efforts of PharmaGenics, with the assistance of PaineWebber, to identify and pursue other strategic alternatives or other business combinations over the previous several years.

         At the February 2, 1997 meeting and at prior meetings, the PharmaGenics Board heard presentations from management and PaineWebber concerning Genzyme and its business and prospects for growth. PaineWebber's presentation constituted an update of its preliminary advice to the PharmaGenics Board at the January 27, 1997 meeting. The update included consideration by PaineWebber of the Equity Line and the resolution of several open points in the Merger Agreement. PaineWebber advised the PharmaGenics Board that


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
the changes in the Merger Agreement did not alter PaineWebber's January 27, 1997 conclusion, whereupon PaineWebber delivered to the PharmaGenics Board its formal written opinion that the consideration to be received by the holders of PharmaGenics preferred stock in the Merger, taken as a whole, was fair, from a financial point of view, to PharmaGenics. The Merger was deemed by the PharmaGenics Board to be the opportunity which would yield better results for the stockholders of PharmaGenics from a financial point of view than attempting to remain an independent company or to combine with another company. See " Background of the Merger" above. The PharmaGenics Board discussed at length the precarious financial condition of PharmaGenics and the fact that its independent public accountants had informed PharmaGenics that its opinion on the PharmaGenics fiscal 1996 audited financial statements would include an explanatory paragraph stating that the financial condition of PharmaGenics raised substantial doubt as to the ability of PharmaGenics to continue as a going concern. The PharmaGenics Board considered that PharmaGenics had, at such date, available cash (other than that from the Credit Facility and the receivables on the balance sheet of PharmaGenics as of December 31, 1996) of approximately $40,000, and that budgets and projections of the management of PharmaGenics had indicated monthly cash needs averaging approximately $500,000 for 1997. This financial situation was considered in light of the reduced likelihood that PharmaGenics would be able to raise additional capital as an independent company, as well as the lack of other viable alternatives available to PharmaGenics including the lack of other identified merger, collaborative or financial partners. The PharmaGenics Board also considered the willingness of Genzyme to provide the Credit Facility on the terms set forth in the Summary of Terms (and subsequently incorporated into the Merger Agreement) which provided PharmaGenics with the security to continue to pursue the negotiations with Genzyme without the need to seek alternative sources of capital and/or financing to fund its ongoing operations.

         In addition, the Pharmagenics Board considered the PharmaGenics Charter, which provides that, in the event of a merger, the holders of outstanding shares of PharmaGenics preferred stock are entitled to receive an amount equal to their aggregate merger preferences (see "The Merger - The Merger Proposal - Allocation of Merger Consideration and Certain Matters Relating to the PharmaGenics Charter"), which, based on the capitalization of PharmaGenics immediately prior to completion of the Merger, is approximately $31.8 million, consisting of approximately $4.7 million, $17.0 million and $10.1 million for the Series A Stock, Series B Stock and Series C Stock, respectively. The PharmaGenics Board considered that the aggregate merger preferences of the PharmaGenics preferred stock exceeded the value of the Merger Consideration proposed by Genzyme, and that, as a result, the holders of PharmaGenics preferred stock would not receive their entire aggregate merger preferences and the holders of PharmaGenics common stock would not receive any of the Merger Consideration. However, in light of the absence of other viable alternatives to the Merger and the precarious financial condition of PharmaGenics (including its pressing cash needs), the PharmaGenics Board concluded that the Merger was the best option available, and might well be the only opportunity, for any PharmaGenics stockholders to receive value for their shares.

         As part of its consideration of the proposed Merger, the PharmaGenics Board reviewed the potential ambiguities in the PharmaGenics Charter (discussed below under the heading "Allocation of Merger Consideration and Certain Matters Relating to the PharmaGenics Charter"), including the vote that would be required of PharmaGenics stockholders to approve the Merger, whether the Series C Stock was properly issued without the approval of at least two-thirds of the outstanding shares of Series A Stock and Series B Stock and whether the nature and allocation of the Merger Consideration met the requirements of the PharmaGenics Charter. Considering all of the potential arguments that it had been advised could be made on behalf of different groups of PharmaGenics stockholders and its conclusions as to the merits of those arguments, and taking into account that no consideration would be paid to the holders of PharmaGenics common stock in the Merger, the PharmaGenics Board determined it was in the best interests of PharmaGenics and its stockholders to enter into the Merger Agreement under the terms proposed.

         In addition to the foregoing, the PharmaGenics Board considered the following factors in its deliberations:

                  (i) the present business, assets, technology, financial condition and prospects of PharmaGenics both in the absence of the Merger and if the Merger were to occur, and that the ability of


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
PharmaGenics to grow and expand its business was likely to be enhanced through consolidation with Genzyme's molecular oncology business;

                  (ii) in light of the present financial condition of PharmaGenics and the opinion of PharmaGenics's auditors (as described above), the PharmaGenics Board believed, based on such factors, that the continually worsening financial condition of PharmaGenics, coupled with the absence of other likely sources of capital, did not represent a significant likelihood of PharmaGenics remaining independent in the future;

                  (iii) Genzyme's willingness to supply PharmaGenics with the Credit Facility, Genzyme's willingness to lend PharmaGenics up to an additional $1,500,000 under certain circumstances in the event of termination of the Merger Agreement, which led the PharmaGenics Board to believe that the Credit Facility the Credit Facility (which became available under the Summary of Terms) would enable PharmaGenics to continue to pursue the Merger with Genzyme without the need to seek alternative sources of capital and/or financing to fund its ongoing operations, and, further, that the additional $1,500,000 that would be available from Genzyme in the event of a termination of the Merger Agreement under certain circumstances would provide PharmaGenics an opportunity to continue its operations for a few months. The PharmaGenics Board concluded that this opportunity to obtain other sources of funding or other strategic alternatives (such as another merger partner) would not be available to PharmaGenics if it attempted to remain independent and was not immediately successful in obtaining such alternatives;

                  (iv) the desire to afford the stockholders of PharmaGenics the opportunity to obtain the best possible value for their shares in light of PharmaGenics's present precarious financial condition and circumstances and the belief of the PharmaGenics Board that the Merger would provide a higher investment return for the stockholders of PharmaGenics from a financial point of view than that which would be likely if PharmaGenics attempted to remain an independent company;

                  (v) the stockholder agreements entered into between Genzyme and PharmaGenics's directors, officers, beneficial holders of 5% or more of stock and other holders of PharmaGenics's stock requested by Genzyme, which represent in excess of the number of votes PharmaGenics believes are required to approve the Merger Agreement;

                  (vi) the uncertainties and potential disadvantages of alternatives to the Merger, including continuing to operate as an independent company, attempting to raise additional capital, selling all or a portion of PharmaGenics's assets, merging with a different strategic partner, as well as the impact, short-term and long-term, of such alternatives on the value of PharmaGenics and the belief of the PharmaGenics Board that any such alternatives were highly unlikely and, even if possible, were not likely to result in more value or less risk for the stockholders of PharmaGenics;

                  (vii) the oral and written presentations of PaineWebber, which the PharmaGenics Board believed supported, based upon a detailed financial analysis of the relative valuations of PharmaGenics and the Genzyme oncology programs to be combined to form GMO (see "The Merger Proposal - The Merger Fairness Opinion"), a reasoned exercise of its prudent business judgment to conclude that the terms of the Merger Agreement were fair in light of the circumstances;

                  (viii) the potential growth prospects and market for GMO Stock following an initial public offering of GMO Stock and/or the distribution of GMO Designated Shares to Genzyme stockholders, which the PharmaGenics Board believed may, in the future, provide increased liquidity for stockholders who desire or need to liquidate their holdings, in contrast with the current absence of liquidity in the PharmaGenics stock;

                  (ix) the views of PharmaGenics's management, with which the PharmaGenics Board agreed, that Genzyme represented an attractive strategic merger partner because of Genzyme's familiarity with PharmaGenics's technology and the potential benefits of combining such technology base with Genzyme's molecular oncology programs;


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
                  (x) the effect of the Merger on the employees of PharmaGenics, including the existing employment contract between PharmaGenics and Dr. Sherman, which provides for certain payments to him in the event his employment is terminated following the Merger other than for cause, which payments the PharmaGenics Board did not believe was disproportionate or unreasonable under the circumstances;

                  (xi) the terms and conditions of the Merger Agreement and the stockholder agreements referred to above, including, in particular, the "no-solicitation" provision of the Merger Agreement (specifically, the PharmaGenics Board's "fiduciary out" in the unlikely event that any such offers are received) and the representations and warranties of each of the parties in the Merger Agreement, which the PharmaGenics Board believed were fair and reasonable;

                  (xii) the conditions to completion of the Merger included in the Merger Agreement, which the PharmaGenics Board believed were fair and reasonable, and which in the judgment of the PharmaGenics Board presented a significant likelihood that the Merger would be completed;

                  (xiii) the lack of significant regulatory barriers to completing the Merger;

                  (xiv) Genzyme's willingness to move quickly to complete the transaction and the fact that Genzyme had recently successfully completed a similar transaction, both of which the PharmaGenics Board considered to be a significant advantage of the Merger to PharmaGenics and its stockholders since moving expeditiously to complete the Merger was highly desirable in light of the precarious financial condition of PharmaGenics; and

                  (xv) the potential tax consequences of the transaction to PharmaGenics and its stockholders and the likelihood that the Merger will not be a taxable transaction, which the PharmaGenics Board believed would be in the best interests of the PharmaGenics stockholders, although the PharmaGenics Board also determined that, in the event the transaction is treated as taxable to the PharmaGenics stockholders, the transaction would nevertheless be favored by the PharmaGenics Board, particularly in light of the increased likelihood of liquidity for PharmaGenics stockholders following an initial public offering of GMO Stock and/or the distribution of GMO Designated Shares to Genzyme stockholders.

         In addition, the PharmaGenics Board considered each of the matters discussed under "Risk Factors," which include potential risks to the PharmaGenics stockholders resulting from the Merger and risks relating to the ownership of GMO Stock. The PharmaGenics Board concluded that despite such risks, even in the aggregate, the Merger offered a better opportunity for more PharmaGenics stockholders as possible to maximize the value of their investment than would be the case if PharmaGenics attempted to continue as an independent company.

         The foregoing discussion of the information and factors considered by the PharmaGenics Board is not intended to be exhaustive, although it does describe the material factors considered by the PharmaGenics Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the PharmaGenics Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the PharmaGenics Board might have given different weights to different factors.

         BASED ON THE REASONS AND CONSIDERATIONS DISCUSSED ABOVE, THE PHARMAGENICS BOARD HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, PHARMAGENICS AND THE PHARMAGENICS STOCKHOLDERS. ACCORDINGLY, THE PHARMAGENICS BOARD UNANIMOUSLY RECOMMENDS THAT THE PHARMAGENICS STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

FAIRNESS OPINION

         PaineWebber has delivered its written opinion to the PharmaGenics Board (the "Opinion"), to the effect that, as of February 2, 1997, and based on its review and assumptions and subject to the limitations summarized


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
and set forth therein, the consideration to be received by the holders of PharmaGenics preferred stock in the Merger, taken as a whole, is fair, from a financial point of view, to PharmaGenics. The delivery of the Opinion followed and superseded PaineWebber's verbal advice to the same effect given to the PharmaGenics Board on January 27, 1997, which had been subject to the resolution prior to February 2, 1997 of several open points in the Merger Agreement. The amount of consideration to be received in the Merger was determined pursuant to negotiations between PharmaGenics and Genzyme and not pursuant to recommendations of PaineWebber.

         THE FULL TEXT OF THE OPINION, DATED FEBRUARY 2, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX IV TO THIS PROSPECTUS/PROXY STATEMENT. PHARMAGENICS STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY. THE SUMMARY OF THE OPINION SET FORTH IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

         PharmaGenics retained PaineWebber as its exclusive financial advisor in connection with the Merger. In connection with such engagement, PharmaGenics requested PaineWebber to render an opinion as to whether the consideration to be received by the holders of PharmaGenics preferred stock in the Merger, taken as a whole, is fair, from a financial point of view, to PharmaGenics. No limits were imposed by PharmaGenics on PaineWebber with respect to investigations made or procedures followed in rendering the Opinion.

         The Opinion was directed to the PharmaGenics Board and does not constitute a recommendation to any stockholder of PharmaGenics as to how such stockholder should vote his or her shares on the Merger Proposal.

         In arriving at its Opinion, PaineWebber, among other things:

                  (i) reviewed, among other public information, PharmaGenics's Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and PharmaGenics's Form 10-Q and the related unaudited financial information for the period ended September 30, 1996;

                  (ii) reviewed, among other public information, Genzyme's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and Genzyme's Form 10-Q and the related unaudited financial information for the period ended September 30, 1996;

                  (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of PharmaGenics and GMO furnished to PaineWebber by PharmaGenics and Genzyme, respectively;

                  (iv) conducted discussions with members of senior management of PharmaGenics and Genzyme concerning their respective businesses and prospects;

                  (v) compared the financial position and results of operations of PharmaGenics with those of certain publicly-traded companies which PaineWebber deemed relevant;

                  (vi) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations which PaineWebber deemed relevant;

                  (vii) reviewed the draft of the Merger Agreement dated January 29, 1997;

                  (viii) reviewed the form of amendment to the Genzyme Charter; and

                  (ix) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary, including PaineWebber's assessment of general economic, market and monetary conditions.


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
         In preparing the Opinion, PaineWebber (i) relied on the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to PaineWebber by or on behalf of PharmaGenics and Genzyme, (ii) assumed that the terms of the GMO Stock will be as set forth in the form of amendment to the Genzyme Charter and (iii) assumed that the financial forecasts examined by PaineWebber were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of PharmaGenics's and Genzyme's management as to the future performance of PharmaGenics and GMO, respectively. PaineWebber did not independently verify any such information or assumptions, including financial forecasts, or undertake (and assumes no responsibility to undertake), and was not provided with, any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PharmaGenics or Genzyme and has assumed that all assets or liabilities (contingent or otherwise, known or unknown) of PharmaGenics and Genzyme are as set forth in their respective consolidated financial statements. The Opinion is based upon the regulatory, general economic, market and monetary conditions existing on the date thereof. In addition, PaineWebber was advised by PharmaGenics that due to commitments received from counsel and auditors and other information available to management, the aggregate fees and expenses expected to be incurred in the Merger by PharmaGenics were not anticipated to exceed $1,000,000. Therefore, the possibility of any set-off for amounts in excess of $1,000,000 should not have a material impact on the conclusions reached in the Opinion. Further, PaineWebber, in consultation with PharmaGenics, has not given effect to the possible impact of payments, if any, for appraisal rights or legal or administrative proceedings since it was not possible to determine the likelihood or outcome of any of such events in view of the financial condition of PharmaGenics which, for example, had approximately $1.6 million in cash as of September 30, 1996 and only $486,000 in cash as of December 31, 1996, the absence of other viable strategic alternatives and its analysis of the requirements of the PharmaGenics Charter relative to the rights of the stockholders of PharmaGenics in the absence of the Merger.

         The Opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the PharmaGenics Board as alternatives to the Merger or the decision of the PharmaGenics Board to proceed with the Merger. The Opinion also does not address the allocation of the consideration among the shareholders of PharmaGenics, whether pursuant to the Merger Agreement, the PharmaGenics Charter or otherwise. PaineWebber expressed no opinion as to the price at which the GMO Stock to be issued in the Merger to the stockholders of PharmaGenics may trade at any time or as to whether any trading market for the GMO Stock will develop or be maintained.

         The following paragraphs summarize the material analyses performed by PaineWebber in arriving at the Opinion and was provided by PaineWebber for inclusion herein.

SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available information, PaineWebber compared selected historical financial and operating data of PharmaGenics to the corresponding historical financial, operating and stock performance data of certain publicly traded companies which PaineWebber deemed to be comparable to PharmaGenics. For purposes of comparison, PaineWebber categorized the comparable public companies into four categories: Gene Therapy, Genomics, Drug Discovery and Cancer Diagnostics. These companies included (i) Gene Therapy - Avigen, Inc., GeneMedicine, Inc., Somatix Therapy Corp., Targeted Genetics Corporation and Vical Incorporated; (ii) Genomics - Genome Therapeutics Corp., Human Genome Sciences, Inc., Incyte Pharmaceuticals, Inc., Millennium Pharmaceuticals, Inc. and Sequana Therapeutics, Inc; (iii) Drug Discovery -Cadus Pharmaceuticals Corporation, Houghten Pharmaceuticals, Inc., Onyx Pharmaceuticals, Inc., Sugen, Inc. and Xenova Group plc; and (iv) Cancer Diagnostics - Myriad Genetics, Inc. and Oncor Inc. PaineWebber analyzed a number of different data items including the market value of the total outstanding equity ("Equity Market Value") and the Equity Market Value plus debt and capitalized leases minus cash, cash equivalents and marketable securities ("Technology Value").

         PaineWebber also examined the product portfolios and operations of PharmaGenics and GMO relative to the comparable companies. However, because of the inherent differences between the product portfolios and operations of PharmaGenics and GMO and the selected comparable companies, PaineWebber believed that a purely quantitative analysis would be insufficient and not adequately reliable to render a fairness opinion. As PaineWebber informed the PharmaGenics Board, an appropriate use of comparable company analysis in this


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
instance would involve qualitative judgments concerning differences between the financial and operating characteristics and products under development which would affect the public trading values of the selected companies and PharmaGenics.

SELECTED COMPARABLE TRANSACTION ANALYSIS. PaineWebber reviewed with the PharmaGenics Board of Directors publicly available financial information for selected acquisitions and mergers of biotechnology companies by/with other biotechnology companies in two categories. The categories analyzed by PaineWebber were selected acquisitions of small private biotechnology companies by publicly traded biotechnology companies and selected acquisitions of publicly traded biotechnology companies by larger, publicly traded biotechnology companies. The transactions that PaineWebber reviewed and considered in the selected acquisitions of small private biotechnology companies by publicly traded biotechnology companies included Athena Neurosciences, Inc. / Genica Pharmaceuticals Corporation; NeXstar Pharmaceuticals, Inc. / Supragen, Inc.; Arris Pharmaceuticals Corp. / Khepri Pharmaceuticals, Inc.; Genzyme Corporation / Genetrix, Inc.; Incyte Pharmaceuticals, Inc. / Genome Systems, Inc.; Sequana Therapeutics, Inc. / NemaPharm, Inc.; Incyte Pharmaceuticals, Inc. / Combion Inc; Chiroscience Group plc. / Darwin Molecular Corp.; and Millennium Pharmaceuticals Inc. / ChemGenics Pharmaceuticals Inc. The transactions that PaineWebber reviewed and considered in the selected acquisitions of publicly traded biotechnology companies by larger, publicly trading biotechnology companies included Genzyme Corporation / Integrated Genetics, Inc.; Chiron Corporation / Cetus Corporation; Scios Inc. / Nova Pharmaceutical Corporation; Bio-Technology General Corp. / Gynex Pharmaceuticals, Inc.; NeXagen, Inc. / Vestar, Inc.; Ligand Pharmaceuticals Incorporated / Glycomed Incorporated; North American Biologicals, Inc. / Univax Biologics Inc.; and Cell Genesys, Inc. / Somatix Therapy Corp. PaineWebber did not prepare a quantitative valuation analysis comparing the Merger to the selected comparable transactions. Many of the acquirees in the selected transactions had no earnings and no product sales when their respective transactions were effected, and thus there were no benchmark valuation multiples derivable from the comparable transactions to apply to the Merger. Furthermore, PaineWebber informed the PharmaGenics Board that because the transaction premium and discount range paid in these transactions was broad (reflecting a wide range of strategic considerations which may have led to the transactions) and that PharmaGenics was not a publicly traded entity, an analysis based on a quantitative comparison with these transactions would not be meaningful. Instead, as PaineWebber informed the PharmaGenics Board of Directors, an appropriate use of this analysis would involve qualitative judgments concerning differences between the characteristics of those transactions and the Merger that could affect the acquisition value of the acquired companies and businesses in the comparable analysis, or the acquisition value of PharmaGenics.

DISCOUNTED CASH FLOW ANALYSIS. PaineWebber also analyzed PharmaGenics, the assets contributed by Genzyme and the pro forma combined entity based on an unleveraged discounted cash flow analysis of the projected financial performance of PharmaGenics, the assets contributed by Genzyme and the pro forma combined entity. This analysis was based upon information including certain projected financial information provided by PharmaGenics and Genzyme. The forecasts provided by the respective managements of PharmaGenics and Genzyme were based on assumptions that were made at the time such forecasts were prepared and have not been updated to reflect the current assumptions or financial expectations of the management of PharmaGenics or Genzyme, respectively.

         Forecasts provided by management of PharmaGenics and Genzyme were necessarily based on assumptions with respect to PharmaGenics and the pro forma combined entity, respectively, as well as the pharmaceutical industry, general business and economic conditions and other matters which are inherently uncertain and involve numerous factors beyond their control. Forecasts for the assets contributed by Genzyme were derived from the pro forma combined entity forecasts adjusted to reflect the impact of PharmaGenics. The forecasts were based on various estimates and forecasts, including estimates of the potential markets for products under development, cost of sales, research and development and general and administrative expenses, the degree and timing of market penetration, market share and pricing and reimbursement assumptions for such products. The forecasts are based on a number of assumptions including that PharmaGenics and the pro forma combined entity will have sufficient financial resources to fund their product development programs and that all products developed will be safe and effective, will obtain all necessary governmental approvals, including


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
approval by the FDA, will have necessary patent protection and will be manufactured and introduced into the market in accordance with managements' plans, as to all of which there is no assurance.

         The methods and assumptions used in preparing the projected financial information involved significant elements of judgment which may or may not prove to be correct. The forecasts did not take into account any probability of failure or delay in the development or commercialization of any of the product candidates for the diseases indicated or otherwise. Accordingly, the projected financial information may not be indicative of future performance of PharmaGenics or the pro forma combined entity, which may be significantly more or less favorable than projected. The projected financial information should not be regarded as a representation by anyone that the projected results will be achieved at any particular time, if at all.

         Cash flows were calculated as net income plus depreciation and amortization, plus (or minus) net changes in non-cash working capital, minus capital expenditures. To arrive at a total enterprise value of each of PharmaGenics, the assets contributed by Genzyme and the pro forma combined entity, PaineWebber discounted the after-tax cash flows that resulted from managements' financial forecasts. The after-tax cash flows were discounted using a range of discount rates which were chosen based on several assumptions regarding factors such as the inherent business risks of each of PharmaGenics, the assets contributed by Genzyme and the pro forma combined entity, PaineWebber's experience with the cost of capital for early stage companies in the pharmaceutical and biotechnology industries and the inherent risks associated with financing early stage companies. PaineWebber added to the present value of the cash flows the terminal value discounted back at the same rates. The terminal value was computed by multiplying each of the projected revenues, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA") in the year 2003 for PharmaGenics, the assets contributed by Genzyme and the pro forma combined entity by a range of terminal multiples. The range of terminal multiples was based on the trading characteristics of the common stock of selected pharmaceutical and biotechnology companies. The resulting total enterprise value for PharmaGenics ranged from $13.0 million to $20.0 million. The resulting total enterprise value for the assets contributed by Genzyme ranged from $25.0 million to $60.0 million. The resulting total enterprise value for the combined entity ranged from $40.0 million to $90.0 million. Based on the value range for the assets contributed by Genzyme, the implied value for the consideration received by PharmaGenics ranged from between $16.5 million to $39.6 million. Based on the value range for the pro forma combined entity, the implied value for the consideration received by PharmaGenics ranged from $16.0 million to $36.0 million.

         The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PharmaGenics and Genzyme. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and none of PharmaGenics, Genzyme and PaineWebber assumes responsibility for the accuracy of such analyses and estimates.

         PharmaGenics selected PaineWebber to be its financial advisor in connection with the Merger because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

         Pursuant to an engagement letter between PharmaGenics and PaineWebber dated January 10, 1997, PaineWebber earned a fee of $50,000 for the delivery of its written Opinion on February 2, 1997. In addition,

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
PaineWebber will receive a transaction fee, payable following completion of the Merger and no later than December 15, 1997, equal to $500,000 and will be reimbursed for certain of its related expenses. Any fee that has been paid prior to the consummation of the Merger, including the $50,000 fee noted above, will be credited against the transaction fee. PaineWebber will not be entitled to any additional fees or compensation in the event the Merger is not approved or otherwise consummated. PharmaGenics also agreed to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

         In the past, PaineWebber and its affiliates have provided financial advisory services and financing services for PharmaGenics. In November 1991, PaineWebber acted as sales agent in the private placement of 1,944,000 shares of PharmaGenics Series B Stock and warrants to purchase PharmaGenics common stock for which PaineWebber received customary selling commissions and marketing fees as well as warrants to purchase PharmaGenics common stock, which warrants expired unexercised in November 1996. Stelios Papadopoulos, a managing director of PaineWebber, is a director of PharmaGenics and owns 50,000 shares of Series C Stock. The R&D Partnership has entered into a series of research and development agreements with PharmaGenics, pursuant to which the R&D Partnership paid PharmaGenics $4,750,000 (as well as a $250,000 license fee and a separate financing transaction of $1,000,000, which was subsequently converted into shares of Series C Stock) to conduct research and development in return for rights to technology and products developed through such research. Pursuant to the R&D Agreements, the Partnership had the right, in the event of a change in control of PharmaGenics, to receive shares of PharmaGenics preferred stock having a liquidation preference equal to the amount of such research and development funding in exchange for the transfer of all of its technology and product rights under the R&D Agreements to PharmaGenics. The Merger Agreement requires, as a condition to the completion of the Merger, that the R&D Partnership exercise its stock purchase option and complete the transfer of rights. In January 1997, in connection with the execution of the Merger Agreement, the R&D Partnership exercised its stock purchase option. Following such exercise, the R&D Partnership owns an aggregate of 2,508,670 shares of PharmaGenics preferred stock. The R&D Partnership also owns warrants to purchase 1,000,000 shares of PharmaGenics common stock that will be cancelled in connection with the Merger. PaineWebber Development Corporation, an indirect, wholly owned subsidiary of Paine Webber Group Inc., and an affiliate of PaineWebber, is the general partner and manager of the R&D Partnership.

         From time to time PaineWebber has provided investment banking services to Genzyme and affiliates of Genzyme for which it has received customary compensation. In addition, PaineWebber maintains a market in securities of Genzyme and certain affiliates, trades in such shares and from time to time produces research materials regarding Genzyme and certain affiliates. It is a condition to the completion of the Merger that PaineWebber shall have delivered a commitment letter to PharmaGenics and Genzyme that it would use its "best efforts" to raise not less than $20 million for GMO through a private placement of its securities. If such private placement is consummated, PaineWebber would receive customary compensation for acting as sales agent. PaineWebber may also be appointed managing underwriter of the GMO IPO and, if the GMO IPO is completed, PaineWebber would receive customary compensation in such capacity.


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
ALLOCATION OF MERGER CONSIDERATION AND CERTAIN MATTERS RELATING TO THE PHARMAGENICS CHARTER

         As a result of the Merger, the outstanding shares of PharmaGenics preferred stock (other than shares held by PharmaGenics as treasury stock and shares of PharmaGenics preferred stock held by stockholders who have perfected dissenters' rights under Delaware law) will be converted as set forth in the Merger Agreement into the right to receive the Merger Consideration and all outstanding shares of PharmaGenics common stock will be cancelled without payment to the holders thereof. The Merger Consideration consists of 4,000,000 shares of GMO Stock and represents the initial equity interest in GMO (subject to adjustment as described below).

         The PharmaGenics Charter provides that, in the event of a merger, the holders of outstanding shares of PharmaGenics preferred stock are entitled to receive an amount equal to their aggregate merger preferences (on a per share basis equal to the "Original Purchase Price" for such share, as defined in the PharmaGenics Charter) before any payments can be made to the holders of PharmaGenics common stock. As set forth in the PharmaGenics Charter, the amount of the aggregate merger preferences of the PharmaGenics preferred stock as of the completion of the Merger will be approximately $31.8 million, consisting of approximately $4.7 million, $17.0 million and $10.1 million for the Series A Stock, Series B Stock and Series C Stock, respectively.

         PharmaGenics and Genzyme have agreed, for purposes of determining the amount of certain offsets to the Merger Consideration, that the value of each share of GMO Stock to be issued in the Merger is $7.00. Based on this value and assuming the issuance of 4,000,000 shares of GMO Stock in the Merger (prior to any deduction for certain fees and expenses payable by PharmaGenics), the aggregate value of the Merger Consideration is $28.0 million. In approving the Merger Agreement, the PharmaGenics Board gave careful consideration to the nature and value of the GMO Stock to be issued in the Merger, including the absence of a trading market for either the PharmaGenics Stock or the GMO Stock as an indicator of value. In this regard, the PharmaGenics Board also considered the analysis conducted, and opinion rendered, by PaineWebber. Recognizing that the agreed aggregate value of the GMO Stock to be issued in the Merger will be less than the aggregate merger preferences of the PharmaGenics preferred stock, and although there are certain ambiguities in the PharmaGenics Charter (as described below), the PharmaGenics Board determined that the Merger Consideration should be distributed pro rata to the holders of Series A, Series B and Series C Stock and that the outstanding shares of PharmaGenics common stock would be cancelled without any payment to the holders thereof.

         As a result of certain ambiguities in the PharmaGenics Charter, it may be argued that holders of PharmaGenics Stock may be entitled to payment in a merger transaction on terms different from those set forth in the Merger Agreement. In agreeing to the Merger Consideration and its allocation to the holders of PharmaGenics preferred stock on a pro rata basis (based on their respective merger preferences), the PharmaGenics Board has attempted to exercise its prudent business judgment to resolve these ambiguities in the PharmaGenics Charter in good faith. It has determined that the shares of each series of PharmaGenics preferred stock are properly treated as having been validly issued on a parity basis with each other, although substantial arguments exist from which one could reach an opposite conclusion. Considering all of the potential arguments that it has been advised could be made on behalf of different groups of PharmaGenics stockholders and its conclusions as to the merits of those arguments, and taking into account that no consideration will be paid to the holders of PharmaGenics common stock in the Merger, the PharmaGenics Board believes that the allocation specified in the Merger Agreement is fair and reasonable.

          Certain of the issues relating to the proper allocation of the Merger Consideration arise out of the designation and issuance by the PharmaGenics Board of the Series C Stock in 1995 on terms that give the holders of Series C Stock the right to participate on a parity basis with the holders of Series A and B Stock in the event of an extraordinary transaction such as the Merger. Because the terms of the Series A and B Stock do not expressly provide that the holders of any future series of PharmaGenics preferred stock designated by the PharmaGenics Board would participate on a parity basis with the holders of Series A and B Stock in a merger, it could be argued that the authority otherwise expressly granted to the PharmaGenics Board in the PharmaGenics Charter to designate the terms of and issue additional series of preferred stock was limited by


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
other provisions of the PharmaGenics Charter. These other provisions arguably required the separate approvals of the holders of the Series A Stock and the Series B Stock before additional series of parity preferred stock (such as the Series C Stock) could be issued. As a result, since stockholder approval was not obtained in connection with the issuance of the Series C Stock, it could be argued that the issuance of the Series C Stock on a parity with the Series A and B Stock was not permitted by the PharmaGenics Charter.

         Because certain creditors and potential investors in PharmaGenics expressed some concern regarding the absence of language in the PharmaGenics Charter expressly contemplating parity participation by additional series of preferred stock, at its 1995 annual meeting of stockholders PharmaGenics submitted a proposal to the stockholders for adoption of an amendment to the PharmaGenics Charter clarifying that the PharmaGenics Board had the authority to create and issue additional series of preferred stock with dividend and liquidation rights on a parity with the Series A and B Stock. The proposed amendment did not, however, address the authority of the PharmaGenics Board to issue additional series of preferred stock on a parity with the Series A and B Stock in the event of a merger of PharmaGenics. The PharmaGenics Board believes that this omission in the proposed amendment was inadvertent. The proposed amendment was adopted by a vote of the holders of a majority of all of the shares of PharmaGenics Stock voting together, but was not authorized by the separate vote of the holders of Series A and B Stock that arguably would have been necessary to eliminate definitively any question as to the authority of the PharmaGenics Board to issue parity preferred stock. Since PharmaGenics did not recognize that the higher threshold of stockholder approval might be required, the amendment submitted at the 1995 annual meeting was filed with the Secretary of the State of Delaware. It is possible that the 1995 amendment to the PharmaGenics Charter, if challenged, could be determined to be ineffective based on the failure to obtain the separate vote of the holders of the Series A and B Stock.

         If the issuance of the Series C Stock is found in fact to have violated the PharmaGenics Charter, the consequences of such a determination are unclear. It is possible that a court could find that the Series C Stock is junior in priority to the Series A and B Stock and, thus, the holders of Series A and B Stock have the right to receive in the Merger shares of GMO Stock equal in value to their full merger preferences ($21.7 million in the aggregate) before any portion of the Merger Consideration may be allocated to the holders of Series C Stock. Alternatively, it is possible that a court could find that the Series C Stock was not validly issued and, therefore, would not be outstanding and entitled to vote on the Merger or to participate in the allocation of the Merger Consideration. If the latter were to occur, the holders of PharmaGenics common stock could claim entitlement to a portion of the Merger Consideration remaining after satisfaction of the merger preferences of the Series A and Series B Stock. In either of the foregoing events, however, the holders of Series C Stock might have claims for damages and perhaps rescission rights for the purchase price paid for their shares and such claims might be considered a liability of PharmaGenics required to be paid before the other stockholders of PharmaGenics receive any payment in exchange for their shares. To address the possibility that the Series C Stock may not be deemed outstanding, the Merger Agreement requires the approval of the holders of a majority of the outstanding PharmaGenics Stock, both with and without the inclusion of the Series C Stock.

         The PharmaGenics Board, in recognition of the potentially conflicting claims that could be asserted by the holders of various classes and series of PharmaGenics Stock and the uncertainties as to how these claims would be resolved, has exercised its best judgment in evaluating the potential arguments and has concluded that the allocation specified in the Merger Agreement is fair and reasonable to the stockholders of PharmaGenics.

         The description of the ambiguities in the PharmaGenics Charter set forth above does not purport to provide a complete description of the applicable provisions of the PharmaGenics Charter. For a more complete understanding of these provisions, PharmaGenics stockholders should review the applicable provisions of the PharmaGenics Charter, which is available from the Commission or, upon request, from PharmaGenics. See "Available Information."

         To address the resulting risk to Genzyme, as the surviving corporation in the Merger, that claims arising out of ambiguities in the PharmaGenics Charter could be made successfully, Genzyme required, and PharmaGenics agreed to include, provisions in the Merger Agreement that give Genzyme the right to terminate the Merger Agreement if any PharmaGenics stockholder files suit (or threatens in writing to do so) in connection with PharmaGenics's entering into the Merger Agreement or, in the alternative, the right to complete


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the Merger and offset any payments made, or which are reasonably expected to be made, by it relating to any such stockholder claims against the Merger Consideration. See "Reduction of Merger Consideration."

         The Merger Agreement provides that the Merger Consideration will be allocated among the holders of PharmaGenics preferred stock (other than holders of PharmaGenics preferred stock who have validly exercised dissenters' rights with respect to such shares) by allocating to each such holder that number of shares of GMO Stock determined by multiplying the number of shares of each class of PharmaGenics preferred stock held by such holder by the following conversion factors:

                  (i) in the case of Series A Stock, 0.000000058451 multiplied by the number of shares of GMO Stock comprising the Merger Consideration (the "Series A Conversion Factor");

                  (ii) in the case of Series B Stock, 0.000000235690 multiplied by the number of shares of GMO Stock comprising the Merger Consideration; and

                  (iii) in the case of Series C Stock, 0.000000067564 multiplied by the number of shares of GMO Stock comprising the Merger Consideration.

         Although the conversion factors set forth above have already been established, PharmaGenics stockholders will not know at the time of the PharmaGenics Special Meeting the exact number of shares they will receive in the Merger because the total number of shares to be delivered by Genzyme is subject to reduction as described below.

REDUCTION OF MERGER CONSIDERATION

         The Merger Consideration will be reduced (i) by the number of shares of GMO Stock having a value equal to the fee payable by PharmaGenics to PaineWebber in connection with the Merger; and (ii) by the number of GMO shares having a value equal to the amount by which the aggregate fees (investment, banking, legal, accounting and other) payable by PharmaGenics in connection with the Merger exceed $1,000,000. The agreed upon value of the GMO Stock is $7.00 per share.

         If any holder of PharmaGenics common stock has properly exercised appraisal rights, Genzyme has the right to offset any cash payment and the value of any non-cash payment made, or reasonably expected to be made, by it to such holder against the shares of GMO Stock to be delivered as the Merger Consideration. In addition, if at any time prior to the delivery of GMO Stock certificates to holders of PharmaGenics preferred stock, any holder of PharmaGenics Stock has commenced or threatened (in writing) to commence any action, suit or legal, administrative or arbitration proceeding against either PharmaGenics or Genzyme, challenging the Merger or seeking damages or injunctive relief in connection with PharmaGenics's entering into the Merger Agreement, Genzyme will have the right to offset any cash payment and the value of any non-cash payment made, or reasonably expected to be made, by it to such Challenging Stockholder (and any reasonably anticipated additional Challenging Stockholders) in respect thereof and any expenses (including legal expenses) incurred or reasonably expected to be incurred in connection therewith, against the shares of GMO Stock to be delivered as the Merger Consideration. In addition, Genzyme will have the ability to settle any appraisal proceedings or other legal proceedings brought by PharmaGenics stockholders and deduct the amounts paid and expenses incurred from the Merger Consideration.

         The foregoing provisions of the Merger Agreement relating to Genzyme's right to offset against the Merger Consideration any payments made or reasonably expected to be made by it to holders of Dissenting Common Shares and to Challenging Stockholders were included in the Merger Agreement because of ambiguities in the PharmaGenics Charter as to the rights of holders of the various classes and series of PharmaGenics stock in the event of a merger or other extraordinary transaction involving PharmaGenics. Because of these ambiguities, the holders of PharmaGenics stock arguably may be entitled to payment in a merger transaction on terms different than those set forth in the Merger Agreement. See "Allocation of Merger Consideration and Other Matters Relating to the PharmaGenics Charter" above.


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         Since the fee payable by PharmaGenics to PaineWebber in connection with the Merger is fixed at $500,000 and assuming that (i) PharmaGenics's total fees and expenses in connection with the Merger do not exceed $1,000,000, (iii) no holders of PharmaGenics common stock exercise appraisal rights and (iii) there are no Challenging Stockholders, the Merger Consideration will consist of 3,928,572 shares of GMO Stock and each share of PharmaGenics preferred stock will convert in the Merger into approximately the number of shares of GMO Stock set forth below:

             One share of Series A Stock:       0.230 GMO shares
             One share of Series B Stock:       0.926 GMO shares
             One share of Series C Stock:       0.265 GMO shares

Based on commitments from certain of its service providers and certain other information available to it, PharmaGenics believes that its estimates of the amount of fees and expenses are reasonable. Nevertheless, since there is no limit to the amount that Genzyme may offset against the shares of GMO Stock to be delivered as the Merger Consideration, the estimated conversion ratios set forth above could be significantly reduced as a result of appraisal rights exercised by PharmaGenics stockholders or lawsuits filed by PharmaGenics stockholders challenging the Merger. There is no minimum number of shares of GMO Stock that is required to be delivered to PharmaGenics stockholders as the Merger Consideration.

        The number of shares to be delivered by Genzyme as the Merger Consideration and the allocation among PharmaGenics preferred stockholders will be calculated as of the effective time of the Merger based upon PharmaGenics's actual fees and expenses as of that date and any other payments made and expenses incurred by Genzyme as of that date on account of dissenting or challenging stockholders. The former PharmaGenics preferred stockholders will be stockholders of Genzyme at the effective time of the Merger and will have the right to vote the shares of GMO Stock allocated to them under the Merger Agreement, but they will not receive any certificates representing such shares at that time. The actual number of shares of GMO Stock to be delivered as the Merger Consideration will be determined immediately prior to the distribution of the GMO Stock certificates, which will occur on the earlier of (i) 180 days after the GMO IPO, (ii) three years from the effective time of the Merger and
(iii) Genzyme's distribution or sale of GMO Designated Shares to the public. See "The Merger Proposal -- The Merger -- Delayed Distribution of GMO Stock Certificates." However, if claims by dissenting or challenging stockholders are still pending as of the date Genzyme is required to release the GMO Stock certificates to the former PharmaGenics preferred stockholders, Genzyme has the right to withhold shares from distribution based upon its reasonable estimate of the amount to be paid by it as a result of such claims. If the amount ultimately paid by Genzyme is less than the value of the shares withheld (assuming a $7.00 value), certificates representing the excess shares withheld will be distributed to PharmaGenics preferred stockholders in accordance with any judicial determination of the proper allocation or otherwise in accordance with the Merger Agreement.

TREATMENT OF OPTIONS AND WARRANTS

         At the effective time of the Merger (the "Effective Time"), the warrant issued by PharmaGenics to Comdisco, Inc. ("Comdisco") on April 30, 1991 (the "Comdisco Warrant") for the purchase of shares of Series A Stock, to the extent outstanding and unexercised, will cease to represent a right to acquire shares of Series A Stock and will be converted automatically into a warrant to purchase the number of shares of GMO Stock equal to the number that Comdisco would have received had it exercised its warrant prior to the Effective Time and the exercise price per share of the Comdisco Warrant will be appropriately adjusted so that Comdisco will have the right to exercise the warrant for the same aggregate purchase price as in effect immediately prior to the Merger.

         PharmaGenics has issued options to purchase shares of its common stock under certain stock option plans. In addition, PharmaGenics has issued warrants (other than the Comdisco Warrant) (the "Warrants") to purchase shares of its common stock to certain individuals and entities. In connection with the Merger and as a result of the outstanding shares of common stock being cancelled in connection with the Merger without any allocation of Merger Consideration, such options and the Warrants would, from and after the Effective Time, no longer entitle the holders thereof to receive anything upon exercise of such options and Warrants.

         As a result, pursuant to the terms of the Merger Agreement, the officers and directors of PharmaGenics have agreed to the cancellation of their options, and the R&D Partnership, HCV II, HCV III, HCV IV, Everest Trust and Hudson Trust have agreed to the cancellation of their Warrants. In addition, PharmaGenics has agreed in the Merger Agreement and pursuant to the terms of certain of the PharmaGenics stock option plans to cause acceleration of the vesting of all outstanding stock options granted under such plans, effective _____________, 1997, and to provide that such options may only be exercised until _____________, 1997. Thereafter, all of such options will be cancelled by PharmaGenics in accordance with the terms of such stock option plans. In the event a holder exercises his or her options prior to cancellation, such holder will receive shares of common stock, which will be cancelled in the Merger along with all of the other outstanding shares of PharmaGenics common stock, as described in this Proxy Statement/Prospectus. See "The Merger Proposal The Merger - Allocation of Merger Consideration."


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
INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the PharmaGenics Board with respect to the Merger and the transactions contemplated thereby, stockholders of PharmaGenics should be aware that certain members of the PharmaGenics Board have certain interests in the Merger that are in addition to the interests of PharmaGenics stockholders generally. In its evaluation of the Merger, the PharmaGenics Board considered the views expressed by Dr. Sherman and Dr. Papadopoulos and Mr. Franchak in favor of entering into the Merger Agreement. However, in light of the interests described below, such individuals did not participate in the vote by the PharmaGenics Board on the approval of the Merger. See "The Merger Proposal - The Merger Background of the Merger."

EMPLOYMENT ARRANGEMENTS. Pursuant to an employment agreement between PharmaGenics and Michael I. Sherman, President and Chief Executive Officer, in the event that prior to March 31, 1997, PharmaGenics undergoes a change in control or receives additional financing of $3,000,000 in the aggregate, Dr. Sherman's annual base salary will be increased from $242,650 to $260,000, retroactive to July 1, 1996. The Credit Facility satisfies this requirement. If Dr. Sherman's employment is terminated following the Merger, other than for cause, he will be entitled to salary continuation for a period of twelve months (or approximately $260,000).

         Genzyme has executed a letter of intent with Dr. Sherman in which the parties reached agreement in principle on terms of a separation agreement to be entered into among Genzyme, PharmaGenics and Dr. Sherman and a consulting agreement to be entered into between Genzyme and Dr. Sherman. The separation agreement will be executed prior to the closing date of the Merger and will provide that Genzyme will make salary continuation payments to Dr. Sherman in the amount of $260,000, payable over the one year period commencing on the closing date of the Merger in the same increments as PharmaGenics currently pays Dr. Sherman's base salary. The salary continuation payments to be made by Genzyme will be in lieu of any amounts otherwise payable to Dr. Sherman under his existing employment agreement with PharmaGenics. In addition, Genzyme will consent to the payment of a bonus in the amount of $20,000 that may be awarded by the PharmaGenics Board in its discretion at any time prior to the closing date of the Merger for services rendered by Dr. Sherman during 1996.

         The consulting agreement will provide that Genzyme will pay Dr. Sherman a $100,000 retainer, payable in the amount of $16,000 upon the closing date of the Merger and $14,000 per quarter in advance through December 31, 1998, and a consulting fee of $1,200 per day, with a minimum commitment of 35 days during the term of the consulting agreement. Unless earlier terminated by one of the parties, the consulting agreement will have a term ending December 31, 1998. Dr. Sherman will be available to provide consulting services to Genzyme for the first ten days following the closing date of the Merger, a minimum of one day per week during the next 60 days following the initial ten day period, and one day per month thereafter. Genzyme will also pay Dr. Sherman a bonus of $20,000 for services rendered during 1997, payable no later than December 31, 1997. Dr. Sherman will be eligible to receive a bonus of $50,000, payable in $25,000 installments on December 31, 1997 and December 31, 1998, subject to the reasonable determination of Genzyme that Dr. Sherman has used all diligent and consistent efforts to: (i) assist Genzyme in closing in-process SAGE service agreements on terms acceptable to Genzyme and (ii) assist Genzyme in developing and maintaining a positive relationship with The Johns Hopkins University. In addition, Genzyme will grant Dr. Sherman options to purchase 25,000 shares of GMO Stock, which options will be fully exercisable as of the closing date of the Merger and will have an exercise price equal to the fair market value of the GMO Stock on such date. The consulting agreement will also provide for certain covenants of Dr. Sherman not to establish certain relationships competitive with the business of GMO during the term of the agreement.

         Pursuant to employment agreements between PharmaGenics and each of Arthur H. Bertelsen, Ph.D., Senior Vice President, Research, Alan F. Cook, Vice President, Chemistry, and A. Steven Franchak, Vice President and Chief Financial Officer, each officer will be entitled to salary continuation payments equal to three months of his current base salary in the event his employment is terminated (other than for cause) or his position is adversely changed following the Merger. The aggregate amount of salary continuation payments to which each officer will be entitled under his employment agreement is as follows: Dr. Bertelsen, $41,990; Dr.


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
Cook, $39,165; and Mr. Franchak, $32,753. These payments will be made biweekly during the 13 weeks following the Merger.

         In order to provide continuity in the operations of PharmaGenics pending completion of the Merger, Genzyme has also agreed to pay closing bonuses to members of PharmaGenics's management in the following amounts: Dr. Bertelsen, $50,000; Dr. Cook, $30,000; and Mr. Franchak, $30,000. Each bonus is contingent upon the officer remaining in his position through the closing date of the Merger and, subject to this contingency, will be payable in a lump sum on the closing date. In addition, in order to facilitate the transition of operations after the Merger, Genzyme has agreed to pay Mr. Franchak a retention bonus in the amount of $52,000 if he will remain in PharmaGenics's offices and oversee the transition during the 15 days following the Merger. This bonus will be payable in a lump sum at the end of the 15-day period.

RELATIONSHIP WITH PAINEWEBBER. Dr. Papadopoulos, a member of the PharmaGenics Board, is a Managing Director of PaineWebber. PaineWebber has from time to time acted as financial advisor to PharmaGenics and is currently acting as financial advisor to PharmaGenics in connection with the Merger. PharmaGenics selected PaineWebber to be its financial advisor in connection with the Merger, as a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities. Moreover, in the past, PaineWebber and its affiliates have provided financial advisory services and financing services for PharmaGenics, including acting as sales agent in a private placement in 1991 and providing funding to PharmaGenics through a research and development limited partnership in 1994 and 1995. Accordingly, PaineWebber had a familiarity with PharmaGenics that would require significant time, fees and efforts to obtain from another financial advisor. PharmaGenics was also aware that PaineWebber has, from time to time, provided investment banking services to Genzyme and affiliates of Genzyme, that PaineWebber maintains a market in securities of Genzyme and certain affiliates of Genzyme, trades in such shares and produces research materials regarding Genzyme and certain affiliates of Genzyme, and that PaineWebber is obligated, as a condition to the Merger, to deliver a commitment letter to PharmaGenics and Genzyme to use its best efforts to raise not less than $20 million for GMO through a private placement of securities. Pursuant to an engagement letter between PharmaGenics and PaineWebber, PaineWebber earned a fee of $50,000 for the delivery of its written Opinion on February 2, 1997 and will earn a transaction fee of $500,000 (less the aforementioned $50,000) upon completion of the Merger, payable not later than December 15, 1997. PaineWebber will also be reimbursed by PharmaGenics for certain of its related expenses. In its engagement for PharmaGenics, PaineWebber has assisted PharmaGenics in evaluating various alternatives, including contacting many other companies to determine whether they had an interest in considering a business combination with PharmaGenics and pursuing preliminary discussions with several companies. In connection with the Merger, PaineWebber assisted PharmaGenics in the negotiation of the Merger Consideration. In addition, PaineWebber delivered to PharmaGenics its written Opinion. See "The Merger Proposal - The Merger - Fairness Opinion."

EFFECTIVE TIME

         It is expected that the Merger will be effective by June 30, 1997.

DELAYED DISTRIBUTION OF GMO STOCK CERTIFICATES

         The Exchange Agent will exchange PharmaGenics preferred stock certificates for GMO Stock certificates and pay cash in lieu of fractional shares. As soon as practicable after the Merger, the Exchange Agent will mail to all holders of record of PharmaGenics preferred stock at the Effective Time instructions for surrendering their PharmaGenics Stock certificates in exchange for a certificate or certificates representing shares of GMO Stock. PHARMAGENICS PREFERRED STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF INSTRUCTION FROM THE EXCHANGE AGENT. Upon surrender of a PharmaGenics Stock certificate for cancellation to the Exchange Agent, the holder of such certificate will be entitled to receive in exchange a certificate representing the number of whole shares of GMO Stock into which the shares of PharmaGenics preferred stock previously represented by such certificate are converted. Surrendered certificates shall forthwith


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
be cancelled. Until surrendered, each PharmaGenics Stock certificate shall represent for all purposes the right to receive shares of GMO Stock.

         All certificates for GMO Stock issued in exchange for PharmaGenics preferred stock shall be held by the Exchange Agent and no delivery thereof to the former holders of PharmaGenics preferred stock, or transfers thereof on the books of Genzyme may be made, until the earlier of:

                  (i) in the case of certificates to be issued to executive officers and directors of PharmaGenics, the beneficial owners of five percent or more of PharmaGenics common stock (on an as converted basis) and each of HCV II, HCV III, HCV IV, Hudson Trust, Everest Trust, the R&D Partnership and their respective affiliates: (a) 270 days after the effectiveness of a registration statement for the GMO IPO, (b) three years following the closing date of the Merger or (c) the distribution or sale of GMO Designated Shares by Genzyme to the public, provided, however, that in the case of clauses (a) or (b), if Genzyme, as of such date, has filed a registration statement for a public offering of GMO Stock (other than the GMO IPO), such date shall be extended until 90 days after the effective date of such registration statement; and

                  (ii) in the case of certificates to be issued to all other holders of PharmaGenics preferred stock: (a) 180 days after the effectiveness of a registration statement for the GMO IPO, (b) three years following the closing date of the Merger or (c) the distribution or sale of GMO Designated Shares by Genzyme to the public; provided, however, in the case of clauses (a) or (b), if Genzyme, as of such date, has filed a registration statement for a public offering of GMO Stock (other than the GMO IPO), such date shall be extended until 90 days after the effective date of such registration statement.

         The delivery of certificates of GMO Stock is being delayed in order to facilitate the development of an orderly market for the GMO Stock. There is currently no market for the GMO Stock and no assurance can be given that a liquid market would develop following the Merger. Accordingly, if certificates for the GMO Stock were distributed immediately following the consummation of the Merger and the shares were freely tradable, a thinly traded, illiquid market may result. Genzyme believes that such a result would be disadvantageous to the PharmaGenics stockholders receiving the GMO Stock and to the ability of Genzyme to finance the future growth of GMO. In order to address these concerns, the certificates for the GMO Stock are being withheld from distribution until at least 180 days following completion of the GMO IPO (unless Genzyme distributes or sells the GMO Designated Shares earlier), but in no event beyond three years. In this way, Genzyme expects to ameliorate, for the benefit of the GMO stockholders, the risk that a disorderly market for the GMO Stock without proper sponsorship would develop prematurely. By tying the distribution of the stock certificates to the GMO IPO, the market for the GMO Stock will be permitted to develop in connection with an orderly distribution of the shares in which market professionals will be involved and pricing for the GMO Stock will be established based on full information that is communicated to investors. For a description of Genzyme's current plans for the GMO IPO, see "The Merger Proposal - Funding for GMO."

         If any GMO Stock certificates are to be issued in a name other than that in which the PharmaGenics preferred stock certificate surrendered is registered, it will be a condition to the exchange of such PharmaGenics preferred stock that the holder requesting such exchange deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of GMO Stock in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

         At the Effective Time, the stock transfer books of PharmaGenics will be closed and no transfer of PharmaGenics Stock will thereafter be made on those stock transfer books.

FRACTIONAL SHARES

         No fractional shares of GMO Stock will be issued in the Merger, and any fractional interest will not entitle the owner to vote or to any other rights as a holder of GMO Stock. Fractions of GMO Stock will be paid in cash (without interest) in an amount determined by multiplying such fraction by the GMO Per Share Value. Neither the Exchange Agent nor Genzyme will be liable to any holder of PharmaGenics preferred stock for any cash in lieu of fractional interests properly delivered to a public official pursuant to applicable escheat or abandoned property laws.

RESALES OF GMO STOCK

         The shares of GMO Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act, and once the certificates representing shares of GMO Stock have been delivered to the former holders of PharmaGenics preferred stock, such shares may be traded without restriction by all such stockholders who are not "affiliates," as defined under the Securities Act, of PharmaGenics ("Affiliates").

         Directors, executive officers and certain 5% stockholders of PharmaGenics may be deemed to be Affiliates. It is a condition to Genzyme's obligations under the Merger Agreement that each stockholder identified by Genzyme as a potential Affiliate execute and deliver to Genzyme an "affiliate letter" setting forth certain restrictions on such stockholder's ability to sell the shares of GMO Stock received in the Merger. Such restrictions arise from the applicable provisions of Rules 144 and 145 under the Securities Act. See "The Merger Proposal - The Merger - Conditions of Merger."

         Genzyme has no current plans to list the GMO Stock on an exchange or on Nasdaq until the GMO IPO. Accordingly, there will not be a public trading market for the GMO Stock unless and until the GMO IPO occurs. See "Risk Factors - Risks Related to Genzyme Tracking Stock - Limited Trading History."

REPRESENTATIONS, WARRANTIES AND COVENANTS

         Genzyme and PharmaGenics have made certain representations and warranties to each other in the Merger Agreement relating to, among other things, compliance with laws, preparation of financial statements, legal actions and proceedings, the absence of undisclosed liabilities, and capitalization and share ownership.

         PharmaGenics has agreed that, except with the prior written consent of Genzyme and with certain other exceptions set forth in the Merger Agreement, prior to the completion of the Merger it will observe certain covenants relating to the conduct of PharmaGenics's business, including conducting its business in the usual course and using commercially reasonable efforts to:

                  (i) preserve intact and keep available the services of its employees;

                  (ii) keep in effect certain insurance policies in coverage amounts not less than those in effect at the date of the Merger Agreement;

                  (iii) preserve its business, keep its properties intact, preserve its goodwill and maintain its physical properties in good operating condition;

                  (iv)  preserve and protect its intellectual property rights;
and

                  (v) enter into a license agreement with Hoffmann-La Roche Inc. on terms reasonably acceptable to Genzyme relating to certain tumor suppressor genes.

PharmaGenics has also agreed to take appropriate action (which shall not include the making of any cash payment) to effect the termination of all outstanding stock options to purchase PharmaGenics Stock that are not exercised prior to the Effective Time.

         PharmaGenics has also agreed that, except with the prior written consent of Genzyme and with certain other exceptions set forth in the Merger Agreement, it will not:


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
                  (i) sell or transfer, or mortgage, pledge or create or permit to be created any security interest on, any of its assets other than sales or transfers in the ordinary course of business;

                  (ii) incur any obligation or liability other than in the ordinary course of business, incur any indebtedness for borrowed money other than to Genzyme or enter into any other contracts or commitments other than purchase orders for inventory, materials and supplies in the ordinary course of business and consistent with past practice;

                  (iii) change the compensation or fringe benefits for any officer, director, employee or agent, except for ordinary merit increases for employees other than officers based on periodic reviews in accordance with past practices, or enter into or modify any employee benefit plan or any employment severance or other agreement with any officer, director, employee, or consultant;

                  (iv) make any change in the number of shares of PharmaGenics Stock authorized, issued or outstanding or grant any option, warrant or other right to purchase, or convert any obligation into, shares of PharmaGenics Stock, declare or pay any dividend or other distribution with respect to any shares of PharmaGenics Stock, or sell or transfer any shares of PharmaGenics Stock, except upon the exercise of options or warrants outstanding on the date of the Merger Agreement;

                  (v)   amend its certificate of incorporation or by-laws;

                  (vi) make any material acquisition of property other than in the ordinary course of business; or

                  (vii) enter into or modify any license, technology development or technology transfer agreement with any other person or entity.

         The executive officers and directors of PharmaGenics and the beneficial owners of five percent (5%) or more of the PharmaGenics common stock (on an as-converted basis) and each of HCV II, HCV III, HCV IV, Hudson Trust, Everest Trust and the R&D Partnership, have agreed to vote all of their respective shares in favor of approving the Merger Proposal and the transactions contemplated thereby, and not to exercise any dissenters' rights that they may have under Section 262 of the DGCL. In connection with such voting commitment, each such stockholder has granted Genzyme an irrevocable proxy to vote the shares of PharmaGenics Stock held by such stockholder at the PharmaGenics Special Meeting. Such proxy will be void if the Merger Agreement terminates. The stockholders who have agreed to vote in favor of the Merger Agreement hold, in the aggregate, shares representing (i) 59.8% of the votes that can be cast by the holders of the outstanding PharmaGenics common stock, Series A Stock and Series B Stock, voting together as a single class; and (ii) 61.3% of the votes that can be cast by the holders of the outstanding PharmaGenics common stock, Series A Stock, Series B Stock and Series C Stock, voting together as a single class.

CONDITIONS OF MERGER

         In addition to the approval of the Merger Proposal by the stockholders of both Genzyme and PharmaGenics, the respective obligations of Genzyme and PharmaGenics to complete the Merger are subject to certain customary closing conditions and to the following additional conditions:

                  (i) Dissenting Shares shall not exceed two percent (2%) of the shares of PharmaGenics common stock issued and outstanding on the closing date of the Merger, assuming conversion of all shares of PharmaGenics preferred stock, and the number of shares of GGD Stock and GTR Stock held by stockholders who have properly exercised appraisal rights under Massachusetts law with respect thereto shall not have an aggregate market value in excess of $28,000,000;

                  (ii) the SAGE license from JHU to PharmaGenics shall have been amended to delete the requirement that PharmaGenics make a $5,000,000 payment to JHU upon completion of the Merger, and certain unsigned agreements between PharmaGenics and JHU shall have been signed;


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
                  (iii) the R&D Partnership shall have exercised its option to exchange its rights in certain technology of PharmaGenics for shares of PharmaGenics Stock or PharmaGenics shall have otherwise satisfied or been released from its obligations to the R&D Partnership, and the transfer of such technology to PharmaGenics shall have been completed; and

                  (iv) PaineWebber shall have delivered to PharmaGenics and Genzyme a commitment letter for a best efforts private placement of securities convertible into GMO Stock for proceeds of at least $20,000,000 to be commenced within 45 days of the Effective Time on terms mutually agreeable to Genzyme and PaineWebber.

At any time prior to the Effective Time, either Genzyme or PharmaGenics may waive any condition to its own obligation to complete the Merger, but only to the extent that such conditions are intended for its benefit.

TERMINATION; TERMINATION PAYMENT

         The Merger Agreement may be terminated at any time prior to the Effective Time:

                  (i) by either Genzyme or PharmaGenics, by written notice to the other party, if the Effective Time has not occurred on or before May 31, 1997; provided, however, that the right to terminate the Merger Agreement for such reason will not be available to a party whose breach of a representation or warranty or failure to fulfill any covenant or agreement under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                  (ii) by either Genzyme or PharmaGenics, by written notice to the other party, if such party has materially breached any representation, warranty, covenant or agreement contained in the Merger Agreement and has not cured such breach within 20 days of receipt of written notice or if such breach cannot by its nature be cured prior to the Closing Date;

                  (iii) by either Genzyme or PharmaGenics, by written notice to the other party, if any court or governmental entity has issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the completion of the Merger and such injunction or other action has become final and non-appealable;

                  (iv) by either Genzyme or PharmaGenics, upon written notice to the other party, if the required approval of the stockholders of either party to the Merger Agreement has not been obtained within 75 days after the Registration Statement has been declared effective by the Commission;

                  (v) by Genzyme, by written notice to PharmaGenics, if the PharmaGenics Board (a) for any reason fails to call and hold the PharmaGenics Special Meeting or to include in this Prospectus/Proxy Statement its recommendation that PharmaGenics stockholders vote to approve the Merger Proposal, (b) withdraws or modifies in a manner adverse to Genzyme its approval or recommendation that PharmaGenics stockholders vote in favor of approving the Merger Proposal or (c) adopts resolutions approving or otherwise authorizes or recommends an Acquisition Transaction (as defined below);

                  (vi) by PharmaGenics, prior to approval of the Merger by its stockholders, if the PharmaGenics Board, as a result of a possible Acquisition Transaction that does not involve a breach of PharmaGenics's covenant not to solicit such a transaction, determines in good faith that the fiduciary obligations of the PharmaGenics Board under applicable law require that such Acquisition Transaction be accepted, provided, however, such termination may not be effected unless and until (a) PharmaGenics gives Genzyme seven days prior written notice of its intention to effect such a termination, (b) during such period, PharmaGenics causes its financial and legal advisors to negotiate in good faith with Genzyme to make adjustments in the terms and conditions of the Merger Agreement that would enable Genzyme to proceed with the Merger and the other transactions contemplated by the Merger Agreement and (c) the PharmaGenics Board has been advised in writing by outside counsel that, notwithstanding a binding commitment to complete the


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
Merger, entered into in a proper exercise of its fiduciary obligations, such obligations require the PharmaGenics Board to reconsider and terminate such commitment as a result of such Acquisition Transaction; or

                  (vii) at any time upon the written consent of both Genzyme and PharmaGenics.

On April 30, 1997, Genzyme and PharmaGenics agreed to extend the date referred to in paragraph (i) above until June 30, 1997.

         If terminated as provided above, the Merger Agreement will become void and have no effect, without any liability on the part of either party, its directors, officers or stockholders with the exception of the provisions relating to confidentiality, publicity, expenses and termination fees, which shall remain in effect. Termination of the Merger Agreement pursuant to one or more of the methods described above will not, however, relieve any party from liability for any willful breach thereof occurring before such termination.

         If the Merger Agreement is terminated by Genzyme pursuant to clauses
(i), (iii), (iv) (only if the Genzyme stockholders fail to adopt the Merger Agreement) and (vii), Genzyme will be obligated to loan PharmaGenics up to $1,500,000 (the "Termination Payment"), payable in three equal monthly advances, the first such advance to be made within ten days of termination unless a draw has already been made that month under the Credit Facility, in which case the first advance will be reduced by the amount of funds from such draw still available to PharmaGenics on the date of termination. The second and third advances of the Termination Payment will be made 30 and 60 days, respectively, after the first advance. The Termination Payment will be reduced by 60% of the cumulative gross revenues received by PharmaGenics beginning with the month prior to the first advance and by the amount of any revenues carried forward and not previously utilized to reduce a draw under the Credit Facility. The Termination Payment will be increased by $250,000 if the SAGE patent licensed to PharmaGenics from JHU issues within three months following a termination of the Merger Agreement that requires a Termination Payment. See "The Merger Proposal - Certain Transactions/Credit Facility."

WAIVER AND AMENDMENT

         At any time prior to the Effective Time, (i) the parties to the Merger Agreement may, by written agreement, waive or extend the time for performance of any obligation under the Merger Agreement and (ii) any term or provision of the Merger Agreement may be waived in writing by the party entitled to the benefits thereof; provided, however, that after approval of the Merger Agreement by the stockholders of Genzyme or PharmaGenics and prior to the Effective Time, (a) without the further approval of the stockholders of PharmaGenics, no amendment may be made that alters or changes the amount or kind of consideration to be received by PharmaGenics stockholders and (b) without the further approval of the stockholders of Genzyme or PharmaGenics, as applicable, no amendment may be made that alters or changes any of the terms and conditions of the Merger Agreement if such change would materially or adversely affect the stockholders of Genzyme or PharmaGenics.

NO SOLICITATION

         PharmaGenics has agreed not to (i) solicit or initiate discussions with any person, other than Genzyme, relating to the possible acquisition of PharmaGenics or all or a material portion of the assets or any of the capital stock of PharmaGenics or any merger or other business combination with PharmaGenics (an "Acquisition Transaction") or (ii) except to the extent reasonably required by fiduciary obligations under applicable law as advised by independent legal counsel, participate in any negotiations regarding, or furnish to any other person information with respect to, any effort or attempt by any other person to do or to seek any Acquisition Transaction. PharmaGenics has also agreed to inform Genzyme within one business day of receipt of any offer, proposal or inquiry relating to any Acquisition Transaction.

REGULATORY MATTERS

         Other than the filing of appropriate merger documents with the Secretary of the State of Delaware and the Secretary of the Commonwealth of Massachusetts and routine approvals and actions required under Pharmagenics's permits and licenses to reflect the change in control of PharmaGenics, there are no governmental approvals required to effect the Merger.

EXPENSES

         The Merger Agreement provides that, whether or not the Merger is completed, Genzyme and PharmaGenics will bear their own expenses incurred in connection with the preparation, execution and performance of the Merger Agreement and the transactions contemplated thereby. PharmaGenics has agreed that such expenses paid or incurred by it, whether before or after the closing date of the Merger, including brokerage, investment banking, accounting and legal fees, will not exceed $1,000,000 in the aggregate, including not more than $500,000 in fees payable to PaineWebber.

ACCOUNTING TREATMENT

         The Merger will be accounted for as a purchase of PharmaGenics by Genzyme. For discussion of the pro forma adjustments necessary to give effect to the Merger and the issuance of GMO Stock, see the pro forma financial statements set forth in Annex II.

MANAGEMENT OF PHARMAGENICS'S BUSINESS AFTER MERGER

         As a result of the Merger, PharmaGenics will cease to exist as a separate corporation and will become part of GMO of Genzyme. The Board of Directors and executive officers of Genzyme will not change as a result of the Merger. The following table contains certain information about the current directors of Genzyme.

                                                                                                                  PRESENT
                                           BUSINESS EXPERIENCE DURING PAST FIVE                    DIRECTOR        TERM
      NAME AND AGE                            YEARS AND OTHER DIRECTORSHIPS                         SINCE         EXPIRES
      ------------                         ------------------------------------                    --------       -------
 Henri A. Termeer           Mr. Termeer has served as President of Genzyme since                     1983           1997
 Age: 51                    October 1983, Chief Executive Officer since December 1985
                            and Chairman of the Board since May 1988.  For ten years
                            prior to joining Genzyme, Mr. Termeer worked for Baxter
                            Travenol Laboratories, Inc., a manufacturer of human health care products.  Mr. Termeer is Chairman of the Board of
                            Genzyme Transgenics Corporation ("GTC") and, until its
                            acquisition by Genzyme in December 1996, was Chairman of
                            the Board of Neozyme II Corporation ("Neozyme II").  Mr.
                            Termeer is also a director of Abiomed, Inc., AutoImmune
                            Inc., Diacrin, Inc. and GelTex Pharmaceuticals, Inc., and a
                            trustee of Hambrecht & Quist Healthcare Investors and of
                            Hambrecht & Quist Life Sciences Investors.

 Henry E. Blair             Mr. Blair is the Chief Executive Officer of Dyax Corp.                   1981          1998
 Age: 53                    ("Dyax"), a privately-held bioseparation, pharmaceutical
                            discovery and development company, and a consultant to
                            several companies, including Genzyme.  Prior to January
                            1990, Mr. Blair was Senior Vice President, Scientific Affairs
                            of Genzyme.  Before joining Genzyme in 1981, he was
                            Associate Director of the New England Enzyme Center at
                            Tufts University School of Medicine.  Mr. Blair is also a
                            director of GTC and Celtrix Pharmaceuticals, Inc.

                                                                                                                  PRESENT
                                           BUSINESS EXPERIENCE DURING PAST FIVE                    DIRECTOR        TERM
      NAME AND AGE                            YEARS AND OTHER DIRECTORSHIPS                         SINCE         EXPIRES
      ------------                         ------------------------------------                    --------       -------
 Charles L. Cooney          Dr. Cooney is a Professor of Chemical and Biochemical                    1983          1999
 Age: 52                    Engineering and Co-Director of the Program on the
                            Pharmaceutical Industry at Massachusetts Institute of
                            Technology ("MIT").  Dr. Cooney joined the MIT faculty as
                            an Assistant Professor in 1970 and became a Professor in
                            1982.  Dr. Cooney is also a principal of BioInformation
                            Associates, Inc., a consulting company.

 Constantine E.             Dr. Anagnostopoulos is Managing General Partner of Gateway               1986          1999
 Anagnostopoulos            Associates, which is the general partner of Gateway Venture
 Age: 74                    Partners III, L.P., a venture capital partnership.  From
                            January 1986 to April 1987, Dr. Anagnostopoulos was
                            a consultant to Monsanto Company, a producer of
                            pharmaceuticals, chemicals, plastics and textiles,
                            and to Alafi Capital, a venture capital firm. From
                            1982 through 1985, he served as Corporate Vice
                            President of Monsanto Company.

 Henry R. Lewis             Mr. Lewis is a consultant to several companies and a member              1987          1997
 Age: 71                    of the Board of Directors of Delphax Systems, a manufacturer of high speed non-impact printers. From 1986 to
                            February 1991, Mr. Lewis was the Vice Chairman of
                            the Board of Dennison Manufacturing Company, a
                            manufacturer and distributor of products for the
                            stationery, technical paper, and industrial and
                            retail systems markets. From 1982 to 1986, Mr. Lewis
                            was a Senior Vice President of Dennison
                            Manufacturing Company.

 Douglas A.                 Mr. Berthiaume is Chairman, President and Chief Executive                1988          1998
 Berthiaume                 Officer of Waters Corporation, a high technology manufacturer
 Age: 48                    of products used for analysis and purification, formerly a division of Millipore Corporation.  From November 1990 to
                            August 1994, he was President of the Waters Division of
                            Millipore Corporation.

 Robert J.                  Mr. Carpenter is President and Chief Executive Officer of                1994          1999
 Carpenter                  VacTex, Inc., a privately held biotechnology company which
 Age: 52                    he co-founded in November 1995, and Chairman of GelTex
                            Pharmaceuticals, Inc., a publicly held
                            pharmaceutical development company which he
                            co-founded in November 1991 and where he served as
                            President and Chief Executive Officer until May
                            1993. Mr. Carpenter was Chairman of the Board,
                            President, and Chief Executive Officer of Integrated
                            Genetics, Inc., a biotechnology company that merged
                            with Genzyme in 1989. Following the merger and until
                            1991, Mr. Carpenter was Executive Vice President of
                            Genzyme, and Chief Executive Officer and Chairman of
                            the Board of IG Laboratories, Inc. Mr. Carpenter is
                            also a director of Apex BioSciences, Inc. and, prior
                            to its acquisition by Genzyme in December 1996, was
                            a director of Neozyme II Corporation.

         Biographical information relating to the current executive officers of Genzyme is included in Genzyme's Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated herein by reference. See "Incorporation of Certain Documents by Reference." Biographical information regarding the management of GMO is included in Annex II hereto. See Annex II - "Description of GMO - Senior Management."

GENZYME STOCKHOLDER APPRAISAL RIGHTS

         Pursuant to Sections 86 through 98, inclusive (the "Dissenters' Rights Law") of the MBCL, record holders of shares of GGD Stock and GTR Stock on the Genzyme Record Date are entitled to assert dissenters' rights in connection with the Merger and obtain payment of the "fair value" of their shares, provided that such stockholders comply with the requirements of the Dissenters' Rights Law. Failure to comply with the procedures set forth in the Dissenters' Rights Law may result in the loss of such dissenters' rights.

         A Genzyme stockholder who elects to exercise dissenters' rights must satisfy each of the following conditions: (i) such holder must deliver to Genzyme, before the taking of the stockholder vote with respect to the Merger Proposal, written notice of his or her objection to the Merger and intention to demand payment of the fair value of his or her shares (this written notice must be in addition to and separate from any proxy or vote against the Merger Proposal; neither voting against adoption nor a failure to vote for the Merger Proposal will constitute such a notice); and (ii) such holders must not vote in favor of adoption of the Merger Proposal (a failure to vote will satisfy this requirement, but a vote in favor of adoption of the Merger Proposal, by proxy or in person, will constitute a waiver of such holder's dissenters' rights and will nullify any previously filed written notice of intent to demand payment). ANY GENZYME STOCKHOLDER WHO FAILS TO COMPLY WITH EITHER OF THESE CONDITIONS WILL HAVE NO DISSENTERS' RIGHTS WITH RESPECT TO HIS OR HER SHARES.

         GENZYME WILL FURNISH A COPY OF THE FULL TEXT OF THE DISSENTERS' RIGHTS LAW TO ANY GENZYME STOCKHOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE. ANY GENZYME STOCKHOLDER WHO WISHES TO ASSERT HIS OR HER DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW CAREFULLY THE FULL TEXT OF THE DISSENTERS' RIGHTS LAW.

         All written notices of a Genzyme stockholder's intention to exercise his or her dissenters' rights should be addressed to: Genzyme Corporation, One Kendall Square, Cambridge, Massachusetts 02139, Attention: Clerk, and must be executed by, or with the consent of, the holder of record. The notice must identify the Genzyme stockholder submitting the notice and indicate the intention of such stockholder to demand payment of the fair value of his or her shares. In the notice, the stockholder's name should be stated as it appears on his or her stock certificate(s). If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or for the fiduciary. If the shares are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owners.

         A record owner, such as a broker, who holds shares as a nominee for others may exercise his or her right of appraisal with respect to the shares for all or less than all beneficial owners of shares as to which he or she is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly mentioned, the demand will be presumed to cover all shares outstanding in the name of such record owner.

         After the Genzyme stockholder vote approving the Merger Proposal, and assuming the Merger is completed, Genzyme must give written notice within ten days after the Effective Time that the Merger Proposal has been approved to each Genzyme stockholder who filed a written notice of intent to demand payment for such stockholder's shares and who did not vote in favor of the Merger Proposal (a "Dissenting Genzyme Stockholder"). Within 30 days after the Effective Time, assuming such Dissenting Genzyme Stockholder and Genzyme can agree on the fair market value of each Dissenting Genzyme Stockholder's shares, Genzyme shall deliver to each Dissenting Genzyme Stockholder payment for such Dissenting Genzyme Stockholder's shares. If Genzyme and any Dissenting Stockholder cannot agree on the fair market value of such Dissenting

Stockholder's shares during the period of thirty days after the Effective Time, Genzyme or any Dissenting Genzyme Stockholder may, within four months after the expiration of such thirty day period, file a petition in the Superior Court for Middlesex County, Massachusetts (the "Massachusetts Court") demanding a determination of the value of the stock of all Dissenting Genzyme Stockholders.

         Genzyme stockholders considering seeking appraisal for their shares should note that the fair value of their shares determined under the Dissenters' Rights Law could be more, the same or less than the consideration they would receive by selling their shares of GGD Stock or GTR Stock in the open market. The costs of the appraisal proceeding may be determined by the Massachusetts Court and allocated among the parties as the Massachusetts Court deems equitable under the circumstances. Upon application of a stockholder, the Massachusetts Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each stockholder bears his or her own expenses.

         Genzyme's obligation to complete the Merger is subject to the condition, waivable at the discretion of Genzyme, that the number of shares of GGD Stock and GTR Stock held by stockholders who have properly exercised appraisal rights under the MBCL shall not have an aggregate market value in excess of $28,000,000.

PHARMAGENICS STOCKHOLDER APPRAISAL RIGHTS

         Pursuant to Section 262 of the DGCL ("Section 262"), record holders of shares of PharmaGenics Stock on the PharmaGenics Record Date are entitled to assert appraisal rights in connection with the Merger and obtain payment of the "fair value" of their shares, provided that such stockholders comply with the requirements of Section 262. The following is a summary of the statutory procedures to be followed by stockholders of PharmaGenics electing to exercise their appraisal rights and is qualified in its entirety by reference to Section 262, the full text of which is attached to this Prospectus/Proxy Statement as Annex V. Section 262 should be reviewed carefully by stockholders who wish to assert their appraisal rights or who wish to preserve the right to do so, since failure to comply with those procedures may result in the loss of such appraisal rights.

         A PharmaGenics stockholder who elects to exercise appraisal rights must satisfy each of the following conditions: (i) such holder must deliver to PharmaGenics, before the taking of the vote with respect to the Merger Proposal, written notice of his or her intention to demand payment of the fair value of his or her shares (this written notice must be in addition to and separate from any proxy or vote against the Merger Agreement; neither voting against adoption nor a failure to vote for the Merger Agreement will constitute such a notice); and (ii) such holders must not vote in favor of approving the Merger Proposal (a failure to vote will satisfy this requirement, but a vote in favor of approving the Merger Proposal, by proxy or in person, will constitute a waiver of such holder's appraisal rights and will nullify any previously filed written notice of intent to demand payment). A stockholder who fails to comply with either of these conditions will have no appraisal rights with respect to his or her shares.

         All written notices should be addressed to: PharmaGenics, Inc., Four Pearl Court, Allendale, New Jersey 07401, Attention: Secretary, and must be executed by, or with the consent of, the holder of record. The notice must identify the stockholder and indicate the intention of such stockholder to demand payment of the fair value of his or her shares. In the notice, the stockholder's name should be stated as it appears on his or her stock certificate(s). If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or for the fiduciary. If the shares are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owners.

         A record owner, such as a broker, who holds shares as a nominee for others may exercise his or her right of appraisal with respect to the shares for all or less than all beneficial owners of shares as to which he or she is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly mentioned, the demand will be presumed to cover all shares outstanding in the name of such record owner.

         After the stockholder vote approving the Merger Proposal, and assuming the Merger is completed, Genzyme must give written notice within ten days after the Effective Time that the Merger Proposal has been approved to each stockholder who filed a written notice of intent to demand payment for such stockholder's shares and who did not vote in favor of approving of the Merger Proposal (a "Dissenting PharmaGenics Stockholder"). Within 120 days after the Effective Time, Genzyme or any Dissenting PharmaGenics Stockholder may file a petition in the Delaware Court of Chancery (the "Delaware Court") demanding a determination of the value of the stock of all Dissenting PharmaGenics Stockholders. Notwithstanding the foregoing, at any time within 60 days after the Effective Time, any Dissenting PharmaGenics Stockholder has the right to withdraw his or her demand for appraisal and to accept the Merger Consideration to which he or she otherwise would have been entitled. In addition, within 120 days after the Effective Time, any Dissenting PharmaGenics Stockholder will, upon written request, be entitled to receive from Genzyme a statement setting forth the aggregate number of shares not voted in favor of approving the Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

         At the hearing on such petition, the Delaware Court will determine the stockholders who have perfected their appraisal rights. The Delaware Court may require Dissenting PharmaGenics Stockholders to submit their stock certificates to the Register in Chancery for notation thereon of the pending of appraisal proceedings; the failure of a Dissenting PharmaGenics Stockholder to comply with such direction may result in the Delaware Court dismissing the proceedings as to such stockholder.

         After determining the stockholders entitled to an appraisal, the Delaware Court will appraise the shares, determining their fair value exclusive of any element of value arising from the expectation or completion of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining such fair value, the Delaware Court must take into account all relevant factors, including, as indicated by recent court decisions, elements of future value that are known or susceptible of proof as of the date of the Merger, but excluding speculative elements of value that may arise from the accomplishment or expectation of the Merger. The Delaware Court will then direct the payment of the fair value of the shares, together with any interest, by Genzyme to the Dissenting PharmaGenics Stockholders upon the surrender to Genzyme of the certificates representing such shares.

         Stockholders considering seeking appraisal for their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the Delaware Court and allocated among the parties as the Delaware Court deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each stockholder bears his or her own expenses.

         Genzyme's obligation to complete the Merger is subject to the condition, waivable at the discretion of Genzyme, that the holders of not more than two percent (2%) of the outstanding shares of PharmaGenics common stock outstanding as of the Closing Date, assuming conversion of all shares of PharmaGenics preferred stock, shall have validly exercised such rights.

         Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

              CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
               AND POSSIBLE DISTRIBUTION OF GMO DESIGNATED SHARES

         The following discussion summarizes the principal federal income tax consequences of the Merger. The discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), Treasury Department regulations thereunder, published positions of the Internal Revenue Service (the "IRS") and court decisions. All of the foregoing are subject to change, and any such change could affect the continuing validity of this discussion. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the GMO Stock, or the Treasury Department could issue regulations that change the current law, including regulations issued pursuant to its authority under Section 337(d) of the Code. Any future legislation or regulations could be enacted or promulgated so as to apply retroactively to the Merger. In addition, this discussion and the opinions of counsel to PharmaGenics and Genzyme are based on the assumption that the Merger will be implemented as described herein and in the Merger Agreement.

         The IRS announced in 1987 that it will not issue advance rulings on the classification of stock with characteristics similar to the GMO Stock. Accordingly, no rulings have been or will be requested from the IRS with respect to any of the matters discussed herein. The opinions of counsel described below are not binding on the IRS.

         BECAUSE THERE IS UNCERTAINTY CONCERNING SOME OF THE FEDERAL INCOME TAX CONSEQUENCES DISCUSSED HEREIN, AND BECAUSE THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A PARTICULAR PHARMAGENICS STOCKHOLDER OR TO PARTICULAR CATEGORIES OF STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, PHARMAGENICS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE TAX CONSEQUENCES OF THE MERGER IN THEIR OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

TAX CONSEQUENCES OF THE MERGER

         Completion of the Merger is conditioned upon receipt by PharmaGenics of an opinion of Ballard Spahr Andrews & Ingersoll, counsel to PharmaGenics (the "BSA&I Opinion") and receipt by Genzyme of an opinion of Palmer & Dodge LLP, counsel to Genzyme (the "P&D Opinion"), each dated as of the Effective Time. The BSA&I Opinion and the P&D Opinion will be substantially to the effect that, on the basis of representations obtained from PharmaGenics and Genzyme substantially similar to representations that the IRS customarily requires for advance rulings on tax-free acquisitive reorganizations and facts that are reasonably consistent with facts existing at the Effective Time, the Merger will, for federal income tax purposes, constitute a "reorganization" within the meaning of Section 368(a) of the Code. The BSA&I Opinion and the P&D Opinion will be substantially to the effect that as a consequence of such federal income tax status of the Merger,

                  (i) no gain or loss will be recognized by the stockholders of PharmaGenics who exchange their shares of PharmaGenics preferred stock solely for shares of GMO Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in GMO Stock),

                  (ii) the tax basis of the shares of GMO Stock received by PharmaGenics stockholders will be the same as the tax basis of the PharmaGenics preferred stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received),

                  (iii) the holding period of the shares of GMO Stock received by PharmaGenics stockholders will include the holding period of the shares of PharmaGenics preferred stock exchanged therefor, provided that such PharmaGenics shares were held as capital assets on the date of the Merger and

                  (iv) no gain or loss will be recognized by PharmaGenics or Genzyme by reason of the Merger.

         Holders of PharmaGenics preferred stock who receive cash in lieu of a fractional share interest of GMO Stock will be treated as having received the cash in redemption of such fractional share interest. If the cash payment exceeds the stockholder's adjusted tax basis in the fractional share interest deemed surrendered therefor, the stockholder will realize gain to the extent of the excess cash. If the cash payment is less than the stockholder's adjusted basis in the fractional share interest, the stockholder will realize a loss. If the fractional share interest qualifies as a capital asset in the hands of the stockholder, such gain or loss will be a capital gain or loss, and such capital gain or loss will be long-term capital gain or loss if the holding period of the shares of PharmaGenics preferred stock exchanged therefor is greater than one year.

         The foregoing discussion is based on the assumption that the GMO Stock received by a PharmaGenics stockholder in the Merger will not be treated as property other than stock. If the GMO Stock were considered property other than stock, the Merger would likely be treated as a taxable sale by PharmaGenics of its assets for the GMO Stock for which a corporate income tax liability to PharmaGenics might result. In addition, PharmaGenics stockholders would be treated as having sold in a taxable transaction their shares of PharmaGenics preferred stock and would recognize gain or loss equal to the difference between the fair market value of the GMO Stock they received and their tax basis in the PharmaGenics preferred stock surrendered in exchange therefor. Such gain or loss would be capital gain or loss, assuming such PharmaGenics shares were held as a capital asset, and would be long-term or short-term depending upon the holding period for such PharmaGenics shares.

         Provided that the allocation of the Merger Consideration is respected for federal income tax consequences, holders of PharmaGenics common stock will recognize a loss in connection with the cancellation of their shares in the Merger. Provided that the cancelled shares are held as capital assets, such loss will be treated as a loss from a sale or exchange of a capital asset as of the last day of the taxable year of the holder in which the Merger occurs and will, subject to all applicable federal income tax limitations, be allowable as a long-term or short-term capital loss depending upon the holding period for the shares of PharmaGenics common stock that are cancelled. As a general rule, capital losses in any year are deductible only to the extent of capital gains plus, in the case of a non-corporate taxpayer, $3,000 of ordinary income.

         THE FOREGOING SUMMARY IS NOT INTENDED, AND SHOULD NOT BE CONSIDERED, AS TAX ADVICE. FOR THE REASONS INDICATED ABOVE, PHARMAGENICS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM UNDER APPLICABLE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

POSSIBLE DISTRIBUTION OF GMO DESIGNATED SHARES AND CERTAIN TAX CONSEQUENCES OF OWNING GMO STOCK

         Genzyme may distribute GMO Designated Shares to holders of GGD Stock (the "Distribution") in the future. The tax consequences of the Distribution will depend upon the facts existing at the time of the Distribution; however, it is not anticipated that the Distribution will result in taxable income to Genzyme or its stockholders for federal income tax purposes, except to the extent of cash payment in lieu of fractional shares of GMO Stock.

         TAX IMPLICATIONS TO GENZYME STOCKHOLDERS

         Implementation of the Distribution. In the opinion of Palmer & Dodge LLP, GMO Stock will be treated as common stock of Genzyme for federal income tax purposes. There are no federal income tax regulations, court decisions, or published IRS rulings bearing directly on the effect of the dividend, liquidation and other features of GMO Stock. It is possible that the IRS may claim that GMO Stock represents property other than stock of Genzyme. If GMO Stock were treated as property other than stock of Genzyme, the Distribution could be taxed as a dividend to Genzyme stockholders in an amount equal to the fair market value of GMO Stock, to the extent of Genzyme's current and accumulated earnings and profits, and possibly as capital gain, to the extent that the fair market value of the GMO Stock distributed to a Genzyme stockholder exceeded both the holder's pro rata share of earnings and profits and the holder's tax basis in the GGD Stock.

         Receipt of GMO Stock Rights Under the Rights Agreement. It is the opinion of Palmer & Dodge LLP that the proposed amendment and restatement of the Rights Agreement and the declaration by the Genzyme Board of a distribution of GMO Stock Rights to the holders of the GMO Stock will not result in recognition of income or gain to stockholders. See "The Merger Proposal - Restatement of Rights Agreement."

         Sale of GMO Stock. Upon the taxable sale of GMO Stock, a stockholder will recognize gain or loss equal to the difference between (i) any cash received plus the fair market value of any other consideration received, and
(ii) the tax basis of GMO Stock that was sold. As noted above, it is the opinion of Palmer & Dodge LLP that GMO Stock will be treated as common stock of Genzyme for federal income tax purposes. Thus, in such counsel's opinion, GMO Stock will not be treated as "Section 306 Stock." Accordingly, any gain or loss on the taxable sale of GMO Stock will be a capital gain or loss, assuming that the GMO Stock was held as a capital asset by the stockholder on the date of the sale.

         Exchange of GMO Stock. Palmer & Dodge LLP is of the opinion that any exchange of GMO Stock solely for GGD Stock, whether at the option of Genzyme or upon a mandatory exchange, will not result in the recognition of gain or loss to the holders thereof, pursuant to Section 1036 and/or Sections 368(a)(1)(E) and 354 of the Code (except with respect to any cash received in lieu of fractional share interests of GGD Stock). The GGD Stock received upon any such exchange will have the same tax basis as the holder's basis for the GMO Stock, and, assuming the GMO Stock is held as a capital asset on the date of exchange, the stockholder's holding period for the GGD Stock received will include the holding period of the GMO Stock exchanged.

         Any exchange of GMO Stock solely for cash, whether at the option of Genzyme or upon a mandatory exchange, will be treated as a distribution in redemption of the GMO Stock and will be governed by the rules under Section 302 of the Code, including the stock attribution rules of Section 318. Depending upon the stockholder's actual and constructive ownership of the GMO Stock at the time of the redemption, the cash received may be treated as a dividend taxable as ordinary income to the extent of the stockholder's ratable share of Genzyme's earnings and profits.

         If GMO Stock is exchanged for a combination of cash and GGD Stock, a stockholder will realize gain equal to the excess, if any, of (i) the sum of the cash plus the fair market value of the GGD Stock received over (ii) the tax basis of the GMO Stock that was exchanged. However, any such gain will be recognized (and thus subject to tax) only to the extent of the cash received. Any gain that is recognized by a stockholder will be capital gain if the GMO Stock was held as a capital asset by the stockholder on the date of the exchange, unless the receipt of cash by the stockholder has the effect of a distribution of a dividend within the meaning of Section 301 or Section 356(a)(2) of the Code, in which case it will be treated as a dividend taxable as ordinary income to the extent of the stockholder's ratable share of the undistributed earnings and profits of Genzyme.

         Anti-Dilution Adjustments to Convertible Securities. In general, if a corporation has outstanding convertible securities and distributes shares of its stock to holders of the stock into which the convertible securities are convertible, the distribution may result in a taxable stock dividend to the participating stockholders if the distribution results in an increase in the stockholders' proportionate interest in the assets or earnings and profits of the corporation. A distribution of stock, however, will not result in a taxable stock dividend to the stockholders if the exchange price or exchange ratio of the convertible securities is fully adjusted to compensate for the dilution caused by the stock distribution.

         Pursuant to the anti-dilution provisions of the convertible securities of Genzyme, the conversion price and conversion ratio of such convertible securities will be fully adjusted to reflect the Distribution. In the opinion of Palmer & Dodge LLP, because of such adjustments, the Distribution will not result in an increase in the stockholders' proportionate interest in the assets or earnings and profits of Genzyme and, therefore, the Distribution will not result in a taxable stock distribution to stockholders.

         CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS

         The following is a general discussion of certain anticipated United States federal income tax consequences of the ownership and disposition of GMO Stock by a Non-U.S. Holder. A Non-U.S. Holder is any person who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust. The following discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position. Specifically, this discussion does not address the United States tax consequences to any owner of five percent or more of the GMO Stock. Furthermore, the following discussion is based on current provisions of the Code, and on administrative and judicial interpretations as of the date hereof, all of which are subject to change. Each Non-U.S. Holder should consult a tax advisor with respect to the United States federal tax consequences of acquiring, holding and disposing of GMO Stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

         Dividends. A dividend payment received by a Non-U.S. Holder of the GMO Stock will be subject to withholding of United States federal income tax at a rate of 30% of such payment unless either (i) such holder is eligible for a reduced tax rate or a tax exemption under an applicable income tax treaty or
(ii) such holder is engaged in the conduct of a trade or business within the United States and the dividend is effectively connected with that trade or business. If a dividend is effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder, the dividend (as adjusted by any applicable deduction) will be subject to United States federal income tax at the rates generally applicable to United States persons and, in the case of a foreign corporation, may be subject to the branch profits tax. It may be necessary to satisfy certain certification requirements in order to claim treaty benefits or exemption from withholding under the foregoing rules.

         Gain on Disposition. A Non-U.S. Holder will not be subject to United States federal income or withholding tax on any gain realized on the taxable sale or exchange of the GMO Stock unless either (a) such gain is effectively connected with a United States trade or business of the Non-U.S. Holder, (b) the Non-U.S. Holder is an individual who was present in the United States for a period or periods of 183 days or more during the taxable year and certain other conditions are met, or (c) the stock sold or exchanged is a "United States Real Property Interest" as defined in section 897(c)(1) of the Code at any time during the five-year period ending on the date of the sale or exchange or at any time during the period in which the Non-U.S. Holder held such stock, whichever period is shorter. The GMO stock may be a United States Real Property Interest if at any time during the five-year period ending on the date of the sale or exchange of such stock or at any time during the period in which the Non-U.S. Holder held such stock, whichever period is shorter, Genzyme is a "United States real property holding corporation" as defined in section 897(c) of the Code, provided, however, that the GMO Stock will not be a United States Real Property Interest if at any time during the calendar year of the sale or exchange, the GMO Stock is regularly traded on an established securities market and the Non-U.S. Holder has not owned, directly or constructively, more than 5% of the GMO Stock at any time during the five-year period ending on the date of the sale or exchange of such stock. Genzyme is not and does not believe that it will become a "United States real property holding corporation" for federal income tax purposes.

         U.S. Information Reporting Requirements and Backup Withholding. Genzyme must report annually to the IRS the total amount of United States federal income taxes withheld from dividend payments to Non-U.S. Holders. In addition, Genzyme must report annually to the IRS and each Non-U.S. Holder on Form 1042S the amount of dividend payments to and the tax withheld with respect to such holder. These information reporting requirements apply regardless of whether withholding is reduced by an applicable treaty. Certain holders of the GMO Stock may be subject to backup withholding at a rate of 31% on payments of dividends on such stock or on gross proceeds paid by or through a broker upon the disposition of such stock unless certain certification requirements are satisfied. Any amounts so withheld will be allowed as a credit against the holder's United States federal income tax liability and may entitle such holder to a refund if the required information is furnished to the IRS.


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
         TAX IMPLICATIONS TO GENZYME

         In the opinion of Palmer & Dodge LLP, GMO Stock will be common stock of Genzyme and no gain or loss will be recognized by Genzyme by reason of the adoption or implementation of the Distribution. If, however, the GMO Stock were treated as property other than stock of Genzyme, Genzyme could recognize gain on the Distribution in an amount equal to the difference between the fair market value of the GMO Stock and its basis in such GMO Stock.


                         DESCRIPTION OF GENZYME AND GMO

         The business of Genzyme is described in Genzyme's Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated herein by reference. See "Incorporation of Certain Documents by Reference." A description of the business proposed to be conducted by GMO is attached hereto as Annex II and is incorporated herein by reference.


                           DESCRIPTION OF PHARMAGENICS

         The business of PharmaGenics is described in PharmaGenics's Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated herein by reference. A copy of such report is being delivered with this Prospectus/Proxy Statement. See "Incorporation of Certain Documents by Reference."


                      CERTAIN TRANSACTIONS/CREDIT FACILITY

         Genzyme has made the Credit Facility available to PharmaGenics to fund PharmaGenics's documented operating costs. Monthly draws against the Credit Facility may be made monthly, up to a maximum amount each month as set forth below:

                       Month                          Maximum Draw
                       -----                          ------------
                   December 1996                        $250,000
                   January 1997                         $750,000
                   February 1997                        $650,000
                   March 1997                           $450,000
                   April 1997                           $550,000
                   May 1997                             $550,000

         Amounts not drawn by PharmaGenics in a designated month are available to cover documented expenses in any later month (subject to the limitations described below), provided, however, that if such draws involve individual expenditures in excess of $25,000, such expenditures require Genzyme's consent. The maximum amount of monthly draws will be reduced by 60% of gross revenues received by PharmaGenics in the prior month. If PharmaGenics's gross revenues in any month beginning with November 1996 exceed the product of 1.6667 and the maximum draw for the succeeding month, the amount of such excess will be applied first against the maximum amount that may be drawn in the succeeding month, any remaining excess will then be applied against amounts drawable that may be carried forwarded from previous months and then any remaining excess will be carried forward and reduce the maximum amount drawable in subsequent months. An additional draw of $250,000 may be made under the Credit Facility if the SAGE patent licensed by PharmaGenics from JHU issues while the Credit Facility is in effect; provided that such draw must be utilized by PharmaGenics to fulfill its obligations to JHU. To date, PharmaGenics has made an aggregate of $2,450,000 in monthly draws under the Credit Facility, with the initial draw of $1,000,000 occurring in February 1997, after the signing of the Merger Agreement, and additional draws of $650,000 and $800,000 occurring in March 1997 and May 1997, respectively. If Genzyme terminates the Merger Agreement under certain circumstances, Genzyme will loan PharmaGenics up to an additional $1,500,000 (subject to certain limitations). See "The Merger Proposal - The Merger - Termination; Termination Payment."

         Amounts advanced under the Credit Facility are evidenced by a Subordinated Convertible Promissory Note (the "Note"). The Note bears interest from the date of each advance at a rate of 8.25% per annum and matures on February 10, 2002 (the "Maturity Date"). The Note also contains the following terms:

         SUBORDINATION. The indebtedness evidenced by the Note is subordinate and junior in right of payment to all Senior Indebtedness of PharmaGenics. "Senior Indebtedness" is defined as all indebtedness for borrowed money owing from PharmaGenics to commercial or institutional lenders having no equity participation in PharmaGenics or indebtedness under capitalized lease arrangements, including all extensions, renewals or refunding thereof and however evidenced, whether for principal, interest, fees, indemnities, costs, expenses or advances, but not including any indebtedness which by its terms is subordinated to any other indebtedness of PharmaGenics. Senior Indebtedness does not include: (i) indebtedness evidenced by the Note, (ii) indebtedness consisting of trade payables or other current liabilities, (iii) indebtedness for amounts owed by PharmaGenics to employees, (iv) any liability for federal, state, local and other taxes owed or owing by PharmaGenics and (v) any obligation that by operation of law is subordinate to any general unsecured obligation of PharmaGenics.

         ACCELERATION OF MATURITY DATE. The Maturity Date will be accelerated, without any further act of PharmaGenics or Genzyme, upon the closing of one or more financing transactions resulting in aggregate gross proceeds to PharmaGenics of $10,000,000 or more.

         RIGHT TO CONVERT FOLLOWING MERGER. Upon completion of the Merger, the Note will become a liability allocated to GMO, and any outstanding principal amount and accrued interest under the Note will be treated as an intracompany loan by Genzyme General to GMO, due on the Maturity Date and convertible at any time prior thereto, at Genzyme's option, into GMO Designated Shares. The number of GMO Designated Shares resulting from any conversion of the Note will be determined by dividing the principal and interest being converted by the conversion price (the "GMO Conversion Price") in effect on the date of conversion. The initial GMO Conversion Price will be determined upon the closing of the first public offering of GMO securities in which the aggregate gross proceeds to GMO equal or exceed $10,000,000 (an "Offering"), and will be equal to (i) the per share price of the GMO Stock sold in the Offering or, if GMO Stock is not sold in the Offering, (ii) the initial conversion price of the security convertible into GMO Stock that is sold in the Offering, provided that if any portion of the Note is converted prior to any Offering, the initial GMO Conversion Price is $7.00 (the GMO Per Share Value). The GMO Conversion Price is subject to adjustment upon declaration of any stock dividend on or completion of any subdivision or combination of the GMO Stock.

         RIGHT TO CONVERT FOLLOWING TERMINATION OF THE MERGER AGREEMENT. If the Merger Agreement is terminated prior to the closing of the Merger, any outstanding principal amount and accrued interest under the Note, or any portion thereof, at any time and at Genzyme's option, will be (i) convertible into fully paid and non-assessable shares of preferred stock of PharmaGenics having rights that are pari passu with the other then-outstanding series of preferred stock of PharmaGenics and having a liquidation preference equal to the initial PharmaGenics Conversion Price (as defined below); (ii) redeemable for SAGE services on commercially reasonable terms; or (iii) applicable against payment of all or any portion of a license fee for a license to the SAGE technology on terms no less favorable than those offered by PharmaGenics to unaffiliated third party licensees. As soon as practicable following such a termination of the Merger Agreement, but in any event within 120 days thereafter, PharmaGenics will, if required by applicable law or by its certificate of incorporation, cause to be submitted to its stockholders a proposal to amend its certificate of incorporation to authorize the issuance of shares of preferred stock as provided in clause (i) above. The number of shares of preferred stock issuable upon such a conversion of the Note will be determined by dividing the principal and interest being converted by the conversion price (the "PharmaGenics Conversion Price") in effect on the date of conversion. The initial PharmaGenics Conversion Price is $2.15 and is subject to adjustment upon declaration of any stock dividend on or completion of any subdivision or combination of such preferred stock.

                                 FUNDING FOR GMO

         The development of GMO's products will require substantial funds. PharmaGenics is not expected to have significant cash balances on the closing date of the Merger. It is a condition to Genzyme's obligation to complete the Merger that PaineWebber shall have delivered to Genzyme a commitment letter for a best efforts private placement of securities convertible into GMO Stock or otherwise allocable to GMO for proceeds of at least $20,000,000 to be commenced within 45 days of the Effective Time on terms mutually agreeable to Genzyme and PaineWebber. Genzyme does not currently expect to pursue such a private placement and instead intends to raise funds for GMO through an underwritten public offering of shares of GMO Stock as soon as market conditions permit. In this regard, Genzyme has filed a registration statement relating to such an offering with the Commission and expects to commence the offering as soon as practicable after the completion of the Merger and effectiveness of the Registration Statement.

         The Genzyme Board has approved an Equity Line providing for the allocation of up to $25 million in cash from Genzyme General to GMO. The number of GMO Designated Shares to be allocated in exchange for amounts drawn under the Equity Line will be determined as follows: (i) amounts drawn prior to the GMO IPO will automatically convert into GMO Designated Shares upon the closing of the GMO IPO at a price per share that will be between $7.00 and the price to the public in the GMO IPO, with the exact price to be dependent upon the date of each advance and the assumed appreciation or depreciation in the value of GMO Stock as of such date, assuming straight line appreciation or depreciation over the period between the closing date of the Merger and the closing date of the GMO IPO; and (ii) amounts drawn after the GMO IPO will be exchanged automatically upon the date of each advance for GMO Designated Shares at a price per share equal to the Fair Market Value (as defined in the Genzyme Charter) of GMO Stock on such date. The Equity Line will terminate on the third anniversary of the Closing Date. If the GMO IPO has not been completed as of such date, all amounts drawn under the Equity Line as of such date will be repaid in cash or, at the option of the Genzyme Board, may be exchanged for a number of GMO Designated shares determined by dividing the aggregate of such amounts by the Fair Market Value of GMO Stock on such date. The amount available under the Equity Line will be reduced on a dollar-for-dollar basis by the proceeds of any public or private sale by Genzyme of shares of GMO Stock or securities convertible into shares of GMO Stock or otherwise allocable to GMO, other than sales pursuant to Genzyme's employee benefit and stock option plans.


                         RESTATEMENT OF RIGHTS AGREEMENT

         Pursuant to the Restated Rights Agreement (the "Rights Agreement") between Genzyme and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), each outstanding share of GGD Stock and GTR Stock also represents one preferred stock purchase right (a "GGD Stock Right" and a "GTR Stock Right," respectively). If the stockholders approve the Merger Proposal and the Merger is completed, the Rights Agreement will be further amended and restated to reflect the change in the capital structure of Genzyme and the Genzyme Board will declare a distribution to the holders of GMO Stock of a right (a "GMO Stock Right") for each outstanding share of GMO Stock. The Rights Agreement, as further amended and restated (the "Restated Rights Agreement"), will provide that each GGD Stock Right, GTR Stock Right, and GMO Stock Right, when it becomes exercisable, will entitle the registered holder to purchase from Genzyme (i) in the case of a GGD Stock Right, one one-hundredth of a share of Series A Junior Participating Preferred Stock, $0.01 par value (the "Series A Shares"), at a purchase price of $52, subject to adjustment (including adjustment for the 100% stock dividend on GGD Stock paid July 25, 1996), (ii) in the case of a GTR Stock Right, one one-hundredth of a share of Series B Junior Participating Preferred Stock, $0.01 par value (the "Series B Shares"), at a purchase price of $25, subject to adjustment and (iii) in the case of a GMO Stock Right, one one-hundredth of a share of Series C Junior Participating Preferred Stock, $0.01 par value (the "Series C Shares"), at a purchase price of $21, subject to adjustment.

         The Rights will not be exercisable until the Distribution Date (defined below) and, unless earlier redeemed by Genzyme as described below, will expire on March 28, 1999.

         The Restated Rights Agreement will provide that, prior to a Distribution Date, GGD Stock Rights, GTR Stock Rights and GMO Stock Rights will be evidenced by the certificates representing shares of GGD Stock, GTR Stock and GMO Stock, respectively, and there will not be separate Right certificates. The GGD Stock, GTR Stock and GMO Stock are sometimes hereinafter referred to together as the "Voting Stock." The Rights will separate from the Voting Stock and a "Distribution Date" will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") acquired, or obtained the right to acquire, beneficial ownership of Voting Stock representing 20% or more of the total number of votes to which all outstanding shares of Voting Stock are entitled or (ii) ten business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of Voting Stock representing 30% or more of such total number of votes or, in either case, such later date as a majority of Continuing Directors (as defined in the Restated Rights Agreement) may determine. For purposes of the Restated Rights Agreement, total votes to which the Voting Stock is entitled will be determined as provided in the Genzyme Charter. See "Description of Genzyme Capital Stock - Voting Rights." If a person inadvertently becomes the beneficial owner of Voting Stock representing 20% or more of the total votes to which all outstanding shares of Voting Stock were entitled due to a change in the number of votes to which the GTR Stock or GMO Stock is entitled, such person would not be an Acquiring Person unless and until such person acquires additional shares of Voting Stock.

         With certain exceptions, in the event that, following the Distribution Date, Genzyme is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earnings power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. With certain exceptions, in the event that (i) Genzyme is the surviving corporation in a merger or other business combination involving an Acquiring Person and the outstanding Voting Stock is not changed or exchanged, (ii) any person becomes the beneficial owner of Voting Stock representing 30% or more of the total number of votes to which all outstanding shares of Voting Stock are entitled, except pursuant to an offer for all outstanding shares of Voting Stock which a majority of the directors of Genzyme who are not representatives of the person making such offer determines to be in the best interest of Genzyme and its stockholders, (iii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Restated Rights Agreement or (iv) there is a reclassification of the securities of Genzyme or other recapitalization resulting in an increase of 1% or more in the proportionate ownership of the Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights that are beneficially owned by the Acquiring Person on or after the earlier of the Distribution Date or the date an Acquiring Person acquires Voting Stock representing 20% or more of the total voting power of all outstanding shares of Voting Stock (which Rights will thereafter be void), will thereafter have the right to receive upon exercise GGD Stock, GTR Stock or GMO Stock having a market value of two times the then current exercise price of the GGD Stock Right, the GTR Stock Right, or the GMO Stock Right, respectively.

         At any time prior to the expiration of ten days following the first public announcement of the acquisition by a person or group of affiliated or associated persons of beneficial ownership of Voting Stock representing 20% or more of the total voting power of all outstanding shares of Voting Stock, Genzyme may redeem the Rights in whole, but not in part, at a price (the "Redemption Price") of $0.005 per Right in the case of the GGD Stock Rights and $0.01 per Right in the case of the GTR and GMO Stock Rights, in each case subject to adjustment. Genzyme may also redeem the Rights in connection with the acquisition of Genzyme in a transaction not involving an Acquiring Person. After the redemption period has expired, Genzyme's right of redemption may be reinstated under certain circumstances. Immediately upon the action of the Genzyme Board ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         Prior to the Distribution Date, the terms of the Restated Rights Agreement may be amended by the Genzyme Board without the consent of the holders of the Rights, except for amendments that would change the expiration date or principal economic terms of the Rights. After the Distribution Date, the terms of the Restated Rights Agreement may be amended by the Genzyme Board in order to cure any ambiguity or inconsistency, to extend the time period during which the Rights may be redeemed or to make changes that do not adversely affect the interests of the Rights holders (other than an Acquiring Person); provided, however, that no amendment may be made at a time when the Rights are not redeemable.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Genzyme, including, without limitation, the right to vote or to receive dividends.

                          THE GENZYME CHARTER PROPOSAL

         The stockholders of Genzyme are being asked to consider and approve an amendment and restatement of the Genzyme Charter (the "Charter Amendment"). The Charter Amendment would, among other things, (i) authorize 150,000,000 shares of undesignated common stock (prior to designation of the GMO Stock) that could be issued from time to time at the discretion of the Genzyme Board in one or more additional series and (ii) redesignate the GGD Stock and the GTR Stock as two series of a single class of common stock. The Genzyme Charter Proposal is being submitted to stockholders for approval independent of the Merger Proposal.

REASONS FOR THE GENZYME CHARTER PROPOSAL

         The Genzyme Board has approved the Genzyme Charter Proposal in order to enable the creation of a pool of undesignated common stock which the Genzyme Board could designate from time to time into one or more additional series of common stock of the same class as the previously designated series of common stock without the need to obtain stockholder approval. At the time of the creation of each additional series of common stock. The Genzyme Board would be authorized to determine the number of shares of each new series and all rights and privileges of each new series, including dividend rights, exchange or redemption provisions, rights upon liquidation or merger, and voting rights, provided that the holders of any series of common stock will not be entitled to more than one vote per share at the time of initial issuance of shares of such series. Under the existing Genzyme Charter, the issuance of a new class or series of common stock, such as the GMO Stock would require stockholder approval. Thus, the Merger Proposal provides for an amendment to the existing Genzyme Charter that would authorize the issuance of GMO Stock as an additional class of Genzyme common stock in the event that the Genzyme Charter Proposal is not approved by the Genzyme stockholders.

         The Genzyme Board believes that the undesignated common stock would provide the Genzyme Board with a means to act quickly and definitively to complete future acquisitions or to further divide the business of Genzyme into additional divisions, in each case though the creation of a separate series of common stock. Such actions could be undertaken without the delay and uncertainty caused by the need to obtain stockholder approval for the creation of a new class of common stock. As a result, the Genzyme Board believes that the undesignated common stock would allow it to more efficiently enhance stockholder value.

         The issuance of additional series of common stock could have the effect of discouraging attempts to acquire control of Genzyme and thus deprive stockholders of an opportunity to realize a premium for their shares. The Genzyme Board has no intention of using additional series of common stock for such purpose. However, the existing Genzyme Charter and by-laws and certain agreements of Genzyme contain other provisions that could discourage an attempted takeover of Genzyme and prevent stockholders from changing Genzyme's management. See "Comparison of Rights of Holders of GMO Stock and PharmaGenics Stock - `Anti-Takeover' Provisions."

REDESIGNATION OF EXISTING CLASSES OF COMMON STOCK

         Currently, Genzyme's authorized common stock is divided into two classes consisting of the GGD Stock and the GTR Stock. If the Genzyme Charter Proposal is approved by the Genzyme stockholders, each share of GGD Stock and GTR Stock will be redesignated as one share of a new series of Genzyme common stock without any action by the holder thereof. Each new series of common stock will have substantially the same features as the class of common stock which it replaces. The reason for the redesignation is to simplify Genzyme's capital structure by having one class of common stock with several series rather than a capital structure consisting of multiple classes and series of common stock. Absent the redesignation as part of the Genzyme Charter Proposal, Genzyme's authorized common stock would consist of the existing two classes of GGD Stock and GTR Stock and a third class of common stock that could be issued in one or more new series, such as the GMO Stock. A consistent classification of all of Genzyme's common stock as series of a single class will also avoid any unintended legal distinctions that may exist under the MBCL between classes and series of common stock. Such redesignation will result in a technical change in the classification of such shares under the MBCL, but will not affect the rights and privileges of such shares in any material respect.

ELIMINATION OF GENERAL DESIGNATED SHARES

         In addition to the changes described above, the Genzyme Charter Proposal would eliminate the provision for General Designated Shares currently in the Genzyme Charter. There have not been any General Designated Shares since the creation of the GGD Stock and the GTR Stock in 1994. Under the existing Genzyme Charter, General Designated Shares could arise only if (i) Genzyme repurchased outstanding shares of GGD Stock using funds allocated to GTR or (ii) the Genzyme Board elected to account for a reallocation of assets from GTR to Genzyme General as an increase in the General Designated Shares. Genzyme's management and accounting policies provide that the General Designated Shares can only be increased under clause (ii) above only if the approval of the holders of a majority of the GTR Stock is obtained. The Genzyme Board has determined that, given these restrictions, it is unlikely that there will ever be any General Designated Shares. Therefore, the Genzyme Board has decided to eliminate the General Designated Shares in order to simplify the provisions in the Genzyme Charter.

CREATION OF THE GMO STOCK

         If the Genzyme Charter Proposal is approved by the Genzyme stockholders and the Merger Proposal is approved by stockholders of Genzyme and PharmaGenics, then the Genzyme Board will designate the GMO Stock as a series of the Genzyme common stock consisting of 40,000,000 shares, leaving 110,000,000 shares available for future designation by the Genzyme Board. The GMO Stock to be designated by the Genzyme Board will have substantially the terms contained in Annex III hereto. See "Description of Genzyme Capital Stock." If the Genzyme Charter Proposal is not approved by the Genzyme stockholders but the Merger Proposal is approved by both the Genzyme stockholders and the PharmaGenics stockholders, then the GMO Stock will be created through an amendment to the Genzyme Charter establishing the GMO Stock as a separate class of common stock. See "The Merger Proposal."

FEDERAL INCOME TAX CONSEQUENCES OF THE GENZYME CHARTER PROPOSAL

         No gain or loss, and no federal income tax liability will result to Genzyme or its stockholders by reason of the Genzyme Charter Proposal.

RECOMMENDATION OF THE GENZYME BOARD

         THE GENZYME BOARD HAS UNANIMOUSLY APPROVED THE GENZYME CHARTER PROPOSAL AND BELIEVES THAT THE GENZYME CHARTER PROPOSAL IS IN THE BEST INTERESTS OF GENZYME AND ITS STOCKHOLDERS. ACCORDINGLY, THE GENZYME BOARD UNANIMOUSLY RECOMMENDS THAT THE GENZYME STOCKHOLDERS VOTE TO APPROVE THE GENZYME CHARTER PROPOSAL.

                       THE GENZYME BENEFIT PLAN PROPOSALS


         In connection with the Merger Proposal, Genzyme is proposing amendments to the 1990 Equity Incentive Plan (the "Equity Plan"), 1988 Director Stock Option Plan (the "Director Plan"), 1990 Employee Stock Purchase Plan (the "Purchase Plan") and the Genzyme Corporation Directors' Deferred Compensation Plan (the "Deferred Compensation Plan") (collectively, the "Plans") which would provide for the grant of awards, options and rights, or permit distributions, as the case may be, under the Plans relating to GMO Stock in addition to the GGD Stock and GTR Stock already authorized under each Plan. Genzyme believes it is desirable to maintain its flexibility to use option grants and other stock awards to attract, retain and reward key personnel, to attract and retain qualified persons who are not also officers or employees of Genzyme to serve as directors of Genzyme, and to provide employees of Genzyme with the opportunity to purchase shares of each series of common stock of Genzyme on favorable terms. In light of the Merger Proposal, Genzyme believes that the usefulness of each Plan as a continuing means of achieving the above-described goals will be impaired if the proposed amendments to the Plans are not approved. Specifically, Genzyme believes that options for GMO Stock under the Equity Plan will provide a more effective and direct incentive for the employees of GMO than options for GGD Stock and GTR Stock alone. Similarly, options for specified combinations of GGD Stock, GTR Stock and GMO Stock under the Director Plan and the ability to credit GMO Stock to directors' deferral accounts under the Deferred Compensation Plan will provide more effective and direct incentives for directors to promote the success of Genzyme as a whole than options for and allocations of GGD Stock and GTR Stock alone. Finally, Genzyme believes that rights to purchase GMO Stock under the Purchase Plan will provide a more attractive benefit to Genzyme employees than rights to purchase GGD Stock and GTR Stock alone.

         Shares of GMO Stock issued under the Plans could be either authorized and unissued shares or shares that have been reacquired by Genzyme. In the event that an outstanding option or right expires or is canceled or forfeited, the shares of the GMO Stock covered thereby would again be available for the grant of options or rights under the Plans.

         The proceeds from the issuance of shares of Genzyme common stock upon the exercise of options or rights granted under the Plans after the Effective Date will be allocated to the division that is tracked by the common stock issued. Alternatively, in the case of proceeds from the exercise of GTR or GMO options or rights, the Genzyme Board could elect to allocate the proceeds to Genzyme General and account for the issuance as a reduction in the GTR Designated Shares or GMO Designated Shares, as the case may be. See "Description of Genzyme Capital Stock - GMO Designated Shares and GTR Designated Shares."

            PROPOSAL TO AMEND THE GENZYME 1990 EQUITY INCENTIVE PLAN


GENERAL

         Genzyme stockholders are being asked to consider and approve amendments to the Equity Plan as described herein. The purpose of the Equity Plan is to attract and retain key employees and consultants of Genzyme, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of Genzyme. The Equity Plan provides for the grant of stock options (incentive and nonstatutory), stock appreciation rights, performance shares, restricted stock and stock units (the "Awards") to employees and consultants of Genzyme and its affiliates ("Eligible Persons").

         Currently, Awards may be made under the Equity Plan for up to 19,800,000 shares of GGD Stock and up to 3,300,000 shares of GTR Stock, subject to adjustment for stock splits, stock dividends and certain transactions affecting Genzyme's capital stock. In addition, shares may be issued under the Equity Plan through the assumption or substitution of outstanding grants from an acquired company without reducing the number of shares available for award under the Equity Plan. As of the Genzyme Record Date, approximately 3,065 employees were eligible to participate in the Equity Plan. The closing prices of the GGD Stock and GTR Stock as reported by Nasdaq on such date were $22.38 and $9.75, respectively.

         Awards under the Equity Plan are granted at the discretion of the Compensation Committee, which determines the recipients and establishes the terms and conditions of each Award, including the exercise price, the form of payment of the exercise price, the number of shares subject to options or other equity rights and the time at which such options become exercisable. The exercise price of any stock option granted under the Equity Plan may not be less than the fair market value of the GGD Stock or GTR Stock, as the case may be, on the date of grant.

         The Compensation Committee has adopted standards for the number of options that may be awarded to all employees other than executive officers upon joining Genzyme (the "New Hire Grant Matrix") and to qualified employees other than executive officers on an annual basis (the "Annual Grant Matrix"). Awards made under the New Hire Grant Matrix are based on the salary grade of the employee at his or her date of hire and generally increase commensurate with the level of responsibility associated with the salary grade. Awards under the Annual Grant Matrix are based upon an employee's salary grade and an assessment of such employee's performance during the prior year. In order to qualify to receive an annual award, an employee's performance must be rated as having "fully met expectations" for his or her position by the Senior Vice President or Executive Vice President responsible for the division to which the employee is assigned. The Compensation Committee has delegated to the Senior Vice President, Human Resources, the power to administer the standards and make awards in amounts consistent with the standards and the recommendations provided by the Senior Vice Presidents.

         The option award standards may be changed at any time by the Compensation Committee. In addition, the Committee periodically reviews the standards to determine whether the levels of Awards appropriately reflect the growth of Genzyme and the value of its common stock. As a result of such reviews, the standards have been adjusted in each of the last four years to reduce the number of shares awarded at each salary grade to levels commensurate with Genzyme's growth and the changes in the value of its common stock.

         As of the Genzyme Record Date, options to purchase an aggregate of 27,981,259 shares of GGD Stock and 2,905,014 shares of GTR Stock had been granted under the Equity Plan. Of the foregoing, options to purchase an aggregate of 6,610,150 shares of GGD Stock and 596,786 shares of GTR Stock had been granted to current executive officers and options to purchase an aggregate of 21,371,109 shares of GGD Stock and 2,308,228 shares of GTR Stock had been granted to all other employees. After taking into account shares available as a result of cancellation of options granted under the Equity Plan, 1,471,878 shares of GGD Stock and 724,905 shares of GTR Stock remain available for Awards under the Equity Plan. No stock appreciation rights, performance shares, restricted stock, stock units or other stock-based awards have been granted under the Equity Plan.


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
DESCRIPTION OF AMENDMENT TO EQUITY PLAN

         On January 30, 1997, the Genzyme Board approved the amendments to the Equity Plan described herein, (the "Equity Plan Amendments"), subject to stockholder approval and completion of the Merger.

         The Equity Plan Amendments authorize the issuance of up to 1,500,000 shares of GMO Stock under the Equity Plan. Such shares will be in addition to the shares of GGD Stock and GTR Stock currently available for issuance under the Equity Plan. Under the Equity Plan, as proposed to be amended, the Compensation Committee would have the discretion to grant Awards relating to GGD Stock, GTR Stock, GMO Stock or any combination of each to employees and consultants eligible to be granted Awards under the Equity Plan.

         As shown in the table below, as of the Effective Date, Genzyme will grant a total of 794,867 options under the Equity Plan to purchase shares of GMO Stock to (i) current executive officers and (ii) current employees of Genzyme who will devote a substantial portion of their efforts to GMO and (iii) former employees of PharmaGenics who will become employees of GMO (the "Initial Options"):

                                NEW PLAN BENEFITS

                       GENZYME 1990 EQUITY INCENTIVE PLAN

                                                                 NUMBER OF
NAME AND POSITION                                             INITIAL OPTIONS
--------------------------------------------------------------------------------
Henri A. Termeer, Chief Executive Officer                       66,000

Geoffrey F. Cox, Executive Vice President                        7,500

Gregory D. Phelps, Executive Vice President                     15,000

Alan E. Smith, Senior Vice President, Research                  25,000

G. Jan van Heek, Senior Vice President                           7,500

Peter Wirth, Executive Vice President                           15,000

Executive Group (all 10 Executive Officers)                    188,500

Non-Executive Director Group                                    16,200

Non-Executive Officer Employee Group                           590,167


The Initial Options will: (i) have an exercise price equal to the fair market value of the GMO Stock on the date of grant, (ii) become exercisable 20% on the effective date of the Merger and 20% on each of the next four anniversaries thereof and (iii) have a term of ten years.

         The number of shares of GMO Stock available for issuance under the Equity Plan would be subject to adjustment under the same circumstances as the number of shares of GGD Stock and GTR Stock would be adjusted.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO STOCK OPTIONS

         INCENTIVE STOCK OPTIONS. An optionee does not realize taxable income upon the grant or exercise of an incentive stock option ("ISO") under the Equity Plan.

         If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale


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
of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss and (b) no deduction is allowed to Genzyme for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee.

         If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition") then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) Genzyme is entitled to deduct such amount. Any further gain realized is taxed as a short-term or long-term capital gain and does not result in any deduction to Genzyme. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

         NONSTATUTORY STOCK OPTIONS. No income is realized by the optionee at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) Genzyme receives a tax deduction for the same amount, subject to applicable withholding requirements in the case of employees. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any deduction by Genzyme.

          PROPOSAL TO AMEND THE GENZYME 1988 DIRECTOR STOCK OPTION PLAN


GENERAL

         Genzyme stockholders are being asked to consider and approve amendments to the Director Plan as described herein. The purpose of the Director Plan is to attract and retain qualified persons, who are not also officers or employees of Genzyme, to serve as directors of Genzyme and to encourage stock ownership in Genzyme by such directors so as to provide additional incentives to promote the success of Genzyme. The Director Plan authorizes the grant of nonstatutory stock options for the purchase of a maximum of 200,000 shares of GGD Stock and 70,000 shares of GTR Stock (subject in each case to adjustment for stock splits and similar capital changes) to Eligible Directors as defined below. At Genzyme's annual stockholder meeting scheduled to take place on May 29, 1997, Genzyme stockholders are being asked to vote on a proposed amendment to the Director Plan that would (i) increase the number of shares of GGD Stock available for issuance under the Director Plan from 200,000 to 233,600 shares and (ii) increase the number of shares of GTR Stock available for issuance under the Director Plan from 70,000 to 100,000 shares. As of the Genzyme Record Date, options to purchase an aggregate of 197,600 shares of GGD Stock and 68,576 shares of GTR Stock had been granted under the Director Plan.

         All directors of Genzyme who are not employees of Genzyme ("Eligible Directors") are eligible to participate in the Director Plan, unless such director irrevocably elects not to participate. All of the directors of Genzyme other than Mr. Termeer are Eligible Directors.

         Options under the Director Plan are automatically granted once a year at the annual meeting of the stockholders of Genzyme to Eligible Directors elected or reelected at the meeting. Upon such election, each such Eligible Director receives, for each year of the term of office to which the director is elected, (i) an option to purchase 4,000 shares of GGD Stock and (ii) an option to purchase a number of shares of GTR Stock equal to 1,000 times a fraction, the numerator of which is the fair market value of the GGD Stock and the denominator of which is the fair market value of the GTR Stock (i.e., options to purchase amounts of GTR Stock with a market value equal to one-quarter of the market value of the stock subject to the GGD Stock option). The options have an exercise price equal to the fair market value on the date of grant of the series of stock to which the option relates. The options have a term of ten years and become exercisable with respect to one-third of the total number of shares of each series on the date of each annual meeting of stockholders following grant if the option holder is a director at the opening of business on that date.

DESCRIPTION OF AMENDMENT TO DIRECTOR PLAN

         On January 30, 1997, the Genzyme Board approved the amendments to the Director Plan described herein (the "Director Plan Amendments"), subject to stockholder approval and completion of the Merger.

         The Director Plan Amendments authorize the issuance of up to 70,000 shares of GMO Stock under the Director Plan. Such shares will be in addition to the shares of GGD Stock and GTR Stock currently available for issuance under the Director Plan. Under the Director Plan as amended, upon election at an annual meeting of the stockholders, Eligible Directors would be awarded, for each year of the term of office to which the director is elected, (i) an option to purchase 4,000 shares of GGD Stock, (ii) an option to purchase a number of shares of GTR Stock equal to 1,000 times a fraction, the numerator of which is the fair market value of the GGD Stock and the denominator of which is the fair market value of the GTR Stock and (iii) an option to purchase a number of shares of GMO Stock equal to 1,000 times a fraction, the numerator of which is the fair market value of the GGD Stock and the denominator of which is the fair market value of the GMO Stock. Thus, an Eligible Director would receive, in addition to options to purchase GGD Stock and GTR Stock, an option to purchase an amount of GMO Stock with a market value equal to one-quarter of the market value of the stock subject to the GGD Stock option. At the first annual meeting of stockholders following stockholder approval of the Director Plan Amendments and completion of the Merger, any Eligible Director whose term of office is not expiring would be awarded an option for each year remaining in such term to purchase a number of shares of GMO Stock equal to 1,000 times a fraction, the numerator of which is the fair market value of the


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
GGD Stock and the denominator of which is the fair market value of the GMO Stock. The fair market value of the GGD Stock and the GTR Stock is defined under the Director Plan Amendments as the last sale price for the GGD Stock and the GTR Stock, respectively, as reported by Nasdaq on the date of grant. The fair market value of the GMO Stock will be determined by the Genzyme Board until such time as the GMO Stock is listed for trading on an exchange or on Nasdaq, at which time the fair market value will be the last sale price for the GMO Stock on the date of grant.

         The Director Plan Amendments also provide for initial grants as of the effective date of the Merger to each Eligible Director of options to purchase 2,700 shares of GMO Stock, or a total of 16,200 shares. These options will: (i) have an exercise price equal to the fair market value of the GMO Stock on the date of grant, (ii) be exercisable in full on the date of grant and (iii) have a term of ten years.

         The number of shares of GMO Stock available for issuance under the Director Plan would be subject to adjustment under the same circumstances as the number of shares of GGD Stock and GTR Stock would be adjusted.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO DIRECTOR PLAN

         Options granted under the Director Plan are nonstatutory stock options. No income is realized by the director at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income is realized by the director in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) Genzyme receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any deduction by Genzyme.

         PROPOSAL TO AMEND THE GENZYME 1990 EMPLOYEE STOCK PURCHASE PLAN


GENERAL

         Genzyme stockholders are being asked to consider and approve amendments to the Purchase Plan as described herein. The purpose of the Purchase Plan is to provide full-time employees of Genzyme and its subsidiaries an opportunity to purchase Genzyme common stock on favorable terms. A total of 1,500,000 shares of GGD Stock and 600,000 shares of GTR Stock are reserved for issuance under the Purchase Plan. At Genzyme's annual stockholder meeting scheduled to take place on May 29, 1997, Genzyme stockholders are being asked to vote on a proposed amendment to the Purchase Plan that would (i) increase the number of shares of GGD Stock reserved for issuance under the Purchase Plan from 1,500,000 to 2,000,000 shares and (ii) increase the number of shares of GTR Stock reserved for issuance under the Purchase Plan from 600,000 to 1,100,000 shares.

         The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Rights to purchase GGD Stock and GTR Stock under the Purchase Plan are granted at the discretion of the Genzyme Board, which, through an administrator, determines the frequency and duration of individual offerings under the Purchase Plan and the date(s) when stock may be purchased. Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termination of employment for any reason. The purchase price per share of GGD Stock and GTR Stock in an offering is 85% of the lower of its fair market value on the first day of an offering period or the applicable exercise date and may be paid through regular payroll deductions, lump sum cash payments or a combination of both, as determined by the Genzyme Board. The Purchase Plan terminates on March 14, 2000.

         In accordance with Section 423 of the Code, no employee may subscribe for shares under the Purchase Plan if, immediately after having subscribed, the employee would own 5% or more of the voting power or of the value of Genzyme common stock (including stock which may be purchased through subscriptions under the Purchase Plan or any other plans) nor may an employee buy more than $25,000 worth of stock (determined by the fair market value of Genzyme common stock at the time the offering begins) through the Purchase Plan in any calendar year. The Purchase Plan provides that no employee may allocate more than 15%, or such lesser percentage as the Genzyme Board may fix, of the employee's annual rate of compensation to the purchase of stock through the Purchase Plan. In December 1996 the Genzyme Board determined that no employee may buy more than $8,333 worth of GTR Stock (determined by the fair market value of the GTR Stock at the time the offering begins) through the Purchase Plan in any calendar year. In addition, no employee may allocate more than 5% of his or her annual rate of compensation to the purchase of GTR Stock through the Purchase Plan.

         As of the Genzyme Record Date, 3,065 employees were eligible to participate in the Purchase Plan and 1,436,451 shares of GGD Stock and 599,126 shares of GTR Stock had been purchased under the Purchase Plan. During 1996, Mr. Termeer purchased 1,740 and 3,011 shares of GGD Stock and GTR Stock, respectively, Dr. Cox purchased 3,054 and 1,379 shares of GGD Stock and GTR Stock, respectively, Dr. Smith purchased 1,368 shares of GGD Stock, Mr. van Heek purchased 2,630 and 1,565 shares of GGD Stock and GTR Stock, respectively, Mr. Wirth purchased 314 and 1,391 shares of GGD Stock and GTR Stock, respectively, and all current executive officers as a group purchased 20,455 and 10,208 shares of GGD Stock and GTR Stock, respectively, under the Purchase Plan. All other employees purchased an aggregate of 270,598 shares of GGD Stock and 318,998 shares of GTR Stock during 1996.

DESCRIPTION OF AMENDMENT TO THE PURCHASE PLAN

         On January 30, 1997, the Genzyme Board approved the amendments to the Purchase Plan described herein (the "Purchase Plan Amendments"), subject to stockholder approval and completion of the Merger.

         The Purchase Plan Amendments authorize the issuance of up to 500,000 shares of GMO Stock under the Purchase Plan. Such shares will be in addition to the shares of GGD Stock and GTR Stock available for issuance under the Purchase Plan. Under the Purchase Plan, as amended, the Genzyme Board would have the


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
discretion to grant rights to purchase GGD Stock, GTR Stock, GMO Stock or any combination of each to employees eligible to be granted rights under the Purchase Plan.

         It is currently anticipated that the Genzyme Board will place limitations on the amount of GMO Stock that may be purchased by an employee through the Purchase Plan that are similar to those that currently exist with respect to the purchase of GTR Stock through the Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO PURCHASE PLAN

         Participants do not realize taxable income at the commencement of an offering or at the time shares are purchased under the Purchase Plan.

         If no disposition of shares purchased under the Purchase Plan is made by the participant within two years from the offering commencement date or within one year from the purchase date, then (a) upon sale of such shares, 15% of the fair market value of the stock at the commencement of the offering period (or, if less, the amount realized on sale of such shares in excess of the purchase price) is taxed to the participant as ordinary income with any additional gain taxed as a long-term capital gain and any loss sustained is treated as a long-term capital loss and (b) no deduction is allowed to Genzyme for Federal income tax purposes.

         If the participant dies at any time while owning shares purchased under the Purchase Plan, then (a) 15% of the fair market value of the stock at the commencement of the offering period (or, if less, the fair market value of such shares on the date of death in excess of the purchase price) is taxed to the participant as ordinary income in the year of death and (b) no deduction is allowed to Genzyme for Federal income tax purposes.

         If shares purchased under the Purchase Plan are disposed of prior to the expiration of the two-year and one-year holding periods described above, then (a) the participant realizes ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares on the date of purchase over the purchase price thereof, and (b) Genzyme is entitled to deduct such amount. Any further gain realized is taxed as a short-term or long-term capital gain and will not result in any deduction by Genzyme.


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
                    PROPOSAL TO AMEND THE GENZYME CORPORATION
                      DIRECTORS' DEFERRED COMPENSATION PLAN

GENERAL

         Genzyme stockholders are being asked to consider and approve amendments to the Deferred Compensation Plan as described herein. The Deferred Compensation Plan allows each member of the Genzyme Board who is not also an officer or employee of Genzyme to defer receipt of all or a portion of the cash compensation payable to him or her as a director of Genzyme. See "Compensation of Genzyme's Executive Officers - Director Compensation - Director Fees." Compensation may be deferred until the termination of service as a director or, subject to certain restrictions, such other date as may be specified by the director. All of the current directors of Genzyme other than Mr. Termeer and Mr. Blair are eligible to participate in the Deferred Compensation Plan. As of the Genzyme Record Date, two of the five eligible directors have elected to participate in the Deferred Compensation Plan.

         Under the terms of the Deferred Compensation Plan, a deferral account has been established for each participating director. The deferral account consists of a subaccount for amounts earning interest, which are denominated on a dollar basis (the "cash account"), and a subaccount for amounts invested in hypothetical shares of GGD Stock or GTR Stock, which are denominated on a share basis (the "stock account"). Pursuant to a deferral agreement with Genzyme, each participant has indicated the percentage of deferrals to be invested in the cash account and the stock account and, for deferrals to be invested in the stock account, the allocation of such deferrals between GGD Stock and GTR Stock. Amounts deferred to the cash account bear interest at the rate paid on 90-day Treasury bills. Such interest is credited on a quarterly basis and, following credit to the cash account, will be included in the balance upon which interest is paid in subsequent quarters. Amounts deferred to the stock account will be converted on a quarterly basis into a number of shares of GGD Stock and/or GTR Stock equal to the amount of compensation which the participant has elected to defer and invest in such class of stock divided by the applicable stock price for such class. The applicable stock price for each of the GGD Stock and the GTR Stock means the average of the closing price for each such class for all trading days during the calendar quarter preceding the conversion date as reported by Nasdaq.

         Distributions from the deferral account may be paid in a lump sum or in annual installments for a period of up to five years and will commence in the calendar year following a participant's termination of service as a director or, subject to certain restrictions, such other calendar year as may be specified by the participant. Distributions will consist of (a) cash in the amount credited to the participant's account (prorated, if paid in installments) and (b) the number of shares of GGD Stock and/or GTR Stock credited to his or her stock account (prorated, if paid in installments). Prior to distribution, shares credited to a participant's stock account are not considered actual shares of common stock of Genzyme for any purpose and a participant will have no rights as a stockholder with respect to such shares.

         Genzyme has reserved 50,000 shares of GGD Stock and 100,000 shares of GTR Stock to cover distributions of shares credited to stock accounts under the Deferred Compensation Plan (subject in each case to adjustment for stock splits, stock dividends and certain other transactions affecting Genzyme's capital stock). To date, no shares of GGD Stock or GTR Stock credited to stock accounts under the Deferred Compensation Plan have been distributed to participants in the Deferred Compensation Plan.

DESCRIPTION OF AMENDMENT TO DEFERRED COMPENSATION PLAN

         On January 30, 1997, the Genzyme Board approved the amendments to the Deferred Compensation Plan described herein (the "Deferred Compensation Plan Amendments"), subject to stockholder approval and completion of the Merger.

         The Deferred Compensation Plan Amendments provide that each participant in the Deferred Compensation Plan may allocate deferrals in his or her stock account to GMO Stock as well as GGD Stock and GTR Stock, which would be converted on a quarterly basis into a number of shares of GMO Stock equal to the compensation that the participant has elected to defer and invest in the GMO Stock divided by the applicable stock price. The applicable stock price will be the fair market value of the GMO Stock as determined by the Genzyme Board until such time as the GMO Stock is listed for trading on an exchange or on Nasdaq, at which time such price will be equal to the average closing prices for the GMO Stock for all trading days during the calendar quarter preceding the conversion date as reported by such exchange or Nasdaq. The Deferred Compensation Plan Amendments do not alter how distributions under the Deferred Compensation Plan are to be made, except that such distributions will include any shares of GMO Stock that are credited to the participant's stock account at the time of such distribution (prorated, if paid in installments).

         The Deferred Compensation Plan Amendments authorize the issuance of up to 50,000 shares of GMO Stock under the Deferred Compensation Plan to cover distributions of shares of GMO Stock credited to stock accounts under such Plan, subject to adjustment under the same circumstances as the number of shares of GGD Stock and GTR Stock would be adjusted under such Plan.

                MANAGEMENT AND ACCOUNTING POLICIES GOVERNING THE
                        RELATIONSHIP OF GENZYME DIVISIONS


         The Genzyme Board has adopted policies to govern the management of Genzyme General and GTR. Effective upon completion of the Merger, the Genzyme Board has amended such policies to include the management of GMO to add certain new policies governing interdivision transactions. The amended policies are set forth below.

         Except as otherwise provided in the policies, the Genzyme Board may further modify or rescind the policies in its sole discretion without approval of the stockholders, subject only to the Genzyme Board's fiduciary duty to Genzyme's stockholders. The Genzyme Board may also adopt additional policies depending upon the circumstances. Any determination of the Genzyme Board to modify or rescind the policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of the common stock representing the three divisions, would be governed by the principles of Massachusetts law discussed under "Risk Factors - Risks Related to Genzyme Tracking Stock - No Rights or Additional Duties with Respect to the Divisions; Potential Conflicts." In addition, generally accepted accounting principles require that any change in policy be preferable (in accordance with such principles) to the previous policy.

PURPOSE OF GTR AND GMO

         The purpose of GTR is to create a business with a comprehensive approach to the field of tissue repair by developing and commercializing a portfolio of novel products for the treatment and prevention of serious tissue injury (excluding products developed on behalf of Genzyme Development Partners, L.P.). The purpose of GMO is to create a focused, integrated oncology business that will develop and commercialize novel therapeutic and diagnostic products and services based upon molecular tools and genomics information. In addition to the programs initially assigned to each of GTR and GMO, it is expected that the product and service portfolio of each division will expand through the addition of complementary programs, products and services developed either internally or externally to the division, including acquiring or in-licensing programs, products and services from outside of Genzyme. Each of GTR and GMO will be operated and managed similarly to Genzyme General.

REVENUE ALLOCATION

         Other than revenues received in connection with transactions subject to the policy regarding Interdivision Transactions, revenues from the sale of a division's products and services shall be credited to that division.

EXPENSE ALLOCATION

         Other than expenses incurred in connection with transactions subject to the policy regarding Interdivision Transactions, all direct expenses shall be charged to the division for the benefit of which they are incurred. Corporate and general and administrative expenses or other indirect costs will be allocated to each division in a reasonable and consistent manner based on utilization by the division of the services to which such costs relate.

TAX ALLOCATIONS

         Income taxes shall be allocated to each division based upon the financial statement income, taxable income, credits and other amounts properly allocable to such division under generally accepted accounting principles as if each division were a separate taxpayer; provided, however, that as of the end of any fiscal quarter of Genzyme, any projected tax benefit attributable to any division that cannot be utilized by such division to offset or reduce its current or deferred income tax expense may be allocated to the other divisions in proportion to their taxable income without any compensating payment or allocation.


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
ACQUISITIONS OF PROGRAMS, PRODUCTS OR ASSETS

         Upon the acquisition by Genzyme from a third party of any programs, products or assets (whether by acquisition of assets or stock, merger, consolidation or otherwise), the aggregate cost of the acquisition and the programs, products or assets acquired shall be allocated among the divisions of Genzyme. In the case of material acquisitions, such allocation shall be made in a manner determined by the Genzyme Board to be fair and reasonable to each division and to holders of the common stock representing each division, taking into account such matters as the Genzyme Board and its financial advisors, if any, deem relevant. Any such determination by the Genzyme Board will be final and binding on all holders of common stock.

DISPOSITION OF PROGRAMS, PRODUCTS OR ASSETS

         Upon any sale, transfer, assignment or other disposition by Genzyme of any product, program or asset not consisting of all or substantially all of the assets of a division, all proceeds from such disposition shall be allocated to the division to which the program, product or asset had been allocated. If the program, product or asset was allocated to more than one division, the proceeds of the disposition shall be allocated among such divisions based on their respective interests in such program, product or asset. Such allocation shall be made in a manner determined by the Genzyme Board to be fair and reasonable to such divisions and to holders of the common stock representing such divisions, taking into account such matters as the Genzyme Board and its financial advisors, if any, deem relevant. Any such determination by the Genzyme Board will be final and binding on all holders of common stock.

INTERDIVISION ASSET TRANSFERS

         The Genzyme Board may at any time and from time to time reallocate any program, product or other asset from one division to any other division. All such reallocations shall be done at fair market value, determined by the Genzyme Board, taking into account, in the case of a program under development, the commercial potential of such program, the phase of clinical development of such program, the expenses associated with realizing any income from such program, the likelihood and timing of any such realization and other matters that the Genzyme Board and its financial advisors, if any, deem relevant. The consideration for such reallocation may be paid by one division to another in cash or other consideration with a value equal to the fair market value of the assets being reallocated or, in the case of a reallocation of assets from Genzyme General to GTR or to GMO, the Genzyme Board may elect to account for such reallocation as an increase in the Designated Shares representing the division to which such assets are reallocated in accordance with the provisions of the Genzyme Charter.

         Notwithstanding the foregoing, no Key GTR Program or Key GMO Program, as defined below, may be transferred out of GTR or GMO, respectively, without a class vote of the holders of the common stock representing the division from which such Key GTR Program or Key GMO Program is to be removed unless the Genzyme Board determines that (i) in the case of a Key GTR Program, such Key GTR Program has application outside of the field of tissue repair (in which case it may be transferred out only for the non-tissue repair applications) and (ii) in the case of a Key GMO Program, such Key GMO Program has application outside of the field of oncology (in which case it may be transferred out only for the non-oncology applications; provided, however, that the SAGE Service (as herein defined) may not be transferred out of GMO for any application without the approval of the holders of GMO Stock voting as a separate class).

         A "Key GTR Program" is any of the following:

                  (i) Vianain(R) for debridement of necrotic or damaged tissue;

                  (ii) TGF-(beta)2 for all indications licensed from Celtrix Pharmaceuticals, Inc. as of December 16, 1994;

                  (iii) Epicel(sm) cultured epithelial cell autografts for tissue replacement or repair;


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                  (iv)  Acticel(sm) cultured epithelial cell allografts for
tissue replacement or repair;

                  (v)   CARTICEL(R) Autologous Chondrocyte Service; and

                  (vi) any additional tissue repair program or product being developed from time to time in GTR which (a) constituted 20% or more of the research and development budget of GTR in any one of the three most recently completed fiscal years or (b) has had a cumulative investment of $8 million or more in research and development expenses by GTR.

         A "Key GMO Program" is any of the following:

                  (i) use of SAGE technology licensed from JHU for third parties (the "SAGE Service");

                  (ii) the clinical program developing adenovirus vectors containing the tumor antigens MART-1 or gp100 for the treatment of melanoma;

                  (iii) the "suicide" gene therapy research program developing adenovirus and lipid vectors containing genes to enhance chemotherapy for oncology indications;

                  (iv) the research program developing adenovirus and lipid vectors containing tumor suppressor genes for oncology indications;

                  (v) the research program developing adenovirus and lipid vectors containing genes to regulate the immune system for oncology indications, including heat shock proteins;

                  (vi) the research program developing antibody-targeted gene therapy for the treatment of tumors; and

                  (vii) any additional program, product or service being developed from time to time in GMO which (a) constituted 20% or more of the research and development budget of GMO in any one of the three most recently completed fiscal years or (b) has had a cumulative investment of $8 million or more in research and development expenses by GMO.

         The foregoing policies regarding transfers of assets between divisions will not be changed by the Genzyme Board without the approval of the holders of the GTR Stock and the GMO Stock, each voting as a separate class; provided, however, that if a policy change affects GTR or GMO alone, only holders of shares representing the affected division will be entitled to a class vote on such matter.

OTHER INTERDIVISION TRANSACTIONS

         This policy shall cover interdivision transactions other than asset transfers, which shall be subject to the policy regarding Interdivision Asset Transfers. From time to time, a division may engage in transactions directly with one or more other divisions or jointly with one or more other divisions and one or more third parties. Such transactions may include agreements by one division to provide products and services for use by another division and joint ventures or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties. Such transactions shall be subject to the following conditions:

                  (i) Research performed by one division for the benefit of another division will be charged to the division for which work is performed on a cost basis. Such costs shall be allocated in the manner described above under "Expense Allocation," and the division performing the research will not recognize revenue as a result of performing such research.


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                  (ii)  Corporate and general and administrative services will be provided by each division to any other division requesting such services on a cost basis and such costs shall be allocated in the manner described above under "Expense Allocation."

                  (iii) Other than research, corporate and general and administrative services, interdivision transactions shall be on terms and conditions that would be obtainable in transactions negotiated at arm's length with unaffiliated third parties.

                  (iv) Any interdivision transaction (a) to be performed on terms and conditions that deviate from the policies set forth in subparagraphs
(i), (ii) or (iii) above and (b) that is material to one or more of the participating divisions will require approval by the Genzyme Board, which approval shall include a determination by the Genzyme Board that the transaction is fair and reasonable to each participating division and to holders of the common stock representing each such division.

                  (v) If a division (the "Purchasing Division") requires any product or service from which another division (the "Selling Division") derives revenues from sales to third parties (a "Commercial Product or Service"), the Purchasing Division may solicit from the Selling Division a bid to provide such Commercial Product or Service in addition to any bids solicited by the Purchasing Division from third parties. Subject to the determination by the Genzyme Board that the bid of the Selling Division is fair and reasonable to each division and to holders of common stock representing each division and that the Purchasing Division will accept the Selling Division's bid, the Purchasing Division may accept any bid deemed to offer the most favorable terms and conditions for providing the Commercial Product or Service sought by the Purchasing Division.

                  (vi) Loans may be made from time to time between divisions. Any such loan of $1 million or less will mature within 18 months and interest will accrue at the best borrowing rate available to Genzyme for a loan of like type and duration. Amounts borrowed in excess of $1 million will require approval of the Genzyme Board, which approval shall include a determination by the Genzyme Board that the material terms of such loan, including the interest rate and maturity date, are fair and reasonable to each participating division and to holders of the common stock representing such division.

ACCESS TO TECHNOLOGY AND KNOW-HOW

         Each of Genzyme General, GTR and GMO will have free access to all technology and know-how of Genzyme that may be useful in such division's business, subject to any obligations or limitations applicable to Genzyme.

DISPOSITION OF GTR DESIGNATED SHARES AND GMO DESIGNATED SHARES

                  (i) The GTR Designated Shares and the GMO Designated Shares may be (a) issued upon the exercise or conversion of outstanding stock options, warrants or convertible securities allocated to Genzyme General, (b) subject to the restrictions set forth below under "Issuance of Additional Shares of Any Series of Common Stock," sold for any valid business purpose or (c) distributed as a dividend to the holders of shares of GGD Stock, all as determined from time to time by the Genzyme Board, subject to the following policies regarding annual distributions.

                  (ii) If, as of May 31 of each year starting May 31, 1997, the number of GTR Designated Shares on such date (not including those reserved for issuance with respect to stock options, stock purchase rights, warrants or other securities convertible into or exercisable for shares of GGD Stock outstanding on such date ("GGD Convertible Securities") as a result of anti-dilution adjustments required by the terms of such instruments or approved by the Genzyme Board) exceeds ten percent (10%) of the number of shares of GTR Stock then issued and outstanding, then substantially all GTR Designated Shares will be distributed to holders of record of GGD Stock subject to reservation of a number of such shares equal to the sum of:

                        (a) the number of GTR Designated Shares reserved for issuance upon the exercise or conversion of GGD Convertible Securities and


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
                        (b) the number of GTR Designated Shares reserved by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General.

                  (iii) If, as of November 30 of each year starting November 30, 1998, the number of GMO Designated Shares on such date (not including those reserved for issuance with respect to GGD Convertible Securities as a result of anti-dilution adjustments required by the terms of such instruments or approved by the Genzyme Board) exceeds ten percent (10%) of the number of shares of GMO Stock then issued and outstanding, then substantially all GMO Designated Shares will be distributed to holders of record of GGD Stock, subject to reservation of a number of such shares equal to the sum of:

                        (a) the number of GMO Designated Shares reserved for issuance upon the exercise or conversion of GGD Convertible Securities and

                        (b) the number of GMO Designated Shares reserved by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General;

provided, however, that if, prior to November 30, 1998, Genzyme has completed the GMO IPO, Genzyme may defer the distribution of GMO Designated Shares provided in this policy until the later of November 30, 1998 or 360 days after the date the GMO IPO was completed.

ISSUANCE AND SALE OF ADDITIONAL SHARES OF COMMON STOCK

         When additional shares of common stock are issued and sold by Genzyme, Genzyme will identify (i) the number of such shares issued and sold for the account of the division to which they relate, the proceeds of which will be allocated to and reflected in the financial statements of such division and (ii) the number of such shares issued and sold that shall reduce the number of Designated Shares of such division. Notwithstanding the foregoing, Genzyme will not sell any GTR Designated Shares or GMO Designated Shares (except upon exercise or conversion of options, warrants or convertible securities issued by Genzyme General that were adjusted as a result of a dividend of GTR Stock or GMO Stock paid to holders of GGD Stock) unless (i) the Genzyme Board determines that GTR or GMO, as the case may be, has cash sufficient to fund its operations for at least the next 12 months or (ii) shares of GTR Stock or GMO Stock, as the case may be, are concurrently being sold for the account of GTR or GMO, respectively, in an amount that will produce proceeds sufficient to fund such division's cash needs for the next 12 months.

OPEN MARKET PURCHASES OF SHARES OF COMMON STOCK

         Genzyme may make open market purchases of any series of its common stock in accordance with applicable securities law requirements; provided, however, that in no event shall any such purchases be made if as an immediate result thereof the number of Designated Shares representing a division will exceed 60% of the number of shares of such division outstanding plus such number of Designated Shares. Notwithstanding the foregoing, within 90 days of any open market purchase of the common stock representing any division, Genzyme may not exercise the right provided under the Genzyme Charter to exchange shares representing such division for cash and/or shares of GGD Stock.

CLASS VOTING

         In addition to any stockholder approval required by Massachusetts law, whenever the approval of the holders of the common stock representing a division is required to take any action pursuant to these policies or the Genzyme Charter, such requirement shall be satisfied if a meeting of the holders of the common stock representing such division is held at which a quorum is present and the votes cast in favor of the proposed action exceed the votes cast against.


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
NON-COMPETE

         Genzyme will not develop products or services outside of GTR or GMO which compete or would compete with products or services being developed or sold by GTR or GMO, respectively, other than through joint ventures or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties, which transactions shall be subject to the conditions set forth in the policy regarding Other Interdivision Transactions.


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
                      DESCRIPTION OF GENZYME CAPITAL STOCK

         THE FOLLOWING DESCRIPTION IS QUALIFIED BY REFERENCE TO ANNEX III TO THIS PROSPECTUS/PROXY STATEMENT, WHICH CONTAINS THE FULL TEXT OF THE VOTING POWERS, QUALIFICATIONS AND RIGHTS OF EACH SERIES OF GENZYME COMMON STOCK.

GENERAL

         The Genzyme Charter currently provides that Genzyme is authorized to issue 250 million shares of capital stock, consisting of 200 million shares of GGD Stock, 40 million shares of GTR Stock and 10 million shares of Preferred Stock. If the Genzyme Charter Proposal is approved by the Genzyme stockholders, the authorized Genzyme common stock will consist of 390 million shares, of which 200 million shares will be designated GGD Stock, 40 million shares will be designated GTR Stock and 150 million shares will be undesignated Genzyme common stock. If the Merger Proposal is approved by the stockholders of Genzyme and PharmaGenics, then the Genzyme Board will designate 40 million shares of the Genzyme common stock as the GMO Stock. If the Genzyme Charter Proposal is not approved by the Genzyme stockholders and the Merger Proposal is approved by the stockholders of Genzyme and PharmaGenics, then the GMO Stock will be created in the Merger through an amendment to the Genzyme Charter establishing the GMO Stock as a separate class of common stock. Each designated series of Genzyme common stock will have the voting powers, qualifications and rights described below.

DIVIDENDS

         Genzyme has never paid any cash dividends on shares of its capital stock. Genzyme currently intends to retain its earnings to finance future growth and, therefore, does not anticipate paying any cash dividends on Genzyme common stock in the foreseeable future.

         Dividends on each series of Genzyme common stock may be declared and paid only out of the lesser of funds of Genzyme legally available therefor and the Available GGD Dividend Amount (with respect to the GGD Stock), the Available GTR Dividend Amount (with respect to the GTR Stock) or the Available GMO Dividend Amount (with respect to the GMO Stock). Under the MBCL, the payment of dividends is permitted if the corporation is not insolvent, the dividend payment does not render the corporation insolvent, and the dividend payment does not violate the corporation's articles of organization. Subject to such limitations, the Genzyme Board may, in its sole discretion, declare and pay dividends exclusively on any series of Genzyme common stock, in equal or unequal amounts, notwithstanding the amounts available for the payment of dividends on each series, the respective voting and liquidation rights of each series, the amounts of prior dividends declared on each series or any other factor.

         As stated above, in addition to the statutory limitations under the MBCL, dividends on the GGD Stock, GTR Stock and the GMO Stock would be limited to an amount not in excess of the Available GGD Dividend Amount, the Available GTR Dividend Amount or the Available GMO Dividend Amount, respectively. The "Available Dividend Amount" with respect to a particular series of Genzyme common stock is defined to mean generally the greater of

                  (i) the excess of

                           (a) the greater of

                                    (X) the fair value of the net assets
allocated to the division represented by such series of Genzyme common stock and

                                    (Y) an amount equal to stockholders' equity
allocated to such division as of June 30, 1994, in the case of the GGD Stock and the GTR Stock, and September 30, 1996, in the case of the GMO Stock, increased or decreased, as appropriate, to reflect, after such date


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
                                             (1) the net income or loss of such
division,

                                             (2) any dividends or other
distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of capital stock attributed to such division, but excluding dividends or other distributions paid in shares of capital stock attributed to such division to the holders thereof and

                                             (3) any other adjustments to the
stockholders' equity of such division made in accordance with generally accepted accounting principles, over

                           (b) the aggregate par value of all outstanding shares
of capital stock attributed to such division and

                  (ii) the amount legally available for the payment of dividends determined in accordance with Massachusetts law applied as if such division were a separate corporation.

EXCHANGE OF GMO STOCK AND GTR STOCK

         The GMO Stock or the GTR Stock may be exchanged for any combination of cash and/or GGD Stock upon the terms described below. Genzyme cannot predict the impact on the market prices for each class of Genzyme common stock of its ability to effect such exchanges.

OPTIONAL EXCHANGE. The Genzyme Board may at any time exchange all outstanding shares of GMO Stock or GTR Stock for any combination of cash and/or GGD Stock having a Fair Market Value equal to 130% of the Fair Market Value of the GMO Stock or GTR Stock, as the case may be, such Fair Market Value being determined by the trading prices during a specified period prior to the first public announcement by Genzyme of such exchange.

         The foregoing provision allows Genzyme the flexibility to redeem all outstanding shares of GMO Stock and/or GTR Stock and leave outstanding one or two series of Genzyme common stock that would, collectively, represent the residual equity interest in all of Genzyme's businesses. The optional exchange could be exercised at any future time if the Genzyme Board determined that, under the facts and circumstances then existing, an equity structure consisting of three series of common stock was no longer in the best interests of all of Genzyme's stockholders. Such exchange may be completed, however, at a time that is disadvantageous to the holders of a particular series of Genzyme common stock. The right of the Genzyme Board to exchange at any time all outstanding shares of GMO Stock or GTR Stock for any combination of cash and/or GGD Stock having a Fair Market Value equal to 130% of the Fair Market Value of the GMO Stock or the GTR Stock does not preclude the Genzyme Board from making an offer to exchange such shares on terms other than those provided in the Genzyme Charter. Although any alternative offer would be subject to acceptance by holders of the shares to be exchanged, such offer could be made on terms less favorable than those provided in the Genzyme Charter. See "Risk Factors - Risks Related to Genzyme Tracking Stock - No Rights or Additional Duties With Respect to the Divisions; Potential Conflicts."

MANDATORY EXCHANGE. In the event of the disposition, in one transaction or a series of related transactions, by Genzyme of all or substantially all of the properties and assets allocated to GMO or Tissue Repair Division (other than in connection with the sale by Genzyme of all or substantially all of its properties and assets) to any person, entity or group (other than (i) a wholly-owned subsidiary of Genzyme or (ii) any entity formed at the direction of Genzyme in connection with obtaining financing for the programs or products of GMO or GTR, as the case may be), Genzyme will be required to exchange each outstanding share of GMO Stock for any combination of cash and/or GGD Stock having a Fair Market Value equal to 130% of the Fair Market Value of the GMO Stock or the GTR Stock, as the case may be, as determined by the trading prices during a specified period prior to the first public announcement by Genzyme of such disposition.


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
VOTING RIGHTS

         Holders of shares of each series of Genzyme common stock vote together as a single class on all matters as to which common stockholders generally are entitled to vote. On all such matters, each share of GGD Stock has one vote, each share of GTR Stock has, through December 31, 1998, .33 vote, and each share of GMO Stock will have, through December 31, 1998, .25 vote (equal to the ratio of $7.00 to the closing price of one share of GGD Stock on the date of the Merger Agreement). Immediately following completion of the Merger, holders of outstanding GGD Stock, GTR Stock and GMO Stock will have approximately 93.4%, 5.4% and 1.2%, respectively, of the total voting power of Genzyme. On January 1, 1999 and on each January 1 every two years thereafter, the number of votes to which each share of GTR Stock and GMO Stock is entitled will be adjusted to equal the ratio of the Fair Market Value of one share of GTR Stock or GMO Stock, as the case may be, to the Fair Market Value of one share of GGD Stock as of such date. If no shares of GGD Stock are outstanding on such date, then all other series of Genzyme common stock outstanding on such date will have a number of votes such that each share of the series of common stock that has the highest Fair Market Value per share on such date (the "Base Series") will have one vote, and each share of each other series of outstanding common stock will have the number of votes determined according to the immediately preceding sentence, treating, for such purpose, the Base Series as the GGD Stock in such sentence.

         The voting rights of the GTR Stock and the GMO Stock will be appropriately adjusted so as to avoid dilution in the aggregate voting rights of any series of Genzyme common stock in the event the outstanding shares of any series are subdivided (by stock split, reclassification or otherwise) or combined (by reverse stock split, reclassification or otherwise), or in the event of the issuance of shares of any series as a dividend or a distribution to holders of shares of such series. If shares of only one series of Genzyme common stock are outstanding, or if shares of any series of Genzyme common stock are entitled to vote separately as a class, each share of that series would have one vote.

         The relative voting rights of each series of Genzyme common stock are adjusted from time to time as described above so that a holder's voting rights may more closely reflect the market value of such holder's equity investment in Genzyme. Adjustments in the relative voting rights of each class of Genzyme common stock may influence an investor interested in acquiring and maintaining a fixed percentage of Genzyme's voting power to acquire such percentage of all series of Genzyme common stock, and will limit the ability of investors in one series to acquire for the same consideration relatively greater or lesser voting power per share than investors in the other series. To the extent the relative market values of each series of Genzyme common stock change prior to the first such adjustment or in between any adjustments, however, an investor in one series of Genzyme common stock may acquire relatively more or less voting power for the same consideration when compared with investors in another series of Genzyme common stock.

         In addition to voting together as a single class of stock, the Genzyme Charter requires the approval by the holders of the affected series of Genzyme common stock at a meeting at which a quorum is present and the votes cast in favor of the proposal exceed those cast against to:

                  (i) allow any proceeds from the disposition of the properties or assets allocated to any division to be used in the business of the other division without fair compensation,

                  (ii) allow any properties or assets allocated to any division to be used in the business of another division or for the declaration or payment of any dividend or distribution on any series of Genzyme common stock not attributed to such division without fair compensation,

                  (iii) issue shares of any series of Genzyme common stock without allocating the proceeds of such issuance to the division represented by such series of Genzyme common stock (provided, however, that Genzyme may without such approval issue GTR Designated Shares and GMO Designated Shares),

                  (iv) change the rights or preferences of any series of Genzyme common stock so as to affect the series adversely or


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
                  (v) effect any merger or business combination involving Genzyme as a result of which (a) the holders of all series of Genzyme common stock shall no longer own, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving corporation and (b) the holders of all series of Genzyme common stock do not receive the same form of consideration, distributed among such holders in proportion to the market capitalization of each series of Genzyme common stock as of the date of the first public announcement of such merger or business combination.

         In addition to the voting rights provided in the Genzyme Charter, the approval of the holders of a majority of the outstanding shares of each series of Genzyme common stock, voting together as a single class, is required under the current MBCL to approve any amendment to the articles of organization that would alter or change the powers, preferences or special rights of the shares of such series so as to affect them adversely. The MBCL does not currently provide for any other separate voting rights for a series of common stock. Consequently, because most matters brought to a stockholder vote will only require the approval of a majority of all of Genzyme's outstanding capital stock entitled to vote on such matters (including all series of common stock) voting together as a single class and because the holders of GGD Stock will initially have more than the number of votes required to approve any such matter, such holders would be in a position to control the outcome of the vote on such a matter. See "Risk Factors - Risks Related to Genzyme Tracking Stock - No Additional Separate Voting Rights."

LIQUIDATION RIGHTS

         In the event of a voluntary or involuntary dissolution, liquidation or winding up of the affairs of Genzyme, after Genzyme has satisfied or made provision for its debts and obligations and for payment to the holders of shares of any series of capital stock having preferential rights to receive distributions of the net assets of Genzyme, the holders of Genzyme common stock are entitled to receive the net assets, if any, remaining for distribution to common stockholders on a per share basis in proportion to the respective per share liquidation units of such series and will have no direct claim against any particular assets of Genzyme or any of its subsidiaries. Each share of GGD Stock has 100 liquidation units, each share of GTR Stock has 58 liquidation units and each share of GMO Stock will have 25 liquidation units (equal to 100 multiplied by the number of votes to which each share of GMO Stock will be entitled at the Effective Time). The liquidation units of the GTR Stock and the GMO Stock will be appropriately adjusted so as to avoid dilution in the aggregate liquidation rights of any series in the event the outstanding shares of any series are subdivided (by stock split, reclassification or otherwise) or combined (by reverse stock split, reclassification or otherwise), or in the event of the issuance of shares of any series as a dividend or a distribution to holders of shares of that series, but will not otherwise be adjusted. A merger or business combination involving Genzyme or a sale of all or substantially all of the assets of Genzyme will not be treated as a liquidation. Genzyme may not, however, without approval by the holders of the GTR Stock and the GMO Stock voting as separate series of stock, effect any merger or business combination involving Genzyme as a result of which (i) the holders of all series of Genzyme common stock shall no longer own, directly or indirectly, at least fifty percent of the voting power of the surviving corporation and (ii) the holders of each series of Genzyme common stock do not receive the same form of consideration, distributed among such holders in proportion to the market capitalization of each series of common stock as of the date of the first public announcement of such merger or business combination.

GMO DESIGNATED SHARES AND GTR DESIGNATED SHARES

         GMO Designated Shares and GTR Designated Shares are authorized shares of GMO Stock and GTR Stock, respectively, which are not issued and outstanding, but which the Genzyme Board may from time to time issue, sell or otherwise distribute without allocating the proceeds or other benefits of such issuance, sale or distribution to GMO or GTR, respectively. The shares of GMO Stock and GTR Stock that are issuable with respect to the GMO Designated Shares and the GTR Designated Shares, respectively, are not outstanding shares of GMO Stock or GTR Stock, are not eligible to receive dividends and cannot be voted by Genzyme.

         The Merger Agreement provides that the initial pro forma equity interest in GMO would be represented by 10,000,000 shares of GMO Stock. 4,000,000 shares of GMO Stock (subject to reduction as described in "The Merger Proposal - The Merger - Merger Consideration"), will be issued to holders of PharmaGenics


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
Stock pursuant to the Merger Agreement. As compensation to Genzyme General for the assets it will contribute to GMO, 6,000,000 GMO Designated Shares, representing the right to an equity interest in GMO, have been reserved for issuance for the benefit of Genzyme General or its stockholders. The initial number of GMO Designated Shares was determined by negotiations between Genzyme and PharmaGenics. Genzyme's management and accounting policies require Genzyme to distribute GMO Designated Shares to holders of GGD Stock no later than November 30, 1998 or 360 days following completion of the GMO IPO, although Genzyme may elect to distribute these shares at any time. See "Management and Accounting Policies Governing the Relationship of Genzyme Divisions."

         The number of GMO Designated Shares from time to time will be:

                  (i) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the GMO Stock and dividends or distributions of shares of GMO Stock to holders of GMO Stock and other reclassifications of GMO Stock;

                  (ii) decreased by (a) the number of any shares of GMO Stock issued by Genzyme, the proceeds of which are allocated to Genzyme General, (b) the number of any shares of GMO Stock issued upon the exercise or conversion of securities convertible into GMO Stock that are attributed to Genzyme General and
(c) the number of any shares of GMO Stock issued by Genzyme as a dividend or distribution or by reclassification, exchange or otherwise to holders of GGD Stock; and

                  (iii) increased by

                           (a) the number of any outstanding shares of GMO Stock
repurchased by Genzyme, the consideration for which was allocated to Genzyme General;

                           (b) the number of shares of GMO Stock equal to the
fair value (as determined by the Genzyme Board) of assets or properties allocated to Genzyme General that are reallocated to GMO (other than reallocations that represent sales at fair value between such divisions) divided by the Fair Market Value of one share of GMO Stock as of the date of such reallocation;

                           (c) with respect to the Equity Line, if

                                    (1) the closing of the GMO IPO has occurred
prior to the third anniversary of the GMO Effective Date, then, upon such closing, a number equal to the sum of the quotients obtained by dividing (X) the amount of each advance under the Equity Line by (Y) $7.00 plus or minus a daily proration of the difference between the price to the public in the GMO IPO and the GMO Per Share Value ($7.00), assuming straight line appreciation or depreciation in the value of the GMO Stock over the period from the Closing Date to the closing date of the GMO IPO; and, thereafter, upon each advance made under the Equity Line, a number equal to the quotient obtained by dividing (i) the amount of each such advance by (ii) the Fair Market Value of the GMO Stock on the date of such advance; or

                                    (2) the closing of the GMO IPO has not
occurred prior to the third anniversary of the GMO Effective Date, then, upon the election of the Genzyme Board, a number equal to the quotient obtained by dividing (i) the aggregate amount of all advances made under the Equity Line by
(ii) the Fair Market Value of the GMO Stock on the date of such third anniversary, and

                           (d) the number of shares of GMO Stock into which the
Genzyme Board elects to convert the promissory note dated February 10, 1997 issued by PharmaGenics to Genzyme evidencing the Credit Facility.

The Genzyme Charter prohibits the taking of any action which would have the effect of reducing the number of GMO Designated Shares to a number which is less than zero.


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
         As of December 31, 1996, there were 1,794,169 GTR Designated Shares, representing a potential 13.5% equity interest in GTR. The number of GTR Designated Shares from time to time will be:

                  (i) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the GTR Stock and dividends or distributions of shares of GTR Stock to holders of GTR Stock and other reclassifications of GTR Stock;

                  (ii) decreased by (a) the number of any shares of GTR Stock issued by Genzyme, the proceeds of which are allocated to Genzyme General, (b) the number of any shares of GTR Stock issued upon the exercise or conversion of securities convertible into GTR Stock that are attributed to Genzyme General and
(c) the number of any shares of GTR Stock issued by Genzyme as a dividend or distribution or by reclassification, exchange or otherwise to holders of GGD Stock; and

                  (iii) increased by (a) the number of any outstanding shares of GTR Stock repurchased by Genzyme, the consideration for which was allocated to Genzyme General, (b) one for each $10.00 reallocated from Genzyme General to GTR from time to time in satisfaction of the purchase option of Genzyme General set forth in section 4.18 of the Agreement and Plan of Reorganization among Genzyme, Phoenix Acquisition Corporation and BioSurface Technology, Inc. dated as of July 25, 1994, up to a maximum $30,000,000, and (c) the number of shares of GTR Stock equal to the fair value (as determined by the Genzyme Board) of assets or properties allocated to Genzyme General that are reallocated to GTR (other than reallocations that represent sales at fair value between such divisions) divided by the Fair Market Value of one share of GTR Stock as of the date of such reallocation.

The Genzyme Charter prohibits the taking of any action which would have the effect of reducing the number of GTR Designated Shares to a number which is less than zero.

         Whenever additional shares of any series of common stock are issued and sold by Genzyme, Genzyme will identify (i) the number of such shares issued and sold for the account of the division to which they relate, the proceeds of which will be allocated to and reflected in the financial statements of such division and (ii) the number of such shares issued and sold from the GMO Designated Shares or the GTR Designated Shares, which shall reduce the number of GMO Designated Shares or GTR Designated Shares, as the case may be, and the proceeds of which may be used for any proper corporate purpose. In the event Genzyme repurchases outstanding shares of GTR Stock or GMO Stock, it will identify the number of shares that are repurchased for consideration that was allocated to Genzyme General and the number of GTR Designated Shares or GMO Designated Shares may increase accordingly.

DETERMINATIONS BY THE BOARD

         Any determination made by the Genzyme Board in good faith under any of the provisions described above will be final and binding on all stockholders of Genzyme.

TRANSFER AGENT AND REGISTRAR

         American Stock Transfer and Trust Company is the registrar and transfer agent for the GGD Stock and the GTR Stock, and will act as the registrar and transfer agent for the GMO Stock.

                             GENZYME SHARE OWNERSHIP

         The following table and footnotes set forth certain information regarding the ownership of GGD Stock and GTR Stock, and the common stock of GTC, an affiliate of Genzyme, as of April 1, 1997 by (i) persons known by Genzyme to be beneficial owners of more than 5% of GGD Stock or GTR Stock, (ii) the Chief Executive Officer and each of the five other most highly compensated executive officers of Genzyme, (iii) each director of Genzyme, and (iv) all current executive officers and directors of Genzyme as a group.

                                                                              NUMBER OF SHARES
                                                                            BENEFICIALLY OWNED (1)
                                                                         ----------------------------
          NAME AND ADDRESS
         OF BENEFICIAL OWNER                                              SHARES              PERCENT
         -------------------                                             --------             -------

State of Wisconsin Investment Board (2)
  121 East Wilson Avenue
  Madison, Wisconsin 53702
     GGD Stock......................................................     3,276,000              4.3
     GTR Stock......................................................     1,214,000              9.2

Henri A. Termeer (3)
     GGD Stock......................................................       960,782              1.3
     GTR Stock......................................................       135,348                *

Geoffrey F. Cox (4)
     GGD Stock.....................................................        177,048                *
     GTR Stock.....................................................         40,773                *

Gregory D. Phelps (5)
     GGD Stock......................................................       183,411                *
     GTR Stock.....................................................         58,919                *

Alan E. Smith (6)
     GGD Stock......................................................       163,906                *
     GTR Stock......................................................        24,098                *

G. Jan van Heek (7)
     GGD Stock......................................................        75,716                *
     GTR Stock......................................................        23,806                *

Peter Wirth (8)
     GGD Stock.....................................................         39,420                *
     GTR Stock.....................................................          9,540                *

Constantine E. Anagnostopoulos (9)
     GGD Stock......................................................        34,000                *
     GTR Stock......................................................         9,900                *

Douglas A. Berthiaume (10)
     GGD Stock......................................................        39,900                *
     GTR Stock......................................................        22,607                *

Henry E. Blair (11)
     GGD Stock......................................................        43,400                *
     GTR Stock.....................................................         14,328                *

                                                                              NUMBER OF SHARES
                                                                            BENEFICIALLY OWNED (1)
                                                                         ----------------------------
          NAME AND ADDRESS
         OF BENEFICIAL OWNER                                              SHARES              PERCENT
         -------------------                                             --------             -------

Robert J. Carpenter (12)
     GGD Stock......................................................        25,256                *
     GTR Stock.....................................................         25,830                *

Charles L. Cooney (13)
     GGD Stock......................................................        39,184                *
     GTR Stock......................................................        10,023                *

Henry R. Lewis (14)
     GGD Stock......................................................        34,600                *
     GTR Stock......................................................         7,335                *

All current executive officers and directors
   as a group (16 persons) (15)
     GGD Stock......................................................     2,458,582             3.2%
     GTR Stock......................................................       484,868             3.7%

-----------------------

* Indicates less than 1%

(1) Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares listed in the table.

(2) The State of Wisconsin Investment Board ("SWIB") is a government agency that manages public pension funds. SWIB retains sole voting and dispositive power for all of the shares shown. The foregoing information is based on the Form 13F for the quarter ended December 31, 1996 for GGD Stock, and the Schedule 13G for the year ended December 31, 1996 for GTR Stock, filed by SWIB with the Commission.

(3) The stock beneficially owned by Mr. Termeer includes 927,500 and 112,147 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997. In addition, Mr. Termeer owns 9,500 shares of GTC common stock and holds options to purchase 10,000 shares of GTC common stock that are exercisable within the 60-day period following April 1, 1997.

(4) The stock beneficially owned by Dr. Cox includes 168,200 and 26,558 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997 and 7,188 and 12,155 shares of GGD Stock and GTR Stock, respectively, held jointly with his wife.

(5) The stock beneficially owned by Mr. Phelps includes 176,100 and 46,560 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997.

(6) The stock beneficially owned by Dr. Smith includes 158,200 and 22,943 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997. In addition, Dr. Smith holds options to purchase 8,000 shares of GTC common stock that are exercisable within the 60-day period following April 1, 1997.

(7) The stock beneficially owned by Mr. van Heek includes 73,734 and 19,067 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997.

(8) The stock beneficially owned by Mr. Wirth includes 39,106 and 9,540 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997.

(9) The stock beneficially owned by Dr. Anagnostopoulos includes 32,000 and 9,360 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997.

(10) The stock beneficially owned by Mr. Berthiaume includes 34,400 and 12,074 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997. Also includes 2,000 and 1,500 shares of GGD Stock and GTR Stock, respectively, held by his wife. Mr. Berthiaume disclaims beneficial ownership of all shares held by his wife.

(11) The stock beneficially owned by Mr. Blair includes 18,400 and 10,994 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997. In addition, Mr. Blair owns 1,000 shares of GTC common stock and holds options to purchase 10,000 shares of GTC common stock that are exercisable within the 60-day period following April 1, 1997.

(12) The stock beneficially owned by Mr. Carpenter includes 10,400 and 8,270 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997. Also includes 388 and 33 shares of GGD Stock and GTR Stock, respectively, held by his wife. Mr. Carpenter disclaims beneficial ownership of all shares held by his wife.

(13) The stock beneficially owned by Dr. Cooney includes 16,000 and 8,550 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997. Also includes 22,686 and 1,473 shares of GGD Stock and GTR Stock, respectively, held jointly with his wife, 120 shares of GGD Stock held by his wife and 320 shares of GGD Stock held by his son. Dr. Cooney disclaims beneficial ownership of all shares held by his wife and son.

(14) The stock beneficially owned by Mr. Lewis includes 32,000 and 7,160 shares of GGD Stock and GTR Stock, respectively, subject to stock options exercisable within the 60-day period following April 1, 1997.

(15) Includes 2,299,873 and 384,870 shares of GGD Stock and GTR Stock, respectively, that are subject to outstanding stock options exercisable within the 60-day period following April 1, 1997. Also includes 7,188 and 12,155 shares of GGD Stock and GTR Stock, respectively, held jointly by officers and directors of Genzyme with their respective spouses. Also includes 2,508 and 1,533 shares of GGD Stock and GTR Stock, respectively, held by the spouses of officers, 4,786 and 320 shares of GGD Stock and GTR Stock, respectively, held by the spouses of officers for the benefit of the children of such officers, and 320 shares of GGD Stock held by the son of a director. All such shares subject to stock options are treated as outstanding for the purpose of computing the stated percentage.

         Genzyme's officers and directors as a group own beneficially an aggregate of 40,500 shares of common stock, less than 1% of the shares outstanding, of GTC, including 28,000 shares subject to stock options exercisable within the 60-day period following April 1, 1997.

                          PHARMAGENICS SHARE OWNERSHIP

         The following table and footnotes set forth certain information regarding the beneficial ownership of PharmaGenics common stock as of March 23, 1997 (assuming conversion of all shares of PharmaGenics preferred stock into shares of PharmaGenics common stock), by (i) each person known to PharmaGenics to be the beneficial owner of more than 5% of the capital stock of PharmaGenics,
(ii) the Chief Executive Officer of PharmaGenics and PharmaGenics's executive officers whose annual compensation for fiscal 1996 exceeded $100,000, (iii) each of the current directors of PharmaGenics and (iv) all current directors and executive officers of PharmaGenics as a group.

                                                                    NUMBER OF SHARES
                                                                  BENEFICIALLY OWNED (2)
      NAME AND ADDRESS                                   ---------------------------------------
  OF BENEFICIAL OWNER(1)                                    SHARES                       PERCENT
  ----------------------                                 ------------                    -------


PaineWebber R&D Partners III, L.P.                       3,508,670(3)                      32.31%

HealthCare Ventures II, L.P.                             2,135,052(4)                      21.66%

Michael I. Sherman, Ph.D.                                  408,293(5)                       4.09%

Alan F. Cook, Ph.D.                                         72,730(6)                           *

Arthur H. Bertelsen, Ph.D.                                  67,117(7)                           *

A. Steven Franchak                                          22,875(8)                           *

Anders P. Wiklund                                           12,500(9)                           *

Jack L. Bowman                                             17,916(10)                           *

James I. Wyer                                              17,916(10)                           *

Stelios Papadopoulos, Ph.D.                                50,000(11)                           *

All current directors and executive                       669,347                           6.62%
officers as a group (8 persons)(11)(12)


-----------------------

*Less than 1%

(1) Except at otherwise indicated, the address of each beneficial owner is c/o PharmaGenics, Inc., Four Pearl Court, Allendale, New Jersey 07401.

(2) Except as otherwise indicated, each of the parties listed above has sole voting and investment power over the shares owned.

(3) The address for the R&D Partnership is c/o PaineWebber Development Corporation, 1285 Avenue of the Americas, New York, New York 10019. Includes 298,420 shares of Series A Stock, 88,864 shares of Series B Stock and 2,121,386 shares of Series C Stock and warrants to purchase 1,000,000 shares of PharmaGenics common stock.

(4) The address for HCV II is Twin Towers at Metro Park, 379 Thornall Street, Edison, New Jersey 08837. Includes 1,795,500 shares of Series A Stock, 106,994 shares of Series B Stock and 232,558 shares of Series C Stock. Does not include warrants to purchase 403,988 shares of PharmaGenics common stock held by HCV II which are not exercisable within 60 days of March 23, 1997. Does not include 247,202 shares of Series C Stock and warrants to purchase 49,747 shares of PharmaGenics common stock, exercisable within 60 days of March 23,

         1997, held by HCV III, or 72,593 shares of Series C Stock and warrants to purchase 14,608 shares of PharmaGenics common stock, exercisable within 60 days of March 23, 1997, held by HCV IV.

(5) Includes 12,000 shares of Series C Stock and options to acquire 121,267 shares of PharmaGenics common stock exercisable within 60 days of March 23, 1997. Does not include options to purchase 145,945 shares of PharmaGenics common stock not exercisable within 60 days of March 23, 1997.

(6) Includes options to acquire 32,230 shares of PharmaGenics common stock exercisable within 60 days of March 23, 1997. Does not include options to purchase 11,250 shares of PharmaGenics common stock not exercisable within 60 days of March 23, 1997.

(7) Includes options to acquire 40,117 shares of PharmaGenics common stock exercisable within 60 days of March 23, 1997. Does not include options to acquire 23,084 shares of PharmaGenics common stock which are not exercisable within 60 days of March 23, 1997.

(8) Includes 6,000 shares of Series C Stock and options to acquire 16,875 shares of PharmaGenics common stock exercisable within 60 days of March 23, 1997. Does not include options to acquire 10,625 shares of PharmaGenics common stock which are not exercisable within 60 days of March 23, 1997.

(9) Includes 10,000 shares of Series C Stock and options to acquire 2,500 shares of PharmaGenics common stock, exercisable within 60 days of March 23, 1997. Does not include options to purchase 7,500 shares of PharmaGenics common stock not exercisable within 60 days of March 23, 1997.

(10) Includes options to acquire 17,916 shares of PharmaGenics common stock granted to each of Messrs. Bowman and Wyer, exercisable within 60 days of March 23, 1997. Does not include options to acquire 17,084 shares of PharmaGenics common stock granted to each of Messrs. Bowman and Wyer, not exercisable within 60 days of March 23, 1997.

(11) Includes 50,000 shares of Series C Stock. Excludes 298,420 shares of Series A Stock, 88,864 shares of Series B Stock and 2,121,386 shares of Series C Stock held by the R&D Partnership and warrants to purchase 1,000,000 shares of PharmaGenics common stock. PaineWebber Development Corporation, an affiliate of PaineWebber, is general partner of the R&D Partnership. Dr. Papadopoulos is a Managing Director of PaineWebber.

(12) Includes 78,000 shares of Series C Stock and options to acquire 248,821 shares of PharmaGenics common stock exercisable within 60 days of March 23, 1997. Does not include options to purchase 232,572 shares of PharmaGenics common stock not exercisable within 60 days of March 23, 1997.

                  COMPENSATION OF GENZYME'S EXECUTIVE OFFICERS

         The following tables set forth certain compensation information for the Chief Executive Officer of Genzyme and each of the five other most highly compensated executive officers of Genzyme.


                                          SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                      AWARDS                         ALL
                                          ANNUAL                                  -------------                     OTHER
                                       COMPENSATION                                Options(#)                     COMPENSATION
                               ---------------------------------                  -------------                   ------------

    Name and Principal                                                                 GGD
         Position              Year      Salary($)      Bonus($)       Stock        GTR Stock        GTC             ($)(1)
    ------------------         ----      ---------      --------      -------     -------------    --------       ------------

Henri A. Termeer               1996       603,942       545,000        45,000         22,500          --             15,564
 Chief Executive Officer       1995       549,039       450,000        50,910         78,055        10,000           15,234
                               1994       499,231       387,500        60,000         66,000          --             14,640

Geoffrey F. Cox                1996       220,558       150,000        13,600          5,100          --              1,875
 Executive Vice President      1995       197,654       133,000        18,164         27,322          --              1,875
                               1994       179,808       100,000        18,500         15,000          --              1,875

Gregory D. Phelps              1996       264,981       150,000         8,500         12,750          --              1,875
 Executive Vice President      1995       212,365       138,000        15,614         34,972          --              1,875
                               1994       179,712       100,000        18,500         37,500         2,000            1,875

Alan E. Smith                  1996       259,346       110,000        13,600          5,100          --              1,875
 Senior Vice President,        1995       225,539       100,000        22,709         18,433          --              1,875
 Research; Chief Scientific    1994       201,788        81,500        18,500         15,000         4,000            1,875
 Officer

G. Jan van Heek                1996       250,000       120,000        13,600          5,100          --               --
 Group Senior Vice President,  1995       209,000       102,500        18,164         27,322          --               --
 Therapeutics                  1994       190,000        75,000        18,500         15,000          --               --

Peter Wirth                    1996       256,281       128,000        58,600         17,600          --              1,875
 Executive Vice President      1995          --            --            --             --            --               --
                               1994          --            --            --             --            --               --

-----------------------

(1) The reported amounts consist of employer contributions under the Genzyme Corporation Retirement Savings Plan, a 401(k) plan. For Mr. Termeer, the reported amounts also include insurance premiums of $13,689, $13,359 and $12,765 paid by Genzyme on his behalf in 1996, 1995 and 1994, respectively, for life and disability insurance benefits.


                                         OPTION GRANTS IN LAST FISCAL YEAR

                                         Individual Grants
                                         ------------------
                                             % of Total                                          Potential Realizable Value at
                              Number of       Options                                             Assumed Annual Rates of Stock
                             Securities      Granted to     Exercise or                         Price Appreciation for Option Term
                             Underlying       Employees     Base Price                          -----------------------------------
                               Options        in Fiscal     ($/Share)    Expiration
Name                         Granted(#)(1)       1996          (1)          Date                 5%($)(2)              10%($)(2)
----------------------------------------------------------------------------------------------------------------------------------

Henri A. Termeer
      GTR Stock                  22,500           2.8          12.25      5/16/2006               173,339               439,275
      GGD Stock                  45,000           1.3          30.25      5/16/2006               856,083             2,169,482

Geoffrey F. Cox
      GTR Stock                   5,100           0.6          12.25      5/16/2006                39,290                99,569
      GGD Stock                  13,600           0.4          30.25      5/16/2006               258,727               655,666

Gregory D. Phelps
      GTR Stock                  12,750           1.6          12.25      5/16/2006                98,225               248,923
      GGD Stock                   8,500           0.3          30.25      5/16/2006               161,705               409,791

Alan E. Smith
      GTR Stock                   5,100           0.6          12.25      5/16/2006                39,290                99,569
      GGD Stock                  13,600           0.4          30.25      5/16/2006               258,727               655,666

G. Jan van Heek
      GTR Stock                   5,100           0.6          12.25      5/16/2006                39,290                99,569
      GGD Stock                  13,600           0.4          30.25      5/16/2006               258,727               655,666

Peter Wirth
      GTR Stock                   5,100           0.6          12.25      5/16/2006                39,290                99,569
      GTR Stock                  12,500           1.6          10.00      10/1/2006                78,612               199,218
      GGD Stock                  13,600           0.4          30.25      5/16/2006               258,727               655,666
      GGD Stock                  45,000           1.3          24.88      10/1/2006               703,969             1,783,995

All Genzyme Stockholders
      GTR Stock                    --           --             12.25           --             101,914,615           257,162,785
      GTR Stock                    --           --             10.00           --              83,168,663           209,901,863
      GGD Stock                    --           --             30.25           --           1,445,508,990         3,647,900,441
      GGD Stock                    --           --             24.88           --           1,188,411,640         2,999,469,073

-----------------------

(1) Except with respect to the options shown on the second and fourth lines for Mr. Wirth, the GTR Stock and GGD Stock options shown were granted on May 16, 1996, were exercisable with respect to 20% of such shares on the date of grant, will become exercisable with respect to an additional 20% of such shares on each of the next four anniversaries of the grant date, and were granted at fair market value on the date of grant. With respect to the options shown on the second and fourth lines for Mr. Wirth, these options were granted on October 1, 1996, were exercisable with respect to 20% of such shares on the date of grant, will become exercisable with respect to an additional 20% of such shares on each of the next four anniversaries of the date of grant and were granted at fair market value on the date of grant.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying GTR Stock or GGD Stock. No gain to the optionees is possible without an increase in the price of the underlying stock, which will benefit all stockholders proportionately. In order to realize the potential values set forth in the 5% and 10% columns of this table, the trading price of GGD Stock and GTR Stock would have to be approximately 63% and 159% above the respective exercise prices for each option, or approximately $19.97 and $31.73 for the GTR Stock options with a $12.25 exercise price and $16.30 and $25.90 for the GTR Stock options with a $10.00 exercise price, or approximately $49.31 and $78.35 for the GGD Stock options with a $30.25 exercise price and $40.55 and $64.43 for the GGD Stock options with a $24.88 exercise price. The amounts shown for all Genzyme stockholders reflect the potential value to all stockholders if the GTR Stock or the GGD Stock appreciates at the rates shown over the term of the options, assuming a purchase in 1996 at the option exercise prices shown.


                       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                                                                  Number of Securities        Value of Unexercised
                                                                 Underlying Unexercised           In-the-Money
                                                                       Options at                  Options at
                                  Shares                          December 31, 1996(#)        December 31, 1996($)
                                Acquired on         Value             Exercisable/                Exercisable/
                                Exercise(#)      Realized($)          Unexercisable             Unexercisable(1)
-------------------------------------------------------------------------------------------------------------------


Henri A. Termeer
     GGD Stock                    60,000         1,957,500          865,500/325,820           $9,984,930/1,506,909
     GTR Stock                      --                --            100,625/126,464                269,737/103,834

Geoffrey F. Cox
     GGD Stock                    20,000           653,060          149,293/108,635             $1,174,881/491,764
     GTR Stock                      --                --              23,608/39,877                  58,897/26,756

Gregory D. Phelps
     GGD Stock                      --                --            159,233/101,495               $227,205/484,687
     GTR Stock                      --                --              40,550/59,587                  63,187/53,295

Alan E. Smith
     GGD Stock                    20,000           620,300          139,293/117,725               $983,422/491,251
     GTR Stock                     3,375            74,831            20,071/30,910                  44,721/26,715

G. Jan van Heek
     GGD Stock                    13,466           299,807           57,027/106,435               $284,522/485,559
     GTR Stock                      --                --              16,266/39,728                  30,677/26,678

Peter Wirth
     GGD Stock                      --                --             29,720/128,274                           $0/0
     GTR Stock                      --                --               8,520/43,802                            0/0

-----------------------

(1) Based on the difference between the option exercise price and the closing price of the underlying common stock on December 31, 1996, which closing price was $21.75 in the case of GGD Stock and $7.125 in the case of GTR Stock.


EXECUTIVE EMPLOYMENT AGREEMENTS

         Henri A. Termeer, President and Chief Executive Officer of Genzyme, has an employment agreement with Genzyme that renews automatically each January 1 for an additional one year period, unless prior written notice of nonrenewal is given. The agreement provided for an initial annual base salary in 1990 of $300,000, subject to increase in subsequent years as determined by the Genzyme Board or the Compensation Committee of the Genzyme Board, as well as certain life and disability insurance benefits. The agreement entitles Mr. Termeer to participate in Genzyme's cash bonus plan and in any equity incentive plans established by Genzyme. In addition, the agreement provides for a lump sum payment of two times annual salary and bonus and full vesting of all rights and options (other than certain performance options) under stock or other equity incentive plans in the event that Mr. Termeer's employment is terminated by Genzyme without cause (as defined). If Mr. Termeer's employment is terminated by Genzyme without cause or by Mr. Termeer for good reason (as defined) following a change in control of Genzyme, Genzyme will make a lump sum severance payment to him of three times annual salary and bonus. Upon such termination, the agreement also provides for (i) a cash payment equal to the additional retirement benefit that would have been earned under any retirement plan of Genzyme if employment had continued for three years, (ii) continuation of his life, accident and health insurance coverage for three years, except to the extent comparable benefits are provided by a subsequent employer and (iii) in certain circumstances, legal costs and relocation expenses associated with such termination. The agreement contains customary confidentiality, non-competition and ownership of inventions provisions.


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         Peter Wirth, Executive Vice President and Chief Legal Officer of
Genzyme, has a three year employment agreement with Genzyme that renews automatically each January 1 for an additional one year period, unless prior written notice of nonrenewal is given. The agreement provided for Mr. Wirth's employment in a half-time capacity for an initial base salary in 1996 of $225,000. Upon Mr. Wirth's transition to full-time employment in October 1996, his annual base salary was increased to $380,000 and is subject to increase in subsequent years as determined by the Genzyme Board or the Compensation Committee of the Genzyme Board, and includes certain life and disability insurance benefits. The agreement entitles Mr. Wirth to participate in Genzyme's cash bonus plan and in any equity incentive plans established by Genzyme. In addition, the agreement provides for a lump sum payment of two times annual salary and bonus and full vesting of all rights and options (other than certain performance options) under stock or other equity incentive plans in the event that Mr. Wirth's employment is terminated by Genzyme without cause (as defined). If Mr. Wirth's employment is terminated by Genzyme without cause or by Mr. Wirth for good reason (as defined) following a change in control of Genzyme, Genzyme will make a lump sum severance payment to him of three times annual salary and bonus. Upon such termination, the agreement also provides for (i) a cash payment equal to the additional retirement benefit that would have been earned under any retirement plan of Genzyme if employment had continued for three years, (ii) continuation of his life, accident and health insurance coverage for three years, except to the extent comparable benefits are provided by a subsequent employer and (iii) in certain circumstances, legal costs and relocation expenses associated with such termination. The agreement contains customary confidentiality, non-competition and ownership of inventions provisions.

EXECUTIVE SEVERANCE AGREEMENTS

         Genzyme has Executive Severance Agreements with its executive officers other than Messrs. Termeer and Wirth, pursuant to which payments will be made under certain circumstances following a change in control of Genzyme. The Agreements are automatically renewed for successive one year terms each January 1 unless prior written notice of nonrenewal is given. These agreements provide that in the event the officer's employment is terminated by Genzyme without cause or by the officer for good reason following a change in control, Genzyme will make a lump sum severance payment to the officer of two times (in the case of David J. McLachlan, Genzyme's Chief Financial Officer, three times) annual salary and bonus. Upon such termination, the Agreements also provide for (i) a cash payment equal to the additional retirement benefit which would have been earned under Genzyme's retirement plans if employment had continued for two years (in the case of Mr. McLachlan, three years) following the date of termination, (ii) participation in the life, accident and health insurance plans of Genzyme for such period except to the extent such benefits are provided by a subsequent employer and (iii) in certain circumstances, legal costs and relocation expenses associated with such termination.

COMPENSATION FROM THIRD PARTIES

         Until October 1, 1996, Mr. Wirth was a partner of Palmer & Dodge LLP, outside counsel to Genzyme, Neozyme II and GTC. During such period, Mr. Wirth participated as a partner of Palmer & Dodge LLP in revenues for legal services rendered to Genzyme, Neozyme II and GTC.

DIRECTOR COMPENSATION

         DIRECTOR FEES. Directors who are not employees of Genzyme, other than Mr. Blair, receive a quarterly retainer of $6,250. In addition, non-employee directors receive automatic grants of options under Genzyme's 1988 Director Stock Option Plan. For a description of such plan, see "Amendment to Genzyme 1988 Director Stock Option Plan to Provide for the Issuance of GMO Stock Under the Plan - General." If the Merger Proposal and the amendments to the 1988 Director Stock Option Plan described elsewhere in this Prospectus/Proxy Statement are approved and the merger is completed, each non-employee director will receive as of the Effective Date an initial grant of options to purchase 2,700 shares of GMO Stock under the 1988 Director Stock Option Plan.

         DIRECTORS' DEFERRED COMPENSATION PLAN. In 1996, Genzyme established a deferred compensation program that allows each director who is not also an officer or employee of Genzyme to defer receipt of all or a


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portion of the cash compensation payable to him or her as a director of Genzyme.
Amounts deferred under the Deferred Compensation Plan may be allocated into cash and/or stock accounts for shares of GGD Stock or GTR Stock. Compensation may be deferred until the termination of service as a director or, subject to certain restrictions, such other date as may be specified by the director. All of the current directors of Genzyme other than Messrs. Termeer and Blair are eligible to participate in the Deferred Compensation Plan. As of March 31, 1997 two of the five eligible directors have elected to participate in the Deferred Compensation Plan.

         CONSULTING AGREEMENTS. Since January 1, 1990, Genzyme has entered into an annual consulting agreement with Mr. Blair under which he provides consulting services to Genzyme for a minimum of 50 and a maximum of 100 days during the year for an annual fee of $100,000. The agreement has been renewed for 1997. Genzyme also has a consulting relationship with Dr. Cooney. See "Compensation of Genzyme's Executive Officers - Compensation Committee Interlocks and Insider Participation."


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Dr. Cooney has provided consulting services to Genzyme since 1983. Dr. Cooney received $30,000 in 1996 and will receive $30,000 in 1997 for a minimum of 20 days per year of consulting services.


                           RELATED PARTY ARRANGEMENTS

NEOZYME II

         In May 1992, Genzyme and Neozyme II completed a public offering of units, which resulted in gross proceeds to Neozyme II of approximately $85 million. Under the terms of the agreements between Genzyme and Neozyme II, Genzyme licensed to Neozyme II all technology owned or controlled and sublicensable by it that may be useful in developing products for the treatment of cystic fibrosis and Neozyme II agreed to utilize substantially all of the net proceeds of the offering to engage Genzyme to perform research, development and clinical testing of products for the treatment of cystic fibrosis. In 1996, Genzyme received an aggregate of $22.4 million from Neozyme II under the agreements between the companies. In October 1996, Genzyme, through a wholly-owned subsidiary, completed a tender offer for the outstanding units of Neozyme II for $45 per unit in cash in which 98.8% of the units were tendered and accepted for payment at an aggregate purchase price of $107.4 million. Each unit consisted of one share of Neozyme II callable common stock and one callable warrant to purchase two shares of GGD Stock and .135 share of GTR Stock.

         In December 1996, Genzyme acquired the shares of Neozyme II callable common stock that were not tendered in the tender offer at a price of $29 per share through the merger of Neozyme II into a wholly-owned subsidiary of Genzyme. Following completion of the merger, each of the agreements between Genzyme and Neozyme II referred to above terminated in accordance with their respective terms.

         Prior to the merger, Mr. Termeer was Chairman of the Board and Mr. Carpenter was a director of Neozyme II.

GTC

         Genzyme currently holds approximately 43.5% of the outstanding common stock of GTC, a company engaged in the application of transgenic technology to the development and production of recombinant proteins for therapeutic and diagnostic uses. GTC, through its wholly-owned subsidiary TSI Corporation, is also a leading provider of preclinical efficacy and toxicology testing, in vitro testing, and production of biologics for the pharmaceutical, biotechnology and chemical industries. Mr. Termeer is Chairman of the Board, and Mr. Blair is a director of GTC. Genzyme and GTC are parties to a services agreement under which GTC pays Genzyme for certain basic services provided by Genzyme, such as treasury, data processing and laboratory support services, a sublease agreement pursuant to which Genzyme subleases a portion of one of its facilities in


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Framingham, Massachusetts to GTC and a research and development agreement pursuant to which Genzyme and GTC each perform certain research services for each other. During 1996, Genzyme received approximately $4.0 million from GTC pursuant to the three agreements between the companies and GTC received approximately $6.2 million from Genzyme pursuant to the research and development agreement.

         In December 1995, GTC refinanced its line of credit and term loan agreement with a commercial bank, subject to Genzyme's continuing guaranty of a total of $9.8 million of credit facilities provided to GTC by the commercial bank. The largest amount outstanding under these facilities during the fiscal year ended December 31, 1996 was $2.3 million. In exchange for its guaranty, Genzyme received a warrant to purchase 145,000 shares of GTC common stock at a price of $2.4375 per share.

         On February 7, 1996, Genzyme advanced $950,000 to GTC, at an interest rate of 6.5% per annum, under a short-term credit arrangement. Such amount became due on March 31, 1996 and was repaid by GTC prior to such date.

         On March 28, 1996, Genzyme entered into a Convertible Debt and Development Funding Agreement with GTC pursuant to which Genzyme agreed to provide a revolving line of credit in the amount of $10 million and agreed to fund development costs of GTC's Antithrombin III ("AT-III") program through June 30, 1997. Under this agreement, GTC granted Genzyme co-marketing rights to AT-III in all territories other than Asia subject to negotiation and execution of a development and supply agreement between the parties prior to June 30, 1997. The line of credit carries an interest rate of 7% and is convertible into GTC common stock (at the average market price for the 20-day period ending two days before any conversion), at GTC's option to maintain its tangible net worth at the end of each quarter at a level between $4.0 million and $4.2 million, or by Genzyme at any time for up to the full amount outstanding. As of December 31, 1996, no amounts were outstanding and $10.0 million was available under the revolving line of credit, excluding an aggregate of $1,673,000 of debt previously converted into 26,244 and 193,321 shares of GTC common stock at a price of $5.7156 and $7.8781 per share, respectively. The largest amount outstanding under this line of credit during the fiscal year ended December 31, 1996 was $3,650,000.

DYAX

         In March 1996, Genzyme entered into two agreements (the "Dyax Licenses") with Dyax and Protein Engineering Corporation, a wholly-owned subsidiary of Dyax, in which Genzyme received licenses to Dyax's phage display technology. Under the Dyax Licenses, Genzyme paid an initial license fee of $53,700 and is required to pay annual license maintenance fees of $50,000. The Dyax Licenses also require Genzyme to make milestone payments and pay royalties on net sales of diagnostic and therapeutic products discovered, made or developed using the licensed technology.

         In September 1996, Dyax entered into an agreement with Genzyme pursuant to which Dyax subleases from Genzyme, at a rate of $42,892 per month, office and laboratory space in Cambridge, Massachusetts. Dyax made payments of approximately $143,000 to Genzyme during 1996 in connection with such sublease.

         Mr. Blair is Chief Executive Officer of Dyax and each of Mr. Blair, Dr. Anagnostopoulos and Mr. Lewis are directors of Dyax.


       COMPARISON OF RIGHTS OF HOLDERS OF GMO STOCK AND PHARMAGENICS STOCK

         On the Effective Date, the stockholders of PharmaGenics, whose rights are governed by Delaware law and a certificate of incorporation and by-laws adopted thereunder, will become stockholders of Genzyme, a corporation governed by Massachusetts law and articles of organization and by-laws adopted thereunder. The following discussion summarizes the material differences between the rights of holders of PharmaGenics Stock and holders of GMO Stock, based on a comparison the Delaware and Massachusetts corporation laws and differences between the charters and by-laws of PharmaGenics and Genzyme. FOR ADDITIONAL INFORMATION


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REGARDING THE SPECIFIC RIGHTS OF HOLDERS OF GMO STOCK, SEE "DESCRIPTION OF
GENZYME CAPITAL STOCK." The certificate of incorporation and by-laws of PharmaGenics are referred to herein as the "PharmaGenics Charter" and the "PharmaGenics By-Laws," respectively, and the articles of organization and by-laws of Genzyme are referred to herein as the "Genzyme Charter" and the "Genzyme By-Laws," respectively. This summary does not purport to be complete and is qualified in its entirety by reference to the PharmaGenics Charter and PharmaGenics By-Laws, the Genzyme Charter and Genzyme By-Laws, the Genzyme Rights Agreement referred to below and the relevant provisions of the Delaware General Corporation Law (the "DGCL") and the Massachusetts Business Corporation Law (the "MBCL").

PREFERRED STOCK

         Under the PharmaGenics Charter, the holders of PharmaGenics preferred stock are entitled to certain liquidation and dividend preferences and special voting rights. Upon conversion of the PharmaGenics preferred stock to GMO Stock the holders of PharmaGenics preferred stock will lose these special rights and preferences.

DIVIDEND RIGHTS

         The PharmaGenics Charter provides that the holders of Series A Stock, Series B Stock and Series C Stock are entitled to receive dividends, out of funds legally available for such purpose, when and as declared by the PharmaGenics Board. In addition, the holders of PharmaGenics Series A Stock, Series B Stock and Series C Stock are entitled to participate pro rata in any dividends declared with respect to shares of PharmaGenics common stock or any other series of PharmaGenics preferred stock. The holders of PharmaGenics common stock are entitled to receive, to the extent permitted by law, dividends when and as declared by the PharmaGenics Board.

         For a description of certain ambiguities in the PharmaGenics Charter as to the rights of the holders of Series C Stock to participate in dividends on a parity basis with the holders of Series A and B Stock, see "The Merger Proposal
- The Merger - Allocation of Merger Consideration and Certain Matters Relating to the PharmaGenics Charter." For a description of the dividend rights of the GMO Stock see "Description of Genzyme Capital Stock - Dividends."

EXCHANGE OF GMO STOCK

         The PharmaGenics Charter does not provide for either mandatory or optional redemption of any class or series of its capital stock.

         The Genzyme Charter provides that the GMO Stock may be exchanged for any combination of cash and/or GGD Stock upon certain terms. For a description of the terms upon which such exchange may occur, see "Description of Genzyme Capital Stock - Exchange of GMO Stock and GTR Stock." See also "Comparison of Rights of Holders of GMO Stock and PharmaGenics Stock - Sale, Lease or Exchange of Assets and Mergers."

VOTING RIGHTS

         The PharmaGenics Charter provides that holders of the PharmaGenics preferred stock and holders of PharmaGenics common stock have the right to vote, together as one class, on all matters as to which common stockholders are entitled to vote. Each share of PharmaGenics common stock is entitled to one vote per share and each share of PharmaGenics preferred stock is entitled to the number of votes per share equal to the number of shares of common stock into which each such share of preferred stock is then convertible. In addition, the PharmaGenics Charter provides that certain actions must be approved by sixty-six and two-thirds percent (66 2/3%) of a series of PharmaGenics preferred stock, acting separately as a class, if such action (i) alters the designations, rights, powers, preferences, restrictions or limitations of such series, (ii) amends the PharmaGenics Charter or By-Laws in a manner which adversely affects the powers, preferences or rights of


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such series, or (iii) authorizes, designates, creates or issues any shares of
PharmaGenics capital stock ranking senior to such series with respect to liquidation, redemption or voting, or the payment of dividends.

         The Genzyme charter provides that the holders of GMO Stock vote together with the holders of GGD Stock and GTR Stock as a single class on all matters as to which common stockholders are generally entitled to vote. For a description of the voting rights of the GMO Stock see "Description of Genzyme Capital Stock Voting Rights."

LIQUIDATION RIGHTS

         The PharmaGenics Charter provides that upon the liquidation, dissolution, winding-up or merger of PharmaGenics or other Extraordinary Transaction (as defined in the PharmaGenics Charter) involving PharmaGenics, the holders of Series A Stock, Series B Stock and Series C Stock are entitled to receive out of the assets of PharmaGenics legally available for distribution, and before any payment is made to holders of PharmaGenics common stock, an amount per share equal to the Original Purchase Price (as defined in the PharmaGenics Charter) for each such share, plus an amount equal to any declared but unpaid dividends. In addition, if the assets available for distribution are insufficient to pay the holders of Series A, Series B and Series C Stock the amounts to which they are entitled, such holders share ratably in any distribution of assets, according to the respective amounts which would be payable to them if all such amounts were paid in full. Furthermore, after payment in full to PharmaGenics preferred stockholders, the holders of PharmaGenics preferred stock are also entitled to share with PharmaGenics common stockholders in any assets remaining for distribution to holders of PharmaGenics common stock.

         For a description of certain ambiguities in the PharmaGenics Charter as to the rights of the holders of Series C Stock to participate in the proceeds of a liquidation or merger on a parity basis with the holders of Series A and B Stock, see "The Merger Proposal - The Merger - Allocation of Merger Consideration and Certain Matters Relating to the PharmaGenics Charter." For a description of the liquidation rights of the GMO Stock see "Description of Genzyme Capital Stock - Liquidation Rights."

MEETINGS OF STOCKHOLDERS

         The DGCL provides that special meetings of stockholders may be called by the directors or by any other person as may be authorized by the corporation's certificate of incorporation or by-laws. The MBCL provides that special meetings of stockholders of a corporation with a class of voting stock registered under the Exchange Act (a "public company"), may be called by a corporation's president or directors, and, unless otherwise provided in the articles of organization or by-laws, must be called by its clerk or any other officer upon written application of the owners of at least 40% of the corporation's stock entitled to vote at such meeting. The Genzyme By-Laws provide for the call of a special meeting of stockholders by the president or directors of Genzyme, or upon written application of the owners of not less than 90% (or such lesser percentage as may be required by law) in interest of the corporation's stock entitled to vote at such meeting.

INSPECTION RIGHTS

         Inspection rights under the DGCL are more extensive than under the MBCL. Under the DGCL, any stockholder, upon written demand stating the purpose thereof, has the right to inspect a corporation's stock ledger, stockholder list, and other books and records for any proper purpose. Under the Massachusetts statute, a corporation's stockholders have the right for a proper purpose to inspect the corporation's articles of organization, by-laws, records of all meetings of incorporators and stockholders, and stock and transfer records, including the stockholder list. In addition, stockholders of a Massachusetts business corporation have a qualified common law right under certain circumstances to inspect other books and records of the corporation.

ACTION BY CONSENT OF STOCKHOLDERS

         Under the DGCL, unless the certificate of incorporation provides otherwise, any action required to be taken by stockholders at a meeting may be taken without a meeting, without prior notice and without a vote, if


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the stockholders having no less than the minimum number of votes that would be necessary to take such action at a meeting at which all stockholders were present and voted, consent to the action in writing. Under the MBCL, any action to be taken by stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing, and a corporation may not provide otherwise in its articles of organization or by-laws. Because the Massachusetts law may change in the future, the Genzyme Charter and By-Laws contain a provision eliminating the right of stockholders to take action by written consent, except as otherwise required by law.

CUMULATIVE VOTING

         Under the DGCL, a corporation may provide in its certificate of incorporation for cumulative voting by stockholders in elections of directors (i.e., each stockholder casts as many votes for directors as he has shares of stock multiplied by the number of directors to be elected). The PharmaGenics Charter does not provide for cumulative voting. Massachusetts has no cumulative voting provision.

DIVIDENDS AND REPURCHASES OF STOCK

         Under the DGCL, the directors of a corporation may declare and pay dividends either out of its surplus or, if there is no surplus, out of net profits for the current and/or preceding fiscal year, provided that such dividends will not reduce capital below the amount of capital represented by all classes of stock having a preference upon the distribution of assets. Dividends may be paid in cash, property or shares of the corporation's common stock. Also under the DGCL, a corporation may redeem or repurchase shares of its stock if such redemption or repurchase will not impair the capital of the corporation. The directors of a Delaware corporation may be jointly and severally liable to the corporation for a willful or negligent violation of such provisions of the DGCL. Under the MBCL, the payment of dividends and the repurchase of the corporation's stock are generally permissible if such actions are not taken when the corporation is insolvent, do not render the corporation insolvent, and do not violate the corporation's articles of organization. The directors of a Massachusetts corporation may be jointly and severally liable to the corporation to the extent that a dividend authorized by the directors exceeds such permissible amounts and is not repaid to the corporation.

CLASSIFICATION OF THE BOARD OF DIRECTORS

         Under the DGCL a corporation's board of directors may be divided into one, two or three classes if provided for in the certificate of incorporation or by-laws. The MBCL permits classification of a corporation's board of directors, but in the case of a public company, the MBCL requires classification into three classes and imposes certain other requirements unless the directors of such public company elect by vote to be exempt from such requirements. The Genzyme Board has voted to exempt the corporation from such requirements because the Genzyme Charter contains its own classification scheme. The Genzyme Charter provides that Genzyme's Board of Directors is divided into three classes with the directors of each class being elected for staggered three year terms.

REMOVAL OF DIRECTORS

         Under the DGCL, stockholders may remove directors with or without cause by a majority vote. Unlike Massachusetts law, Delaware law does not permit directors to remove other directors. Under the MBCL, except as otherwise provided in a corporation's articles of organization or by-laws, directors may be removed from office with or without cause by the holders of a majority of the shares entitled to vote in the election of directors and with cause by a majority of the directors then in office. The Genzyme Charter provides that the sole method of removal of directors is for cause by the holders of a majority of the shares entitled to vote in the election of directors.


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VACANCIES ON THE BOARD OF DIRECTORS

         Under both the DGCL and the MBCL, unless otherwise provided in the charter or by-laws, vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors may be filled by the remaining directors. Neither the Genzyme or PharmaGenics Charters nor the Genzyme or PharmaGenics By-Laws provide otherwise.

EXCULPATION OF DIRECTORS

         The DGCL and the MBCL have substantially similar provisions relating to exculpation of directors. Each state's law permits, and the PharmaGenics and Genzyme Charters provide, that no director shall be personally liable to the company or its stockholders for monetary damages for breaches of fiduciary duty except where such exculpation is expressly prohibited. The circumstances under which such exculpation is prohibited are substantially similar, except that in Massachusetts, a director is not exculpated from liability under provisions of the MBCL relating to unauthorized distributions and loans to insiders, while in Delaware, a director is not exculpated from liability under provisions of Delaware law relating to unlawful payments of dividends and unlawful stock purchases or redemptions. Under both states' laws, a director may be personally liable for monetary damages for breaches of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law and for any transactions for which the director has derived an improper personal benefit.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

         Both the DGCL and the MBCL generally permit indemnification of directors and officers for expenses incurred by them by reason of their position with the corporation, if the director or officer has acted in good faith and with the reasonable belief that his conduct was in the best interest of the corporation. However, the DGCL, unlike the MBCL, does not permit a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation (although it does permit indemnification in such situations if approved by the Delaware Court of Chancery and for expenses of such actions). The Genzyme By-Laws provide for the indemnification of officers and directors to the maximum extent legally permissible. However, because the MBCL does not prohibit indemnification for judgments in actions by or in the right of the corporation, the Genzyme By-Laws to this extent purports to afford Genzyme officers and directors greater rights to indemnification for judgments in derivative actions than would be available under the DGCL (but no Massachusetts court has approved such indemnification under such circumstances).

INTERESTED DIRECTOR TRANSACTIONS

         The DGCL provides that no contract or transaction between a corporation and one or more of its directors or officers or an entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for that reason. In addition, no such transaction shall be void or voidable solely because the director or officer is present at, participates in, or votes at the meeting of the board of directors or committee which authorizes the transaction. In order that such a transaction not be found void or voidable, it must, after disclosure of material facts, be approved by the disinterested directors, a committee of disinterested directors, or the stockholders, or the transaction must be fair as to the corporation. The MBCL has no comparable provision. However, the Genzyme Charter provides that no transaction by Genzyme shall be invalidated by the fact that one or more of Genzyme's directors or officers is a party to the transaction or has a position or financial interest in a party to the transaction. The Genzyme Charter also provides that any such interested director may vote on the transaction, notwithstanding such interest.

SALE, LEASE OR EXCHANGE OF ASSETS AND MERGERS

         The DGCL requires the approval of the directors and the vote of the holders of a majority of the outstanding stock entitled to vote thereon for the sale, lease, or exchange of all or substantially all of a corporation's property and assets or a merger or consolidation of the corporation into any other corporation, although the certificate of incorporation may require a higher stockholder vote. The PharmaGenics Charter


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does not require a higher vote. The MBCL provides that a vote of two-thirds of the shares of each class of stock outstanding and entitled to vote thereon is required to authorize the sale, lease, or exchange of all or substantially all of a corporation's property and assets or a merger or consolidation of the corporation into any other corporation, except that the articles of organization may provide that the vote of a greater or lesser proportion, but not less than a majority of the outstanding shares of each class, is required. Under the MBCL, the articles of organization or by-laws may provide that all outstanding classes of stock vote as a single class, but, in the case of a merger or consolidation, the separate vote of all classes of stock, the rights of which would be adversely affected by the transaction, is also required. The Genzyme Charter reduces from two-thirds to a majority of each class outstanding and entitled to vote thereon, the stockholder vote required to approve such transactions, if the transaction is approved by the Board of Directors. See also "`Anti-Takeover' Provisions" below.

AMENDMENTS TO CHARTER

         Under Delaware law, charter amendments require the approval of the directors and the vote of the holders of a majority of the outstanding stock and a majority of each class of stock outstanding and entitled to vote thereon as a class, unless the certificate of incorporation requires a greater proportion. In addition, Delaware law requires a class vote when, among other things, an amendment will alter or change the powers, preferences or special rights of a class of stock so as to affect the holders of such class of stock adversely. The PharmaGenics Charter requires that amendments which adversely affect the powers, preferences or rights pertaining to a series of preferred stock be approved in a class vote by two-thirds of the series of preferred stock adversely affected by the amendment. See also " - Voting Rights." Under the MBCL, amendments to a corporation's articles of organization relating to certain changes in capital or in the corporate name require the vote of at least a majority of each class of stock outstanding and entitled to vote thereon. Amendments relating to other matters require a vote of at least two-thirds of each class outstanding and entitled to vote thereon or, if the articles of organization so provide, a greater or lesser proportion but not less than a majority of the outstanding shares of each class. Under the MBCL, the articles of organization or by-laws may provide that all outstanding classes of stock vote as a single class, but the separate vote of any class of stock the rights of which would be adversely affected by the amendment, is also required. The Genzyme Charter reduces from two-thirds to a majority of each class outstanding and entitled to vote thereon, the stockholder vote to approve such amendments, if the amendment is approved by the Board of Directors.

APPRAISAL RIGHTS

         Dissenting stockholders have the right to obtain the fair value of their shares (so-called "appraisal rights") in more circumstances under Massachusetts law than under Delaware law. Under Delaware law, a stockholder is entitled to appraisal rights in the event of certain mergers or consolidations. In general, appraisal rights are not available in a merger under Delaware law with respect to shares of any corporation which on the record date of the vote to approve the merger are listed on a national securities exchange, quoted on the Nasdaq National Market or held of record by more than 2,000 stockholders, unless the consideration to be received in the merger is other than shares of stock of the corporation surviving the merger or shares of stock of another corporation which, at the effective date of the merger, will be either listed on a national securities exchange, quoted on the Nasdaq National Market or held of record by more than 2,000 stockholders. Appraisal rights are not available under Delaware law in the event of the sale, lease, or exchange of all or substantially all of a corporation's assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the corporation's certificate of incorporation. Under Massachusetts law, a properly dissenting stockholder is entitled to receive the appraised value of his shares when the corporation votes (i) to sell, lease, or exchange all or substantially all of its property and assets, (ii) to adopt an amendment to its articles of organization which adversely affects the rights of the stockholder, or (iii) to merge or consolidate with another corporation.

"ANTI-TAKEOVER" PROVISIONS

CONTRACTUAL MEASURES. The Charter and By-Laws of both Genzyme and PharmaGenics contain provisions that could discourage potential takeover attempts and prevent stockholders from changing the company's management, including authorization of the Board of Directors to issue shares of preferred stock in series, enlarge the size of the Board of Directors and fill any vacancies on the Board of Directors, and restrictions on the ability of stockholders to call a special meeting of stockholders, bring business before an annual meeting and nominate candidates for election as directors. Each company also has agreements with certain officers containing change of control provisions.

         In addition, Genzyme has a shareholder rights plan. Under the proposed amendment to this plan that will become effective following completion of the Merger, each outstanding share of GMO Stock also represents a right that, under certain circumstances, may trade separately from the GMO Stock. The rights, which are not currently exercisable, under certain circumstances will permit their holders (other than an acquiror) to purchase at a favorable price large amounts of common stock or securities of a successor to Genzyme with the result that an acquiror's interest in Genzyme would be substantially diluted. See "The Merger Proposal - Restatement of Rights Agreement."

BUSINESS COMBINATION STATUTE. Delaware's "Business Combination" statute is substantially similar to Massachusetts' Business Combination statute. However, while the Delaware statute provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of its board of directors (an "interested stockholder"), he may not engage in certain transactions with the corporation for a period of three years, the Massachusetts statute has lowered the 15% threshold to 5%. Both the Delaware and Massachusetts statutes include certain exceptions to this prohibition; for example, if the board of directors approves the acquisition of stock or the transaction prior to the time that the person became an interested stockholder, or if the interested stockholder acquires 85% (in the Delaware statute) or 90% (in the Massachusetts statute) of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder, the prohibition does not apply.

         PharmaGenics currently is subject to the Delaware Business Combination statute, but its board of directors has taken action to exempt the Merger from the statute. Genzyme is subject to the Massachusetts Business Combination statute unless it elects not to be governed by the statute in its articles of organization or by-laws. Genzyme has not made such election and does not currently intend to make such an election.

CONTROL SHARE ACQUISITION STATUTE. Under the Massachusetts Control Share Acquisition statute for Massachusetts corporations, a person (hereinafter, the "acquiror") who makes a bona fide offer to acquire, or acquires, shares of stock of a corporation that when combined with shares already owned, would increase the acquiror's ownership to at least 20%, 33 1/3%, or a majority of the voting stock of the corporation, must obtain the approval of a majority in interest of the shares held by all stockholders, except the acquiror and the officers and inside directors of the corporation, in order to vote the shares acquired. The statute does not require the acquiror to complete the purchase before the stockholder vote is taken.

         The Control Share Acquisition statute permits a Massachusetts corporation to elect not to be governed by these provisions by including such an election in its articles of organization or by-laws. The Genzyme ByLaws contain a provision pursuant to which Genzyme elected not to be governed by the Massachusetts Control Share Acquisition statute. However, if at a future date the Board of Directors of Genzyme determines that it is in the best interests of Genzyme and its stockholders that Genzyme be governed by the statute, the By-Laws may be amended to permit Genzyme to be governed by such statute. Any such amendment, however, would apply only to acquisitions crossing the thresholds which occur after the effective date of such amendment.

         Delaware does not have a Control Share Acquisition statute.

                                 LEGAL OPINIONS

         The validity of the GMO Stock to be issued in connection with the Merger and certain tax matters described herein will be passed upon for Genzyme by Palmer & Dodge LLP, Boston, Massachusetts, counsel for Genzyme.

         Certain tax matters described herein will be passed upon for PharmaGenics by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania, counsel to PharmaGenics.


                                     EXPERTS

         The consolidated balance sheets of Genzyme as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 included in Genzyme's Annual Report on Form 10-K for the year ended December 31, 1996, and the financial statement schedule appearing therein, incorporated by reference into this Prospectus/Proxy Statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The combined balance sheets of Genzyme General and GTR as of December 31, 1995 and 1996, and the related combined statements of operations and cash flows for each group for each of the three years in the period ended December 31, 1996, have also been incorporated by reference herein in reliance on the respective reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The combined balance sheets of GMO as of December 31, 1995 and 1996, and the related combined statements of operations and deficit accumulated during the development stage, cash flows and division equity for the period from December 1, 1994 (Date of Inception) through December 31, 1994, for the years ended December 31, 1995 and 1996 and cumulative for the period from December 1, 1994 (Date of Inception) through December 31, 1996, have also been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The audited financial statements of PharmaGenics incorporated by reference in this Prospectus/Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


                               FINANCIAL ADVISORS

         PaineWebber has acted as financial advisor to PharmaGenics in connection with the Merger. Following completion of the Merger, PharmaGenics will pay PaineWebber a fee not to exceed $500,000. PharmaGenics has also agreed to reimburse PaineWebber for its reasonable out-of-pocket expenses and to indemnify it against certain liabilities. PaineWebber and certain of its affiliates are stockholders of PharmaGenics. PaineWebber and certain of its affiliates have engaged in certain transactions with PharmaGenics. See "The Merger Proposal - The Merger - Fairness Opinion."

         PaineWebber has acted as underwriter in connection with the sale of securities of Genzyme in the past, for which it received customary commissions, and may serve as placement agent in connection with a private placement of GMO Stock, for which it will receive customary fees. In addition, PaineWebber has in the past provided investment banking services to Genzyme, for which it received customary fees.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

         In order for a stockholder proposal to be considered for inclusion in Genzyme's proxy materials for the 1998 annual meeting, it must be received by Genzyme at One Kendall Square, Cambridge, Massachusetts 02139, Attention: Chief Financial Officer, no later than December 13, 1997.

         In order for a stockholder proposal to be considered for inclusion in PharmaGenics's proxy materials for its next annual meeting of stockholders, such proposal must be received by PharmaGenics at Four Pearl Court, Allendale, New Jersey 07401, Attention: Secretary, no later than July 31, 1997. PharmaGenics will not be required to include in its proxy solicitation material a shareholder proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the Commission. If the Merger is consummated, PharmaGenics will be merged into Genzyme and, accordingly, there will be no further meeting of the PharmaGenics stockholders.


                         INFORMATION CONCERNING AUDITORS

         The firm of Coopers & Lybrand L.L.P., independent accountants, audited Genzyme's financial statements for the years ending December 31, 1996, 1995 and 1994. Representatives of Coopers & Lybrand L.L.P. are expected to attend the Genzyme Special Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire.

         Representatives of Arthur Andersen LLP are expected to attend the PharmaGenics Special Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire.


                            EXPENSES OF SOLICITATION

         Genzyme will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of stock in connection with the Genzyme Special Meeting. In addition to the use of mails, proxies may be solicited by officers and employees of Genzyme in person or by telephone. Genzyme may retain a professional proxy solicitation firm to assist in the solicitation of proxies at a cost which Genzyme estimates will not exceed $20,000.

         PharmaGenics will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of stock in connection with the PharmaGenics Special Meeting. In addition to the use of mails, proxies may be solicited by officers and employees of PharmaGenics in person or by telephone.


                                  OTHER MATTERS

         The Genzyme Board does not know of any business to come before the Genzyme Special Meeting other than the matters described in the notice. If other business is properly presented for consideration at the Genzyme Special Meeting, the enclosed proxy authorizes the person named therein to vote the shares in their discretion.

         The PharmaGenics Board does not know of any business to come before the PharmaGenics Special Meeting other than the matters described in the notice. If other business is properly presented for consideration at the PharmaGenics Special Meeting, the enclosed proxy authorizes the person named therein to vote the shares in their discretion.

                              AVAILABLE INFORMATION

         Genzyme and PharmaGenics are each subject to the informational requirements of the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the Commission relating to their respective businesses, financial statements and other matters. Reports, proxy and information statements filed pursuant to Sections 14(a) and 14(c) of the Exchange Act and other information filed with the Commission, as well as copies of the Registration Statement, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611; and Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

         Genzyme has filed with the Commission a Registration Statement (the "Registration Statement") with respect to the securities offered hereby. This Prospectus/Proxy Statement, along with the accompanying letter and notice to stockholders, also constitutes the prospectus of Genzyme filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus/Proxy Statement as to the contents of any contract, agreement or other document referred to are not necessarily complete, but do provide an accurate summary of the material terms thereof. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof, are available for inspection and copying at the Commission's offices as described above. All information herein concerning PharmaGenics and its directors, officers or stockholders has been furnished by PharmaGenics.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by Genzyme with the Commission (File No. 0-14680) are hereby incorporated by reference, except as superseded or modified herein: (i) Genzyme's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) Genzyme's Current Reports on Form 8-K filed with the Commission on February 4, 1997 and April 1, 1997; (iii) the description of GGD Stock contained in Genzyme's Registration Statement on Form 8-B filed with the Commission on February 28, 1992, as amended by Form 8- B/A, filed with Commission on March 31, 1995; (iv) the description of General Division Common Stock Purchase Rights contained in Genzyme's Registration Statement on Form 8-A, filed with the Commission on March 23, 1989, as amended by Form 8-A/A, filed with the Commission on November 28, 1994; (v) the description of GTR Stock contained in Genzyme's Registration Statement on Form 8-A, filed with the Commission on September 9, 1994, as amended by Form 8-A/A, filed with the Commission on December 14, 1994 and (vi) the description of GTR Stock Purchase Rights contained in Genzyme's Registration Statement on Form 8-A, filed with the Commission on November 28, 1994.

         All documents filed by Genzyme pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to the date of the Genzyme Special Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the date of the filing such documents.

         The following document previously filed by PharmaGenics with the Commission (File No. 0-20138) are hereby incorporated by reference, except as superseded or modified herein: PharmaGenics's Annual Report on Form 10-K for the year ended December 31, 1996.

         Copies of PharmaGenics's Annual Report on Form 10-K for the year ended December 31, 1996 are also delivered with this Prospectus/Proxy Statement. In addition, all documents filed by PharmaGenics pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to the date of the PharmaGenics Special Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the date of filing such documents.

         Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

         This Prospectus/Proxy Statement incorporates certain documents filed by Genzyme and PharmaGenics with the Commission by reference which are not presented herein or delivered herewith. Documents relating to Genzyme are available upon request from Susan Cogswell at the executive offices of Genzyme, One Kendall Square, Cambridge, Massachusetts 02139 (Telephone: (617) 252-7526). Documents relating to PharmaGenics are available upon request from A. Steven Franchak at the offices of PharmaGenics, Four Pearl Court, Allendale, New Jersey 07401 (Telephone: (201) 818-1000). In order to ensure timely delivery of these documents, any request should be made by ____________ ___, 1997.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE OFFERING AND SOLICITATIONS MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS/PROXY STATEMENT SHALL CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GENZYME OR PHARMAGENICS SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT OR THAT THE INFORMATION IN THIS PROSPECTUS/PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                                                                         ANNEX I



                        ================================




                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                               GENZYME CORPORATION

                                       AND

                               PHARMAGENICS, INC.

                          -----------------------------

                          Dated as of January 31, 1997
                          -----------------------------



                        ================================

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1 - THE MERGER......................................................  1
    1.1      The Merger.....................................................  1
    1.2      Effective Time.................................................  1
    1.3      Closing........................................................  1
    1.4      Effects of the Merger..........................................  2
    1.5      Articles of Organization and By-Laws...........................  2
    1.6      Directors and Officers.........................................  2
    1.7      Name and Purpose of Surviving Corporation......................  2
    1.8      Conversion of Stock............................................  2
    1.9      Warrant to Purchase PharmaGenics Series A Stock................  3
    1.11     No Fractional Shares...........................................  5
    1.12     Dissenting Shares..............................................  5
    1.13     Indemnification................................................  5

SECTION 2 - REPRESENTATIONS AND WARRANTIES OF PHARMAGENICS..................  6
    2.1      Organization and Qualification.................................  6
    2.2      Authority to Execute and Perform Agreements....................  6
    2.3      Capitalization and Title to Shares.............................  6
    2.4      Subsidiaries...................................................  7
    2.5      SEC Reports....................................................  7
    2.6      Financial Statements...........................................  7
    2.7      Absence of Undisclosed Liabilities.............................  7
    2.8      No Material Adverse Change.....................................  8
    2.9      No Breach......................................................  8
    2.10     Actions and Proceedings........................................  8
    2.11     Tax Matters....................................................  8
    2.12     Compliance with Laws...........................................  9
    2.13     Contracts and Other Agreements.................................  9
    2.14     Properties..................................................... 10
    2.15     Intellectual Property.......................................... 10
    2.16     Employee Benefit Plans......................................... 11
    2.17     Employee Relations............................................. 11
    2.18     Insurance...................................................... 11
    2.19     Brokerage...................................................... 11
    2.20     Hazardous Materials............................................ 11
    2.21     Fairness Opinion............................................... 12
    2.22     State Anti-Takeover Laws....................................... 12
    2.23     Disclosure..................................................... 12

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF GENZYME....................... 12
    3.1      Organization................................................... 12
    3.2      Authority to Execute and Perform Agreement..................... 12
    3.3      Capitalization................................................. 13
    3.4      SEC Reports.................................................... 13
    3.5      Financial Statements........................................... 13
    3.6      Absence of Undisclosed Genzyme Liabilities..................... 13
    3.7      No Material Adverse Change..................................... 14
    3.8      No Breach...................................................... 14
    3.9      Actions and Proceedings........................................ 14
    3.10     Compliance with Laws........................................... 14
    3.11     Intellectual Property.......................................... 15
    3.12     Contracts and Other Agreements................................. 15

                                       (i)

    3.13     Authorization of Credit Facility............................... 15
    3.14     Disclosure..................................................... 15

SECTION 4 - COVENANTS AND AGREEMENTS........................................ 15
    4.1      Conduct of Business............................................ 15
    4.2      Corporate Examinations and Investigations...................... 17
    4.3      Expenses....................................................... 17
    4.4      Authorization from Others...................................... 17
    4.5      Consummation of Agreement...................................... 17
    4.6      Further Assurances............................................. 17
    4.7      Proxy Statement; Registration Statement........................ 17
    4.8      Stockholder Meetings........................................... 18
    4.9      PharmaGenics Compliance with Exchange Act and Securities Act... 18
    4.10     Genzyme Compliance with Exchange Act and Securities Act........ 19
    4.11     Public Announcements and Confidentiality....................... 19
    4.12     Affiliate Letters.............................................. 19
    4.13     Stockholder Agreements......................................... 19
    4.14     No Solicitation................................................ 20
    4.15     Molecular Oncology Division.................................... 20
    4.16     Designated Shares.............................................. 20
    4.17     Stand-by Credit Facility....................................... 20

SECTION 5 - CONDITIONS PRECEDENT TO THE OBLIGATIONS
OF EACH PARTY TO CONSUMMATE THE MERGER ..................................... 21
    5.1      Approvals...................................................... 21
    5.2      Registration Statement......................................... 21
    5.3      Absence of Order............................................... 21

SECTION 6 - CONDITIONS PRECEDENT TO THE OBLIGATION OF
GENZYME TO CONSUMMATE THE MERGER............................................ 21
    6.1      Representations, Warranties and Covenants...................... 21
    6.2      Affiliate Letters.............................................. 22
    6.3      Stockholder Agreements......................................... 22
    6.4      Opinions of Counsel to PharmaGenics............................ 22
    6.5      Tax Matters.................................................... 22
    6.6      Dissenting Shares.............................................. 22
    6.7      Certificate of Merger.......................................... 22
    6.8      Comfort Letter................................................. 22
    6.9      SAGE License................................................... 22
    6.10     Unsigned Agreements............................................ 22
    6.11     Amendment of PaineWebber Engagement Letter..................... 22
    6.12     Exercise of Stock Purchase Option and Transfer of Technology... 22
    6.13     Delivery of Cancelled Warrants................................. 23
    6.14     Commitment Letter.............................................. 23
    6.15     Legal Proceedings.............................................. 23
    6.16     Certificates................................................... 23

SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION OF
PHARMAGENICS TO CONSUMMATE THE MERGER....................................... 23
    7.1      Representations, Warranties and Covenants...................... 23
    7.2      Opinion of Counsel to Genzyme.................................. 23
    7.3      Tax Opinion.................................................... 23
    7.4      Merger Documents............................................... 23
    7.5      Certificates................................................... 23


                                      (ii)

SECTION 8 - TERMINATION, AMENDMENT AND WAIVER............................... 24
    8.1      Termination.................................................... 24
    8.2      Effect of Termination.......................................... 25
    8.3      Termination Fee................................................ 25
    8.4      Amendment...................................................... 25
    8.5      Waiver......................................................... 25

SECTION 9 - MISCELLANEOUS................................................... 26
    9.1      No Survival.................................................... 26
    9.2      Notices........................................................ 26
    9.3      Entire Agreement............................................... 26
    9.4      No Third Party Beneficiaries................................... 27
    9.5      Governing Law.................................................. 27
    9.6      Binding Effect; No Assignment.................................. 27
    9.7      Variations in Pronouns......................................... 27
    9.8      Counterparts................................................... 27

                                    EXHIBITS

A   Form of GMO Series Designation
B   Form of Amendment to Articles of Organization of Genzyme Corporation
C   Form of Affiliate Letter
D   Form of Stockholder Agreements
E   Genzyme Molecular Oncology Division Assets and Liabilities
F   Policies of Genzyme Subsequent to Closing
G   Form of Promissory Note
H   Form of Opinion of Ballard Spahr Andrews & Ingersoll
I   Form of Opinion of Palmer & Dodge LLP

                                     (iii)

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of January 31, 1997 is between Genzyme Corporation ("Genzyme"), a Massachusetts corporation, and PharmaGenics, Inc. ("PharmaGenics"), a Delaware corporation. Genzyme desires to acquire PharmaGenics through a merger of PharmaGenics with and into Genzyme on the terms and conditions hereof. PharmaGenics desires to combine its business with Genzyme's molecular oncology business and for its stockholders to have a continuing equity interest in such combined businesses. This Agreement and the resulting merger are intended to be a tax-free "plan of reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Board of Directors of each of the parties deems it advisable and in the best interests of, and fair to, their respective stockholders to consummate, and have approved and recommended that their stockholders approve, the combined transaction contemplated herein.

         Accordingly, in consideration of the foregoing and the mutual representations and covenants contained herein, the parties hereto agree as follows:


                             SECTION 1 - THE MERGER

         1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Business Corporation Law of the Commonwealth of Massachusetts (the "MBCL") and the General Corporation Law of the State of Delaware (the "DGCL"), PharmaGenics shall be merged with and into Genzyme (the "Merger"). The Merger shall occur at the Effective Time (as defined in Section 1.2). Following the Merger, Genzyme shall be the surviving corporation (the "Surviving Corporation") and the separate corporate existence of PharmaGenics shall cease.

         1.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause the Merger to be consummated by filing and recording articles of merger in accordance with
Section 79 of the MBCL (the "Articles of Merger") and a certificate of merger in accordance with Section 252(c) of the DGCL (the "Certificate of Merger") and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Articles of Merger and the Certificate of Merger are duly filed with the Secretary of the Commonwealth of Massachusetts and the Secretary of State of Delaware, respectively, in accordance with the MBCL and the DGCL, or at such later time as is specified by mutual agreement in the Articles of Merger and the Certificate of Merger (the "Effective Time").

         1.3 Closing. Immediately prior to the filing of the Articles of Merger and the Certificate of Merger, a closing (the "Closing") will be held at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming satisfaction or waiver of all conditions to the Merger. The Closing shall take place on the third business day after the last to occur of:

         (a) the day this Agreement is adopted by the stockholders of PharmaGenics pursuant to Section 4.8(a);

         (b) the day this Agreement is approved by the stockholders of Genzyme pursuant to Section 4.8(b); and

         (c) the date all other conditions to the Merger (other than those to be satisfied by deliveries at the Closing) have been satisfied or waived;

or on such other date as the parties may agree. The date on which the Closing occurs is referred to herein as the "Closing Date".

         1.4 Effects of the Merger. The Merger shall have the effects set forth in Sections 80 and 81 of the MBCL and Sections 259, 260 and 261 of the DGCL.

         1.5 Articles of Organization and By-Laws. The articles of organization of Genzyme as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Corporation immediately after the Effective Time, provided that such articles shall have been amended to (i) redesignate the existing classes of Genzyme common stock as series of common stock, (ii) authorize the Genzyme Board of Directors to designate additional series of common stock and (iii) designate a new series of Genzyme common stock having terms substantially as set forth in Exhibit A (the "GMO Series Designation"). If the conditions set forth in the proviso to the preceding sentence are not met, the articles of organization of Genzyme, as amended by the amendment thereto substantially in the form attached hereto as Exhibit B (the "GMO Charter Amendment") shall be the articles of organization of the Surviving Corporation immediately after the Effective Time. The by-laws of Genzyme as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation immediately after the Effective Time.

         1.6 Directors and Officers. The directors and officers of Genzyme immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time.

         1.7 Name and Purpose of Surviving Corporation. The name of the Surviving Corporation shall be Genzyme Corporation. The purpose of the Surviving Corporation is to develop, manufacture and sell human health care products and to engage generally in any business that may lawfully be carried on by a corporation formed under Chapter 156B of the General Laws of Massachusetts.

         1.8 Conversion of Stock.

         (a) At the Effective Time, by virtue of the Merger and without any action on the part of Genzyme or PharmaGenics:

             (i) All shares of PharmaGenics Series A Convertible Preferred Stock, $0.01 par value per share ("PharmaGenics Series A Stock"), Series B Convertible Preferred Stock, $0.01 par value per share ("PharmaGenics Series B Stock") and Series C Convertible Preferred Stock, $0.01 par value per share ("PharmaGenics Series C Stock"), outstanding immediately prior to the Effective Time, other than shares held by PharmaGenics as treasury stock, Dissenting Shares (as defined in Section 1.12) and shares owned by Genzyme or any Subsidiary (as defined in Section 2.4) of Genzyme, shall be converted into and become the right to receive, in the aggregate, 4,000,000 shares, of Genzyme Molecular Oncology Division Common Stock, $0.01 par value per share, as defined in the GMO Series Designation if the conditions set forth in the proviso to the first sentence of Section 1.5 have been met as of the Effective Time, or if such conditions have not been met, as defined in the GMO Charter Amendment (in either case, such series or class of stock is referred to herein as "GMO Stock"). Such shares of GMO Stock are referred to herein as the "Merger Consideration". The Merger Consideration will be allocated among the holders of the PharmaGenics Preferred Stock (as hereinafter defined) in accordance with Section 1.8(b) of this Agreement, subject to adjustment as described below and subject to reduction for shares of GMO Stock otherwise allocable to holders of Dissenting Shares (as described in Section 1.12(c) in the case of Dissenting Common Shares and Section 1.12(a) in the case of Dissenting Shares of PharmaGenics Preferred Stock) and for the shares of GMO Stock issuable upon exercise of the Comdisco Warrant (as defined in Section 1.9) after the Effective Time. PharmaGenics Series A Stock, PharmaGenics Series B Stock and PharmaGenics Series C Stock are referred to herein collectively as the "PharmaGenics Preferred Stock", and the PharmaGenics Preferred Stock, together with the PharmaGenics Common Stock (as defined below), are referred to herein collectively as the "PharmaGenics Stock." The Merger Consideration shall be adjusted as follows:

             (A) the Merger Consideration shall be reduced by subtracting the number of shares of GMO Stock equal to the quotient obtained by dividing (i) the aggregate fees payable by PharmaGenics to PaineWebber Incorporated ("PaineWebber") in connection with the Merger by (ii) $7.00 (the "GMO Per Share Value"), and

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             (B) if the expenses of PharmaGenics paid or incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including any brokerage, investment banking, accounting and legal fees exceed $1,000,000 in the aggregate, the Merger Consideration shall be reduced by subtracting the number of shares of GMO Stock equal to the quotient obtained by dividing (i) the aggregate of such excess by
(ii) the GMO Per Share Value.

             (ii) All shares of PharmaGenics Common Stock, $0.01 par value per share ("PharmaGenics Common Stock") outstanding at the Effective Time shall be canceled without any conversion thereof and no payment shall be made with respect thereto.

             (iii) All shares of PharmaGenics Stock held at the Effective Time by PharmaGenics as treasury stock shall be canceled without any conversion thereof and no payment shall be made with respect thereto.

             (iv) All shares of PharmaGenics Stock owned beneficially at the Effective Time by Genzyme or any Subsidiary of Genzyme shall be canceled without any conversion thereof and no payment shall be made with respect thereto.

             (v) All Dissenting Shares shall be treated in accordance with
Section 1.12. (vi) All shares of Genzyme capital stock outstanding immediately prior to the Effective Time shall remain outstanding as shares of the Surviving Corporation without any conversion thereof.

         (b) The Merger Consideration shall be allocated among the holders of PharmaGenics Preferred Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) by allocating to each such holder that number of shares of GMO Stock determined by multiplying the number of shares of each class of PharmaGenics Preferred Stock held by such holder by the applicable conversion factor set forth below:

         Series A Conversion Factor: 0.000000058451 multiplied by the number of shares comprising the Merger Consideration (without reduction for Dissenting Shares of PharmaGenics Preferred Stock and the shares issuable upon exercise of the Comdisco Warrant).

         Series B Conversion Factor: 0.000000235690 multiplied by the number of shares comprising the Merger Consideration (without reduction for Dissenting Shares of PharmaGenics Preferred Stock and the shares issuable upon exercise of the Comdisco Warrant).

         Series C Conversion Factor: 0.000000067564 multiplied by the number of shares comprising the Merger Consideration (without reduction for Dissenting Shares of PharmaGenics Preferred Stock and the shares issuable upon exercise of the Comdisco Warrant).

If, prior to Closing, Genzyme pays a dividend or makes a distribution on any class of Genzyme capital stock payable in GMO Stock, other than a distribution of the GMO Designated Shares (as defined in Section 7.a. of the GMO Series Designation or in Section 8.k. of the GMO Charter Amendment, whichever is in effect at the Effective Time), or subdivides, combines, reclassifies or takes other similar actions with respect to the GMO Stock, the conversion factors described above shall be appropriately adjusted.

         1.9 Warrant to Purchase PharmaGenics Series A Stock. At the Effective Time, the warrant issued by PharmaGenics to Comdisco, Inc. on April 30, 1991 (the "Comdisco Warrant") for the purchase of shares of PharmaGenics Series A Stock, to the extent outstanding and unexercised, shall cease to represent a right to acquire shares of PharmaGenics Series A Stock and shall be converted automatically into a warrant to purchase the number of shares of GMO Stock in an amount and at an exercise price determined as follows and the right to receive payment of cash for any fractional shares (as provided in Section 1.11). The number of shares of GMO Stock subject to the Comdisco Warrant shall be equal to the product obtained by multiplying (i) the number of shares of PharmaGenics Series A Stock subject to the original Comdisco Warrant by (ii) the Series A Conversion Factor set forth above. The exercise price per share of GMO Stock under the new Comdisco Warrant shall be equal to the quotient obtained by dividing (i) the exercise price per share of

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PharmaGenics Series A Stock under the original Comdisco Warrant by (ii) the
Series A Conversion Factor, provided that such exercise price shall be rounded to the nearest cent.

         1.10 Exchange of Certificates.

         (a) At the Effective Time, the stock transfer books of PharmaGenics shall be closed and no transfers of shares of PharmaGenics Stock may be made thereafter. Genzyme shall authorize one or more persons (not affiliated with Genzyme) to act, until such time as all certificates representing shares of PharmaGenics Preferred Stock shall have been exchanged in accordance herewith, as exchange agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Genzyme shall cause the Exchange Agent to mail to all former holders of record of PharmaGenics Preferred Stock instructions for surrendering their certificates representing PharmaGenics Preferred Stock in exchange for a certificate or certificates representing shares of GMO Stock (determined in accordance with Section 1.8(b). Upon such surrender of a PharmaGenics Preferred Stock certificate to the Exchange Agent, the holder of such certificate shall be entitled to receive in exchange therefor, at the time specified in Section 1.10(b), a certificate representing that number of whole shares of GMO Stock into which the shares of PharmaGenics Preferred Stock theretofore represented by such certificate so surrendered shall have been converted pursuant to the provisions of this Agreement (together with any cash in lieu of fractional shares pursuant to Section 1.11), and the certificate so surrendered shall forthwith be canceled. Until surrendered in accordance with the provisions of this Section, each PharmaGenics Preferred Stock certificate (other than certificates for shares to be canceled in accordance with Section 1.8(a)(ii),
(iii) and (iv) hereof and Dissenting Shares, if any) shall represent for all purposes the right to receive shares of GMO Stock and the right to receive payment of cash for fractional shares, if any, pursuant to Section 1.11 hereof. Until such certificates are surrendered, the holders thereof shall not be entitled to receive any dividend or other distribution payable to holders of shares of GMO Stock. Upon such surrender, there shall be paid to the record holder of the certificates representing shares of GMO Stock issued upon such exchange, the amount of dividends or other distributions that became payable following the Effective Time and were not paid because of the failure to surrender certificates for exchange. In no event shall the persons entitled to receive such dividends or distributions be entitled to receive interest thereon. GMO Stock into which the PharmaGenics Preferred Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time. If any GMO Stock certificates are to be issued in a name other than that in which the PharmaGenics Preferred Stock certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of GMO Stock in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

         (b) All certificates for GMO Stock issued in exchange for PharmaGenics Preferred Stock shall be held by the Exchange Agent, no delivery thereof to the former holders of PharmaGenics Preferred Stock, or transfers thereof on the books of Genzyme, may be made until the earlier of:

             (i) in the case of certificates to be issued to executive officers and directors of PharmaGenics and the beneficial owners of five percent (5%) or more of the PharmaGenics Common Stock (on an as converted basis) and each of HealthCare Ventures II, L.P., HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., Hudson Trust, Everest Trust and PaineWebber R&D Partners III, L.P., and their respective affiliates:

             (A) 270 days after the effectiveness of a registration statement for an initial public offering of GMO Stock, (B) three (3) years following the Closing Date or (C) the distribution or sale of GMO Designated Shares by Genzyme to the public; provided, however, that in the case of clauses (A) or (B), if Genzyme, as of such date, has filed a registration statement for a public offering of GMO Stock (other than the initial public offering of GMO Stock), such date shall be extended until 90 days after the effective date of such registration statement, and

             (ii) in the case of certificates to be issued to all other holders of PharmaGenics Preferred Stock:

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
              (A) 180 days after the effectiveness of a registration statement for an initial public offering of GMO Stock, (B) three (3) years following the Closing Date or (C) the distribution or sale of GMO Designated Shares by Genzyme to the public; provided, however, that in the case of clauses (A) or (B), if Genzyme, as of such date, has filed a registration statement for a public offering of GMO Stock (other than the initial public offering of GMO Stock), such date shall be extended until 90 days after the effective date of such registration statement.

         1.11 No Fractional Shares. No certificates representing fractional shares of GMO Stock shall be issued upon the surrender for exchange of PharmaGenics Preferred Stock certificates. No fractional interest shall entitle the owner to vote or to any rights of a security holder. In lieu of fractional shares, each record holder of shares of PharmaGenics Preferred Stock who would otherwise have been entitled to a fractional share of GMO Stock, will receive upon surrender of a PharmaGenics Preferred Stock certificate an amount in cash (without interest) determined by multiplying such fraction by the GMO Per Share Value. Genzyme shall not be liable to any holder of shares of PharmaGenics Preferred Stock for any cash in lieu of fractional interests delivered to a public official pursuant to applicable escheat or abandoned property laws.

         1.12 Dissenting Shares.

         (a) Shares of PharmaGenics Stock held by a stockholder who has properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL are referred to herein as "Dissenting Shares". Shares of PharmaGenics Preferred Stock that constitute Dissenting Shares shall not be converted into Merger Consideration and shares of GMO Stock shall not be issued pursuant to Section 1.8(b) in exchange therefor. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall no longer retain any rights of a stockholder of PharmaGenics or the Surviving Corporation, except those provided under the DGCL.

         (b) PharmaGenics shall give Genzyme (i) prompt notice of any written notices and demands under Section 262 of the DGCL with respect to any shares of capital stock of PharmaGenics, any withdrawal of any such demands and any other instruments served pursuant to the DGCL and received by PharmaGenics and (ii) the right to participate in all negotiations and proceedings with respect to any demands under Section 262 with respect to any shares of capital stock of PharmaGenics. PharmaGenics shall cooperate with Genzyme concerning, and shall not, except with the prior written consent of Genzyme, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

         (c) If any holder of PharmaGenics Common Stock has properly exercised appraisal rights with respect to shares of PharmaGenics Common Stock ("Dissenting Common Shares"), Genzyme shall have the right to offset any payment made, or reasonably expected to be made, by it to such holder in respect thereof, against the shares of GMO Stock to be delivered as the Merger Consideration. Such offset shall be made prior to any issuance of certificates for GMO Stock pursuant to Section 1.10 by subtracting from the Merger Consideration the number of shares of GMO Stock determined by dividing (i) all payments made or reasonably expected to be made by Genzyme to the holders of Dissenting Common Shares by (ii) the GMO Per Share Value. In such event, the number of shares of GMO Stock allocable pursuant to Section 1.8(b) in respect of each share of PharmaGenics Preferred Stock shall be recalculated in accordance with such section using the Merger Consideration as so reduced.

         1.13 Indemnification. If, at any time prior to the delivery to the former holders of PharmaGenics Preferred Stock of certificates for GMO Stock pursuant to Section 1.10, any holder of PharmaGenics Stock (as of the Effective
Time) has commenced or threatened (in writing) to commence any action, suit, or legal, administrative or arbitration proceeding (collectively referred to herein as a "Proceeding") against either PharmaGenics or Genzyme, challenging the Merger or seeking damages or injunctive relief in connection with PharmaGenics's entering into this Agreement (a "Challenging Stockholder"), Genzyme shall have the right to offset any cash payment and the value of any noncash payment made, or reasonably expected to be made, by it to such Challenging Stockholder (and any reasonably anticipated additional Challenging Stockholders) in respect thereof and any expenses (including legal expenses) incurred or reasonably expected to be incurred in connection therewith, against the shares of GMO Stock to be delivered as the Merger Consideration. Such

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
offset shall be made prior to any issuance of certificates for GMO Stock pursuant to Section 1.10 by subtracting from the Merger Consideration the number of shares of GMO Stock determined by dividing (i) all payments and expenses made or reasonably expected to be made by Genzyme to such Challenging Stockholders by
(ii) the GMO Per Share Value. In such event, the number of shares of GMO Stock allocable pursuant to Section 1.8(b) in respect of each share of PharmaGenics Preferred Stock shall be recalculated in accordance with such section using the Merger Consideration as so reduced or in accordance with any judicial determination regarding such allocation. If the amount subsequently paid upon final adjudication or settlement of a Proceeding is less than any offset previously made with respect to such Proceeding, such excess shall be allocated in accordance with Section 1.8(b) or in accordance with any judicial determination made in such Proceeding.


           SECTION 2 - REPRESENTATIONS AND WARRANTIES OF PHARMAGENICS

         Except as set forth on the disclosure schedule delivered to Genzyme on the date hereof (the "PharmaGenics Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, PharmaGenics represents and warrants to Genzyme as follows.

         2.1 Organization and Qualification.

         (a) PharmaGenics is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. PharmaGenics is qualified or otherwise authorized to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not have a material adverse effect on the assets, properties, business, results of operations or financial condition of PharmaGenics taken as a whole (the "Business of PharmaGenics"). The PharmaGenics Disclosure Schedule sets forth each jurisdiction in which PharmaGenics is qualified or otherwise authorized to transact business as a foreign corporation or other entity.

         (b) PharmaGenics has previously provided to Genzyme true and complete copies of the charter and by-laws of PharmaGenics as in effect on the date hereof, and PharmaGenics is not in default in the performance, observation or fulfillment of either its charter or by-laws. The minute books of PharmaGenics contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) and of the stockholders since the time of its incorporation and accurately reflect in all material respects all transactions referred to in such minutes and consents in lieu of meetings. The stock books or other record of equity interests of PharmaGenics are true and complete in all material respects.

         2.2 Authority to Execute and Perform Agreements. PharmaGenics has the corporate power and authority to enter into, execute and deliver this Agreement and, subject to the adoption of this Agreement by the stockholders of PharmaGenics, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of PharmaGenics. No other corporate action on the part of PharmaGenics is necessary to consummate the transactions contemplated hereby (other than approval by the stockholders of PharmaGenics of this Agreement). This Agreement has been duly executed and delivered by PharmaGenics and, subject to the foregoing, constitutes a valid and binding obligation of PharmaGenics, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

         2.3 Capitalization and Title to Shares.

         (a) The authorized capital stock of PharmaGenics consists of 15,000,000 shares of PharmaGenics Common Stock, of which 455,108 shares were issued and outstanding as of the date hereof, and 10,000,000 shares of Preferred Stock . Of such Preferred Stock, 2,500,000 shares have been designated PharmaGenics Series A Stock, of which 2,160,000 shares are issued and outstanding; 2,500,000 shares have been designated PharmaGenics Series B Stock, of which 2,138,399 shares are issued and outstanding; and

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
4,717,700 shares have been designated PharmaGenics Series C Stock, of which 3,076,556 shares are issued and outstanding. Such shares are owned of record by the persons and in the amounts set forth on the PharmaGenics Disclosure Schedule. No other class of capital stock of PharmaGenics is authorized or outstanding. All of the issued and outstanding shares of PharmaGenics Stock are duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. Upon the issuance of shares of PharmaGenics Preferred Stock to JHU (as defined in Section 4.17) in connection with the amendment of the SAGE license described in Section 6.9 and upon the exercise by the Partnership (as defined in Section 6.12) of the option referred to in Section 6.12, the number of outstanding shares of PharmaGenics Series A, B and Series C Stock will be 2,458,420, 2,270,463 and 4,717,700 respectively.

         (b) The issued and outstanding shares of PharmaGenics capital stock have not been issued in violation of any federal or state law or any preemptive right or rights to subscribe for or purchase such securities, except for violations that would not in the aggregate, have a material adverse effect on the transactions contemplated hereby or the Business of PharmaGenics.

         (c) The PharmaGenics Disclosure Schedule includes a true and complete list of all outstanding rights, subscriptions, warrants, calls, preemptive rights, options or other agreements of any kind to purchase or otherwise receive from PharmaGenics any shares of the capital stock or any other security of PharmaGenics, and all outstanding securities of any kind convertible into or exchangeable for such securities. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 2.3(c) have been previously furnished to Genzyme. There are no shareholder agreements, voting trusts, proxies or other similar agreements or understandings with respect to the outstanding shares of capital stock of PharmaGenics to which PharmaGenics is a party.

         2.4 Subsidiaries.

         (a) PharmaGenics does not own, directly or indirectly, any Subsidiaries, and does not have any investment in the capital stock of, and is not a party to a partnership or joint venture with, any other person. As used in this Agreement, "Subsidiary" or "Subsidiaries" means any corporation or other legal entity of which a party to this Agreement owns fifty percent (50%) or more of the stock or other equity interest entitled to vote for the election of directors or comparable governing body.

         2.5 SEC Reports. PharmaGenics has previously delivered to Genzyme its
(i) Annual Report on Form 10-K for the year ended December 31, 1995 (the "PharmaGenics 10-K"), as filed with the Securities and Exchange Commission (the "SEC"), (ii) all proxy statements relating to PharmaGenics's meetings of stockholders held or to be held since December 31, 1995 and (iii) all other reports filed by PharmaGenics with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1995. As of their respective dates, such reports complied in all material respects with applicable SEC requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. PharmaGenics has timely filed with the SEC all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since December 31, 1995.

         2.6 Financial Statements. The consolidated financial statements contained in the PharmaGenics 10-K and in PharmaGenics's quarterly report on Form 10-Q for the quarter ended September 30, 1996 (the "PharmaGenics 10-Q") have been prepared from, and are in accordance with, the books and records of PharmaGenics and fairly present the consolidated financial condition, results of operations and cash flows of PharmaGenics as of the dates and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject (in the case of the unaudited financial statements included in the PharmaGenics 10-Q) to normal year-end and audit adjustments and footnote disclosures, which in the aggregate are not material.

         2.7 Absence of Undisclosed Liabilities. At December 31, 1995, PharmaGenics had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then

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accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 1995 (or the notes thereto) included in the PharmaGenics 10-K (the "PharmaGenics Balance Sheet") that were not adequately reflected or reserved against on the PharmaGenics Balance Sheet. PharmaGenics has no liabilities of the type required to be reflected or disclosed on a balance sheet in accordance with generally accepted accounting principles, other than liabilities (i) adequately reflected or reserved against on the PharmaGenics Balance Sheet, (ii) reflected in PharmaGenics's unaudited balance sheet dated September 30, 1996 included in the PharmaGenics 10-Q (the "PharmaGenics Interim Balance Sheet"), (iii) incurred since September 30, 1996 in the ordinary course of business and consistent with past practice, (iv) that would not, in the aggregate, have a material adverse effect on the Business of PharmaGenics or (v) set forth in Section 2.7 of the PharmaGenics Disclosure Schedule.

         2.8 No Material Adverse Change. Since December 31, 1995, except as set forth in the PharmaGenics 10-K or the PharmaGenics 10-Q, there has not been (i) any material adverse change in the Business of PharmaGenics (provided, however, that no material adverse change in the Business of PharmaGenics shall be deemed to have occurred solely by reason of the fact that the opinion of PharmaGenics's independent auditors on PharmaGenics financial statements as of and for the year ended December 31, 1996 includes a paragraph expressing concern about PharmaGenics's ability to continue as a going concern) or (ii) action by PharmaGenics which, if taken on or after the date hereof, would require the consent or approval of Genzyme pursuant to Section 4.1.

         2.9 No Breach. Except for (a) the filing of a Proxy Statement (as defined in Section 4.7) with the SEC pursuant to the Exchange Act, (b) the filing of the Certificate of Merger with the Secretary of State of Delaware, and
(c) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts, the execution, delivery and performance of this Agreement by PharmaGenics and the consummation by PharmaGenics of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or by-laws of PharmaGenics; (ii) violate or result in a breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which PharmaGenics is a party or by which its assets or properties are bound or subject; (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body applicable to PharmaGenics, or by which its assets or properties are bound; (iv) violate any Permit (as defined in Section 2.12); (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body; or (vi) result in the creation of any lien or other encumbrance on the assets or properties of PharmaGenics, excluding from the foregoing clauses (ii),
(iii), (iv), (v) and (vi) any exceptions to the foregoing that, in the aggregate, would not have a material adverse effect on the Business of PharmaGenics or on the ability of PharmaGenics to consummate the transactions contemplated hereby.

         2.10 Actions and Proceedings. There are no outstanding orders, judgments, injunctions or decrees of any court, arbitrator or governmental or regulatory body against PharmaGenics. There are no actions, suits, investigations or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of PharmaGenics, threatened against PharmaGenics. To the best knowledge of PharmaGenics, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby or upon the Business of PharmaGenics.

         2.11 Tax Matters.

         (a) PharmaGenics has filed all tax reports and returns required to be filed by it and has paid or will timely pay all taxes and other charges shown as due on such reports and returns. PharmaGenics is not delinquent in the payment of any material tax assessment or other governmental charge (including without limitation applicable withholding taxes). Any provision for taxes reflected in the PharmaGenics Balance Sheet or the PharmaGenics Interim Balance Sheet is adequate for payment of any and all tax liabilities for periods ending on or before September 30, 1996 and there are no tax liens on any assets of PharmaGenics except liens for current taxes not yet due.

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         (b)  There has not been any audit of any tax return filed by
PharmaGenics and no audit of any such tax return is in progress and PharmaGenics has not been notified in writing by any tax authority that any such audit is contemplated or pending. PharmaGenics has no actual knowledge of any tax deficiency or claim for additional taxes asserted against PharmaGenics by any taxing authority and PharmaGenics knows of no grounds for assessment of any additional taxes. No extension of time with respect to any date on which a tax return was or is to be filed by PharmaGenics is in force, and no waiver or agreement by PharmaGenics is in force for the extension of time for the assessment or payment of any tax. For purposes of this Agreement, the term "tax" includes all federal, state, local and foreign taxes or assessments, including income, sales, excise, use, franchise, payroll, withholding, property and import taxes and any interest or penalties applicable thereto.

         (b) PharmaGenics does not, and is not required to, file any franchise, income or other tax return in any jurisdiction (in the United States or outside of the United States) other than its jurisdiction of incorporation, based upon the ownership or use of property therein or the derivation of income therefrom.

         (c) PharmaGenics has not agreed to, nor is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

         2.12 Compliance with Laws.

         (a) PharmaGenics has all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body material to the present conduct of its business (collectively, "Permits"); such Permits are in full force and effect; and no proceeding is pending or, to the best knowledge of PharmaGenics, threatened to revoke or limit any such Permit. The PharmaGenics Disclosure Schedule contains a true and complete list of all such Permits as of the date hereof.

         (b) PharmaGenics is not in violation of any applicable law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, except for violations that would not, in the aggregate, have a material adverse effect on the Business of PharmaGenics. During the last three years, PharmaGenics has not received notice of, and there has not been any citation, fine or penalty imposed against PharmaGenics for, any such violation or alleged violation. To the best knowledge of PharmaGenics, PharmaGenics has not received any such notice of violation more than three years ago which has not been resolved.

         2.13 Contracts and Other Agreements. PharmaGenics is not a party to or bound by, and its properties are not subject to, any contract or other agreement required to be disclosed in or filed as an exhibit to SEC Form 10-K or Form 10-Q which is not disclosed in or filed as an exhibit to the PharmaGenics 10-K or a subsequent 10-Q filed by PharmaGenics. All contracts and other agreements disclosed in or filed as exhibits to the PharmaGenics 10-K or a subsequent 10-Q and each of the contracts set forth on the PharmaGenics Disclosure Schedule are valid, subsisting, in full force and effect, binding upon PharmaGenics, and to the best knowledge of PharmaGenics, binding upon the other parties thereto in accordance with their terms, and PharmaGenics is not in default under any of them, nor, to the best knowledge of PharmaGenics, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by PharmaGenics or, to the best knowledge of PharmaGenics, by any other party thereunder, or that would give rise to a termination right on the part of any party thereto, except in each case, such defaults and conditions as would not, individually or in the aggregate, have a material adverse effect on the Business of PharmaGenics.

         The PharmaGenics Disclosure Schedule sets forth as of the date hereof a list of the following contracts and other agreements to which PharmaGenics is a party or by or to which its assets or properties are bound or subject:

         (a) any agreement or series of related agreements that requires aggregate payment by or to PharmaGenics of more than $100,000;


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         (b)  any indenture, trust agreement, loan agreement or note that involves or evidences outstanding indebtedness, obligations or liabilities for borrowed money (it being understood that amounts owing to trade creditors for goods or services in the ordinary course of business are excluded);

         (c)  any agreement of surety, guarantee or indemnification, other than
(i) an agreement in the ordinary course of business with respect to obligations in an amount not in excess of $10,000 or (ii) indemnification provisions contained in leases not otherwise required to be disclosed;

         (d) any written agreement with or for the benefit of any officer, director, employee, consultant or stockholder of PharmaGenics;

         (e) any agreement containing covenants of PharmaGenics not to compete in any line of business, in any geographic area or with any person or covenants of any other person not to compete with PharmaGenics or in any line of business of PharmaGenics; and

         (f) any agreement granting to or restricting the right of, PharmaGenics to use a trade name, trademark, logo or Proprietary Right (as defined in Section 2.15 hereof).

True and complete copies of all of the contracts and other agreements disclosed in or filed as exhibits to the PharmaGenics 10-K or a subsequent 10-Q or set forth on the PharmaGenics Disclosure Schedule have been previously provided to Genzyme.

         2.14 Properties. PharmaGenics owns and has good title to all of its assets and properties reflected as owned on the PharmaGenics Balance Sheet, free and clear of any lien, claim or other encumbrance, except for (i) the liens, claims or other encumbrances reflected on the PharmaGenics Balance Sheet, (ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the date of the PharmaGenics Balance Sheet, (iii) liens, claims or other encumbrances securing the liens of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iv) liens for taxes not yet delinquent and (v) liens, claims, other encumbrances or defects in title that, in the aggregate, are not material to the Business of PharmaGenics. PharmaGenics does not own any real property and does not have any options or contractual obligations to purchase or acquire any interest in real property. PharmaGenics owns or has a valid leasehold interest in all of the buildings, structures, leasehold improvements, equipment and other tangible property material to the Business of PharmaGenics, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted. PharmaGenics has not received notice that any of such property is in violation in any material respect of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

         2.15 Intellectual Property.

         (a) PharmaGenics owns, or is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, logos, franchises, and copyrights, and all applications for any of the foregoing, and all technology, inventions, trade secrets, know-how, computer software and processes to the extent material to the Business of PharmaGenics (collectively, the "Proprietary Rights"). PharmaGenics has previously delivered to Genzyme a certified list of all such patents and registered copyrights and trademarks, and all applications therefor (the "PharmaGenics Registered Rights"). All of the PharmaGenics Registered Rights owned by PharmaGenics, and to the best knowledge of PharmaGenics, all PharmaGenics Registered Rights licensed to PharmaGenics, have been registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified in
Section 2.15 of the PharmaGenics Disclosure Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and in each such other jurisdiction.

         (b) To the best knowledge of PharmaGenics, the Business of PharmaGenics as currently conducted does not infringe upon the proprietary rights of others, nor has PharmaGenics received any notice or claim from any third party of such infringement by PharmaGenics. PharmaGenics is not aware of any material unlicensed

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infringement by any third party on, or any issued competing claim of right to use or own any of, the Proprietary Rights of PharmaGenics. To the best knowledge of PharmaGenics, none of the activities of the employees of PharmaGenics on behalf of PharmaGenics violates any agreements or arrangements that any such employees have with former employers. Any exceptions to the representations in this Section 2.15 are set forth on the certified list of PharmaGenics Registered Rights.

         2.16 Employee Benefit Plans. The PharmaGenics Disclosure Schedule sets forth a complete list of all pension, profit sharing, stock option, stock purchase, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation and sick pay, severance pay and similar plans, programs or arrangements, including without limitation all employee benefit plans as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by PharmaGenics (the "Plans"). PharmaGenics does not maintain or contribute to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and PharmaGenics has not incurred any material liability under Sections 4062, 4063 or 4201 of ERISA. Each Plan maintained by PharmaGenics which is intended to be qualified under either Section 401(a) or 501(c)(9) of the Code is so qualified. Each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code, and nothing has been done or omitted to be done with respect to any Plan that would result in any material liability on the part of PharmaGenics under Title I of ERISA or Section 4975 of the Code. All reports required to be filed with respect to all Plans, including without limitation annual reports on Form 5500, have been timely filed except where the failure to so file would not have a material adverse effect on the Business of PharmaGenics. PharmaGenics does not maintain any pension plan subject to Title IV of ERISA. All claims for welfare benefits incurred by employees on or before the Closing are or will be fully covered by third-party insurance policies or programs. Except for continuation of health coverage to the extent required under Section 4980B of the Code or as otherwise set forth in this Agreement, there are no obligations under any welfare plan (within the meaning of Section 3(1) of ERISA) providing benefits after termination of employment.

         2.17 Employee Relations. PharmaGenics has approximately 36 full-time equivalent employees. PharmaGenics is not delinquent in payments to any of their employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any employees, neither PharmaGenics nor Genzyme will by reason of the Merger or anything done prior to the Effective Time be liable to any such employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with PharmaGenics's normal policies). True and complete information as to the current compensation of all current directors, officers, employees or consultants of PharmaGenics including, in each case, name, current job title, annual rate of compensation, bonus potential, commissions and termination obligations has been previously provided to Genzyme.

         2.18 Insurance. The PharmaGenics Disclosure Schedule sets forth a true and complete list of all insurance policies and bonds maintained by PharmaGenics. All of such policies and bonds are in full force and effect and, to the knowledge of PharmaGenics, are valid and enforceable in accordance with their terms. PharmaGenics has not received any notice of cancellation or amendment of any such policy or bond or is in default thereunder, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

         2.19 Brokerage. No broker, finder, agent or similar intermediary (other than PaineWebber pursuant to the agreement described in Section 2.19 of the PharmaGenics Disclosure Schedule) has acted on behalf of PharmaGenics in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with PharmaGenics, or any action taken by it.

         2.20 Hazardous Materials.

         (a) The PharmaGenics Disclosure Schedule includes a true and correct list of all Hazardous Materials (as hereinafter defined) generated, used, handled or stored by PharmaGenics, the proper disposal of

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which has required or will require any material expenditure by PharmaGenics.
There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of common law or any applicable environmental law at any site owned or premises leased by PharmaGenics, during the period of PharmaGenics's ownership or lease or, to the best knowledge of PharmaGenics, prior thereto, excluding any such events that would not, in the aggregate, have a material adverse effect on the Business of PharmaGenics. Nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises during such period or to the best knowledge of PharmaGenics, prior thereto, in violation of common law or any applicable environmental law or which created or will create an obligation to report or remediate such release, excluding any such events that would not, in the aggregate, have a material adverse effect on the Business of PharmaGenics. "Hazardous Materials" means any "hazardous waste" as defined in either the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901-6991i, or regulations adopted pursuant to said
Act, any "hazardous substances" or "hazardous materials" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 to 9675, and, to the extent not included in the foregoing, any medical or laboratory waste.

         (b) There is no environmental, health or safety matter now in existence that reasonably could be expected to have a material adverse effect on the Business of PharmaGenics. PharmaGenics has previously provided to Genzyme copies of all documents concerning any environmental or health and safety matter that could have a material adverse effect on the Business of PharmaGenics, if any, and copies of any environmental audits, risk assessments or site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and material correspondence with any governmental agency regarding the foregoing.

         2.21 Fairness Opinion. The Board of Directors of PharmaGenics has received the opinion of PaineWebber to the effect that, as of the date on which the Board of Directors authorized this Agreement, the Merger is fair from a financial point of view to PharmaGenics and its stockholders, and such opinion has not, as of the date hereof, been withdrawn.

         2.22 State Anti-Takeover Laws. Prior to the time this Agreement was executed, the Board of Directors of PharmaGenics has taken all action necessary to exempt under or make not subject to Section 203 of the DGCL: (i) the execution of this Agreement and the Stockholder Agreements (as defined in Section 4.13); (ii) the Merger; and (iii) the transactions contemplated hereby and by the Stockholder Agreements.

         2.23 Disclosure. The representations, warranties and statements made by PharmaGenics in this Agreement and in the other documents and certificates delivered in connection herewith do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.


              SECTION 3 - REPRESENTATIONS AND WARRANTIES OF GENZYME

         Except as set forth on the disclosure schedule delivered to PharmaGenics on the date hereof (the "Genzyme Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Genzyme represents and warrants, as follows.

         3.1 Organization. Genzyme is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted.

         3.2 Authority to Execute and Perform Agreement. Genzyme has the corporate power and authority to enter into, execute and deliver this Agreement and, subject to the approval of this Agreement by Genzyme's stockholders, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Genzyme. No other corporate action on the part of Genzyme is necessary to consummate the transactions contemplated hereby (other than approval of this Agreement by the stockholders of Genzyme).

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
This Agreement has been duly executed and delivered by Genzyme and, subject to the foregoing, constitutes a valid and binding obligation of Genzyme, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

         3.3 Capitalization. The authorized capital stock of Genzyme consists of 200,000,000 shares of General Division Common Stock, $0.01 par value per share ("GGD Stock"), of which 70,586,660 shares were issued and outstanding as of October 31, 1996, 40,000,000 shares of Tissue Repair Division Common Stock, $0.01 par value per share ("GTR Stock"), of which 12,892,671 shares were issued and outstanding as of October 31, 1996, and 10,000,000 shares of preferred stock, $0.01 par value per share ("Genzyme Preferred Stock"), issuable in series, none of which are outstanding. Of the Genzyme Preferred Stock, 2,000,000 and 400,000 shares have been designated as Series A Junior Participating Preferred Stock and Series B Junior Participating Preferred Stock, respectively, and reserved for issuance under Genzyme's shareholder rights plan. The shares of GMO Stock to be issued in the Merger will be, when issued, duly and validly issued, fully paid and nonassessable, and not subject to any restriction on transfer imposed by the articles of organization or by-laws of Genzyme. As of October 31, 1996, except for (a) an aggregate of 15,894,202 shares of GGD Stock and an aggregate of 3,763,978 shares of GTR Stock reserved for issuance under various stock option, stock purchase and savings plans of Genzyme, (b) an aggregate of 4,821,710 and 325,465 shares of GGD Stock and GTR Stock, respectively, reserved for issuance upon the exercise of outstanding warrants, and (c) the Series A and B Junior Participating Preferred Stock reserved for issuance under Genzyme's shareholder rights plan, there is no outstanding right, subscription, warrant, call, preemptive right, option or other agreement of any kind to purchase or otherwise to receive from Genzyme any shares of the capital stock of Genzyme and there is no outstanding security of any kind convertible into or exchangeable for such capital stock. All issued and outstanding shares of GGD Stock and GTR Stock are validly issued, fully paid, non-assessable and free of any preemptive rights.

         3.4 SEC Reports. Genzyme has previously delivered to PharmaGenics its
(i) Annual Report on Form 10-K for the year ended December 31, 1995 (the "Genzyme 10-K"), as filed with the SEC, (ii) all proxy statements relating to Genzyme's meetings of stockholders held since December 31, 1995 and (iii) all other reports filed by Genzyme with the SEC under the Exchange Act since December 31, 1995. As of their respective dates, such reports complied in all material respects with applicable SEC requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Genzyme has timely filed with the SEC all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since December 31, 1995.

         3.5 Financial Statements. The consolidated financial statements contained in the Genzyme 10-K and in Genzyme's quarterly report on Form 10-Q for the quarter ended September 30, 1996 (the "Genzyme 10-Q") have been prepared from, and are in accordance with, the books and records of Genzyme and fairly present the consolidated financial condition, results of operations and cash flows of Genzyme and its consolidated subsidiaries as of and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject (in the case of the unaudited financial statements included in the Genzyme 10-Q) to normal year-end and audit adjustments and footnote disclosures, which in the aggregate, are not material.

         3.6 Absence of Undisclosed Genzyme Liabilities. At December 31, 1995, Genzyme had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 1995 (or the notes thereto) included in the Genzyme 10-K that were not adequately reflected or reserved against on such balance sheet. Genzyme has no liabilities of the type required to be reflected or disclosed in a balance sheet under generally accepted accounting principles, other than liabilities (i) adequately reflected or reserved against on such balance sheet, (ii) reflected in Genzyme's unaudited consolidated balance sheet included in the Genzyme 10-Q, (iii) incurred since September 30, 1996 in the ordinary course of business, (iv) that would not, in the aggregate, have a material adverse effect on the assets, properties, business, results of operations or

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
financial condition of Genzyme and its Subsidiaries taken as a whole (the "Business of Genzyme") or (v) set forth in Section 3.6 of the Genzyme Disclosure Schedule.

         3.7 No Material Adverse Change. Since December 31, 1995, except as set forth in the Genzyme 10-K or the Genzyme 10-Q, there has not been any material adverse change in the Business of Genzyme or in the assets and research programs of Genzyme to be initially allocated to the Molecular Oncology Division pursuant to Section 4.15 hereof, excluding the assets and research programs of PharmaGenics (the "Genzyme GMO Business").

         3.8 No Breach. Except for (a) the filing of the Proxy Statement with the SEC pursuant to the Exchange Act, (b) the registration of the GMO Stock under the Securities Act of 1933, as amended (the "Securities Act"), (c) filings with various blue sky authorities, (d) the filing of the Certificate of Merger with the Secretary of State of Delaware and (e) the filing of the Articles of Merger and the Series Designation, if appropriate, with the Secretary of the Commonwealth of Massachusetts, the execution, delivery and performance of this Agreement by Genzyme and the consummation by Genzyme of the transactions contemplated hereby will not (i) violate any provision of the charter or by-laws of Genzyme; (ii) violate or result in a breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which Genzyme is party or by which any of its assets or properties is bound or subject; (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to Genzyme or by which any of its assets or properties is bound; (iv) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body; or (v) result in the creation of any lien or other encumbrance on the assets or properties of Genzyme, excluding from the foregoing clauses (ii), (iii), (iv) and (v) any exceptions to the foregoing that, in the aggregate, would not have a material adverse effect on the Business of Genzyme, the Genzyme GMO Business or the ability of Genzyme to consummate the transactions contemplated hereby.

         3.9 Actions and Proceedings. There are no actions, suits, investigations or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of Genzyme, threatened against Genzyme or any Subsidiary of Genzyme that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby, the Business of Genzyme or the Genzyme GMO Business. To the best knowledge of Genzyme, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby, the Business of Genzyme or the Genzyme GMO Business.

         3.10 Compliance with Laws.

         (a) Genzyme has all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body material to the present conduct and ownership of the Genzyme GMO Business (collectively, the "GMO Permits"); such GMO Permits are in full force and effect; and no proceeding is pending or, to the best knowledge of Genzyme, threatened to revoke or limit any such GMO Permit.

         (b) The Business of Genzyme is not being conducted in violation of any applicable law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, except for violations that would not, in the aggregate, have a material adverse effect on the Genzyme GMO Business. During the last three years, Genzyme has not received notice of, and there has not been any citation, fine or penalty imposed against the Genzyme GMO Business for, any such violation or alleged violation. To the best knowledge of Genzyme, Genzyme has not received any such notice of violation more than three years ago which has not been resolved.

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         3.11 Intellectual Property.

         (a) Genzyme and its Subsidiaries own, or are licensed to use, or otherwise have the right to use all patents, trademarks, servicemarks, trade names, trade secrets, franchises, and copyrights, and all applications for any of the foregoing, and all technology, know-how and processes to the extent material to the Genzyme GMO Business as now conducted (collectively, the "GMO Proprietary Rights"). Genzyme has previously delivered to PharmaGenics a certified list of all such patents and registered copyrights and trademarks, and all applications therefor (the "Genzyme Registered Rights"). All of the Genzyme Registered Rights owned by Genzyme or its Subsidiaries, and to the best knowledge of Genzyme, all Genzyme Registered Rights licensed to Genzyme or its Subsidiaries, have been registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and in each such other jurisdiction.

         (b) To the best knowledge of Genzyme, the Genzyme GMO Business as currently conducted does not infringe upon the proprietary rights of others, nor has Genzyme or its Subsidiaries received any notice or claim from any third party of such infringement by Genzyme or any of its Subsidiaries. Genzyme is not aware of any infringement by any material unlicensed third party on, or any issued competing claim of right to use or own any of, the GMO Proprietary Rights. To the best knowledge of Genzyme, none of the activities of the employees of Genzyme and its Subsidiaries on behalf of Genzyme and its Subsidiaries violates any agreements or arrangements that any such employees have with former employers in a way which is materially adverse to the Genzyme GMO Business. Any exceptions to the representations in this Section 3.11 are set forth on the certified list of Genzyme Registered Rights previously delivered.

         3.12 Contracts and Other Agreements. All contracts and agreements of Genzyme that are material to the conduct of the Genzyme GMO Business are set forth on the Genzyme Disclosure Schedule and are valid, subsisting, in full force and effect, binding upon Genzyme, and to the best knowledge of Genzyme, binding upon the other parties thereto in accordance with their terms and Genzyme is not in default under any of them, nor, to the best knowledge of Genzyme, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by Genzyme or, to the best knowledge of Genzyme, by any other party thereunder, or that would give rise to a termination right on the part of any party thereto, except in each case, such defaults and conditions as would not, individually or in the aggregate, have a material adverse effect on the Genzyme GMO Business.

         3.13 Authorization of Credit Facility. Genzyme has the corporate power and authority to enter into the Credit Facility (as defined in Section 4.17), to fully perform its obligations under the Credit Facility, with or without stockholder approval of this Agreement. The Credit Facility has been duly authorized by all necessary corporate action on the part of Genzyme and constitutes a valid and binding obligation of Genzyme, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

         3.14 Disclosure. The representations, warranties and statements made by Genzyme in this Agreement and in the other documents and certificates delivered in connection herewith do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.


                      SECTION 4 - COVENANTS AND AGREEMENTS

         4.1 Conduct of Business. Except with the prior written consent of Genzyme which will not be unreasonably withheld or delayed, and except as otherwise contemplated by this Agreement, during the period from the date hereof to the Effective Time, PharmaGenics shall observe the following covenants:

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         (a)  Affirmative Covenants Pending Closing. PharmaGenics will:

              (i) Preservation of Personnel. Subject to compliance by PharmaGenics with Section 4.1(b)(iii) of this Agreement, use commercially reasonable efforts to preserve intact its business organization and keep available the services of its present employees, it being understood that PharmaGenics's termination of employees with poor performance ratings or employees whom Genzyme has indicated that it does not wish to employ after the Merger shall not constitute a violation of this covenant;

              (ii) Insurance. Use commercially reasonable efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

              (iii) Preservation of the Business; Maintenance of Properties. Use commercially reasonable efforts to preserve its business, keep its properties intact, preserve its goodwill and maintain all physical properties in good operating condition;

              (iv) Intellectual Property Rights. Use commercially reasonable efforts to preserve and protect the Proprietary Rights;

              (v) Stock Options. Take appropriate action (which shall not include the making of any cash payment) to effect the termination of all outstanding employee stock options that are not exercised prior to the Effective Time, it being understood that any action taken by PharmaGenics to accelerate the vesting schedule of any such stock options shall not constitute a violation of this covenant;

              (vi) Ordinary Course of Business. Operate its business solely in the ordinary course.

              (vii) Diagnostics Collaboration with Hoffmann-La Roche Inc. Use commercially reasonable efforts to enter into an agreement with Hoffmann-La Roche Inc. on terms reasonably acceptable to Genzyme.

         (b)  Negative Covenants Pending Closing. PharmaGenics will not:

              (i) Disposition of Assets. Sell or transfer, or mortgage, pledge or create or suffer to exist any lien on, any of its assets other than sales or transfers in the ordinary course of business or liens disclosed hereunder and liens permitted under Section 2.14;

              (ii) Liabilities. Except as set forth on Section 4.1(b) of the PharmaGenics Disclosure Schedule, (A) Incur any obligation or liability other than in the ordinary course of its business, (B) incur any indebtedness for borrowed money other than to Genzyme or (C) enter into any contracts or commitments other than purchase orders and commitments for inventory, materials and supplies in the ordinary course of business and consistent with past practice;

              (iii) Compensation. Except as may be required by applicable law,
(A) change the compensation or fringe benefits of any officer, director, employee or agent, except for ordinary merit increases for employees other than officers based on periodic reviews in accordance with past practices and increases required pursuant to agreements set forth in Section 4.1(b) of the PharmaGenics Disclosure Schedule or (B) enter into or modify any plan or any employment, severance or other agreement with any officer, director, consultant or employee.

              (iv) Capital Stock. Except as set forth on Section 4.1(b) of the PharmaGenics Disclosure Schedule, make any change in the number of shares of its capital stock authorized, issued or outstanding or grant any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, or declare or pay any dividend or other distribution with respect to any shares of its capital stock, or sell or transfer any shares of its capital stock, except upon the exercise of options or warrants outstanding on the date hereof and disclosed on the PharmaGenics Disclosure Schedule;

              (v) Charter and By-Laws. Amend the certificate of incorporation or amend the by-laws of PharmaGenics;

              (vi) Acquisitions. Except as set forth on Section 4.1(b) of the PharmaGenics Disclosure Schedule, make any material acquisition of property other than in the ordinary course of PharmaGenics's business; or

              (vii) Material Agreements. Enter into or modify any material contract, including any license, technology development or technology transfer agreement with any other person or entity, other than as contemplated by clause
(vii) of Section 4.1(a) and the agreements referenced in Sections 6.9 and 6.10.

         4.2 Corporate Examinations and Investigations. Prior to the Effective Time, Genzyme and PharmaGenics shall each be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of PharmaGenics and Genzyme, as is reasonably necessary or appropriate in connection with its investigation of the other with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of either party's business and each party shall cooperate fully therein. No investigation by Genzyme or PharmaGenics shall diminish or obviate any of the representations, warranties, covenants or agreements of the other contained in this Agreement. In order that each party may have full opportunity to make such investigation, Genzyme and PharmaGenics shall each furnish the representatives of the other with all such information and copies of such documents concerning its affairs as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

         4.3 Expenses. Whether or not the Merger is consummated, PharmaGenics and Genzyme shall each bear their own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby. PharmaGenics hereby agrees that such expenses paid or incurred by it, whether before or after the Closing, including brokerage, investment banking, accounting and legal fees, will not exceed $1,000,000 in the aggregate, including not more than $500,000 in fees payable to PaineWebber.

         4.4 Authorization from Others. Prior to the Closing Date, the parties shall use commercially reasonable efforts to obtain all authorizations, consents and permits of others required to permit the consummation of the transactions contemplated by this Agreement.

         4.5 Consummation of Agreement. Each party shall use commercially reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement, including without limitation taking no action which would preclude delivery of the opinions referred to in Sections 6.5 and 7.3, and to ensure that to the extent within its control or capable of influence by it, no breach of any of its respective representations, warranties and agreements hereunder occurs or exists on or prior to the Effective Time, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion. In connection with the foregoing, each of PharmaGenics and Genzyme shall provide, and PharmaGenics shall use commercially reasonable efforts to cause its stockholders to provide, to counsel to PharmaGenics and counsel to Genzyme a letter setting forth facts, assumptions and representations on which such counsel may rely in rendering their respective opinions referred to in Sections 6.5 and 7.3.

         4.6 Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

         4.7 Proxy Statement; Registration Statement. The parties shall cooperate in the preparation and filing with the SEC as soon as practicable of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the GMO Stock to be issued in the Merger, and will use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and promptly thereafter will mail the Proxy Statement (as defined below) and the prospectus included in the Registration Statement to the stockholders of PharmaGenics and Genzyme. The prospectus in the Registration Statement will also constitute a proxy statement (the "Proxy Statement") of Genzyme and PharmaGenics for their respective stockholder meetings referred to in Section 4.8. Prior to the Effective Time, Genzyme shall use commercially reasonable efforts to qualify the shares of GMO Stock to be issued in the Merger under the securities or "blue sky" laws of every state of the United States, except any such state with respect to which counsel for Genzyme has determined that such qualification is not required under the securities or "blue sky" laws of such state and except that in no event shall Genzyme be obligated to qualify as a foreign corporation or to execute a general consent to service of process in any state in which it has not previously so qualified or has not previously so consented.

         4.8  Stockholder Meetings.

         (a) PharmaGenics Stockholder Meeting. PharmaGenics, acting through its Board of Directors, shall, in accordance with applicable law and its certificate of incorporation and by-laws:

              (i) duly hold a meeting of its stockholders as soon as practicable after the effective date of the Registration Statement for the purpose of considering and acting on this Agreement;

              (ii) include in the Proxy Statement the recommendation of its Board of Directors that stockholders of PharmaGenics vote in favor of the adoption of this Agreement; and

              (iii) use commercially reasonable efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Genzyme, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, (B) to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the effective date of the Registration Statement and (C) to obtain the necessary approvals by its stockholders of this Agreement.

         Notwithstanding the foregoing, in the event of a proposed Acquisition Transaction (as defined in Section 4.14), nothing contained in this Section 4.8(a) shall require the Board of Directors of PharmaGenics to take any action or refrain from taking any action with respect to such Acquisition Transaction that the Board of Directors determines in good faith on the written advice of outside counsel would cause it to breach its fiduciary obligations under applicable law.

         (b) Genzyme Stockholder Meeting. Genzyme, acting through its Board of Directors, shall, in accordance with applicable law and its articles of organization and by-laws:

              (i) duly hold a meeting of its stockholders as soon as practicable after the effective date of the Registration Statement for the purpose of considering and acting on this Agreement;

              (ii) include in the Proxy Statement the recommendation of its Board of Directors that stockholders of Genzyme vote in favor of the approval of this Agreement; and

              (iii) use commercially reasonable efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with PharmaGenics, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, (B) to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the effective date of the Registration Statement and (C) to obtain the necessary approvals by its stockholders of this Agreement.

         4.9 PharmaGenics Compliance with Exchange Act and Securities Act. PharmaGenics covenants and agrees that the information relating to PharmaGenics in (a) the Proxy Statement at the time the Proxy Statement is mailed and at the time of the meeting of Genzyme's stockholders to vote on this Agreement and (b) the Registration Statement at the time the Registration Statement becomes effective and at the time of the meeting of Genzyme's stockholders to vote on this Agreement, including in each case as then amended or supplemented, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject, if required, to a reasonable period of time for the parties hereto to take such action as may be necessary to amend or supplement the Proxy Statement or Registration Statement). All filings made by PharmaGenics after the date hereof pursuant to the Exchange Act will be made in a timely fashion, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

         4.10 Genzyme Compliance with Exchange Act and Securities Act. Genzyme covenants and agrees that the information relating to Genzyme in (a) the Proxy Statement at the time the Proxy Statement is mailed and at the time of the meeting of PharmaGenics's stockholders to vote on this Agreement and (b) the Registration Statement, at the time the Registration Statement becomes effective and at the time of the meeting of PharmaGenics's stockholders to vote on this Agreement, including in each case as then amended or supplemented, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject, if required, to a reasonable period of time for the parties hereto to take such action as may be necessary to amend or supplement the Proxy Statement or Registration Statement). All filings made by Genzyme after the date hereof pursuant to the Exchange Act will be made in a timely fashion, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

         4.11 Public Announcements and Confidentiality. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of Genzyme and PharmaGenics, which approval shall not be unreasonably withheld, provided that a party shall not be prevented from making such disclosure as it shall be advised by counsel is required by law. Each party agrees to provide reasonable notice to the other party of any such required disclosure and to limit such disclosure to what is required by law. Each party shall also keep confidential and shall not use in any manner any information or documents obtained from the other party or its representatives concerning such other party's assets, properties, business and operations, unless readily ascertainable from public information, already known or subsequently developed independently, received from a third party not under an obligation to keep such information confidential or otherwise required by law. If this Agreement terminates, all copies of any documents obtained by a party or its representatives from the other party or its representatives will be returned, except that one copy thereof may be retained by counsel to the party returning such documents in order to evidence compliance hereunder. The obligations set forth in the previous two sentences of this Section 4.11 shall survive termination of this Agreement.

         4.12 Affiliate Letters. Prior to the Closing Date, PharmaGenics shall identify to Genzyme all persons who at the time of the meeting of PharmaGenics's stockholders for the purpose of voting on this Agreement PharmaGenics believes may be deemed to be "affiliates" of PharmaGenics within the meaning of Rule 145 under the Securities Act. PharmaGenics shall provide Genzyme with such information as Genzyme shall reasonably request for purposes of making its own determination of persons who may be deemed to be affiliates of PharmaGenics. PharmaGenics shall use commercially reasonable efforts to cause to be delivered to Genzyme prior to the Closing Date, to the extent not provided concurrently with the execution of this Agreement, a letter from each of such affiliates identified by PharmaGenics or Genzyme in substantially the form attached hereto as Exhibit C (the "Affiliate Letters").

         4.13 Stockholder Agreements. Concurrently with the execution of this Agreement, each executive officer and director of PharmaGenics and the beneficial owners of five percent (5%) or more of the PharmaGenics Common Stock (on an as converted basis) and each of HealthCare Ventures II, L.P., HealthCare

Ventures III, L.P., HealthCare Ventures IV, L.P., Hudson Trust, Everest Trust and PaineWebber R&D Partners III, L.P., will have executed and delivered to Genzyme an agreement substantially in the form attached hereto as Exhibit D (the "Stockholder Agreements"), which may be combined with an Affiliate Letter if applicable.

         4.14 No Solicitation. PharmaGenics will not, and will not permit any of its directors, officers, employees, agents or other representatives to, (i) solicit or initiate discussions with any person, other than Genzyme, relating to the possible acquisition of PharmaGenics or all or a material portion of the assets or any of the capital stock of PharmaGenics or any merger or other business combination involving PharmaGenics (an "Acquisition Transaction") or
(ii) except to the extent required by fiduciary obligations under applicable law as advised in writing by outside legal counsel, participate in any negotiations regarding, or furnish to any other person information with respect to, any effort or attempt by any other person to do or to seek any Acquisition Transaction (any such activities permitted by the exception described in this clause (ii) being referred to herein as "Permissible Negotiations"). PharmaGenics agrees to inform Genzyme orally and in writing and in reasonable detail (including without limitation the applicable terms and conditions and identity of the other person) within one business day of its receipt of any offer, proposal or inquiry relating to any Acquisition Transaction and any modification thereof or any proposed agreement, to promptly furnish to Genzyme copies of any material written communications or documents received with respect to the foregoing and to promptly inform Genzyme orally and in writing of the nature and status of any discussions or negotiations regarding the foregoing.

         4.15 Molecular Oncology Division. As of the Effective Time, Genzyme will establish the "Molecular Oncology Division" within Genzyme. The assets and liabilities initially allocated to the Molecular Oncology Division are described in Exhibit E hereto. The Board of Directors of Genzyme will adopt policies to govern the management of the Molecular Oncology Division and its relationship to the other divisions of Genzyme subsequent to the Effective Date, including provisions providing for the class vote of holders of GMO Stock as therein described, substantially as set forth in Exhibit F hereto. Such policies shall be set forth or described in the prospectus included in the Registration Statement.

         4.16 Designated Shares. The initial number of GMO Designated Shares shall be 6,000,000.

         4.17 Stand-by Credit Facility. Until the earlier of the Closing or the termination of this Agreement, Genzyme will make available to PharmaGenics a stand-by credit facility (as described below, the "Credit Facility") to fund its documented operating costs. Monthly draws against the Credit Facility may be made once each month starting in December 1996 up to a maximum amount in each month as set forth below:

               Month                            Maximum Draw
               -----                            ------------
               December 1996                    $250,000

               January 1997                     $750,000

               February 1997                    $650,000

               March 1997                       $450,000

               April 1997                       $550,000

               May 1997                         $550,000

         Amounts not drawn by PharmaGenics in a designated month shall be available to cover documented operating expenses in any later month (subject to the limitations described below), provided, however, that in the event that such draws involve individual expenditures in excess of $25,000, such expenditures shall require Genzyme's consent. The maximum amount of monthly draws shall be reduced by 60% of gross revenues received by PharmaGenics in the prior month. If PharmaGenics's gross revenues in any month beginning with November 1996 exceed the product of 1.6667 times the maximum draw for the succeeding month, the amount of such excess shall be applied first against the maximum amount drawable in the succeeding month, any remaining excess shall then be applied against amounts drawable that may be carried forward from previous months and then any remaining excess shall be carried forward and shall reduce the maximum amount drawable in subsequent months. Monthly draws shall be made on the third business day after written notice from PharmaGenics to Genzyme, which notice shall specify the amount requested to be drawn and shall include a certification by PharmaGenics as to its gross revenues received in the prior month and documentation (including a cash balance and statement of accounts payable) of its operating costs reasonably satisfactory to Genzyme. In addition to the foregoing, PharmaGenics will provide Genzyme no later than the end of the following month an unaudited balance sheet as of the end of such month, an unaudited statement of operations for the month then ended and an unaudited statement of cash flows for the month then ended. An additional draw of $250,000 may be made under the Credit Facility if the SAGE patent licensed under the SAGE license referred to in Section 6.9 issues while the Credit Facility is in effect; provided that such draw shall be utilized by PharmaGenics to satisfy its obligations to Johns Hopkins University ("JHU"). PharmaGenics shall provide prompt written notice to Genzyme of the issuance of such patent, including a copy of the notice of issuance received from the U.S. Patent and Trademark Office. Amounts advanced under the Credit Facility shall be evidenced by a promissory note substantially in the form of Exhibit G attached hereto (the "Promissory Note").


               SECTION 5 - CONDITIONS PRECEDENT TO THE OBLIGATIONS
                     OF EACH PARTY TO CONSUMMATE THE MERGER

         The respective obligations of each party to consummate the Merger shall be subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

         5.1 Approvals. This Agreement shall have been approved by the affirmative vote of the holders of (i) a majority of the outstanding shares of PharmaGenics Common Stock, PharmaGenics Series A Stock, PharmaGenics Series B Stock and PharmaGenics Series C Stock voting as a single class, (ii) a majority of the outstanding shares of PharmaGenics Common Stock, PharmaGenics Series A Stock and PharmaGenics Series B Stock voting as a single class and (iii) a majority in interest of the outstanding shares of GGD Stock and GTR Stock voting together as a single class; and all consents and approvals referred to in Sections 2.9 and 3.8 of this Agreement or in the corresponding sections of each party's Disclosure Schedule, shall have been obtained; provided, however, that if Genzyme waives the obtaining of any consent set forth in Section 2.9 of the PharmaGenics Disclosure Schedule, such consent shall not be a condition to PharmaGenics's obligation to consummate the Merger.

         5.2 Registration Statement. The Registration Statement shall have been declared effective and shall remain effective and shall not be subject to a stop order at the Effective Time.

         5.3 Absence of Order. No restraining order or injunction of any court or order of any governmental authority of competent jurisdiction which prohibits consummation of the Merger shall be in effect.


              SECTION 6 - CONDITIONS PRECEDENT TO THE OBLIGATION OF
                        GENZYME TO CONSUMMATE THE MERGER

         The obligation of Genzyme to consummate the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions:

         6.1 Representations, Warranties and Covenants. Except as contemplated or permitted by this Agreement, the representations and warranties of PharmaGenics contained in this Agreement, individually and in the aggregate, shall be true and correct at and as of the Effective Time with the same force and effect as though made on and as of the Effective Time; there shall not have been any material adverse change in the Business of PharmaGenics since the date hereof; and PharmaGenics shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time. PharmaGenics shall have delivered to Genzyme a certificate, dated the Closing Date, to the foregoing effect.

         6.2 Affiliate Letters. Genzyme shall have received the Affiliate Letters referred to in Section 4.12.

         6.3 Stockholder Agreements. Genzyme shall have received the Stockholder Agreements referred to in Section 4.13.

         6.4 Opinions of Counsel to PharmaGenics. Genzyme shall have received an opinion of Ballard Spahr Andrews & Ingersoll, counsel to PharmaGenics, dated the Closing Date substantially in the form attached as Exhibit H.

         6.5 Tax Matters. Genzyme shall have received an opinion of Palmer & Dodge LLP substantially to the effect that: on the basis of facts and representations set forth therein or set forth in writing elsewhere and referred to therein, under the provisions of the Code, for federal income tax purposes,
(i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by and there shall be no corporate income tax liability to Genzyme or PharmaGenics by reason of the Merger.

         6.6 Dissenting Shares. The Dissenting Shares shall not exceed two percent (2%) of the shares of PharmaGenics Common Stock outstanding on the Closing Date, assuming conversion of all shares of PharmaGenics Preferred Stock. The number of shares of GGD Stock and GTR Stock held by stockholders who properly exercise appraisal rights under the MBCL with respect thereto shall not have an aggregate market value in excess of $28,000,000.

         6.7 Certificate of Merger. PharmaGenics shall have executed and delivered the Articles of Merger and the Certificate of Merger referred to in
Section 1.2.

         6.8 Comfort Letter. Genzyme shall have received "comfort letters", dated as of a date not more than two days prior to the date the Registration Statement is declared effective and as of a date not more than two days prior to the Closing Date, from Arthur Andersen LLP, independent public accountants for PharmaGenics, in the form, scope and content contemplated by Statement of Auditing Standards No. 72 issued by the American Institute of Certified Public Accountants, Inc. relating to the financial statements and other financial data with respect to PharmaGenics included or incorporated by reference in the Proxy Statement and Registration Statement and such other matters as may be reasonably requested by Genzyme.

         6.9 SAGE License. The SAGE (Serial Analysis of Gene Expression) license from JHU to PharmaGenics shall have been amended to delete the requirement of a $5,000,000 payment to JHU upon consummation of the Merger in the form attached as exhibit 6.9 to the PharmaGenics Disclosure Schedule.

         6.10 Unsigned Agreements. All unsigned agreements between PharmaGenics and JHU listed in Section 6.10 of the PharmaGenics Disclosure Schedule shall have been signed in forms reasonably satisfactory to Genzyme and PharmaGenics.

         6.11 Amendment of PaineWebber Engagement Letter. The engagement letter between PharmaGenics and PaineWebber dated as of August 15, 1996 shall have been amended to provide that PaineWebber's fees with respect to the "Opinion" and the "sale transaction" (both as therein defined) shall be an aggregate of $500,000, payable in cash no earlier than December 15, 1997.

         6.12 Exercise of Stock Purchase Option and Transfer of Technology. PaineWebber R&D Partners III, L.P. (the "Partnership") shall have exercised its option pursuant to Article III of the Stock Purchase Agreement dated March 15, 1995 by and among PharmaGenics and the Partnership (the "Stock Purchase Agreement") to exchange all of its rights in and to the Fund Technology, Background Technology,

Targets and related Products and Abandoned Targets and related Products (all as defined in the Stock Purchase Agreement, collectively referred to herein as the "Technology") for shares of PharmaGenics Preferred Stock or PharmaGenics shall have otherwise satisfied or been released from its obligations under the Stock Purchase Agreement and the transfer of the Technology shall have been completed.

         6.13 Delivery of Cancelled Warrants. The Partnership shall have delivered cancelled warrant certificates numbered C-1 (for 1,000,000 shares of PharmaGenics Common Stock) and P-1 (for 666,667 shares of PharmaGenics Common Stock) each dated April 1, 1994.

         6.14 Commitment Letter. PaineWebber shall have delivered to PharmaGenics and Genzyme a commitment letter stating that it will use its best efforts to raise not less than $20 million for the Molecular Oncology Division in a private placement to be commenced within forty-five (45) days after the Effective Time upon terms mutually agreeable to Genzyme and PaineWebber.

         6.15 Legal Proceedings. No holder of PharmaGenics Stock shall have commenced or threatened (in writing) to commence any action, suit, or legal, administrative or arbitration proceeding against either PharmaGenics or Genzyme, challenging or seeking to enjoin the Merger or seeking damages in connection with PharmaGenics's entering into this Agreement. In the event that Genzyme waives compliance with this condition and the Merger is consummated, the provisions of Section 1.13 shall apply.

         6.16 Certificates. PharmaGenics shall have furnished Genzyme with such certificates of public officials and of PharmaGenics officers as may be reasonably requested by Genzyme.


              SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION OF
                      PHARMAGENICS TO CONSUMMATE THE MERGER

         The obligation of PharmaGenics to consummate the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions:

         7.1 Representations, Warranties and Covenants. Except as contemplated or permitted by this Agreement, the representations and warranties of Genzyme contained in this Agreement, individually and in the aggregate, shall be true and correct at and as of the Effective Time with the same force and effect as though made on and as of the Effective Time; Genzyme shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Genzyme shall have delivered to PharmaGenics a certificate, dated the Effective Time, to the foregoing effect.

         7.2 Opinion of Counsel to Genzyme. PharmaGenics shall have received the opinion of Palmer & Dodge LLP, counsel to Genzyme, dated the Closing Date and in substantially the form attached as Exhibit I.

         7.3 Tax Opinion. PharmaGenics shall have received an opinion of Ballard Spahr Andrews & Ingersoll substantially to the effect that: on the basis of facts and representations set forth therein or set forth in writing elsewhere and referred to therein, which representations are reasonably consistent with the facts existing at the Effective Time, for federal income tax purposes, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by PharmaGenics's stockholders upon the exchange of their shares of PharmaGenics Preferred Stock solely for shares of GMO Stock (it being understood that such opinion will not extend to cash received in lieu of fractional share interests), and (iii) no gain or loss will be recognized by PharmaGenics by reason of the Merger.

         7.4 Merger Documents. Genzyme shall have executed and delivered the Articles of Merger and the Certificate of Merger referred to in Section 1.2.

         7.5 Certificates. Genzyme shall have furnished PharmaGenics with such certificates of public officials and of Genzyme officers as may be reasonably requested by PharmaGenics.

                  SECTION 8 - TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by Genzyme's or PharmaGenics's stockholders, as follows:

         (a) by either PharmaGenics or Genzyme, by written notice to the other, if the Effective Time shall not have occurred on or before May 31, 1997; provided, however, that the right to terminate this Agreement under this Section 8.1(a) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date.

         (b) by PharmaGenics, by written notice to Genzyme, if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties contained in this Agreement on the part of Genzyme, which breach is either not cured within twenty (20) days following written notice to Genzyme or by its nature cannot be cured prior to the Closing; provided, however, that PharmaGenics shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) because of the breach of any representation or warranty unless such breach, together with all such other breaches, would entitle PharmaGenics not to consummate the transactions contemplated hereby under Section 7.1;

         (c) by Genzyme, by written notice to PharmaGenics, if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties contained in this Agreement on the part of PharmaGenics, which breach is either not cured within twenty (20) days following written notice to PharmaGenics or by its nature cannot be cured prior to the Closing; provided, however, that Genzyme shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) because of the breach of any representation or warranty unless such breach, together with all such other breaches, would entitle Genzyme not to consummate the transactions contemplated hereby under Section 6.1;

         (d) by either Genzyme or PharmaGenics, by written notice to the other, if any court or governmental entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or other action shall have become final and nonappealable;

         (e) by either Genzyme or PharmaGenics, by written notice to the other, if the required approval of the stockholders of either Genzyme or PharmaGenics of this Agreement shall not have been obtained within seventy-five (75) days after the Registration Statement has been declared effective by the SEC;

         (f) by Genzyme, by written notice to PharmaGenics, if PharmaGenics's Board of Directors (i) for any reason fails to call and hold a meeting of stockholders for the purpose of voting on, or otherwise fails to seek stockholder approval of, this Agreement as provided in Section 4.8(a) or to include in the Proxy Statement its recommendation that PharmaGenics's stockholders vote to approve or consent to this Agreement, (ii) withdraws or modifies in a manner adverse to Genzyme its approval of or its recommendation that stockholders vote to approve or consent to this Agreement or (iii) adopts resolutions approving or otherwise authorizes or recommends an Acquisition Transaction;

         (g) by PharmaGenics, prior to approval of the Merger by its stockholders, if PharmaGenics's Board of Directors shall, as a result of a possible Acquisition Transaction that does not involve a breach of PharmaGenics's covenant under Section 4.14, determines in good faith that the fiduciary obligations of such Board under applicable law require that such Acquisition Transaction be accepted; provided, however, that PharmaGenics may not effect such termination pursuant to this Section 8.1(g) unless and until:

              (i) PharmaGenics gives Genzyme at least seven (7) days' prior written notice of its intention to effect such termination pursuant to this Section 8.1(g);

                  (ii) during such period, PharmaGenics shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Genzyme to make adjustments in the terms and conditions of this Agreement as would enable Genzyme to proceed with the transactions contemplated herein; and

                  (iii) PharmaGenics's Board of Directors shall have been advised in writing by outside counsel that, notwithstanding a binding commitment to consummate this Agreement entered into in proper exercise of their fiduciary obligations, such fiduciary obligations would also require such Board to reconsider and terminate such commitment as a result of such Acquisition Transaction; or

         (h) At any time with the written consent of Genzyme and PharmaGenics.

         8.2 Effect of Termination. If this Agreement is terminated as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without liability on the part of Genzyme, PharmaGenics and their respective directors, officers or stockholders, except that (i) the provisions of this Section 8.2, Section 4.3 relating to expenses, Section 4.11 relating to publicity and confidentiality, and Section 8.3 to the extent provided therein, shall survive; and (ii) no such termination shall relieve any party from liability by reason of any willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.

         8.3 Termination Fee. In the event of a termination of this Agreement by Genzyme other than pursuant to Section 8.1(c) or (f) and other than pursuant to Section 8.1(e) as a result of a failure to obtain the requisite approval of the PharmaGenics stockholders of this Agreement, Genzyme will loan PharmaGenics up to $1,500,000 (the "Termination Payment"), payable in three equal monthly advances, the first such monthly advance to be made within 10 days of termination. In the event that a draw has already been made that month under the Credit Facility, the first advance shall be reduced by the amount of funds from such draw still available to PharmaGenics on the date of termination as evidenced by the balance on deposit in PharmaGenics's bank account at First Union as of such date, which evidence shall be dispositive in the absence of manifest error or demonstrated fraud. The second and third advances of the Termination Payment will be made 30 and 60 days, respectively, after the first advance. The Termination Payment shall be reduced by 60% of the cumulative gross revenues received by PharmaGenics beginning with the month prior to the first advance and by the amount of any revenues carried forward pursuant to the fourth sentence of Section 4.17 and not previously utilized to reduce a draw under the Credit Facility. No advance of a Termination Payment will be made absent a certification from PharmaGenics as to the proper offset to be made for its gross revenues. The Termination Payment will be increased by $250,000 if the SAGE patent issues within three months following a termination which requires a Termination Payment under this Section 8.3. The Termination Payment shall be evidenced by the Promissory Note.

         8.4 Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto; provided, however, that after adoption of this Agreement by the stockholders of Genzyme or PharmaGenics and prior to the Effective Time, (a) without the further approval of the stockholders of PharmaGenics no amendment may be made that alters or changes the amount or kind of consideration to be received as provided in Section 1.8 and
(b) without the further approval of the stockholders of Genzyme or PharmaGenics, as applicable, no amendment may be made that alters or changes any of the terms and conditions of this Agreement if such alteration or change would materially adversely affect the stockholders of Genzyme or PharmaGenics.

         8.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

                            SECTION 9 - MISCELLANEOUS

         9.1 No Survival. None of the representations, warranties, covenants and agreements of any party in this Agreement or in any certificate delivered by any party pursuant hereto shall survive the Merger, except the provisions of Sections 1, 4.15 and paragraph 7 of Exhibit F.

         9.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier which provides evidence of delivery, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

         (i)      If to Genzyme, to:

                  Genzyme Corporation
                  One Kendall Square
                  Cambridge, Massachusetts  02139
                  Attention:  Chief Legal Counsel
                  Tel: (617) 252-7882
                  FAX: (617) 252-7553

         with a copy to:

                  Palmer & Dodge LLP
                  One Beacon Street
                  Boston, Massachusetts  02108
                  Attention:  Maureen P. Manning, Esq.
                  Tel: (617) 573-0210
                  FAX: (617) 227-4420

         (ii)     If to PharmaGenics, to:

                  PharmaGenics, Inc.
                  4 Pearl Court
                  Allendale, New Jersey  07401
                  Attention: President
                  Tel: (201) 818-1000
                  FAX: (201) 818-9044

         with a copy to:

                  Ballard Spahr Andrews & Ingersoll
                  1735 Market Street, 51st Floor
                  Philadelphia, Pennsylvania  19103-7599
                  Attention: Raymond Agran, Esq.
                  Tel: (215) 864-8524
                  FAX: (215) 864-8999

Any party may by notice given in accordance with this Section 9.2 designate another address or person for receipt of notices hereunder.

         9.3 Entire Agreement. This Agreement, including the exhibits, the PharmaGenics Disclosure Schedule, the Genzyme Disclosure Schedule and the other documents referred to herein contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, with respect thereto, including the letter agreement between the parties dated October 29, 1996.

         9.4 No Third Party Beneficiaries. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement, except that the provisions of Sections 1, 4.15 and 8.3 and paragraph 7 of Exhibit F shall be enforceable by, and shall inure to the benefit of, the persons entitled to the benefit thereof.

         9.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of law provisions, except to the extent that the laws of the State of Delaware apply to the Merger and the rights of PharmaGenics stockholders relative to the Merger.

         9.6 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable by either party without the prior written consent of the other.

         9.7 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first stated above.



                                         GENZYME CORPORATION


                                         By    /s/ David J. McLachlan
                                              ----------------------------------
                                              David J. McLachlan
                                              Executive Vice President, Finance


                                         By    /s/ Evan M. Lebson
                                              ----------------------------------
                                              Evan M. Lebson
                                              Treasurer


                                         PHARMAGENICS, INC.


                                         By    /s/ Michael I. Sherman
                                              ----------------------------------
                                              Michael I. Sherman
                                              President


                                         By    /s/ A. Steven Franchak
                                              ----------------------------------
                                              A. Steven Franchak
                                              Treasurer

                                                                       Exhibit A

                                  TERMS OF THE
                GENZYME MOLECULAR ONCOLOGY DIVISION COMMON STOCK


         VOTED, that pursuant to paragraph IV.B. of this Corporation's Articles of Organization, the Board of Directors hereby establishes a series of Common Stock of the Corporation with the following designation, preferences, voting powers, qualifications and special or relative rights or privileges:

         1. AUTHORIZED AMOUNTS AND DESIGNATIONS. Forty million (40,000,000) shares of Common Stock are designated as a series of Common Stock with the following designation: Genzyme Molecular Oncology Division Common Stock (the "GMO Stock"). To the extent legally permitted, such numbers of shares may be increased or decreased by vote of the Board of Directors, provided that no decrease shall reduce the number of shares of GMO Stock to a number less than the number of shares of such series then outstanding plus the number of shares of such series reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into such series of Common Stock.

         2. DIVIDENDS AND DISTRIBUTIONS. Subject to the express terms of any outstanding series of Preferred Stock, dividends may be declared and paid upon the GMO Stock, in such amounts and at such times as the Board of Directors may determine, only out of the lesser of (a) funds of the Corporation legally available therefor and (b) the Available GMO Dividend Amount.

         3. VOTING RIGHTS. The holders of GMO Stock, voting together with the holders of shares of all other series of Common Stock as a single class of stock, shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the stockholders or submitted to the stockholders for action, except as may be determined by the Board of Directors in establishing any series of Common or Preferred Stock or as may otherwise be required by law. Each share of GMO Stock shall entitle the holder thereof to .25 votes through December 31, 1998. On January 1, 1999 and on each January 1 every two years thereafter, the number of votes to which the holder of each share of GMO Stock shall be entitled shall be adjusted and fixed for two-year periods to equal the quotient (expressed as a decimal and rounded to the nearest two decimal places) obtained by dividing (i) the Fair Market Value of one share of GMO Stock by (ii) Fair Market Value of one share of GGD Stock as of such date. If no shares of GGD Stock are outstanding on such date, then all other series of voting Common Stock outstanding on such date shall have a number of votes such that each share of the series of outstanding Common Stock that has the highest Fair Market Value per share on such date (the "Base Series") shall have one vote and each share of each other series of outstanding Common Stock shall have the number of votes determined according to the immediately preceding sentence, treating, for such purpose, the Base Series as the GGD Stock in such sentence. If shares of GMO Stock are entitled to vote separately as a class, each share of GMO Stock shall have one vote.

         4. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the rights of the holders of GMO Stock shall be as follows:

                  a. After the Corporation has satisfied or made provision for its debts and obligations and for the payment to the holders of shares of any class or series of capital stock having preferential rights to receive distributions of the net assets of the Corporation (including any accumulated and unpaid dividends), the holders of GMO Stock shall be entitled to receive the net assets of the Corporation remaining for distribution, on a per share basis in proportion to the respective liquidation units per share of all series of Common Stock. Each share of GMO Stock shall, subject to paragraph IV.E.4. of the Corporation's Articles of Organization, have 25 liquidation units.

                  b. For the purposes of paragraph 4.a. any merger or business combination involving the Corporation or any sale of all or substantially all of the assets of the Corporation shall not be treated as a liquidation.

         5. SPECIAL VOTING RIGHTS. The Corporation shall not, without approval by the holders of the GMO Stock at a meeting at which a quorum is present and the votes cast in favor of the proposal exceed those cast against:

                           (1)      allow any proceeds from the Disposition of
the properties or assets allocated to the Molecular Oncology Division to be used in the business of any other Division without fair compensation being allocated to the Molecular Oncology Division as determined by the Board of Directors;

                           (2)      allow any properties or assets allocated to
the Molecular Oncology Division to be used in the business of any other Division or for the declaration or payment of any dividend or distribution on any series of Common Stock other than the GMO Stock without fair compensation being allocated to the Molecular Oncology Division as determined by the Board of Directors;

                           (3)      issue, sell or otherwise distribute shares
of GMO Stock without allocating the proceeds or other benefits of such issuance, sale or distribution to the Molecular Oncology Division; provided, however, that the Corporation may without such approval issue GMO Designated Shares;

                           (4)      change the rights or preferences of the GMO
Stock so as to affect the GMO Stock adversely; or


                           (5)      effect any merger or business combination
involving the Corporation as a result of which (a) the holders of all series of Common Stock of the Corporation shall no longer own, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving corporation and
(b) the holders of all series of Common Stock of the Corporation do not receive the same form of consideration, distributed among such holders in proportion to the Market Capitalization of each series of Common Stock as of the date of the first public announcement of such merger or business combination.

         6. EXCHANGE OF GMO STOCK. Shares of GMO Stock are subject to exchange upon the terms and conditions set forth below:

                  a. Optional Exchange of GMO Stock. The Board of Directors may at any time declare that each of the outstanding shares of GMO Stock shall be exchanged, on an Exchange Date set forth in a notice to holders of GMO Stock pursuant to paragraph IV.E.1(1) of the Corporation's Articles of Organization, for (a) a number of fully paid and nonassessable shares of GGD Stock (calculated to the nearest five decimal places) equal to (1) 130% of the Fair Market Value of one share of the GMO Stock (the "Exchange Amount") as of the date of the first public announcement by the Corporation (the "Announcement Date") of such exchange divided by (2) the Fair Market Value of one share of GGD Stock as of such Announcement Date or (b) cash equal to the Exchange Amount, or
(c) any combination of GGD Stock and cash equal to the Exchange Amount as determined by the Board of Directors.

                  b. MANDATORY EXCHANGE OF GMO STOCK. In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation of all or substantially all of the properties and assets allocated to the Molecular Oncology Division (other than in connection with the Disposition by the Corporation of all or substantially all of its properties and assets in one transaction or a series of related transactions) to any person, entity or group (other than (x) any entity in which the Corporation, directly or indirectly, owns all of the equity interest or (y) any entity formed at the direction of the Corporation in connection with obtaining financing for the programs or products of the Molecular Oncology Division under an arrangement which provides the Corporation with an option to reacquire such properties and assets or retain or obtain substantial manufacturing or marketing rights with respect to any products developed by such entity, in each case for the benefit of the Molecular Oncology Division), the Corporation shall, on or prior to the first Business Day after the 90th day following the consummation of such Disposition, exchange each outstanding share of GMO Stock for (a) a number of fully paid and nonassessable shares of GGD Stock (calculated to the nearest five decimal places) equal to (1) the Exchange Amount as of the Announcement Date of such Disposition divided by (2) the Fair Market Value of one share of GGD Stock as of such Announcement Date or (b) cash equal to the Exchange Amount, or (c) any combination of GGD Stock and cash equal to the Exchange Amount as determined by the Board of Directors. For purposes of this paragraph:

                           (1)      "substantially all of the properties and
assets allocated to the Molecular Oncology Division" shall mean a portion of the properties and assets allocated to the Molecular Oncology Division (A) that represents at least 80% of the then-current fair value (as determined by the Board of Directors) of, or (B) to which is attributable at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation derived from, the properties and assets allocated to the Molecular Oncology Division; and

                           (2)      in the case of a Disposition of properties
and assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions.

         7. DEFINITIONS. As used in this Certificate of Vote of Directors Establishing a Series of a Class of Stock, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless another definition is provided or the context otherwise requires. Capitalized terms used but not defined herein shall have the meanings given them in paragraph IV.E.7. of the Corporation's Articles of Organization.

                  a. "Available GMO Dividend Amount," on any date, shall mean the greater of:

                  (a) the excess of

                           (i)      the greater of (x) the fair value on such
date of the net assets of the Molecular Oncology Division and (y) an amount equal to $20,500,000 (stockholders' equity allocated to the Molecular
Oncology Division at September 30, 1996), such dollar amount to be increased or decreased, as appropriate, to reflect, after September 30, 1996, (A) the Earnings Attributable to the Molecular Oncology Division, (B) any dividends or other distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of GMO Stock or any other class of capital stock attributed to the Molecular Oncology Division, but excluding dividends or other distributions paid in shares of GMO Stock to the holders thereof or in shares of any other class of capital stock attributed to the Molecular Oncology Division to the holders thereof, and (C) any other adjustments to the stockholders' equity of the Molecular Oncology Division made in accordance with generally accepted accounting principles, over

                           (ii)     the sum of (x) the aggregate par value of
all outstanding shares of GMO Stock and any other class of capital stock attributed to the Molecular Oncology Division and (y) unless these Articles of Organization permit otherwise, the aggregate amount that would be needed to satisfy any preferential rights to which holders of all outstanding Preferred Stock attributed to the Molecular Oncology Division are entitled upon dissolution of the Corporation in excess of the aggregate par value of such Preferred Stock, provided that such excess shall be reduced by any amount necessary to enable the Molecular Oncology Division to pay its debts as they become due, and

                  (b) the amount legally available for the payment of dividends determined in accordance with Massachusetts law applied as if the Molecular Oncology Division were a separate corporation.


                  b. "Earnings Attributable" to the Molecular Oncology Division for any period, shall mean the net income or loss of the Molecular Oncology Division for such period (or for the fiscal periods of the

Corporation commencing prior to the GMO Effective Date and after September 30, 1996, pro forma net income or loss of the Molecular Oncology Division as if the GMO Effective Date were September 30, 1996) determined in accordance with generally accepted accounting principles, with all income and expenses of the Corporation being allocated between Divisions in a reasonable and consistent manner in accordance with policies adopted by the Board of Directors; provided, however, that as of the end of any fiscal quarter of the Corporation, any projected annual tax benefit attributable to any Division that cannot be utilized by such Division to offset or reduce its allocated tax liability may be allocated to any other Division without any compensating payment or allocation.

                  c. "Exchange Date" shall mean the date, if any, fixed for the exchange of shares of GMO Stock, as set forth in a notice to holders of GMO Stock pursuant to paragraph IV.E.1(1) of the Corporation's Articles of Organization.

                  d. "GMO Designated Shares" as of any date shall mean a number of shares of GMO Stock that, as of the GMO Effective Date, shall be 6,000,000, which number shall be subject to adjustment as provided in the next sentence. The number of GMO Designated Shares shall from time to time be

                           (i)      adjusted as appropriate to reflect
subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the GMO Stock and dividends or distributions of shares of GMO Stock to holders of GMO Stock and other reclassifications of GMO Stock,

                           (ii)     decreased by (A) the number of any shares of
GMO Stock issued by the Corporation, the proceeds of which are allocated to the General Division, (B) the number of any shares of GMO Stock issued upon the exercise or conversion of Convertible Securities attributed to the General Division, and (C) the number of any shares of GMO Stock issued by the Corporation as a dividend or distribution or by reclassification, exchange or otherwise to holders of GGD Stock, and

                           (iii)    increased by (A) the number of any
outstanding shares of GMO Stock repurchased by the Corporation, the consideration for which was allocated to the General Division, (B) the number equal to the fair value (as determined by the Board of Directors) of assets or properties allocated to the General Division that are reallocated to the Molecular Oncology Division (other than reallocations that represent sales at fair value between such Divisions) divided by the Fair Market Value of one share of GMO Stock as of the date of such reallocation, (C) the number equal to the the number of shares into which the Board of Directors elects to convert the promissory note dated February 10, 1997 issued by PharmaGenics, Inc. to the Corporation pursuant to the terms of such promissory note and (D) with respect to the $25 million equity line from the General Division to the Molecular Oncology Division approved by the Corporation's Board of Directors on January 30, 1997 (the "Equity Line"), if

                  (a) the closing of the first public offering by the Corporation of GMO Stock has occurred prior to the third anniversary of the GMO Effective Date, then, upon such closing, a number equal to the aggregate of the quotients obtained by dividing (i) the amount of each advance made under the Equity Line by (ii) the dollar amount determined for each such advance by the following formula: 7.00 + [(IPOGMO - 7.00) x (ADATE/IPODATE)]; where IPOGMO = the offering price of the GMO Stock in the first such public offering, ADATE = the number of days from the GMO Effective Date to the time of such advance, and IPODATE = the number of days from the Effective Time to the time of the first such public offering; and, thereafter, upon each advance made under the Equity Line, a number equal to the quotient obtained by dividing (i) the amount of each such advance by (ii) the Fair Market Value of the GMO Stock on the date of such advance; or

                  (b) the closing of the first public offering by the Corporation of GMO Stock has not occurred prior to the third anniversary of the GMO Effective Date, then, upon the election of the Corporation's Board of Directors, a number equal to the quotient obtained by dividing (i) the aggregate amount of all advances made under the Equity Line by (ii) the Fair Market Value of the GMO Stock on the date of such third anniversary;

provided, that the Corporation shall take no action which would have the effect of reducing the GMO Designated Shares to a number which is less than zero. Within 45 days after the end of each fiscal quarter of the Corporation, the Corporation shall prepare and file a statement of such change with the transfer agent for the GMO Stock and with the Clerk of the Corporation.

                  e. "GMO Effective Date" shall mean the effective date of the Certificate of Vote of Directors Establishing a Series of a Class of Stock authorizing the GMO Stock.

                  f. "Molecular Oncology Division" shall mean, at any time, the Corporation's interest in (i) the following businesses, products, or development or research programs: (A) the use of the Serial Analysis of Gene Expression ("SAGE") technology licensed from Johns Hopkins University School of Medicine for third parties; (B) the clinical program developing adenovirus vectors containing the tumor antigens MART 1 or gp100 for treatment of melanoma: (C) the "suicide" gene therapy research program developing adenovirus and lipid vectors containing genes to enhance chemotherapy for oncology indications; (D) the research program developing adenovirus and lipid vectors containing tumor suppressor genes for oncology indications; (E) the research program developing adenovirus and lipid containing genes to regulate the immune system for oncology indications, including heat shock proteins; (F) the research program developing antibody-targeted gene therapy for treatment of tumors; (G) the research program developing small molecule compounds to inhibit angiogenesis and stimulate apoptosis; (H) the research program developing small molecule compounds to regulate tumor suppressor gene function; and (I) the research program developing diagnostic applications for tumor suppressor genes and other cancer-related genes licensed from Hoffmann-La Roche Inc. or identified by Johns Hopkins University using SAGE technology or other genomic technology; (ii) all assets and liabilities of the Corporation to the extent allocated to any such businesses, products, or development or research programs in accordance with generally accepted accounting principles consistently applied for all of the Corporation's business units; (iii) to the extent not described above, all assets and liabilities of PharmaGenics, Inc. as of the GMO Effective Date; and (iv) such businesses, products, or development or research programs developed in, or acquired by the Corporation for, the Molecular Oncology Division after the GMO Effective Date, in each case as determined by the Board of Directors; provided, however, that, from and after any Disposition or transfer to the General Division of any business, product, development program, research project, assets or properties, the Molecular Oncology
Division shall no longer include the business, product, development program, research project, assets or properties so disposed of or transferred. The Molecular Oncology Division shall be represented by the GMO Stock.

                                                                       Exhibit B


         Article IV of Genzyme's Articles of Organization is amended and restated as follows:

                                   ARTICLE IV

                          DESCRIPTION OF CAPITAL STOCK

A.       AUTHORIZED CAPITAL STOCK

         The total number of shares of all classes of capital stock which the Corporation shall be authorized to issue is two hundred ninety million (290,000,000) shares, consisting of two hundred million (200,000,000) shares of Genzyme General Division Common Stock, $.01 par value per share ("GGD Stock"), forty million (40,000,000) shares of Genzyme Tissue Repair Division Common Stock, $.01 par value per share ("GTR Stock"), forty million (40,000,000) shares of Genzyme Molecular Oncology Division Common Stock, $.01 par value per share ("GMO Stock" and, collectively with the GGD Stock and the GTR Stock, the "Common Stock"), and ten million (10,000,000) shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").

B.       DESCRIPTION OF COMMON STOCK

         A description of each class of Common Stock and a statement of their respective preferences, voting powers, qualifications and special or relative rights or privileges is as follows:

         1.       DIVIDENDS AND DISTRIBUTIONS

         Subject to the express terms of any outstanding series of Preferred Stock, dividends may be declared and paid upon each class of Common Stock upon the terms provided for below, in such amounts and at such times as the Board of Directors may determine.

                  a. DIVIDENDS ON GGD STOCK. Dividends on GGD Stock may be declared and paid only out of the lesser of (a) funds of the Corporation legally available therefor and (b) the Available GGD Dividend Amount.

                  b. DIVIDENDS ON GTR STOCK. Dividends on GTR Stock may be declared and paid only out of the lesser of (a) funds of the Corporation legally available therefor and (b) the Available GTR Dividend Amount.

                  c. DIVIDENDS ON GMO STOCK. Dividends on GMO Stock may be declared and paid only out of the lesser of (a) funds of the Corporation legally available therefor and (b) the Available GMO Dividend Amount.

                  d. DISCRIMINATION BETWEEN CLASSES OF COMMON STOCK. Subject to the provisions of paragraphs IV.B.1.a., IV.B.1.b., and IV.B.1.c., the Board of Directors may, in its sole discretion, declare and pay dividends exclusively on any class of Common Stock, or all classes, in equal or unequal amounts, notwithstanding the amounts available for the payment of dividends on each class, the respective voting and liquidation rights of each class, the amounts of prior dividends declared on each class or any other factor.

         2. EXCHANGE OF COMMON STOCK. Shares of Common Stock are subject to exchange upon the terms and conditions set forth below:

                  a. OPTIONAL EXCHANGE OF GTR STOCK. The Board of Directors may at any time declare that each of the outstanding shares of GTR Stock shall be exchanged, on an Exchange Date set forth in a notice to holders of GTR Stock pursuant to paragraph IV.B.2.d.(1), for (a) a number of fully paid and nonassessable shares of GGD Stock (calculated to the nearest five decimal places) equal to (1) 130% of the Fair Market Value


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of one share of GTR Stock (the "GTR Exchange Amount") as of the date of the first public announcement by the Corporation (here, and as used in paragraph IV.B.2.b. and IV.B.2.c., the "Announcement Date") of such exchange divided by
(2) the Fair Market Value of one share of GGD Stock as of such Announcement Date, (b) cash equal to the GTR Exchange Amount, or (c) any combination of GGD Stock and cash equal to the GTR Exchange Amount as determined by the Board of Directors.

                  b. OPTIONAL EXCHANGE OF GMO STOCK. The Board of Directors may at any time declare that each of the outstanding shares of GMO Stock shall be exchanged, on an Exchange Date set forth in a notice to holders of GMO Stock pursuant to paragraph IV.B.2.d.(1), for (a) a number of fully paid and nonassessable shares of GGD Stock (calculated to the nearest five decimal places) equal to (1) 130% of the Fair Market Value of one share of GMO Stock (the "GMO Exchange Amount") as of the Announcement Date of such exchange divided by (2) the Fair Market Value of one share of GGD Stock as of such Announcement Date, (b) cash equal to the GMO Exchange Amount, or (c) any combination of GGD Stock and cash equal to the GMO Exchange Amount as determined by the Board of Directors.

                  c. MANDATORY EXCHANGE OF COMMON STOCK. In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation of all or substantially all of the properties and assets allocated to any Division other than the General Division (other than in connection with the Disposition by the Corporation of all or substantially all of its properties and assets in one transaction or a series of related transactions) to any person, entity or group (other than (x) any entity in which the Corporation, directly or indirectly, owns all of the equity interest or (y) any entity formed at the direction of the Corporation in connection with obtaining financing for the programs or products of such Division under an arrangement which provides the Corporation with an option to reacquire such properties and assets or retain or obtain substantial manufacturing or marketing rights with respect to any products developed by such entity, in each case for the benefit of such Division), the Corporation shall, on or prior to the first Business Day after the 90th day following the consummation of such Disposition, exchange each outstanding share of the class of Common Stock representing such Division for
(a) a number of fully paid and nonassessable shares of GGD Stock (calculated to the nearest five decimal places) equal to (1) the Exchange Amount applicable to such shares as of the Announcement Date of such Disposition divided by (2) the Fair Market Value of one share of GGD Stock as of such Announcement Date, (b) cash equal to the Exchange Amount applicable to such shares, or (c) any combination of GGD Stock and cash equal to the Exchange Amount applicable to such shares, as determined by the Board of Directors. For purposes of this paragraph:

                           (1)      "substantially all of the properties and
assets allocated to any Division other than the General Division" shall mean a portion of the properties and assets allocated to any such Division (A) that represents at least 80% of the then-current fair value (as determined by the Board of Directors) of, or (B) to which is attributable at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation derived from, the properties and assets allocated to such Division; and

                           (2)      in the case of a Disposition of properties
and assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions.

                  d. GENERAL EXCHANGE PROVISIONS. In the event of any exchange of shares of a class of Common Stock (the "Exchange Stock") for shares of GGD Stock pursuant to this Section IV.B.2., the following provisions shall apply:

                           (1)      The Corporation shall cause to be given to
each record holder of shares of the Exchange Stock, a notice stating (a) that shares of the Exchange Stock shall be exchanged for shares of GGD Stock or for cash or a combination thereof, (b) the date on which the exchange shall become effective (the "Exchange Date"), (c) the number of shares of GGD Stock or cash or combination thereof to be received by such holder with respect to each share of the Exchange Stock held by such holder, including details as to the calculation thereof and (d) the place or places where certificates for shares of the Exchange Stock, properly endorsed or assigned for transfer are to be surrendered for delivery of certificates for shares of GGD Stock or cash or a combination thereof (unless the Corporation shall waive such requirement). Such notice shall be sent


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by first-class mail, postage prepaid, not less than 30 nor more than 60 days prior to the Exchange Date to each holder of shares of the Exchange Stock at such holder's address as the same appears on the stock transfer books of the Corporation. Neither the failure to mail such notice to any particular holder of shares of Exchange Stock nor any defect therein shall affect the sufficiency thereof with respect to any other holder of shares of Exchange Stock.

                           (2)      The Corporation shall not be required to
issue or deliver fractional shares of GGD Stock to any holder of shares of Exchange Stock upon any such exchange. If more than one share of Exchange Stock shall be held by the same holder of record, the Corporation shall aggregate the number of shares of GGD Stock that shall be issuable to such holder upon any such exchange. If the total number of shares of GGD Stock to be so issued to any holder of record of shares of Exchange Stock includes a fraction, the Corporation shall, if such fraction is not issued or delivered to such holder, either arrange for the disposition of such fraction by or on behalf of such holder or pay the fair value of such fraction, based upon the Fair Market Value of the GGD Stock on the Exchange Date.

                           (3)      No adjustments in respect of dividends shall
be made upon the exchange of any shares of Exchange Stock; provided, however, that if the Exchange Date shall be subsequent to the record date for determining holders of Exchange Stock entitled to the payment of a dividend or other distribution thereon or with respect thereto, the holders of shares of Exchange Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the exchange of such shares.

                           (4)      Before any holder of shares of Exchange
Stock shall be entitled to receive certificates representing shares of GGD Stock or cash or a combination thereof to be received by such holder with respect to the exchange of such shares of Exchange Stock, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of Exchange Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation will as soon as practicable after such surrender of certificates representing such shares of Exchange Stock deliver to the person for whose account such shares of Exchange Stock were so surrendered, or to the nominee or nominees of such person, certificates representing the number of shares of GGD Stock or cash or a combination thereof to which such person shall be entitled as aforesaid, together with any fractional share payment contemplated by paragraph IV.B.2.d.(2).

                           (5)      From and after the Exchange Date, all rights
of a holder of shares of Exchange Stock shall cease except for the right, upon surrender of the certificates representing such shares of Exchange Stock, to receive certificates representing shares of GGD Stock or cash or a combination thereof, together with any fractional share payment contemplated by paragraph IV.B.2.d.(2), and rights to dividends as provided in paragraph IV.B.2.d.(3). No holder of a certificate that immediately prior to the Exchange Date represented shares of Exchange Stock shall be entitled to receive any dividend or other distribution with respect to the GGD Stock to be issued in exchange until surrender of such holder's certificate for a certificate or certificates representing shares of GGD Stock (unless the Corporation shall waive such requirement). Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Exchange Date, but that were not paid by reason of the foregoing, with respect to the number of shares of GGD Stock represented by the certificate or certificates issued upon such surrender. From and after the Exchange Date, the Corporation shall, however, be entitled to treat the certificates for Exchange Stock that have not yet been surrendered for exchange as evidencing the ownership of the number of shares of GGD Stock for which the shares of Exchange Stock represented by such certificates shall have been exchanged, notwithstanding the failure to surrender such certificates.

                           (6)      The Corporation will pay any and all
documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of GGD Stock in exchange for shares of Exchange Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of GGD Stock issued in exchange in a name other than that in which the shares of Exchange Stock so exchanged were


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registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that no such tax is due or that such tax has been paid.

                           (7)      After the Exchange Date, any share of
Exchange Stock issued upon conversion or exercise of any Convertible Security shall, immediately upon issuance pursuant to such conversion or exercise and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Exchange Stock, be exchanged for the number of shares of GGD Stock or cash or combination thereof (together with any payments in lieu of fractional shares or dividends, if any) that a holder of such Convertible Security would have been entitled to receive pursuant to the terms of such Convertible Security had such terms provided that the conversion privilege in effect immediately prior to any exchange by the Corporation of any shares of Exchange Stock for shares of any other capital stock of the Corporation would be adjusted so that the holder of any such Convertible Security thereafter surrendered for conversion would be entitled to receive the number of shares of capital stock of the Corporation he or she would have owned immediately following such action had such Convertible Security been converted immediately prior to such exchange. The foregoing provisions shall not apply to the extent that equivalent adjustments are otherwise made pursuant to the provisions of such Convertible Security.

         3.       VOTING RIGHTS

                  a. GGD STOCK. The holders of GGD Stock, voting together with the holders of all other classes of Common Stock as a single class of stock, shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the stockholders or submitted to the stockholders for action, except as may be determined by the Board of Directors in establishing any class of Common Stock or series of Preferred Stock or as may otherwise be required by law. Each share of the GGD Stock shall entitle the holder thereof to one vote.

                  b. GTR STOCK. The holders of GTR Stock, voting together with the holders of all other classes of Common Stock as a single class of stock, shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the stockholders or submitted to the stockholders for action, except as may be determined by the Board of Directors in establishing any series of Preferred Stock or as may otherwise be required by law. Each share of GTR Stock shall entitle the holder thereof to .33 votes through December 31, 1998. On January 1, 1999 and on each January 1 every two years thereafter, the number of votes to which the holder of each share of GTR Stock shall be entitled shall be adjusted and fixed for two-year periods to equal the quotient (expressed as a decimal and rounded to the nearest two decimal places) obtained by dividing (i) the Fair Market Value of one share of GTR Stock by (ii) the Fair Market Value of one share of GGD Stock as of such date. If no shares of GGD Stock are outstanding on such date, then all other classes of Common Stock outstanding on such date shall have a number of votes such that each share of the class of outstanding Common Stock that has the highest Fair Market Value per share on such date (the "Base Series") shall have one vote and each share of each other class of outstanding Common Stock shall have the number of votes determined according to the immediately preceding sentence, treating, for such purpose, the Base Series as the GGD Stock in such sentence. If shares of GTR Stock are entitled to vote separately as a class, each share of GTR Stock shall have one vote.

                  c. GMO STOCK. The holders of GMO Stock, voting together with the holders of all other classes of Common Stock as a single class of stock, shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the stockholders or submitted to the stockholders for action, except as may be determined by the Board of Directors in establishing any series of Preferred Stock or as may otherwise be required by law. Each share of GMO Stock shall entitle the holder thereof to .25 votes from the GMO Effective Date through December 31, 1998. On January 1, 1999 and on each January 1 every two years thereafter, the number of votes to which the holder of each share of GMO Stock shall be entitled shall be adjusted and fixed for two-year periods to equal the quotient (expressed as a decimal and rounded to the nearest two decimal places) obtained by dividing (i) the Fair Market Value of one share of GMO Stock by (ii) the Fair Market Value of one share of GGD Stock as of such date. If no shares of GGD Stock are outstanding on such date, then all other classes of Common Stock outstanding on such date shall have a number of votes such that


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
each share of the class of outstanding Common Stock that has the highest Fair Market Value per share on such date (the "Base Series") shall have one vote and each share of each other class of outstanding Common Stock shall have the number of votes determined according to the immediately preceding sentence, treating, for such purpose, the Base Series as the GGD Stock in such sentence. If shares of GMO Stock are entitled to vote separately as a class, each share of GMO Stock shall have one vote.

                  d. VOTING OF CONTROLLED SHARES. Shares of any class of Common Stock held by a corporation or other entity controlled by the Corporation (other than an employee benefit plan) shall be voted on any proposal requiring a vote of the holders of such class in the same proportion as votes are cast for or against such proposal by all other holders of such class.

                  e. SPECIAL VOTING RIGHTS. The Corporation shall not, without approval by the holders of the affected class of Common Stock at a meeting at which a quorum is present and the votes cast in favor of the proposal exceed those cast against:

                           (1)      allow any proceeds from the Disposition of
the properties or assets allocated to any Division represented by such class of Common Stock to be used in the business of any other Division not represented by such class of Common Stock without fair compensation being allocated to the Division whose properties or assets are disposed of as determined by the Board of Directors;

                           (2)      allow any properties or assets allocated to
any Division represented by a class of Common Stock to be used in the business of any other Division not represented by such class of Common Stock or for the declaration or payment of any dividend or distribution on any such other class of Common Stock without fair compensation being allocated to the Division to which such properties or assets were allocated as determined by the Board of Directors;

                           (3)      issue, sell or otherwise distribute shares
of any class of Common Stock without allocating the proceeds or other benefits of such issuance, sale or distribution to the Division represented by such class of Common Stock; provided, however, that the Corporation may without such approval issue GTR Designated Shares or GMO Designated Shares;

                           (4)      change the rights or preferences of any
class of Common Stock so as to affect the class adversely; or

                           (5)      effect any merger or business combination
involving the Corporation as a result of which (a) the holders of all classes of Common Stock of the Corporation shall no longer own, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving corporation and
(b) the holders of all classes of Common Stock of the Corporation do not receive the same form of consideration, distributed among such holders in proportion to the Market Capitalization of each class of Common Stock as of the date of the first public announcement of such merger or business combination.

         4.       LIQUIDATION, DISSOLUTION OR WINDING UP

         Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the rights of the holders of Common Stock shall be as follows:

                  a. After the Corporation has satisfied or made provision for its debts and obligations and for the payment to the holders of shares of any class or series of capital stock having preferential rights to receive distributions of the net assets of the Corporation (including any accumulated and unpaid dividends), the holders of each class of Common Stock shall be entitled to receive the net assets of the Corporation remaining for distribution, on a per share basis in proportion to the respective liquidation units per share of each such class. Each share of GGD Stock shall have one hundred liquidation units, each share of GTR Stock shall, subject to paragraph
5. below, have 58 liquidation units (100 multiplied by the number of votes to which one share of GTR


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
Stock was entitled on the GTR Effective Date, as adjusted pursuant to paragraph 5 below), and each share of GMO Stock shall, subject to paragraph 5. below, have 25 liquidation units.

                  b. For the purposes of paragraph IV.B.4.a., any merger or business combination involving the Corporation or any sale of all or substantially all of the assets of the Corporation shall not be treated as a liquidation.

         5.       ADJUSTMENTS RELATIVE TO VOTING RIGHTS AND LIQUIDATION

         If the Corporation shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of any class of Common Stock, or pay a dividend or make a distribution in shares of any class of Common Stock to holders of such class, the per share voting rights and the liquidation units of each class of Common Stock other than the GGD Stock shall be appropriately adjusted so as to avoid dilution in the aggregate voting and liquidation rights of any class. The issuance by the Corporation of shares of any class of Common Stock (whether by a dividend or otherwise) to the holders of any other class of Common Stock shall not require adjustment pursuant to this paragraph.

         6.       RANK

         The Common Stock shall rank junior with respect to the payment of dividends and the distribution of assets to all series of the Corporation's Preferred Stock that specifically provide that they shall rank prior to the Common Stock. Nothing herein shall preclude the Board from creating any series of Preferred Stock ranking on a parity with or prior to the Common Stock as to the payment of dividends or the distribution of assets.

         7.       FRACTIONAL SHARES

         Shares of any class of Common Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of such class of Common Stock.

         8.       DEFINITIONS

         As used in these Articles of Organization, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless another definition is provided or the context otherwise requires:

                  a. "Available GGD Dividend Amount," on any date, shall mean the greater of:

                  (a) the excess of

                           (i)      the greater of (x) the fair value on such
date of the net assets of the General Division and (y) an amount equal to $335,378,000 (stockholders' equity allocated to the General Division at June 30,
1994), such dollar amount to be increased or decreased, as appropriate, to reflect, after June 30, 1994, (A) the Earnings Attributable to the General Division, (B) any dividends or other distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of GGD Stock or any other class of capital stock attributed to the General Division, but excluding dividends or other distributions paid in shares of GGD Stock to the holders thereof or in shares of any other class of capital stock attributed to the General Division to the holders thereof, and (C) any other adjustments to the stockholders' equity of the General Division made in accordance with generally accepted accounting principles, over


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                           (ii)     the sum of (x) the aggregate par value of
all outstanding shares of GGD Stock and any other class of capital stock attributed to the General Division and (y) unless these Articles of Organization permit otherwise, the aggregate amount that would be needed to satisfy any preferential rights to which holders of all outstanding Preferred Stock attributed to the General Division are entitled upon dissolution of the Corporation in excess of the aggregate par value of such Preferred Stock, provided that such excess shall be reduced by any amount necessary to enable the General Division to pay its debts as they become due, and

                  (b) the amount legally available for the payment of dividends determined in accordance with Massachusetts law applied as if the General Division were a separate corporation.


                  b. "Available GTR Dividend Amount," on any date, shall mean the greater of:

                  (a) the excess of

                           (i)      the greater of (x) the fair value on such
date of the net assets of the Tissue Repair Division and (y) an amount equal to $28,712,000 (stockholders' equity allocated to the Tissue Repair Division at June 30, 1994), such dollar amount to be increased or decreased, as appropriate, to reflect, after June 30, 1994, (A) the Earnings Attributable to the Tissue Repair Division, (B) any dividends or other distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of GTR Stock or any other class of capital stock attributed to the Tissue Repair Division, but excluding dividends or other distributions paid in shares of GTR Stock to the holders thereof or in shares of any other class of capital stock attributed to the Tissue Repair Division to the holders thereof, and (C) any other adjustments to the stockholders' equity of the Tissue Repair Division made in accordance with generally accepted accounting principles, over

                           (ii)     the sum of (x) the aggregate par value of
all outstanding shares of GTR Stock and any other class of capital stock attributed to the Tissue Repair Division and (y) unless these Articles of Organization permit otherwise, the aggregate amount that would be needed to satisfy any preferential rights to which holders of all outstanding Preferred Stock attributed to the Tissue Repair Division are entitled upon dissolution of the Corporation in excess of the aggregate par value of such Preferred Stock, provided that such excess shall be reduced by any amount necessary to enable the Tissue Repair Division to pay its debts as they become due, and

                  (b) the amount legally available for the payment of dividends determined in accordance with Massachusetts law applied as if the Tissue Repair Division were a separate corporation.

                  c. "Available GMO Dividend Amount," on any date, shall mean the greater of:

                  (a) the excess of

                           (i)      the greater of (x) the fair value on such
date of the net assets of the Molecular Oncology Division and (y) an amount equal to $20,500,000 (stockholders' equity allocated to the Molecular Oncology Division at September 30, 1996), such dollar amount to be increased or decreased, as appropriate, to reflect, after September 30, 1996, (A) the Earnings Attributable to the Molecular Oncology Division, (B) any dividends or other distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of GMO Stock or any other class of capital stock attributed to the Molecular Oncology Division, but excluding dividends or other distributions paid in shares of GMO Stock to the holders thereof or in shares of any other class of capital stock attributed to the Molecular Oncology Division to the holders thereof, and (C) any other adjustments to the stockholders' equity of the Molecular Oncology Division made in accordance with generally accepted accounting principles, over

                           (ii)     the sum of (x) the aggregate par value of
all outstanding shares of GMO Stock and any other class of capital stock attributed to the Molecular Oncology Division and (y) unless these Articles of Organization permit otherwise, the aggregate amount that would be needed to satisfy any preferential rights to


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which holders of all outstanding Preferred Stock attributed to the Molecular
Oncology Division are entitled upon dissolution of the Corporation in excess of the aggregate par value of such Preferred Stock, provided that such excess shall be reduced by any amount necessary to enable the Molecular Oncology Division to pay its debts as they become due, and

                  (b) the amount legally available for the payment of dividends determined in accordance with Massachusetts law applied as if the Molecular Oncology Division were a separate corporation.

                  d. "Business Day" shall mean each weekday other than any day on which any relevant class of Common Stock is not traded on any national securities exchange or the Nasdaq National Market or in the over-the-counter market.

                  e. "Convertible Securities" shall mean any securities (including employee stock options) of the Corporation that are convertible into or evidence the right to purchase any shares of any class of Common Stock.

                  f. "Disposition" shall mean the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of any properties or assets, other than by pledge, hypothecation or grant of any security interest in such properties or assets.

                  g. "Earnings Attributable" to a particular Division for any period, shall mean the net income or loss of such Division for such period (or for the fiscal periods of the Corporation commencing prior to the GTR Effective Date and after June 30, 1994, pro forma net income or loss of the Tissue Repair Division and the General Division as if the GTR Effective Date was June 30, 1994, and, for the fiscal periods of the Corporation commencing prior to the GMO Effective Date and after September 30, 1996, pro forma net income or loss of the Molecular Oncology Division as if the GMO Effective Date were September 30, 1996) determined in accordance with generally accepted accounting principles, with all income and expenses of the Corporation being allocated between Divisions in a reasonable and consistent manner in accordance with policies adopted by the Board of Directors; provided, however, that as of the end of any fiscal quarter of the Corporation, any projected annual tax benefit attributable to any Division that cannot be utilized by such Division to offset or reduce its allocated tax liability may be allocated to any other Division without any compensating payment or allocation.

                  h. "Exchange Date" shall mean the date, if any, fixed for the exchange of shares of a class of Common Stock, as set forth in a notice to holders of such class of Common Stock pursuant to paragraph IV.B.2.d.(1).

                  i. "Fair Market Value" as to shares of any class of stock shall as of any date mean the average of the daily closing prices for the 20 consecutive trading days commencing on the 30th trading day prior to such date. The closing price for each day shall be (x) if the shares of such class of stock are listed or admitted to trading on a national securities exchange, the closing price on the New York Stock Exchange Composite Tape (or any successor composite tape reporting transactions on national securities exchanges) or, if such composite tape shall not be in use or shall not report transactions in such shares, the last reported sales price regular way on the principal national securities exchange on which such shares are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of such class of stock has been traded during such consecutive trading days), or, if there is no such sale on any such day, the mean of the bid and asked prices on such day, or (y) if such shares are not listed or admitted to trading on any such exchange, the closing price, if reported, or, if the closing price is not reported, the mean of the closing bid and asked prices as reported by the Nasdaq National Market or a similar source selected from time to time by the Corporation for the purpose. In the event such closing prices are unavailable, Fair Market Value shall be determined by the Board of Directors.

                  j. "General Division" shall mean, at any time, the Corporation's interest in (i) all of the businesses, products, or development or research programs in which the Corporation or any of its subsidiaries (or


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any of their predecessors or successors) is or has been engaged, directly or indirectly, other than those allocated to any Division of the Corporation represented by a class of Common Stock other than the GGD Stock; and (ii) all assets and liabilities of the Corporation to the extent allocated to any such businesses, products, or development or research programs in accordance with generally accepted accounting principles consistently applied for all of the Corporation's business units. From and after the date on which all of the outstanding shares of any class of Common Stock other than the GGD Stock are exchanged for shares of GGD Stock, cash or a combination thereof, all of the businesses, products, and development and research programs, assets and liabilities of the Division represented by such class of Common Stock shall be included in the General Division. The General Division shall be represented by the GGD Stock.

                  k. "GMO Designated Shares" as of any date shall mean a number of shares of GMO Stock that, as of the GMO Effective Date, shall be 6,000,000, which number shall be subject to adjustment as provided in the next sentence. The number of GMO Designated Shares shall from time to time be

                           (i)      adjusted as appropriate to reflect
subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the GMO Stock and dividends or distributions of shares of GMO Stock to holders of GMO Stock and other reclassifications of GMO Stock,

                           (ii)     decreased by (A) the number of any shares of
GMO Stock issued by the Corporation, the proceeds of which are allocated to the General Division, (B) the number of any shares of GMO Stock issued upon the exercise or conversion of Convertible Securities attributed to the General Division, and (C) the number of any shares of GMO Stock issued by the Corporation as a dividend or distribution or by reclassification, exchange or otherwise to holders of GGD Stock, and

                           (iii)    increased by (A) the number of any
outstanding shares of GMO Stock repurchased by the Corporation, the consideration for which was allocated to the General Division, (B) the number equal to the fair value (as determined by the Board of Directors) of assets or properties allocated to the General Division that are reallocated to the Molecular Oncology Division (other than reallocations that represent sales at fair value between such Divisions) divided by the Fair Market Value of one share of GMO Stock as of the date of such reallocation, (C) the number equal to the number of shares into which the Board of Directors elects to convert the promissory note dated February 10, 1997 issued by PharmaGenics, Inc. to the Corporation pursuant to the terms of such promissory note and (D) with respect to the $25 million equity line from the General Division to the Molecular Oncology Division approved by the Corporation's Board of Directors on January 30, 1997 (the "Equity Line"), if

                  (a) the closing of the first public offering by the Corporation of GMO Stock has occurred prior to the third anniversary of the GMO Effective Date, then, upon such closing, a number equal to the aggregate of the quotients obtained by dividing (i) the amount of each advance made under the Equity Line by (ii) the dollar amount determined for each such advance by the following formula: 7.00 + [(IPOGMO - 7.00) x (ADATE/IPODATE)]; where IPOGMO = the offering price of the GMO Stock in the first such public offering, ADATE = the number of days from the GMO Effective Date to the time of such advance, and IPODATE = the number of days from the Effective Time to the time of the first such public offering; and, thereafter, upon each advance made under the Equity Line, a number equal to the quotient obtained by dividing (i) amount of each such advance by (ii) the Fair Market Value of the GMO Stock on the date of such advance; or

                  (b) the closing of the first public offering by the Corporation of GMO Stock has not occurred prior to the third anniversary of the GMO Effective Date, then, upon the election of the Corporation's Board of Directors, a number equal to the quotient obtained by dividing (i) the aggregate amount of all advances made under the Equity Line by (ii) the Fair Market Value of the GMO Stock on the date of such third anniversary; provided, that the Corporation shall take no action which would have the effect of reducing the GMO Designated Shares to a number which is less than zero. Within 45 days after the end of each fiscal quarter of the

Corporation, the Corporation shall prepare and file a statement of such change with the transfer agent for the GMO Stock and with the Clerk of the Corporation.

                  l. "GMO Effective Date" shall mean the effective date of the Amendment to these Articles of Organization authorizing the GMO Stock.

                  m. "GTR Designated Shares" as of any date shall mean a number of shares of GTR Stock that, as of the GTR Effective Date, shall be 5,000,000, which number shall be subject to adjustment as provided in the next sentence. The number of GTR Designated Shares shall from time to time be

                           (i)      adjusted as appropriate to reflect
subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the GTR Stock and dividends or distributions of shares of GTR Stock to holders of GTR Stock and other reclassifications of GTR Stock,

                           (ii)     decreased by (A) the number of any shares of
GTR Stock issued by the Corporation, the proceeds of which are allocated to the General Division, (B) the number of any shares of GTR Stock issued upon the exercise or conversion of Convertible Securities attributed to the General Division, and (C) the number of any shares of GTR Stock issued by the Corporation as a dividend or distribution or by reclassification, exchange or otherwise to holders of GGD Stock, and

                           (iii)    increased by (A) the number of any
outstanding shares of GTR Stock repurchased by the Corporation, the consideration for which was allocated to the General Division, (B) one for each $10.00 reallocated from the General Division to the Tissue Repair Division from time to time in satisfaction of the funding commitment or the purchase option of the General Division set forth in sections 4.17 and 4.18 of the Agreement and Plan of Reorganization among the Corporation, Phoenix Acquisition Corporation and BioSurface Technology, Inc. dated as of July 25, 1994, up to a maximum of $30,000,000, and (C) the number equal to the fair value (as determined by the Board of Directors) of assets or properties allocated to the General Division that are reallocated to the Tissue Repair Division (other than reallocations that represent sales at fair value between such Divisions) divided by the Fair Market Value of one share of GTR Stock as of the date of such reallocation; provided, that the Corporation shall take no action which would have the effect of reducing the GTR Designated Shares to a number which is less than zero. Within 45 days after the end of each fiscal quarter of the Corporation, the Corporation shall prepare and file a statement of such change with the transfer agent for the GTR Stock and with the Clerk of the Corporation.

                  n. "GTR Effective Date" shall mean December 16, 1994, the effective date of the amendment to these Articles of Organization authorizing the GTR Stock.

                  o. "Market Capitalization" of any class of Common Stock on any date shall mean the product of (i) the Fair Market Value of one share of such class of Common Stock on such date and (ii) the number of shares of such class of Common Stock outstanding on such date.

                  p. "Molecular Oncology Division" shall mean, at any time, the Corporation's interest in (i) the following businesses, products, or development or research programs: (A) the use of the Serial Analysis of Gene Expression ("SAGE") technology licensed from Johns Hopkins University School of Medicine for third parties; (B) the clinical program developing adenovirus vectors containing the tumor antigens MART 1 or gp100 for treatment of melanoma: (C) the "suicide" gene therapy research program developing adenovirus and lipid vectors containing genes to enhance chemotherapy for oncology indications; (D) the research program developing adenovirus and lipid vectors containing tumor suppressor genes for oncology indications; (E) the research program developing adenovirus and lipid containing genes to regulate the immune system for oncology indications, including heat shock proteins; (F) the research program developing antibody-targeted gene therapy for treatment of tumors; (G) the research program developing small molecule compounds to inhibit angiogenesis and stimulate apoptosis; (H) the research program developing small molecule compounds to regulate tumor suppressor gene function; and (I) the research program developing diagnostic applications for tumor suppressor genes and other cancer-related genes licensed from Hoffmann-La Roche Inc. or identified by Johns Hopkins University using SAGE technology or other genomic technology; (ii) all assets and liabilities of the Corporation to the extent allocated to any such businesses, products, or development or research programs in accordance with generally accepted accounting principles consistently applied for all of the Corporation's business units; (iii) to the extent not described above, all assets and liabilities of PharmaGenics, Inc. as of the GMO Effective Date; and (iv) such businesses, products, or development or research programs developed in, or acquired by the Corporation for, the Molecular Oncology Division after the GMO Effective Date, in each case as determined by the Board of Directors; provided, however, that, from and after any Disposition or transfer to the General Division of any business, product, development or research program, assets or properties, the Molecular Oncology Division shall no longer include the business, product, development program, research project, assets or properties so disposed of or transferred. The Molecular Oncology Division shall be represented by the GMO Stock.

                  q. "Tissue Repair Division" shall mean, at any time, the Corporation's interest in (i) the following businesses, products, or development or research programs: (A) Vianain(R) for debridement of necrotic or damaged tissue; (B) TGF-(beta)2 for all indications licensed from Celtrix Pharmaceuticals, Inc. on the GTR Effective Date; (C) Epicel(TM) cultured epithelial cell autografts for tissue replacement or repair, including but not limited to skin, ocular or oral tissue; (D) Acticel(TM) cultured epithelial cell allografts for tissue replacement or repair, including but not limited to skin, ocular or oral tissue; (E) Chondrograft cultured chondrocyte auto- and allografts; (F) tissue-type plasminogen activator ("tPA") for all tissue repair indications licensed by the Corporation from Genentech, Inc. on the GTR Effective Date; (G) the leukocyte-derived growth factor ("LDGF") research program; (H) the dermal replacement research program; (I) the cultured fibroblast dermal replacement research program and (J) the research program on cultured keratinocyte or fibroblast cell extracts or derivatives, each as being conducted by the Corporation on the GTR Effective Date; (ii) all assets and liabilities of the Corporation to the extent allocated to any such businesses, products, or development or research programs in accordance with generally accepted accounting principles consistently applied for all of the Corporation's business units; and (iii) such businesses, products, or development or research programs developed in, or acquired by the Corporation for, the Tissue Repair Division after the GTR Effective Date, in each case as determined by the Board of Directors; provided, however, that, from and after any Disposition or transfer to the General Division of any business, product, development program, research project, assets or properties, the Tissue Repair Division shall no longer include the business, product, development program, research project, assets or properties so disposed of or transferred. The Tissue Repair Division shall be represented by the GTR Stock.

         9.       DETERMINATIONS BY THE BOARD OF DIRECTORS

         Any determinations with respect to any Division or the rights of holders of any class of Common Stock made by the Board of Directors of the Corporation in good faith pursuant to or in furtherance of any provision of this paragraph B. shall be final and binding on all stockholders of the Corporation.

C.       DESCRIPTION OF THE PREFERRED STOCK

         Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges of any such series before the issuance of any shares of that series. The Board of Directors shall determine the number of shares constituting each series of Preferred Stock and each series shall have a distinguishing designation.

                                    Exhibit C

                            Form of Affiliate Letter



         See summary on page 62 of the Prospectus/Proxy Statement under the caption "Resales of GMO Stock."

                                    Exhibit D

                          Form of Stockholder Agreement



         See summary on page 36 of the Prospectus/Proxy Statement under the caption "The PharmaGenics Special Meeting - Agreements to Vote in Favor."

                                                                       Exhibit E

           GENZYME MOLECULAR ONCOLOGY DIVISION ASSETS AND LIABILITIES

         The Genzyme Molecular Oncology Division consists at the outset of the following businesses, products, development and research programs:

                  1. PharmaGenics's use of the Serial Analysis of Gene Expression ("SAGE") technology licensed from Johns Hopkins University School of Medicine for third parties;

                  2. Genzyme's clinical program developing adenovirus vectors containing the tumor antigens MART 1 or gp100 for treatment of melanoma;

                  3. Genzyme's "suicide" gene therapy research program developing adenovirus and lipid vectors containing genes to enhance chemotherapy for oncology indications;

                  4. PharmaGenics's and Genzyme's research programs developing adenovirus and lipid vectors containing tumor suppressor genes for oncology indications;

                  5. Genzyme's research program developing adenovirus and lipid containing genes to regulate the immune system for oncology indications, including heat shock proteins;

                  6.       Genzyme's research program developing
antibody-targeted gene therapy for treatment of tumors;

                  7. Genzyme's research program developing small molecule compounds to inhibit angiogenesis and stimulate apoptosis;

                  8. PharmaGenics's and Genzyme's research programs developing small molecule compounds to regulate the function of tumor suppressor and other cancer-related genes;

                  9. PharmaGenics's and Genzyme's research programs developing diagnostic applications for tumor suppressor genes and other cancer-related genes licensed by PharmaGenics from Hoffmann-La Roche Inc or identified by Johns Hopkins University or PharmaGenics using the SAGE technology or other genomic technology;

                  10. All assets and liabilities of Genzyme associated with the above programs, including the contracts identified in the Genzyme Disclosure Schedule to the extent such contracts relate to the above programs; and

                  11. All assets and liabilities of PharmaGenics as of the Effective Time.

Each of the first 6 products or programs listed above, and any additional molecular oncology program or product being developed from time to time in the Molecular Oncology Division which (a) shall have constituted 20% or more of the R&D budget of the Molecular Oncology Division in any of the three most recently completed fiscal years or (b) has had a cumulative investments of $8 million or more for research and development by the Molecular Oncology Division, shall be considered a "Key GMO Program."

                                    Exhibit F

                    Policies of Genzyme Subsequent to Closing



         See pages 92 through 97 of the Prospectus/Proxy Statement under the caption "Management and Accounting Policies Governing the Relationship of Genzyme Divisions."

                                    Exhibit G

                             Form of Promissory Note



         See pages 75 through 77 of the Prospectus/Proxy Statement under the caption "Certain Transactions/Credit Facility."

                                Exhibits H and I

              Form of Opinion of Ballard Spahr Andrews & Ingersoll
                                       and
                      Form of Opinion of Palmer & Dodge LLP



                                     Omitted






                                      H-I-1

                                                                      Annex II

                                    BUSINESS

The following is a description of the business of Genzyme Molecular Oncology ("GMO") after giving effect to the acquisition of PharmaGenics, Inc. References herein to GMO assume that the Merger has been completed and refer either to PharmaGenics, Inc. or to the activities of Genzyme in the field of oncology. Statements made in the following description of the business of GMO relating to revenue expectations and plans for clinical trials, product development and sales and marketing, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors described under Risk Factors or elsewhere in the Prospectus (including Genzyme's Annual Report on Form 10-K and other documents incorporated herein by reference). Such risks should be considered carefully in evaluating an investment in GMO Stock.

INTRODUCTION

     GMO was formed to develop and commercialize novel therapeutics and diagnostics for cancer based on molecular tools and genomics information. GMO's products and services include a genomics service business based on its SAGE differential gene expression technology, two gene therapy programs currently in Phase I clinical trials for melanoma, additional gene therapy programs based on immunotherapy, cytotoxic (suicide) genes and tumor suppressor genes and a drug discovery program to identify small molecules that interact with five different cancer- related targets.

     GMO has strong capabilities in four major technology areas related to the development of therapeutics and diagnostics for cancer:

     Genomics. SAGE, a proprietary genomics tool, enables the rapid identification of genes that are differentially expressed in tumors as opposed to normal tissues.

     Gene Therapy. A broad portfolio of clinically tested viral and non-viral vectors and an established development infrastructure are available to GMO for oncology applications as a result of Genzyme's work in cystic fibrosis gene therapy and in gene delivery technology.

     Small Molecule Drug Discovery. Robotically driven combinatorial chemistry, high throughput screens for drug development and a diverse, 750,000 compound library are expected to facilitate rapid identification of compounds active against cancer-related targets.

     Diagnostics. Joint development and marketing with Genzyme Genetics, a market leader in genetic testing, provides GMO access to proprietary technologies such as Multiplex Allele-Specific Diagnostic Assay (MASDA) for accurate, cost effective molecular tests, a federally certified clinical laboratory for the development of diagnostic services and an established service laboratory network for their commercialization.

     GMO operates as a division of Genzyme with its own dedicated personnel and financial resources. It has access to Genzyme's extensive research and development capabilities, manufacturing facilities, worldwide clinical development and regulatory affairs staff and marketing infrastructure. GMO believes that the availability of these resources will enable it to commercialize its products and services more rapidly, mitigate the risks inherent in product development and commercialization and reduce GMO's future capital investment requirements. The GMO Stock is intended to reflect the value and track the performance of this business.

BACKGROUND

     Cancer is a heterogeneous group of diseases characterized by uncontrolled proliferation of abnormal cells. This uncontrolled proliferation is often caused by genetic defects or mutations, which in some cases are inherited and in others may result from environmental or lifestyle factors or simply from random errors in DNA replication as cells grow and divide. In many cases, it is the accumulation of a number of mutations that ultimately gives the cancer cell a selective growth and survival advantage over normal cells. As a result, it may be several years from the time of an initial mutation until a detectable tumor appears.

     Although some advances have been made in the diagnosis and treatment of cancer, existing diagnostic tools and therapeutic regimens are far from adequate for most cancers. Current methods for diagnosis are based primarily on detection of the tumor itself. Diagnosis at this stage, particularly in hidden cancers such as those of the breast, ovaries and lung, often occurs so late that only aggressive, risky and often ineffective therapies can be attempted. Early detection dramatically improves the survival rates of most cancer patients.

     Current treatments for cancer consist primarily of chemotherapy, surgery and radiation. Chemotherapy drugs are most lethal to rapidly dividing cells (including cancer cells), but are toxic to some degree to all cells and frequently cause serious adverse side effects that limit therapy. Surgery and radiation are limited to defined tumor masses and often fail to eliminate the entire tumor. GMO believes that early detection, differential diagnosis of specific cancer cell-related defects and therapies that better target abnormal cells should result in improved outcomes for cancer patients.

CANCER MARKET

     Cancer ranks second to cardiovascular disease as the leading cause of death in the U.S. Despite certain advances in cancer treatment, incidence rates for many cancers are rising. The National Cancer Institute ("NCI") projects that within five years, cancer will be the leading cause of death in the U.S.

     The U.S. market for therapeutic cancer drugs is currently approximately $3 billion and is comprised predominantly of chemotherapeutic and related agents. Industry surveys predict that, within ten years, this market will increase to approximately $9 billion, with novel treatments such as tumor vaccines, gene therapies, monoclonal antibodies and antisense treatments accounting for the majority of this increase.

     The market for in vitro cancer diagnostics is in an early stage of development. Growth thus far has been driven primarily by the advent of immunoassays that test for the presence or levels of certain tumor markers that indicate cancer, the best known being prostate specific antigen (PSA). Historical limitations to growth in this market include the poor predictive power of many tumor markers, the paucity of predictive cancer-related genes, the high cost of genetic testing, reimbursement constraints and the inability of additional diagnostic information to improve therapeutic intervention. GMO believes, however, that the relevance and utility of molecular diagnostics will improve as new genomics tools accelerate the identification of cancer-related genes, advanced technologies decrease the cost of molecular testing, and gene-based and other novel therapeutics are developed.

     Although there are approximately 5,500 board certified medical and hematological related oncologists in the U.S., much of the leading edge therapy is provided through the 55 NCI funded cancer centers. As a result, GMO believes it will be possible to market its products and services with a relatively small, focused sales force. Since new therapies will most likely be used in combination with existing therapies, it should be possible to penetrate and expand the oncology market currently dominated by large pharmaceutical companies without directly competing with their established products and sales organizations. The willingness of oncologists to try new treatments should also accelerate market acceptance and penetration. GMO believes that these market characteristics will make it possible for new entrants with novel products to compete in the oncology market.

ENABLING TECHNOLOGY

     GMO has strong capabilities in four areas that it believes will be essential to the commercialization of gene- based therapies and diagnostics for cancer. The principal components of these capabilities are summarized in the following chart:


-------------------------------------------------------------------------------------
GENOMICS                                 GENE THERAPY
-------------------------------------------------------------------------------------
-  SAGE (differential gene expression)   -  Proprietary adenoviral and cationic
-  Positional cloning                       lipid gene delivery vectors
-  Bioinformatics                        -  In vitro and in vivo models
-  Computational and biological          -  Clinical grade vector production
   functional analysis and target        -  U.S. and European clinical/
   validation                               regulatory experience
-------------------------------------------------------------------------------------
SMALL MOLECULE DRUG DISCOVERY            DIAGNOSTICS
-------------------------------------------------------------------------------------
-  Robotically driven combinatorial      -  MASDA and other proprietary test
   chemistry                                platforms
-  Diverse, 750,000 compound library     -  Market-leading service laboratory network
-  High throughput screens               -  Established genetic counseling services
-  Computationally driven lead           -  Clinical trials laboratory
   enhancement
-------------------------------------------------------------------------------------

BUSINESS STRATEGY

     GMO believes that the complex genetic basis of cancer, together with the dynamics of the oncology market, will cause it to be one of the earliest disease areas in which gene-based medicine is commercialized. The key elements of GMO's strategy are as follows:

     - Utilize its four core technologies to maintain a diverse product and service development portfolio focused on cancer. GMO will employ an integrated approach to translate the information gained through the use of its genomics capabilities into multiple product and service opportunities. For example, a single gene, once identified and characterized, may be used to develop a diagnostic assay, a gene therapy and a screen for small molecule therapeutics. Likewise, a gene therapy vector, optimized for delivery to a specific target, may be used to transport any of a number of relevant genes identified using GMO's genomics tools.

     - Exploit the SAGE technology by utilizing it both in its own internal product development efforts and for third parties under service contracts, sublicenses or subscription arrangements. Although no meaningful revenues from SAGE have been generated to date, GMO expects that SAGE service contracts, sublicenses and subscriptions to pharmaceutical, genomics and biotechnology companies may provide revenues that will cover a portion of its research and development expenses over the next three to five years.

     - Form additional academic and commercial collaborations and licensing arrangements to provide access to complementary technologies, enhance its expertise in specific cancer indications and out-license products it does not choose to pursue internally. GMO believes that such collaborations will have many benefits, including access to the expertise of leading academic researchers in the field of cancer, expansion and diversification of its product and service portfolio and broader and more rapid application of its core technologies. Commercial alliances may also provide near-term contract revenues and, potentially, longer-term milestone and royalty payments.

PRODUCT AND SERVICE DEVELOPMENT PROGRAMS

     GMO's products and services under development include the following:

PRODUCT/SERVICE DESCRIPTION             INDICATION/PURPOSE             COLLABORATOR                STATUS
---------------------------         --------------------------     ---------------------     -------------------

GENOMICS

   SAGE                                 Genomics services                   JHU                   Marketing

GENE THERAPY

   Tumor Vaccines

      MART-1                                 Melanoma                       NCI                   Phase I
                                                                                              clinical trials

      gp100                                  Melanoma                       NCI                   Phase I
                                                                                              clinical trials

   Immunomodulatory Genes                    Various                        NCI                   Research

   Stress Genes                            Lung cancer                   StressGen           Preclinical studies

   Suicide Genes                          Liver cancer             Massachusetts General          Research
                                                                         Hospital

   Tumor Suppressor Genes

      p53*                                   Various                        GTI              Preclinical studies


SMALL MOLECULES

   MDM2                                p53 deficient tumors          Xenova; Memorial-            Research
                                                                      Sloan Kettering

   p53                                 p53 deficient tumors          Xenova; Memorial-            Research
                                                                      Sloan Kettering

   Thymidine Phosphorylase          Inhibition of angiogenesis               --                   Research

   Insulin Like Growth Factor-1      Stimulation of apoptosis                --                   Research
   Receptor Tyrosine Kinase

   Inhibitors of ras Pathway          Regulation of signal           Georgetown University        Research
                                      transduction pathways

DIAGNOSTICS

   Various                          Colon cancer; breast cancer    Kaiser Permanente of       Clinical testing
                                                                    Northern California;
                                                                    UCSF; Dana Farber



* GMO has sublicensed its p53 gene therapy rights to Genetic Therapy, Inc. ("GTI").

GENOMICS

Overview

     Genomics is the study of genes and their function. Genomics research conducted by academic and commercial groups in the last decade has accelerated the identification of genes, genetic mutations and patterns of expression of certain proteins that are responsible for the initiation and progression of cancer. GMO believes that understanding the genetic basis of cancer will help clarify which genes, proteins and metabolic pathways may be the best targets for therapeutic intervention. An increased number of relevant targets should lead to the development of more specific therapies that attack cancer cells effectively while sparing normal cells, that correct the defective aspect of cancer cells or that enhance the immune system's ability to destroy the cancer cells.

     GMO also believes that the knowledge gained through the use of genomics tools can be used to develop diagnostic tests that will facilitate early diagnosis of cancer, aid in the selection of appropriate therapies and allow more effective monitoring of therapeutic progress. For example, the identification of genes that are involved in inherited cancers could lead to diagnostic tools that more accurately assess an individual's risk of developing a particular inherited cancer. Individuals at risk could undergo more frequent monitoring and may be able to alter their lifestyles so as to minimize their cancer risk and improve their prognosis. Testing for tumor markers, which indicate biochemical or other changes in the body that are linked to early stages of cancer or pre-cancerous conditions, could also enable earlier detection of cancer, thus potentially improving outcomes. In addition, detection of specific alterations in cancer-related genes may help oncologists predict how patients will respond to various forms of therapy.

SAGE

     GMO's SAGE technology is a high throughput, high efficiency method of analyzing differential gene expression. Differential gene expression is the comparison of how, when and in what amounts genes are expressed in normal versus diseased tissues. GMO believes that an understanding of differential gene expression may have important utility in the development of cancer therapeutics and diagnostics. For example, understanding which genes are differentially expressed in tumors and normal tissue, or at different stages of tumorigenesis, may offer an improved rationale for drug design or therapy selection. In addition, comparing gene expression patterns in tissues treated with a therapeutic agent with untreated tissues may provide insights into the mechanisms of action of drug candidates. Understanding differential expression patterns of genes may also facilitate the rapid identification of tumor markers, which could be important diagnostic tools.

     Technology

     Historically, differential gene expression technologies have been limited by a number of technological and experimental restrictions, including that (i) transcripts (copies of genes that are used by the cell to produce or "express" the protein encoded by the gene) of many genes involved in disease processes are present in such low levels that they escape detection and (ii) data comparisons are often limited to a single analysis of two tissue samples as a result of difficulties in maintaining experimental consistency. SAGE overcomes these restrictions in a cost-effective and timely manner.

     SAGE is based on two principles. First, because SAGE uses a nucleotide sequence from a defined region of the transcript as an identifying "tag," the tag can be considerably shorter than those used in other techniques to identify and compare transcripts. Each transcript is represented by a unique tag; these tags comprise the "library" of information about gene expression in a particular tissue. Second, because the tags are short, many of them can be linked together and sequenced serially and rapidly with standard technology. This physical sequence information is then entered into an electronic database that provides a permanent record of gene expression data. The sequence data can be used multiple times for comparison against data from other tissue libraries. GMO's SAGE technology and related software thus enable electronic evaluation of gene expression data between tissues over time without the need to repeat wet lab experimentation. In addition, the efficiency of SAGE permits deeper analysis, thereby increasing the probability of detecting rare, but potentially important, transcripts.

     GMO's SAGE database can be analyzed against both proprietary and public sequence databases, such as GenBank, to determine matches to previously identified genes. Sequences that do not match represent novel gene fragments, and conventional techniques can be used to recover longer or complete sequences of these genes from the tissue sample. As discussed below, the function of both novel and known genes can then be determined and analyzed using bioinformatics or wet lab assays.

     GMO believes that SAGE is more accurate, more efficient and less costly than existing methods of transcript identification and quantification. Over 1.3 million tags from a variety of normal and tumor tissues have been sequenced and catalogued using SAGE by GMO and through a collaboration with researchers at The Johns Hopkins University ("JHU"). In another study at JHU using SAGE to measure gene expression in yeast, researchers believe that they were able to accurately and rapidly identify virtually all of the genes expressed during cell growth and division. Based on these results, GMO believes the utility of the technology extends beyond mammalian tissues and cancer into model organisms and developmental biology.

     GMO has an exclusive, worldwide license to the SAGE technology from JHU. See "Collaborative Arrangements."

     Development Status

     GMO uses SAGE internally to identify and analyze the expression of cancer-related genes in its product development programs. GMO will also prepare custom libraries for, and provide services and database access to, third parties in both cancer and non-cancer related fields. GMO believes SAGE will be an attractive tool for pharmaceutical, genomics and biotechnology companies involved in drug discovery or genomics activities.

     SAGE LIBRARIES AND SERVICES. GMO will prepare custom SAGE libraries for clients from transcripts or tissue samples provided by the client. GMO will offer SAGE libraries either as a physical library of unsequenced nucleic acid tags or as an electronic library of sequence and expression data.

     Clients purchasing unsequenced tag libraries will perform their own sequencing and analysis. These clients may license proprietary SAGE software from GMO to assist in this analysis or rely on their own bioinformatics capabilities. GMO expects to generate tag libraries primarily in non-cancer fields and that the main customers for these libraries will be genomics and pharmaceutical companies with established sequencing and bioinformatics capabilities.

     Alternatively, GMO will provide the service of sequencing the tag library and evaluating the data using SAGE software and publicly available databases for determination of gene expression frequency and, where known, gene identification. This information will be provided to the customer in software readout form. On request, GMO will provide the full length DNA corresponding to the transcript sequence of interest on a fee for service basis. GMO expects this comprehensive information service will be utilized by companies that have outsourced their genomics efforts.

     In either case, customers will generally retain all proprietary rights to discoveries generated from the tag library or information furnished by GMO. GMO is in discussions with several genomics and pharmaceutical companies to provide SAGE services.

     SAGE DATABASE ACCESS. SAGE database subscriptions will provide customers with non-exclusive access to library sequence and expression information for use in their drug discovery and development programs. Proprietary SAGE software can be used to evaluate and correlate client samples with information in GMO's SAGE database and other publicly available databases. Fees for this access will be based on volume of use and length of the contract. Initially, customers will only have access to database information; options to further rights to proprietary sequences or genes will be negotiated on an individual basis and may involve the payment of license fees, milestones and royalties to GMO.

     The combined database of GMO and JHU currently contains sequence information on over 1.3 million tags



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from normal and tumor tissue, including tissues of the colon, prostate, breast, lung and pancreas. GMO plans to offer initial subscriptions to its database to companies working in oncology and other disease areas beginning in 1998 and believes that interest in the database will increase as the database grows over time.

Positional Cloning

     GMO is using positional cloning to isolate and identify genes associated with cancers that have been mapped to a specific region in the human genome. The region containing a cancer-associated gene may be recognized in one of two ways: by the absence of a particular chromosomal region in tumor cells or by the analysis of DNA marker inheritance in families with inherited cancers. In the first case, the smallest region of missing chromosomal material shared by many tumors defines the location of a tumor suppressor gene. In the second case, the cancer gene location is detected by correlating the inheritance of certain subsections of chromosomes with the presence or absence of disease. As a result of either of these approaches, the search for cancer genes is effectively narrowed or "mapped" to specific regions of particular chromosomes.

     SAGE analysis can then be used to identify genes that are differentially expressed in a tumor, and the genes identified can be tested for localization in the chromosomal region known to be associated with the specific cancer. Genes that are both differentially expressed and mapped to a specific region of a chromosome are likely to be genes involved in cancer. Genzyme Genetics has successfully used positional cloning to identify a variety of genes with potential therapeutic and diagnostic utility.

Bioinformatics

     SAGE and positional cloning studies generate enormous amounts of raw sequence data. Bioinformatics is the science that allows this diverse information to be efficiently organized, stored, analyzed and interpreted.

     Genzyme has an agreement with Molecular Informatics Inc. ("MII"), a leader in bioinformatics, in which MII is building a single database and analytical system that combines Genzyme's proprietary databases with the growing number of publicly available databases. Through this relationship, GMO gains access to MII's comprehensive software system for the integration, analysis, management and dissemination of genomics data. This state of the art system supports a variety of database functions, including direct daily feed of public databases, DNA sequence analysis, similarity searches and queries for biological structure and function. In addition, MII provides custom bioinformatics support and applications development to GMO.

Functional Analysis and Target Validation

     Once new genes are identified using SAGE, positional cloning or other techniques, the genes need to be analyzed to determine their function before appropriate therapeutic and diagnostic targets can be selected and validated. This functional analysis and validation is an essential step in translating genomics discoveries into product candidates.

     Functional analysis can be conducted using both computer driven analysis of DNA sequence data ("computational analysis") and biological studies. In computational analysis, GMO employs sophisticated data comparison and pattern recognition programs to compare electronically the DNA sequences of novel genes with those of known genes in order to predict their function. This computational analysis, as well as the relative level of expression as determined by SAGE, is used in selected candidates for further study in the laboratory. The specific biological analyses to be performed depend on the nature of the chosen target.

     GMO draws on Genzyme's capabilities in molecular biology for the characterization and functional analysis of targets. These capabilities include in vitro expression and interaction analyses, two-hybrid screens, tissue profiling and site-directed mutagenesis in cells. In addition, Genzyme's gene delivery vectors and its ability to contract with Genzyme Transgenics Corporation, a 43%-owned subsidiary of Genzyme, for the development of transgenic animal models may also facilitate in vivo studies. Based upon these analyses, assays will be created as appropriate for gene therapy, small molecule drug discovery and diagnostics development programs.


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GENE THERAPY

Overview

     Gene therapy is a new technology being developed to treat cancer and other genetically based diseases. Gene therapy involves the delivery of a gene responsible for production of a particular protein of interest into cells of a patient in order to trigger the cell to produce the encoded protein for some therapeutic purpose.

     Genzyme's gene therapy research began in 1991 as part of its efforts to develop novel treatments for cystic fibrosis. Since that time, Genzyme has expended over $60 million in gene therapy research and has established a broad proprietary core technology base that includes gene delivery systems, in vitro and in vivo model systems, production capabilities and a dedicated clinical and regulatory staff. GMO has access to all of Genzyme's existing and future core gene therapy technologies and capabilities for use in oncology. GMO and Genzyme General will fund the costs of Genzyme's gene therapy groups in proportion to their respective utilization of these resources. GMO believes that Genzyme's prior experience in gene therapy will enable it to move oncology products from research into clinical testing at a faster rate than it would be able to do so independently. Genzyme's capabilities in gene therapy include:

     Vectors. Genzyme has developed a broad portfolio of gene delivery vehicles (vectors) for the transfer of genetic material into appropriate cells. This portfolio includes adenovirus, adeno-associated virus and cationic lipid vectors, which have different routes of administration and performance characteristics. Genzyme believes that it was the first company to have clinically tested both viral and non-viral vectors. Genzyme has successfully targeted adenovirus vectors to various organs and tissues in the body using different routes of administration, including via aerosol delivery to the lung, intravenous delivery to the lung and liver and intramuscular and subcutaneous injection.

     Model Systems. Genzyme has developed high throughput in vitro screens to enable rapid testing of new gene delivery vectors and a variety of quantitative assays to evaluate and compare gene delivery efficiency for the various vectors. In vivo animal models, covering different methods of administration of the vectors, are used to assess resulting expression levels and duration of the gene product, as well as safety.

     Manufacturing. Genzyme has manufacturing capabilities to support research, preclinical and clinical material requirements for all of its vectors.

     Clinical Experience. Genzyme has significant clinical and regulatory experience through its participation in nine gene therapy clinical studies to date. Its clinical and regulatory staff generates preclinical and clinical data, establishes protocols, prepares regulatory submissions and initiates and monitors clinical sites.

     There are currently several approaches that can be taken to treat cancer using gene therapy. Some of these approaches are limited by the inability of current gene delivery technology to affect every cell in a tissue. To address these limitations, GMO has focused on three approaches that it believes may be effective with the current generation of gene delivery vehicles: (i) immunotherapy employing tumor vaccines, immunomodulatory genes and heat shock proteins, (ii) suicide genes and (iii) tumor suppressor gene therapies. GMO believes that a combination of strategies employing two or more gene therapy approaches, or a gene therapy approach with traditional chemotherapy or radiation therapy, will be useful in treating aggressive forms of the disease, particularly metastatic cancer.

     GMO has a broad-based collaboration with ICRT, a wholly-owned subsidiary of the Imperial Cancer Research Fund ("ICRF"), for the purpose of developing cancer gene therapies. See "Collaborative Arrangements."





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Immunotherapy - Tumor Vaccines

     Technology

     The concept behind a tumor vaccine is that a patient's own immune system can be mobilized to attack and destroy an existing tumor. Certain types of cancer cells have been found to exhibit markers (antigens) on the cell surface that are not found on the surface of most normal cells. White blood cells produced by the body's immune system, called cytotoxic T lymphocytes ("CTLs"), recognize these markers as foreign and act to destroy the abnormal cells. In cancer cells, however, the normal function of the immune system is disrupted such that the cancer cells are able to evade detection by the CTLs or the CTL response is not stimulated because of the absence of required co-stimulatory molecules.

     One approach to eliciting potent and systemic destruction of cancer cells by CTLs entails delivery of a gene encoding a tumor antigen to "professional" antigen presenting cells. Antigen presenting cells present foreign antigens to CTLs and are equipped with a complement of co-stimulatory molecules needed to stimulate CTL activity. Consequently, antigen presenting cells have been found to be potent stimulators of CTL responses.

     Delivery of the tumor antigen gene to antigen presenting cells at a location in the body away from the tumor site avoids the local immunosuppressive environment of the cancer cells. In effect, the gene encoding the tumor antigen is a cancer vaccine that can be used to immunize the patient by "educating" his or her immune system to recognize and destroy cancer cells, wherever they might be.

     Numerous tumor antigens have been identified to date for melanoma (including MART-1 and gp100) and cancers of the breast, prostate and lung. As described below, GMO's lead program in cancer gene therapy is the development of a tumor vaccine against melanoma in collaboration with the NCI. GMO believes, however, that the SAGE technology and its access to certain other Genzyme capabilities, such as phage display antibodies, may accelerate the identification of additional tumor antigens and thus expand the number of opportunities for which such a tumor vaccine approach could be employed.

     Development Status

     MART-1 AND GP100 IMMUNOTHERAPY FOR MELANOMA. Melanoma is a cancer of the skin affecting melanocytes, the normal cells that color the skin, and is commonly associated with overexposure to the sun. Melanoma is far more serious than other types of skin cancer, accounting for three quarters of all deaths from skin cancer despite representing only 5% of all such cases. The incidence of melanoma is increasing at a faster rate than that of any other type of cancer in the U.S. Over 38,000 new cases of melanoma will be diagnosed and more than 7,000 deaths from this disease are projected to occur in the U.S. during 1997. Worldwide, incidence of melanoma is estimated to be 90,000 new cases per year. It is projected that one in 75 white Americans born in the year 2000 will develop malignant melanoma during their lifetime.

     As with many cancers, early detection of melanoma is crucial. When localized to its primary site, most melanomas are curable with surgical removal of the lesion and the five year survival rate is 90%. Once the disease has metastasized to the regional lymph nodes and beyond, however, the prognosis for long-term survival is poor, with a five-year survival rate of only 15% and most cases being fatal within the first 12 months after diagnosis of metastasis.

     GMO's melanoma gene therapy program has centered on the delivery of the MART-1 and gp100 genes to antigen presenting cells to elicit systemic anti-melanoma CTL responses. Under a CRADA with the NCI, GMO has constructed, in conjunction with Dr. Steven Rosenberg at the NCI, adenoviral vectors incorporating the MART- 1 or gp100 tumor antigen genes. In vitro studies have demonstrated that cells which do not express either tumor antigen become targets for destruction by antigen specific CTLs following infection with an adenovirus incorporating the appropriate tumor antigen gene. Subsequent preclinical animal studies at the NCI demonstrated that: (i) prior immunization with an adenovirus incorporating the gp100 tumor antigen gene can provide protection against melanoma cells; (ii) adoptive transfer of spleen cells derived from animals
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the gene encoding gp100 can confer protection against melanoma tumor cells, suggesting that the virus is indeed able to elicit CTL response and (iii) immunization with the gp100 virus can dramatically reduce the number of lung metastases in a mouse model of established melanoma, particularly when co-administered with a cytokine. Cytokines are particular classes of proteins normally produced by the body to regulate the immune system.

     These promising preclinical results led to the initiation of two Phase I clinical trials, designed by Dr. Rosenberg, which are currently underway at the NCI. In these trials, adenovirus vectors carrying either the MART- 1 (Ad2/MART-1) or gp100 (Ad2/gp100) gene are being evaluated for safety, immunologic reactivity and potential therapeutic effect when administered alone or in conjunction with recombinant interleukin-2. Patients in these studies have metastatic melanoma and have not received alternative therapies for four weeks prior to administration.

     Preliminary results from these clinical trials indicate that the adenoviral vectors are safe and well tolerated, and that a small but notable number of the 36 patients immunized with Ad2/MART-1 have shown clinically significant tumor regression following administration of the adenovirus. Clinical evaluation is in process to determine whether immunization with the adenoviral vector leads to the generation of an anti-melanoma antigen specific CTL response. Data gathered from these clinical trials should enable GMO to identify baseline clinical parameters that correlate with a favorable response to the vaccine and establish patient inclusion criteria for a Phase II clinical trial at the NCI planned for the second half of 1997.

     GMO has the option to license rights to the MART-1 and gp100 genes from the NCI for use in adenoviral gene therapy for melanoma. See "Collaborative Arrangements."

Immunotherapy - Immunomodulatory Genes

     Cancer cells frequently develop mechanisms to evade immune surveillance. This challenge may be addressed by delivering genes encoding cytokines directly to cancer cells to stimulate the immune system to mount an anti-cancer response. This approach may potentially lead to immune cell mobilization and infiltration of a tumor mass, but may not lead to cancer cell eradication if those cells cannot be perceived as being foreign. Thus, this approach may be most efficacious when applied in conjunction with a tumor vaccine. GMO is exploring the use of cytokines as an adjunct therapy in its tumor vaccine collaboration with the NCI.

Immunotherapy - Stress Genes

     Technology

     Stress genes produce strongly immunogenic proteins (heat shock proteins) for protection during periods of cellular stress. The delivery of stress genes directly to cancer cells may render such cells more immunogenic either by triggering an immune response upon expression of the heat shock protein in a tumor cell or by participating in antigen presentation, thus enhancing the immune response to a tumor antigen. Recent studies by researchers at the U.K. National Institute of Heart and Lung in a mouse model of established cancer demonstrated that delivery of a stress gene to tumors can result in significant regression in tumor size and generation of a potent anti-cancer immune response.

     StressGen Biotechnologies Corporation ("StressGen"), a Canadian company, has a strong proprietary position in the use of heat shock proteins, alone or in combination with tumor vaccines, for cancer gene therapy. Genzyme and StressGen have signed a letter of intent relating to the formation of a joint venture to combine StressGen's proprietary immunomodulatory technology with Genzyme's gene delivery technology to generate unique therapeutic strategies and products. See "Collaborative Arrangements."

     Development Status

     HEAT SHOCK GENE THERAPY FOR LUNG CANCER. Lung cancer is responsible for more deaths in the U.S. than any other form of cancer. Over 170,000 new cases of lung cancer are diagnosed in the U.S. annually, with more than 150,000 deaths expected. Most lung cancer patients die within the first 12 months following diagnosis.




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The five-year survival rates for lung cancer remain low, being only 50% for localized cancer and less than two percent for metastatic disease. Lung cancer has been selected by GMO and StressGen as the initial target indication for heat shock protein gene therapy because of the large market size and unmet medical need.

     Subject to successful completion of preclinical studies, the joint venture intends to initiate a Phase I clinical trial with physicians at the U.K. National Institute of Heart and Lung during 1998.

Suicide Genes

     Technology

     The use of suicide genes is an entirely different approach to treating cancer from immunotherapy. In this approach, a gene encoding an enzyme that catalyzes the conversion of a non-toxic precursor compound (a "prodrug") into a toxic drug is inserted into the tumor cells. The tumor is then treated with the prodrug. Cells containing the enzyme convert the prodrug into the toxic compound, which causes the tumor cells to die -- hence the term "suicide gene." The appeal of this approach is that it can augment the efficacy of cytotoxic drugs that are already approved and widely used in chemotherapeutic treatments of cancer. GMO is exploring the use of vectors containing cancer cell-specific promoters in order to restrict expression of suicide genes to cancer cells. GMO believes that this approach will prove to be effective if the drug can diffuse out of cells and destroy neighboring cancer cells that do not have to be in direct physical contact with the cell that generated the toxin (the "bystander effect"). GMO is evaluating the efficacy of several suicide genes, focusing on those that have been shown in vitro to generate potent bystander effects and which activate drugs that are currently used in cancer treatment. Following this evaluation, GMO expects to select the optimal suicide gene/prodrug combination for different cancers and establish proprietary positions for their development.

     Development Status

     SUICIDE GENE THERAPY FOR LIVER CANCER. Approximately 18,000 new cases of primary liver cancer are diagnosed in the U.S. each year, and the disease accounts for approximately 14,000 deaths in the U.S. annually. The annual number of deaths worldwide from liver cancer is estimated to exceed 250,000, with the five-year survival rate for localized liver cancer being only 15%. If detected at an early stage, surgical removal (resection) of the affected portion of the liver is possible, but diagnosis usually occurs too late for this treatment to be of benefit. The median survival for patients with non-resectable liver cancer is about six months.

     GMO is collaborating with Dr. Jack Wands at Massachusetts General Hospital on the development of gene therapies to treat liver cancer. Dr. Wands has developed proprietary antibodies that can be utilized to target the delivery of a gene therapy vector to hepatocellular carcinoma ("HCC") cells. GMO is also exploring in this collaboration the use of antibody targeted vectors to deliver suicide genes to HCC cells. GMO has an option to license the antibody reagents for gene therapy of HCC. See "Collaborative Arrangements."

Tumor Suppressor Genes

     Technology

     Cancer can result from the activation of growth promoting agents and/or from the inactivation or loss of growth inhibiting agents in the cell. Tumor suppressor genes are a class of genes encoding proteins that inhibit cell division. Tumor suppressor gene therapy seeks to control proliferation of cancer cells by either restoring or augmenting expression of proteins that inhibit cell division.

     Loss of function of the tumor suppressor gene p53 is implicated in approximately 60% of all human cancers, including breast, colon, lung and prostate cancers. The p53 gene expresses a protein that, when functional, binds to and thereby triggers expression of a number of genes, the products of which are important in the control of cell division. When cells are exposed to conditions that might lead to DNA damage, the p53 protein triggers a series of events that appears to slow or stop cell division. Under extreme conditions and
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certain cancer cells, the p53 protein appears to trigger a pathway that leads to apoptosis (programmed cell death).

     In tumors with mutated p53 function, the p53 gene expresses an altered form of the protein that fails to bind to the appropriate genes. As a result, certain regulatory genes are not turned on and an important pathway for controlling cell division is unavailable, with uncontrolled cell growth being the result. p53 gene therapy is aimed at restoring this pathway for controlling cell growth, and thus suppressing the growth of tumors.

     The adenomatous polyposis coli (APC) gene is a tumor suppressor gene implicated in colorectal cancer. Mutations in this gene are associated with the earliest stages of the disease.

     GMO has licensed patent rights to certain tumor suppressor genes, including p53 and APC, from JHU to develop therapies that restore the cellular pathways controlling cell division, thus suppressing tumor growth.

     Development Status

     P53 GENE THERAPY. Based on model experiments conducted by scientists using human tumors grown in mice, GMO believes that p53 tumor suppressor genes can be placed into cancer cells in such a way that lost p53 gene function might be restored, thus potentially resulting in a meaningful anticancer response. Clinical support for this hypothesis was recently reported by a group at M.D. Anderson Medical Center, which obtained local tumor regression following intratumoral injection of an adenoviral vector incorporating the p53 gene.

     GMO's rights to p53 for gene therapy are sublicensed to GTI, a subsidiary of Novartis AG. Animal studies are being carried out by an academic collaborator of GTI.

     APC GENE THERAPY FOR COLORECTAL CANCER. While the incidence of colon cancer has been declining steadily since the 1950s, it still represents a major health risk. About 100,000 new cases will be treated in the U.S. this year, and over 45,000 people will die of the disease. The risk factors associated with colon cancer include a family history of the disease, certain genetic mutations that are linked to the formation of polyps, which can progress to colon cancer, physical inactivity and a high-fat or low-fiber diet. The five-year survival rate for localized colorectal cancer is about 90%, but for metastatic disease, the rate is under 10%. Treatment typically entails surgical removal of the tumor followed by radiation or chemotherapy.

     GMO is evaluating the use of the APC gene in gene therapy for colorectal carcinoma.

SMALL MOLECULE DRUG DISCOVERY

     Technology

     Small molecule drugs are therapeutic compounds typically designed to be administered orally. Historical methods for small molecule drug discovery have characteristically relied upon the screening of natural product extracts and collections of chemically synthesized compounds to determine their biological activity. Despite the advent of automated screening technology, this process remains time-consuming and expensive and the rate of lead candidate discovery is low, in part because the compounds determined to be active are not always amenable to ready modification. One way to increase the efficiency of the screening process and generate lead candidates more quickly is through the use of combinatorial chemistry technology.

     Combinatorial chemistry is a rapid and efficient procedure for synthesizing large and highly diverse mixtures (known as "libraries") of candidate compounds, often in an automated fashion. The compounds can then be tested for activity against therapeutically-relevant targets. Once an active compound has been identified, or if structural information about the target is available, specialized or secondary libraries can be generated to optimize or speed lead selection.

     Optimization entails the synthesis and testing of successive rounds of analogs of the active compound, with the emphasis on large numbers of compounds per round. Thus, synthesis and screening proceed in an iterative




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fashion until more potent in vitro biological activity and specificity have been achieved.

     Genzyme's drug discovery group has expertise in combinatorial chemistry, which enables it to produce compound libraries in-house. The number of compounds in Genzyme's libraries is roughly 750,000 and is expected to increase at a rate of approximately 75,000 compounds per month to over 1,000,000 by the end of 1997. GMO has access to all of Genzyme's compound libraries in its small molecule drug discovery efforts. In addition, Genzyme has an agreement with ArQule, Inc. ("ArQule") under which GMO can screen ArQule's small molecule compound libraries against GMO's cancer-related assays.

     GMO has five oncology assays currently in use, two screening for compounds involved in the p53 tumor suppressor pathway, one screening for potential inhibitors of blood vessel formation in tumor cells, one screening for compounds that induce apoptosis and one screening for compounds involved in the ras signal transduction pathway. GMO expects to design additional small molecule drug discovery assays that target the genes and gene products discovered using GMO's genomics capabilities.

     Development Status

     P53 CELLULAR PATHWAY INTERVENTION TO CONTROL CELL GROWTH. GMO believes it may be possible to design small molecule drugs that restore the normal tumor suppression activity of the protein encoded by the p53 protein gene directly or by blocking proteins that interact in undesirable ways with the p53 protein, such as MDM2.

     Restoration of p53 Function. GMO is using high throughput screening assays and combinatorial chemistry approaches to identify small molecules that have the potential to restore the function of mutated p53 protein.

     MDM2/p53. The MDM2 gene codes for a protein that binds to the p53 protein and prevents it from carrying out its normal function of activating genes that can control cell division. Drs. Vogelstein and Kinzler and their colleagues at JHU have discovered elevated levels of MDM2 protein in cancers known as sarcomas. Other investigators have since found evidence of overexpression of MDM2 in cells of other cancers, including neural, bladder, renal and breast cancers, as well as leukemias.

     GMO, on its own and in collaboration with Xenova, Ltd. ("Xenova"), has identified compounds in initial screens that appear to block the undesirable interaction between MDM2 and p53. Some of these compounds are now being tested in cell-based systems. GMO is also using combinatorial chemistry approaches to identify other compounds that block the interaction between p53 and MDM2.

     THYMIDINE PHOSPHORYLASE INHIBITION TO RESTRICT ANGIOGENESIS. In order to grow, solid tumors rely on the constant formation of new blood vessels (angiogenesis) for nutrients. New blood vessels in solid tumors tend to be poorly formed and have thin walls and abnormal enervation. Such vessels provide an inferior source of blood to the tumor and many tumor cells in the center of the tumor mass die as a result. Further restriction of the tumor's blood supply could control the growth and spread of many tumors. Since many solid tumors remain virtually untreatable by standard cytotoxic drug therapies, the poor vasculature of malignant tumors provides an attractive target for small molecule drugs.

     An increase in the activity of the thymidine phosphorylase enzyme has been observed in tissues demonstrating angiogenesis. Thus, the inhibition of thymidine phosphorylase activity could result in the disruption of angiogenesis and control the growth and spread of solid tumors. GMO is screening combinatorial libraries for small molecule inhibitors of thymidine phosphorylase activity and believes that such compounds could be used in combination with other therapies.

     INSULIN LIKE GROWTH FACTOR-1 RECEPTOR TYROSINE KINASE ("IGF-1R") INHIBITION TO STIMULATE APOPTOSIS. Apoptosis is an orderly process by which the cell dismantles itself. It is understood that many standard cancer treatments, including radiation therapy and standard chemotherapy, act by inducing apoptosis. These standard treatments, however, are not selective for cancer cells so their use is limited by their toxicity to healthy cells. Signal transduction through the IGF pathway sends a "survival" message to a transformed cell, preventing it from



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undergoing apoptosis. GMO has devised cell-based and biochemical assays to test several lead candidates for activity against IGF-1r in a variety of malignant tumors as a means of stimulating apoptosis specifically in cancer cells.

     RAS SIGNAL TRANSDUCTION INHIBITION TO CONTROL CELL GROWTH. Signal transduction is the process by which extracellular stimuli (signals) are communicated to the interior of the cell. Cell surface receptors transmit the signal from outside the cell to the internal cellular regulatory mechanism(s) via intracellular effectors. The ras family of genes produce proteins that normally transmit growth stimulatory signals from receptors on the cell surface to other proteins within the cell. Mutations in the ras genes, however, can cause the encoded protein to continuously transmit growth signals even when not activated by growth factor receptors. Ras abnormalities have been seen in tumors in the colon and pancreas. In collaboration with scientists at Georgetown University, GMO is screening lead compounds and assaying their activity as potential small molecule inhibitors of proteins involved in the ras signaling pathway.

DIAGNOSTICS

     Overview

     Genzyme General has been actively involved in diagnostics through two of its business units. Genzyme Genetics is a leading provider of genetic diagnostic services with over 500 employees in an extensive national network of laboratories. Genzyme Genetics also employs over 70 board certified genetics professionals who interpret results and provide genetic counseling and support services to medical practitioners and their patients. Testing services currently marketed by Genzyme Genetics include prenatal and cancer cytogenetics and DNA-based diagnosis of a wide range of genetic diseases, including some cancers. In addition to the broad spectrum of testing techniques that are commercially available, Genzyme Genetics has developed Multiplex Allele-Specific Diagnostic Assay (MASDA), a patented testing technology that is particularly well suited to complex cancer gene testing. Another unit of Genzyme General, Genzyme Diagnostics, has considerable experience and success developing and marketing test kits to various types of laboratories.

     GMO has access to all of Genzyme's diagnostic technologies and to the laboratory infrastructure and counseling and marketing experience of these businesses for its own gene-based cancer testing. GMO shares certain costs and profits with Genzyme General as a result of this arrangement in accordance with Genzyme's management policies. See "Management and Accounting Policies Governing the Relationship of Genzyme Divisions."

     Technology

     MASDA. Accurate tests for detection of the genetic components of cancer are likely to require the analysis of multiple genes as well as multiple mutations within these genes. For example, defects in any one of at least four genes can result in hereditary nonpolyposis colon cancer ("HNPCC"), and in just two of those genes more than 100 mutations have been reported. Thus, there is a crucial need for methods of rapidly detecting mutations in genes of known sequence. To meet this need, Genzyme Genetics developed its patented MASDA, which can analyze in a single assay up to 500 samples simultaneously for hundreds of known mutations.

     To use MASDA, a mixture of hundreds of probes is constructed with each probe specific to one mutation. Individual DNA samples from numerous patients are then placed in a specific location in an array and exposed to the probe mixture. Patient samples that contain at least one mutation will be detected with a positive "signal." By identifying which probe(s) bind to the patient sample, the exact mutation(s) are revealed. Positive samples are also treated to produce a visual banding pattern that is unique for each mutation. This pattern is automatically interpreted by computer analysis to provide results.

     MASDA not only analyzes different patient samples with different disease indications in a single assay, it also identifies multiple mutations in one or more genes in a single patient's DNA sample. An inherent economic benefit to the MASDA approach is that only those samples with a positive signal need to be tested further in the second, or mutation identification, step. Eliminating many samples from further analysis because they do not have




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a mutation produces considerable cost savings when compared to conventional testing methods in which each sample has to undergo extensive analysis before a negative report can be confirmed.

     MASDA is designed to detect known mutations, thus making it an ideal technology for testing for a defined set of specific mutations where the number of relevant mutations is large or where they occur on more than one gene. Many cancers fit these criteria. Genzyme Genetics is also developing related technology designed to detect and identify unknown mutations. These techniques address situations where many different mutations in a gene give rise to cancer, but where no single mutation is responsible for a significant percentage of disease.

     Development Status

     After a cancer-related gene is identified, a number of studies is required in order to format an assay, including those for mutation detection, mutation frequency analysis and the correlation of specific mutations and clinical outcome. Genzyme Genetics has established a federally certified laboratory to support diagnostic assay development. Ongoing oncology studies in this laboratory include studies of HNPCC with Kaiser Permanente of Northern California and the University of California, San Francisco and of breast cancer with the Dana Farber Cancer Institute.

     In addition, the laboratory provides study population segmentation services for internal drug development programs and external customers. These studies are designed to identify genetic markers that might provide information about the severity of a disease as well as the likelihood that a patient might respond either favorably or adversely to a therapy.

     Both GMO and Genzyme Genetics are developing cancer diagnostics. GMO is currently developing, and will continue to develop, cancer diagnostics based on genes that it has discovered or has licensed under its agreements with JHU and Hoffmann La-Roche Inc. ("Roche"). GMO will have access to the laboratories and other development capabilities of Genzyme Genetics in commercializing cancer diagnostics. Because of the speed of gene- based diagnostic development and the frequent modification of tests as additional mutations are identified, GMO expects that it will choose to offer most, if not all, of its tests as a service of Genzyme Genetics with GMO and Genzyme Genetics sharing equally in the development costs and in the profits of such service. Where appropriate, GMO will develop selected tests into diagnostic products in collaboration with Genzyme Diagnostics.

     GMO's diagnostic development program focuses on three primary areas: screening tests based on tumor markers; diagnosis, differential diagnosis and staging tests based on specific tumor types and tests for cancer cell cycle genes that can be used for diagnosis as well as in differential diagnosis, staging, therapy selection and therapy management. Differential diagnosis is important for setting treatment protocols in cases where individuals have similar clinical symptoms, but whose disease has a different underlying cause.

     GMO's SAGE technology is a particularly useful tool to identify possible tumor markers and pinpoint genes that might be effective diagnostic targets. GMO and Genzyme General seek to build an important portfolio of gene- based cancer diagnostics using SAGE and GMO's expertise in positional cloning.

COLLABORATIVE ARRANGEMENTS

     GMO is currently a party to a number of academic and commercial collaborations and licensing arrangements to provide access to complementary technologies, enhance its expertise in specific cancer indications and out-license products it does not choose to pursue internally. GMO's key collaborative arrangements are discussed below.

National Cancer Institute

     GMO has a CRADA with the NCI relating to the development of treatments for metastatic melanoma. The CRADA, which is effective until August 1999, covers the use of adenoviral vectors that incorporate the genes for the proprietary melanoma tumor antigens MART-1 and gp100. Under the CRADA, GMO provides Dr. Steven

Rosenberg with clinical grade adenoviral vectors, research funding and support for the conduct of clinical trials at the NCI relating to these vectors in exchange for an option to obtain either an exclusive or non-exclusive license to the technology developed under the CRADA. Dr. Rosenberg is also collaborating with third parties regarding the use of non-adenoviral vectors for the MART-1 and gp100 tumor antigen genes. See "Competition."

JHU and Dr. Kinzler - SAGE

     GMO has exclusively licensed the SAGE technology from JHU in exchange for license fees, milestone payments upon the issuance of patents relating to the technology and royalties on sublicenses by GMO of SAGE patent rights and revenues generated from the provision of SAGE services and the sale of SAGE products. The PTO has issued a notice of allowance of the first of such patent applications. GMO is negotiating a research agreement with JHU and Dr. Kenneth Kinzler (the "Kinzler Research Agreement") under which GMO will provide funding for Dr. Kinzler's SAGE-related research at JHU in exchange for an option to obtain an exclusive worldwide license to technology developed as a part of that research. Under the Kinzler Research Agreement, GMO will be obligated to make milestone payments upon the generation of certain numbers of tags and pay royalties on the sale of any therapeutic or diagnostic product discovered from data generated using the SAGE technology.

JHU, Roche and Drs. Vogelstein and Kinzler

     Under the terms of a research agreement (the "1989 Research Agreement") among GMO, JHU and Roche, GMO and Roche funded research conducted at JHU by Dr. Bert Vogelstein. In return for this financial support, JHU granted GMO and Roche worldwide, exclusive, royalty bearing licenses to all technology developed by Dr. Vogelstein in the field of diagnostics and therapeutics relating to cancer and infectious diseases (including technology relating to tumor suppressor genes).

     Pursuant to the 1989 Research Agreement, JHU, GMO and Roche entered into a broad-based license agreement (the "1992 License Agreement") relating to the development and commercialization of technology developed by Dr. Vogelstein under the 1989 Research Agreement. Under the 1992 License Agreement, JHU granted an exclusive license, with the right to sublicense, to GMO for any oligonucleotide-based therapeutic applications of Dr. Vogelstein's research, a co-exclusive license to GMO and Roche for any therapeutic applications of such research that are not oligonucleotide-based and an exclusive license to Roche for any diagnostic applications of such research. While the licenses from JHU are exclusive as to all rights that JHU possesses, some of the genes licensed from JHU are covered by patent applications that are co-owned with entities from which GMO and Roche have not obtained a license. GMO will owe royalties to JHU on net sales by GMO and its sublicensees of therapeutic products incorporating technology licensed under the 1992 License Agreement. The 1992 License Agreement also provides that, should Roche determine not to pursue research and development with respect to an application for which it has exclusive rights, GMO has the first option to obtain an exclusive license to such application. In this regard, GMO has notified JHU of its intent to assume Roche's rights under a number of diagnostic and therapeutic patents.

     In April 1997, GMO and Roche entered into an agreement providing for the grant of a non-exclusive sublicense to GMO of Roche's rights in diagnostics as well as the grant to GMO of Roche's exclusive right to sublicense diagnostic rights. GMO will owe royalties to Roche on net sales by GMO and its sublicensees of diagnostic products incorporating technology licensed under the 1992 License Agreement.

     While the 1992 License Agreement continues to be in effect, the 1989 Research Agreement terminated on February 28, 1995. GMO and Dr. Kinzler, a long-time collaborator of Dr. Vogelstein's at JHU, are in late-stage negotiations with respect to an additional research agreement with JHU pursuant to which GMO will sponsor certain cancer-based research in Dr. Kinzler's laboratory in exchange for an option to obtain an exclusive license to any inventions developed in the course of such research. Once executed, the agreement will be retroactive to the fourth quarter of 1996. In addition, GMO has retained Dr. Vogelstein's services on a non-exclusive basis through a consulting agreement that is effective through April 2000. GMO has an exclusive consulting arrangement with Dr. Kinzler through October 1997.

StressGen

     GMO, StressGen and the Canadian Medical Discoveries Fund ("CMDF") have signed a letter of intent for the formation of a joint venture that will fund research and development on the use of stress genes for cancer gene therapy. CMDF will make a cash investment of approximately $10 million (Canadian) in the joint venture in exchange for commercialization rights to the products developed by the joint venture. CMDF will also receive warrants to purchase approximately 160,000 shares of GMO Stock.

     The joint venture will fund research and development activities at GMO and StressGen, with the parties having the option to reacquire the commercialization rights of CMDF at designated prices during years three to five. If the parties exercise this option, CMDF will be entitled to receive, upon the initial filing of a New Drug Application with the FDA, additional warrants to purchase approximately 160,000 shares of GMO Stock. If GMO and StressGen do not exercise this option, CMDF has the right to sell the commercialization rights to any products that the joint venture may develop to a third party and will be entitled to a partial return of its initial investment in the joint venture and additional warrants to purchase approximately 160,000 shares of GMO Stock.

GTI/Novartis

     Under a license agreement with GTI, a subsidiary of Novartis AG, GMO has granted GTI an exclusive, worldwide royalty-bearing license, for the use of the p53 tumor suppressor gene technology that GMO licensed from JHU, for gene therapy applications. The license agreement entitles GMO to milestone payments and royalties on net product sales. GMO is obligated to pass through to JHU a portion of any royalties it may receive from GTI. GMO has retained the rights to co-promote any products covered by the agreement within North America.

Xenova

     GMO is a party to a Discovery and Development Collaboration Agreement with Xenova pursuant to which GMO works with Xenova to search for compounds involved in the p53 pathway. Under this collaboration, each party pays the costs of its own activities. Certain of the parties' costs, however, are offset by a grant from the NCI to GMO, Xenova and Memorial Sloan-Kettering Cancer Institute. NCI has granted GMO $877,500 to support research during the period ending September 1997, and GMO anticipates that approximately $1.4 million will be awarded to GMO over the remaining three year period of the grant, subject to funding availability and satisfactory progress of the research project.

     GMO has exclusive rights in the Western Hemisphere to any products developed through the collaboration, while Xenova retains rights to any such products elsewhere in the world. With the exception of royalties or other sums due to any third party, GMO's exclusive rights in the Western Hemisphere to any products developed through the collaboration are royalty-free. If GMO should choose to pursue development of a natural compound identified under the Xenova screening program outside of the collaboration, GMO is required to pay Xenova a royalty on net sales of such a compound.

Imperial Cancer Research Fund

     GMO collaborates with the ICRT, a wholly-owned subsidiary of the ICRF, for the purpose of developing cancer gene therapies. Under the collaboration agreement, GMO provides the ICRF with viral and non-viral gene therapy vectors and funds an investigator to identify gene therapy projects that are of mutual interest to GMO and the ICRF. Once the ICRF identifies an appropriate project, GMO has the first right to sponsor further work on the project at the ICRF in exchange for an option to license the results of such research.

RELATIONSHIP TO THE OTHER DIVISIONS OF GENZYME

     The relationship between GMO and Genzyme General is governed by a series of policies adopted by the Genzyme Board. For a complete description of these policies, see "Management and Accounting Policies Governing the Relationship of Genzyme Divisions."

Technology

     In addition to having its own dedicated resources, GMO is able to utilize the technological advances derived from Genzyme's substantial commitments to research and development in the areas of genomics, gene therapy, small molecule drug discovery and diagnostics for non-oncology applications. For example, GMO and Genzyme General will jointly fund the costs of Genzyme's gene therapy and small molecule drug discovery efforts in proportion to each division's use of the relevant resources. GMO believes that sharing access to these technologies will enable it to maintain a competitive position in each of these areas at far less cost than would be required to do so independently. GMO will develop and market its diagnostic tests jointly with Genzyme Genetics, a business unit within Genzyme General, with both divisions sharing in the expenses of, and the profits from, such efforts.

Manufacturing

     GMO has access to Genzyme's extensive manufacturing facilities and production expertise for the production of research and clinical materials on a cost basis and for the manufacture of commercial products on terms that would be obtainable in an arms-length transaction with an unaffiliated third party. These facilities include a fast-track production system to supply a wide variety of adenovirus constructs for research use and a clinical grade pilot facility for production of preclinical and clinical material, extensive commercial-scale facilities for microbial fermentation that can be employed for production of plasmid DNA, the active component in non-viral vector systems, and facilities for the production of clinical grade viral vectors and the synthesis of chemical intermediates and therapeutics. With access to these facilities, GMO will be able to avoid much of the capital expense necessary to commercialize its products under development.

Sales and Marketing

     GMO currently has no dedicated sales and marketing capabilities, but plans to develop such capability quickly in order to support its SAGE products and services. GMO may collaborate with Genzyme General in marketing its therapeutic products. For diagnostic services, GMO will initially rely on the sales and marketing resources of Genzyme Genetics.

Equity Line

     The Genzyme Board has approved the allocation of up to $25 million in cash from Genzyme General to GMO, subject to a dollar-for-dollar reduction by the net proceeds of the initial public offering of the GMO Stock (the "GMO IPO"). Amounts drawn under the Equity Line prior to the completion of the GMO IPO automatically convert into GMO Designated Shares upon the completion of the GMO IPO at a price that will be between $7.00 and the price to the public in the GMO IPO, with the exact price to be dependent upon the date of each advance and the appreciation or depreciation in the value of the GMO Stock as of such date, assuming straight line appreciation or depreciation on a daily basis over the period from the closing date of the acquisition of PharmaGenics, Inc. to the closing date of the GMO IPO. Advances made under the Equity Line after the GMO IPO will convert upon the date of each advance into such number of GMO Designated Shares determined by dividing the amount of such advance by the Fair Market Value of GMO Stock on such date.

COMPETITION

     Competition in the field of cancer therapeutics and diagnostics is intense. GMO faces, and will continue to face, significant competition from organizations such as large pharmaceutical and biotechnology companies, universities, government agencies and other research institutions in each of these fields. Many of these organizations have greater financial and human resources, more experience in research, preclinical and clinical development, superior expertise in obtaining regulatory approvals and more extensive production and marketing infrastructure than GMO. In particular, GMO is aware of clinical trials sponsored by Rhone-Poulenc Rorer relating to p53 gene therapy and expects that other large companies will be initiating clinical trials in the near future for p53 and other genes.

     Competition may arise from the use of the same or similar technologies as those currently used or contemplated to be used by GMO, as well as from existing therapeutics and diagnostics, any or all of which may be more effective or less expensive than those developed by GMO. In addition, technological advances or different approaches developed by one or more of GMO's competitors may render GMO's products and services obsolete, less effective or uneconomical. For instance, other companies provide genomics services that are competitive with SAGE.

     GMO relies on its strategic partners for support in certain of its research and development programs and intends to rely on partners for preclinical evaluation and clinical development of certain potential products and services. Certain of GMO's strategic partners are conducting multiple product development programs in fields similar to those that are the subject of such partner's strategic alliance with GMO, since the agreements relating to these alliances often define the scope of the collaboration narrowly or do not restrict the partner from pursuing competing development programs. For instance, the NCI, with whom GMO is collaborating regarding the use of adenoviral vectors incorporating the MART-1 and gp100 tumor antigen genes for the treatment of melanoma, is currently working with others on non-adenoviral vector delivery systems for these antigens. Any product candidate of GMO, therefore, may be subject to competition with a potential product under development by a strategic partner. See "Risk Factors - Risks Relating to GMO - Intense Competition."

PATENTS AND PROPRIETARY RIGHTS

     Genzyme pursues a policy of obtaining patent protection both in the U.S. and in selected foreign countries for subject matter considered patentable and important to its business. In addition, a portion of Genzyme's proprietary position is based upon patents that Genzyme has licensed from others. These license agreements generally require Genzyme to pay royalties upon commercialization of products covered by the licensed technology.

     GMO's SAGE technology was devised and developed by Drs. Kenneth Kinzler, Bert Vogelstein and their colleagues at JHU and has been licensed exclusively to GMO for commercial applications. GMO and Roche have also licensed a number of patents and pending patent applications from JHU covering tools directly applicable to genomics-based research and development of oncology products, as well as to various cancer-related genes. While the licenses from JHU are exclusive as to all rights that JHU possesses, some of the genes licensed from JHU are covered by patent applications that are co-owned with entities from which GMO and Roche have not obtained a license. Because many foreign jurisdictions do not accept license grants as valid unless all owners of the licensed technology consent to the grant, such jurisdictions may not recognize the validity of JHU's license to GMO and Roche. No assurance can be given such consents will be obtained. Unless and until such consents are obtained, GMO's rights to practice the pertinent inventions in foreign countries remain unclear and may adversely affect GMO's activities in those countries.

     Among the genes licensed from JHU is p53, which is the subject of a patent application. GMO is aware of third party patent applications and issued patents directed to p53 gene therapy, as well as to general methods for delivering genes therapeutically, including for the treatment of cancer (the "Additional Gene Therapy Patents"). GMO believes that the PTO will declare a patent interference between certain of the Additional Gene Therapy Patents and the p53 patent application licensed to it from JHU and sublicensed to GTI. See "Risk Factors -- Risks Related to GMO -- Uncertainty Regarding Patents and Protection of Proprietary Technology."

     Genzyme also licenses the APC gene from JHU, which is covered by an issued patent. During prosecution of the APC patent application, the examiner evaluated a patent issued to the ICRT that purports to cover a probe residing in a specified chromosomal area linked to the APC gene. The area specified by the ICRT is a broad region within which the APC gene is located. The examiner found the ICRT patent not to teach the APC gene or make it obvious and allowed the application to issue. If ICRT were to allege successfully that any unlicensed activity engaged in by GMO related to APC was infringing and the ICRT patent is found valid, any GMO program involving APC in colorectal cancer could be subject to preliminary and/or permanent injunction and possible damages, although to date no commercial activity has taken place.

     Genzyme has filed a number of applications covering its adenoviral vector constructs and novel lipid compounds, which have been demonstrated to be useful for transferring genetic material to targeted tissues. Genzyme is also co-owner of pending patent applications covering gene delivery methods involving lipids and aerosol administration. GMO has access to patent and patent applications of Genzyme for use in its cancer gene therapy programs.

     Many patent applications have been filed relating to gene therapy, most of which cover the composition and production of genetic material and viral and lipid delivery vehicles for the delivery of such material. Genzyme has obtained licenses or options to license a number of these patents and patent applications through its collaborations with academic groups.

     Genzyme holds issued and pending patents covering its proprietary MASDA technology and related uses. As with Genzyme's gene therapy patents and patent applications, GMO has access to MASDA for its research and development programs in cancer.

GOVERNMENT REGULATION

     All therapeutic and certain diagnostic products developed by GMO will be subject to regulation by the FDA and other governmental agencies as well as foreign regulatory authorities. See "Risks Related to Genzyme."

Regulation of Gene Therapy Products

     In addition to FDA requirements, the National Institutes of Health ("NIH") has established guidelines providing that transfers of recombinant DNA into human subjects at NIH laboratories or with NIH funds must be approved by the NIH Director. The NIH Director has the authority to approve a procedure only if it is determined that no significant risk to health or the environment is presented. NIH has established the Recombinant DNA Advisory Committee ("RAC") to review gene therapy protocols. GMO expects that all of its gene therapy protocols will be subject to RAC review. While there has been significant discussion concerning limiting or possibly eliminating the RAC and its role in regulating gene therapy clinical testing, operating policies currently remain substantially unchanged. In the U.K., GMO's gene therapy protocols will be subject to review by the Gene Therapy Advisory Committee (GTAC).

Cancer Drug Approval Reform

     During 1996 the Clinton administration announced a number of administrative changes at the FDA designed to speed the development and approval of therapies for life-threatening illnesses such as cancer. Three of these changes are directly relevant to GMO: accelerated approval for cancer drugs, increased cancer patient representation at FDA advisory committee meetings and less regulation of "off-label" uses of approved cancer drugs. It is intended that these reforms will result in a reduction in the amount of time the FDA takes to review relevant drugs from twelve to six months. With these changes, the FDA will also begin to rely on a reasonably high rate of verifiable objective partial response to a therapy as a basis for approval without requiring evidence of measurable clinical benefits such as improved survival or quality of life, which previously had been required to be demonstrated prior to approval. GMO believes that these changes could serve to reduce the regulatory burden and reduce the time to obtain approval for its cancer therapeutic products. GMO's experience under the new regime, however, is limited and it cannot be predicted accurately whether these reforms will translate into shorter, less expensive trials with more rapid approval for its products.

Orphan Drug Act

     The Orphan Drug Act provides incentives to manufacturers to develop and market drugs for rare diseases and conditions affecting fewer than 200,000 persons in the U.S. at the time of application for orphan drug designation. See "Risks Related to Genzyme." Certain of GMO's products, such as the melanoma tumor antigen products, may benefit from protection under the Orphan Drug Act. GMO has obtained orphan drug designation for the MART-1 and gp100 melanoma tumor antigen products, and intends to file for orphan drug designation on any of its other products that may qualify for orphan drug protection.

Regulation of Diagnostic Services

     The Clinical Laboratories Improvement Act ("CLIA") provides for the regulation of clinical laboratories by the U.S. Department of Health and Human Services. Regulations promulgated under CLIA affect the genetics laboratories of Genzyme General. These regulations mandate that all clinical laboratories be certified to perform testing on human specimens and enumerate specific conditions that must be met for certification. These regulations also contain guidelines for the qualification, responsibilities, training, working conditions and oversight of clinical laboratory employees. In addition, specific standards are imposed by these regulations for each type of test that is performed in a laboratory. CLIA and the regulations promulgated thereunder are enforced through quality inspections of test methods, equipment, instrumentation, materials and supplies on a periodic basis. Any change in CLIA or these regulations or in their interpretation could have a material adverse effect on GMO's ability to provide new cancer genetic diagnostic services through the genetics laboratories of Genzyme General, which may have direct impact upon GMO's business, prospects, financial condition and results of operations.

     While the FDA does not currently regulate genetic tests offered by Genzyme General or contemplated by GMO if used in the genetics laboratories of Genzyme General, the FDA has stated that it has the right to do so, and there can be no assurance that the FDA will not seek to regulate such tests in the future. If the FDA should require that these tests receive FDA approval prior to their use in the genetics laboratories of Genzyme General, there can be no assurance such approval would be received on a timely basis, if at all, or without the expenditure of substantial resources.

SENIOR MANAGEMENT

     The senior management of GMO will consist of the following individuals:

Name                          Age         Position
----                          ---         --------

Gail J. Maderis               39          President, GMO

Alan E. Smith, Ph.D.          51          Research and Development

Clifford L. Hendrick          45          Operations

Mark Goldberg, M.D.           42          Medical Affairs


     MS. MADERIS joined Genzyme in 1992 in Corporate Development and has served as Vice President, Gene Therapy since 1993. Prior to joining Genzyme, Ms. Maderis practiced strategy and health care consulting at Bain & Company, a management consulting firm, from 1985 to 1992.

     DR. SMITH has been a Senior Vice President, Research of Genzyme since August 1989 and was appointed Chief Scientific Officer in September 1996. Prior to joining Genzyme, he was Vice President-Scientific Director of Integrated Genetics, Inc. from November 1984 until its acquisition by Genzyme in August 1989. From October 1980 to October 1984, Dr. Smith was head of the Biochemistry Division of the National Institute for Medical Research in London. From 1972 to 1980, Dr. Smith was a member of the scientific staff at the ICRF in London.

     MR. HENDRICK joined Genzyme in 1989 through its merger with Integrated Genetics and has been Senior Director of Development, Gene Therapy since 1995. From 1990 to 1995, Mr. Hendrick was Director, Market Development in Genzyme Pharmaceuticals. From 1983 to 1990, he held various positions in research & development and operations for Integrated Genetics, including the management of a GMP mammalian cell culture facility.

     DR. GOLDBERG joined the Medical Affairs Department at Genzyme Corporation in 1996 as Medical Director, Oncology. He has been a member of the Hematology/Oncology staff at Brigham and Women's Hospital since 1987, and he is an Associate Professor of Medicine at Harvard Medical School.

                       GENZYME MOLECULAR ONCOLOGY DIVISION

                          INDEX TO FINANCIAL STATEMENTS



                                                                                                    PAGE(S)
                                                                                                    -------
I.   COMBINED FINANCIAL STATEMENTS:

     Report of Independent Accountants ..........................................................    II-23

     Combined Statements of Operations for the Period from December 1, 1994 (Date of Inception)
       to December 31, 1994, for the Years Ended  December 31, 1995 and 1996, and Cumulative from
       December 1, 1994 (Date of Inception) to December 31, 1996 ................................    II-24

     Combined Balance Sheets as of December 31, 1995 and 1996 ...................................    II-25

     Combined Statements of Cash Flows for the Period from December 1, 1994 (Date of Inception)
       to December 31, 1994, for the Years Ended December 31,1995 and 1996, and Cumulative from
       December 1, 1994 (Date of Inception) to December 31, 1996 ................................    II-26

     Combined Statements of Division Equity for the Period from December 1, 1994 (Date of
       Inception) to December 31, 1994 and for the Years Ended December 31 1995 and 1996 ........    II-27

     Notes to Combined Financial Statements .....................................................    II-28

II.  Management's Discussion and Analysis of Financial Condition and Results of Operations ......    II-37

     UNAUDITED PRO FORMA FINANCIAL STATEMENTS:

III. INTRODUCTION ...............................................................................    II-40

     Pro Forma Combined Balance Sheets as of December 31, 1996 ..................................    II-41

     Pro Forma Combined Statements of Operations for the Year Ended December 31, 1996 ...........    II-42

     Notes to Unaudited Pro Forma Financial Statements ..........................................    II-43

GENZYME MOLECULAR ONCOLOGY

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of GENZYME CORPORATION:

We have audited the accompanying combined balance sheets of Genzyme Molecular Oncology (a development stage enterprise, as described in Note 1) as of December 31, 1995 and 1996 and the related combined statements of operations, cash flows and division equity for the period from December 1, 1994 (Date of Inception) through December 31, 1994, for the years ended December 31, 1995 and 1996 and cumulative for the period from December 1, 1994 (Date of Inception) through December 31, 1996. The combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Genzyme Molecular Oncology (a development stage enterprise) as of December 31, 1995 and 1996 and the combined results of its operations and its cash flows for the period December 1, 1994 (Date of Inception) through December 31, 1994, for the years ended December 31, 1995 and 1996 and cumulative for the period from December 1, 1994 (Date of Inception) through December 31, 1996, in conformity with generally accepted accounting principles.

As more fully described in Note 1 to these financial statements, Genzyme Molecular Oncology (a development stage enterprise) is a business group of Genzyme Corporation; accordingly, the combined financial statements of Genzyme Molecular Oncology should be read in connection with the audited consolidated financial statements of Genzyme Corporation and subsidiaries.





                                              Coopers & Lybrand L.L.P.


Boston, Massachusetts
April 7, 1997

GENZYME MOLECULAR ONCOLOGY
COMBINED STATEMENTS OF OPERATIONS
(A DEVELOPMENT STAGE ENTERPRISE)
(dollars in thousands)

                                    FOR THE                                      CUMULATIVE
                                    PERIOD                                         FROM
                                  DECEMBER 1,                                    DECEMBER 1,
                                 1994 (DATE OF     FOR THE        FOR THE      1994 (DATE OF
                                  INCEPTION)         YEAR           YEAR         INCEPTION)
                                   THROUGH          ENDED          ENDED          THROUGH
                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                                     1994            1995           1996            1996
                                 -------------   ------------   ------------   -------------
Operating Expenses:
  General and administrative ..     $  8            $  87         $   185         $   280
  Research and development ....       29              377             818           1,224
                                    ----            -----         -------         -------
  Total operating expenses ....       37              464           1,003           1,504
                                    ----            -----         -------         -------

Net loss ......................     $(37)           $(464)        $(1,003)        $(1,504)
                                    ====            =====         =======         =======


              The accompanying notes are an integral part of these
                         combined financial statements.

GENZYME MOLECULAR ONCOLOGY
COMBINED BALANCE SHEETS
(A DEVELOPMENT STAGE ENTERPRISE)
(dollars in thousands)

                                                               DECEMBER 31,
                                                            1996          1995
                                                            ----          ----
LIABILITIES AND DIVISION EQUITY

COMMITMENTS AND CONTINGENCIES (See notes 1, 3, 4 and 6)

DIVISION EQUITY
  Parent Company investment .........................     $ 1,504         $ 501
  Deficit accumulated during the development stage ..      (1,504)         (501)
                                                          -------         -----
Total division equity ...............................     $     0         $   0
                                                          =======         =====


              The accompanying notes are an integral part of these
                         combined financial statements.

GENZYME MOLECULAR ONCOLOGY
COMBINED STATEMENTS OF CASH FLOWS
(A DEVELOPMENT STAGE ENTERPRISE)
(dollars in thousands)

                                           FOR THE                                                 CUMULATIVE
                                           PERIOD                                                     FROM
                                         DECEMBER 1,                                               DECEMBER 1,
                                        1994 (DATE OF         FOR THE            FOR THE         1994 (DATE OF
                                         INCEPTION)            YEAR               YEAR             INCEPTION)
                                          THROUGH              ENDED              ENDED             THROUGH
                                        DECEMBER 31,        DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                            1994               1995                1996               1996
                                        -------------       ------------       ------------      -------------
OPERATING ACTIVITIES
Net loss                                     $(37)              $(464)           $(1,003)           $(1,504)
                                             ----               -----            -------            -------
Net cash used by operating activities         (37)               (464)            (1,003)            (1,504)

FINANCING ACTIVITIES
Parent Company investment                      37                 464              1,003              1,504
                                             ----               -----            -------            -------

CHANGE IN CASH                               $  0               $   0            $     0            $     0
                                             ====               =====            =======            =======


              The accompanying notes are an integral part of these
                         combined financial statements.

GENZYME MOLECULAR ONCOLOGY
COMBINED STATEMENTS OF DIVISION EQUITY
(A DEVELOPMENT STAGE ENTERPRISE)
(dollars in thousands)

                                                     DEFICIT
                                                   ACCUMULATED
                                   PARENT          DURING THE           TOTAL
                                  COMPANY          DEVELOPMENT         DIVISION
                                 INVESTMENT           STAGE             EQUITY
                                 ----------        -----------         --------
BALANCE AT DECEMBER 1, 1994
   (DATE OF INCEPTION)              $    0           $     0            $     0
Net loss                                --               (37)               (37)
Parent Company Investment               37                --                 37
                                    ------           -------            -------
BALANCE AT DECEMBER 31, 1994            37               (37)                 0

Net loss                                --              (464)              (464)
Parent Company Investment              464                --                464
                                    ------           -------            -------
BALANCE AT DECEMBER 31, 1995           501              (501)                 0

Net loss                                --            (1,003)            (1,003)
Parent Company Investment            1,003                --              1,003
                                    ------           -------            -------
BALANCE AT DECEMBER 31, 1996        $1,504           $(1,504)           $     0
                                    ======           =======            =======


              The accompanying notes are an integral part of these
                         combined financial statements.

                       GENZYME MOLECULAR ONCOLOGY DIVISION
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        (A DEVELOPMENT STAGE ENTERPRISE)


NOTE 1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS
Genzyme Molecular Oncology ("GMO"), a division of Genzyme Corporation (the "Company" or "Genzyme"), conducts research and development programs in the areas of molecular oncology and gene therapy for the treatment of cancer. Through GMO, Genzyme seeks to create a focused, integrated oncology business that will develop and commercialize novel diagnostic and therapeutic products and services based on molecular tools and genomic information. GMO on its own, and in combination with partners, will develop, manufacture and market technologically advanced products and services for the diagnosis, treatment and prevention of cancer. GMO operations under the existing Genzyme programs being combined to form GMO commenced December 1, 1994 (the "Date of Inception"). Since that date GMO's principal activity has been to perform research and development and no revenues have been earned.

BASIS OF PRESENTATION
The combined financial statements of GMO include the balance sheets, results of operations and cash flows of Genzyme's molecular oncology operations, which were part of Genzyme General Division ("Genzyme General") during the periods presented. GMO's financial statements are prepared using the amounts included in Genzyme's consolidated financial statements. Corporate allocations reflected in these financial statements are determined based upon methods which management believes to be reasonable (see Note 2).

As described in more detail in the Prospectus/Proxy Statement for which these financial statements have been prepared, the stockholders of Genzyme and PharmaGenics, Inc. ("PharmaGenics") are being asked to approve a merger agreement between Genzyme and PharmaGenics (the "Merger Proposal", see also Note 7 "PharmaGenics Merger"). The merger agreement provides for the merger of PharmaGenics into Genzyme ("the Merger") in exchange for shares of a new Genzyme security to be designated Genzyme Molecular Oncology Division Common Stock ("GMO Stock"). The GMO Stock is intended to reflect the value and track the performance of GMO.

The stockholders of Genzyme are also being asked to approve the amendment and restatement of Genzyme's Restated Articles of Organization (the "Genzyme Charter") to (i) redesignate each of Genzyme's existing classes of common stock as a series of a single class of common stock and (ii) authorize 150,000,000 shares of undesignated common stock which may be issued from time to time by the Genzyme Board of Directors (the "Genzyme Board") in one or more additional series (the "Genzyme Charter Proposal"). The Genzyme Charter Proposal is also described in more detail in the Prospectus/Proxy Statement.

If the Genzyme Charter Proposal is approved and the Merger is completed, the Genzyme Board will designate the GMO Stock as a new series of authorized common stock of Genzyme. If the Genzyme stockholders do not approve the Genzyme Charter Proposal, but approve the Merger Proposal and the Merger is completed, the Merger Proposal authorizes an amendment to the Genzyme Charter that would create the GMO Stock as a separate class of Genzyme common stock. This capital structure has not been reflected in these financial statements because its creation is contingent upon approval by Genzyme's stockholders.

If the Merger is completed, Genzyme will provide to holders of GMO Stock separate financial statements, management's discussion and analysis, descriptions of business and other relevant information for GMO. Notwithstanding the attribution of assets and liabilities, including contingent liabilities, between Genzyme General, Genzyme Tissue Repair Division ("GTR") and GMO for the purposes of preparing their respective financial statements, this attribution and the change in the capital structure of Genzyme contemplated by the Genzyme Charter Proposal will not affect legal title to such assets or responsibility for such liabilities of Genzyme or any of its subsidiaries. Holders of GMO Stock will be common stockholders of Genzyme, which will continue to be responsible for all of its liabilities. Liabilities or contingencies of Genzyme General, GTR or of GMO could affect the financial condition or results of operations of the other Divisions. Accordingly, the GMO combined financial statements should be read in connection with Genzyme's consolidated financial statements.

Under the terms of the Genzyme Charter, dividends to be paid to the holders of GMO Stock will be limited to the lesser of funds of Genzyme legally available for the payment of dividends and the Available GMO Dividend Amount, as defined in the Genzyme Charter. Although there is no requirement to do so, the Genzyme Board would declare and pay cash dividends on GMO Stock, if any, based primarily on earnings, financial condition, cash flow and business requirements of GMO. There is currently no intention of paying cash dividends.

                       GENZYME MOLECULAR ONCOLOGY DIVISION
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        (A DEVELOPMENT STAGE ENTERPRISE)


Except as otherwise provided in such policies, the management and accounting policies applicable to the presentation of the financial statements of GMO may be modified or rescinded at the sole discretion of the Genzyme Board without approval of the stockholders, subject only to the Genzyme Board's fiduciary duty to Genzyme's stockholders.

PRINCIPLES OF COMBINATION
The accompanying combined financial statements reflect the combined accounts of all of Genzyme's programs in the area of molecular oncology and Genzyme's rights under its agreements with third parties relating to gene therapies for the treatment of cancer. All material intercompany items and transactions have been eliminated in combination.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These estimates and assumptions affect the reporting of assets, liabilities, revenues, expenses and contingencies reported. Actual results could differ from these estimates.

RESEARCH AND DEVELOPMENT
Research and development costs are expensed as incurred.

INCOME TAXES
GMO uses the asset and liability method of accounting for income taxes. The provision for income taxes includes income taxes currently payable and those deferred because of temporary differences between the financial statement and the tax basis of assets and liabilities (see Note 2).

NET LOSS PER SHARE
Historical loss per share information is omitted from the statements of operations as the GMO Stock was not part of the capital structure of Genzyme for the periods presented. Following issuance of the GMO Stock, the method of calculating earnings per share for GMO would reflect the terms of the Restated Articles of Organization, which provide that dividends may be declared and paid out of the lesser of funds of Genzyme legally available for the payment of dividends and the Available GMO Dividend Amount, as defined. GMO would compute earnings (loss) per share by dividing the earnings attributable to GMO by the weighted average number of shares of GMO Stock and dilutive common stock equivalents outstanding during the applicable period. Earnings (loss) attributable to GMO would generally equal GMO's net income or (loss) for the relevant period determined in accordance with generally accepted accounting principles in effect at such time, adjusted by the amount of tax benefits allocated to or from GMO pursuant to the management and accounting policies adopted by the Genzyme Board. The policies provide that, as of the end of any fiscal quarter of Genzyme, any projected annual tax benefit attributable to any division that cannot be utilized by such division to offset or reduce its current or deferred income tax expense may be allocated to the other divisions without any compensating payment or allocation.

ACCOUNTING FOR STOCK-BASED COMPENSATION
If the amendments to the Genzyme 1990 Equity Incentive Plan (the "Equity Plan") and the 1988 Director Stock Option Plan (the "Director Stock Option Plan") described in the Prospectus/Proxy Statement are approved by the Genzyme stockholders and the Merger is completed, the Plan will permit the granting of options to purchase GMO Stock to employees. No options to purchase GMO Stock have been granted under the Plan (see Note 3, Division Equity, "Stock Options"). GMO has adopted the disclosure-only alternative for accounting for stock-based employee compensation as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and GMO will disclose pro forma net income and pro forma earnings per share information in the footnotes to the combined financial statements using the fair value based method when employee stock options are granted.

                       GENZYME MOLECULAR ONCOLOGY DIVISION
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        (A DEVELOPMENT STAGE ENTERPRISE)


UNCERTAINTIES
GMO is subject to risks common to companies in the biotechnology industry, including but not limited to, development by GMO or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, health care cost containment initiatives, product liability and compliance with the government regulations, including those of the U.S. Department of Health and Human Services and the U.S. Food and Drug Administration.

NOTE 2.  RELATED PARTY TRANSACTIONS

Genzyme allocates certain corporate general and administrative expenses, research and development expenses and income taxes in accordance with the policies described below. Effective upon completion of the Merger, the Genzyme Board has amended the policies which govern the management of Genzyme General and GTR to include the management of GMO and to add certain new policies governing interdivision transactions. The following policies, with the exception of Interdivision Asset Transfers, may be further modified or rescinded by action of the Genzyme Board, or the Genzyme Board may adopt additional policies, without approval of the stockholders of Genzyme, subject only to the Genzyme Board's fiduciary duty to the Genzyme stockholders, although the Genzyme Board has no present intention to do so.

   FINANCIAL MATTERS
   As a matter of policy, the Company manages the financial activities of Genzyme General, GTR and GMO on a centralized basis. These financial activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and the issuance and repurchase of common stock. During the period December 1, 1994 (Date of Inception) to December 31, 1996, the Company attributed none of its short-term and long-term debt to GMO based upon the specific purpose for which the debt was incurred and the cash flow requirements of GMO. Accordingly, none of the Company's interest expense has been allocated to GMO. The Company believes this method of allocation to be equitable and a reasonable estimate of such costs as if GMO operated on a stand-alone basis.

   Loans may be made from time to time between divisions. Any such loan of $1 million or less will mature within 18 months and interest will accrue at the lowest borrowing rate available to Genzyme for a loan with similar terms and duration. Amounts borrowed in excess of $1 million will require approval of the Genzyme Board, which approval shall include a determination by the Genzyme Board that the material terms of such loan, including the interest rate and maturity date, are fair and reasonable to each participating division and to holders of the common stock representing such division. To date no such borrowings have occurred.

   SHARED SERVICES
   GMO will operate as a division of Genzyme with its own personnel and financial resources, however, GMO will have access to Genzyme's extensive research and development capabilities, manufacturing facilities, and worldwide clinical development the costs of which are allocated to each division in a reasonable and consistent manner based on utilization by the division of the services to which such costs relate. Genzyme's corporate general and administrative functions are performed primarily by Genzyme General. General and administrative expenses and research and development expenses have been allocated to GMO as if GMO operated on a stand-alone basis. Management believes that such allocation is a reasonable estimate of such expenses.

   INCOME TAXES
   GMO is included in the consolidated U.S. federal income tax return filed by Genzyme. Genzyme allocates current and deferred taxes to the Divisions using the asset and liability method of accounting for income taxes and as if the Divisions were separate taxpayers. Accordingly, the realizability of deferred tax assets is assessed at the division level. The sum of the amounts calculated for individual divisions of Genzyme may not equal the consolidated amount under this approach.

   Pursuant to the management and accounting policies adopted by the Genzyme Board, as of the end of any fiscal quarter of Genzyme, any projected tax benefit attributable to any division that cannot be utilized by such division to offset or reduce its current or deferred income tax expense may be allocated to any other division without any compensating payment or allocation. The treatment of such allocation for purposes of earnings per share computation is discussed in Note 1, "Net Loss Per Share".

                       GENZYME MOLECULAR ONCOLOGY DIVISION
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        (A DEVELOPMENT STAGE ENTERPRISE)


   ACCESS TO TECHNOLOGY AND KNOW-HOW
   GMO has free access to all technology and know-how of Genzyme that may prove useful in GMO's business, subject to any obligations or limitations applicable to Genzyme. The costs of developing this technology remain in the business unit responsible for its development.

   INTERDIVISION ASSET TRANSFERS
   The following policy regarding the transfer of assets between divisions may not be changed by the Genzyme Board without the approval of the holders of Genzyme Tissue Repair Common Stock ("GTR Stock") and the GMO Stock, each voting as a separate class; provided, however, that if a policy change affects GTR or GMO alone, only holders of shares representing the affected division will be entitled to a class vote on such matter.

   The Genzyme Board may at any time and from time to time reallocate any program, product or other asset from one division to any other division. All such reallocations will be done at fair market value, determined by the Genzyme Board, taking into account, in the case of a program under development, the commercial potential of the program, the phase of clinical development of the program, the expenses associated with realizing any income from the program, the likelihood and timing of any such realization and other matters that the Genzyme Board and its financial advisors deem relevant. The consideration for such reallocation may be paid by one division to another in cash or other consideration, in lieu of cash, with a value equal to the fair market value of the assets being reallocated or, in the case of a reallocation of assets from Genzyme General to GTR or GMO, the Genzyme Board may elect to account for such reallocation of assets as an increase in Designated Shares representing the division to which such assets are reallocated. Notwithstanding the foregoing, no Key GMO Program, as defined in the management and accounting policies, may be transferred out of GMO without a class vote of the holders of GMO Stock and no Key GTR Program, as defined in the management and accounting policies, may be transferred out of GTR without a class vote of the holders of GTR Stock.

   OTHER INTERDIVISION TRANSACTIONS
   From time to time, a division may engage in transactions with one or more other divisions or jointly with one or more other divisions and one or more third parties. Such transactions may include agreements by one division to provide products and services for use by another division and joint ventures or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties. Research and development performed by one division for the benefit of another division will be charged to the division for which work is performed on a cost basis. The division performing the research will not recognize revenue as a result of performing such research. Corporate general and administrative services will be provided by each division to any other division requesting such services on a cost basis. Other interdivisional transactions shall be on terms and conditions that would be obtainable in transactions negotiated at arm's length with unaffiliated third parties. Any interdivisional transaction to be performed on terms and conditions other than those previously set forth and that is material to one or more of the participating divisions will require the approval of the Genzyme Board, which approval shall include a determination by the Genzyme Board that the transaction is fair and reasonable to each participating division and to holders of the common stock representing each division.

   If a division (the "Purchasing Division") requires any product or service from which another division ( the "Selling Division") derives revenues from sales to third parties (a "Commercial Product or Service"), the Purchasing Division may solicit from the Selling Division a bid to provide such Commercial Product or Service in addition to any bids solicited by the Purchasing Division from third parties. Subject to determination by the Genzyme Board that the bid of the Selling Division is fair and reasonable to each division and to their respective stockholders and that the Purchasing Division is willing to accept the Selling Division's bid, the Purchasing Division may accept any bid deemed to offer the most favorable terms and conditions for providing the Commercial Product or Service sought by the Purchasing Division.

                       GENZYME MOLECULAR ONCOLOGY DIVISION
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        (A DEVELOPMENT STAGE ENTERPRISE)


NOTE 3.  DIVISION EQUITY
The presentation of Division Equity reflects the amounts expended by Genzyme on programs being attributed to GMO and, accordingly, such amounts are reflected as a parent company investment.

As described in Note 1, "Basis of Presentation", GMO Stock will be created as either a separate class or a separate series of Genzyme Common Stock depending upon whether both the Merger Proposal and the Genzyme Charter Proposal are approved. If the Genzyme stockholders approve the Genzyme Charter Proposal and the Merger is completed, the Genzyme Board will designate the GMO Stock as a new series of authorized common stock of Genzyme. If the Genzyme stockholders do not approve the Genzyme Charter Proposal but approve the Merger Proposal and the Merger is completed, the Merger Agreement authorizes an amendment to the Genzyme Charter that would create the GMO Stock as a new class of authorized common stock of Genzyme. In either event, 40 million shares of GMO Stock will be authorized and will have the same voting rights and privileges described below. Of the authorized shares, 4 million will be issued to effect the Merger (see
Note 7, "PharmaGenics Merger"). In addition, 6 million GMO Designated Shares will be created as a result of the Merger.

GMO DESIGNATED SHARES
Pursuant to the Genzyme Charter, if the Charter Proposal or Merger Proposal is approved, GMO Designated Shares are authorized shares of GMO stock which are not issued or outstanding, but which the Genzyme Board may from time to time issue, sell or otherwise distribute without allocating the proceeds or other benefits of such issuance, sale or distribution to GMO. Designated shares are not eligible to receive any GMO dividends, have no liquidation rights and cannot be voted until they are sold, dividended to Genzyme General stockholders or otherwise distributed. GMO Designated Shares may be (i) issued upon the exercise or conversion of outstanding stock options, warrants or securities allocated to Genzyme General as a result of antidilution adjustments required by the terms of such instruments or approved by the Genzyme Board, (ii) distributed as a dividend to the holders of shares of Genzyme General Division Common Stock ("GGD Stock"), or (iii) sold for any valid business purpose, subject to certain restrictions, subject to the following policies regarding annual distributions determined at the sole discretion of the Genzyme Board. An Equity Line providing for the allocation of up to $25 million of cash from Genzyme General to GMO in exchange for GMO Designated Shares was approved by the Board (see "GMO Equity Line").

If, as of November 30 of each year starting November 30, 1998, the number of GMO Designated Shares on such date (not including those reserved for issuance with respect to Genzyme General Convertible Securities as a result of anti-dilution adjustments required by the terms of such instruments or approved by the Genzyme Board) exceeds ten percent (10%) of the number of shares of GMO Stock then issued and outstanding, then substantially all GMO Designated Shares will be distributed to holders of record of GGD Stock, subject to reservation of a number of such shares equal to the sum of (a) the number of GMO Designated Shares reserved for issuance upon the exercise or conversion of Genzyme General Convertible Securities and (b) the number of GMO Designated Shares reserved by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General; provided, however, that if prior to November 30, 1998, Genzyme has completed an initial public offering of GMO Stock (the "GMO IPO"), Genzyme may defer the distribution of GMO Designated Shares provided in this policy until the later of November 30, 1998 or 360 days after the date the GMO IPO was completed.


EXCHANGE OF GMO STOCK
Genzyme, subject to certain conditions, will have the right to exchange each outstanding share of GMO Stock for cash or shares of GGD Stock at a 30% premium over fair market value, as defined. Following a disposition of all or substantially all assets of GMO, GMO Stock will be subject to mandatory exchange by Genzyme for cash or shares of GGD Stock at a 30% premium over fair market value, as defined. GGD Stock is not subject to exchange.

VOTING RIGHTS
Holders of GMO Stock will be entitled to 0.25 vote (equal to the ratio of $7.00 to the closing price of one share of GGD Stock as of the date of the Merger Agreement) per share through December 31, 1998. Immediately following consummation of the Merger, holders of GMO Stock will have approximately 1.2% of the voting power of Genzyme. The number of votes to which holders of

                       GENZYME MOLECULAR ONCOLOGY DIVISION
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        (A DEVELOPMENT STAGE ENTERPRISE)


GMO Stock will be entitled will be adjusted to equal the quotient obtained by dividing (i) the fair market value of one share of GMO Stock by (ii) the fair market value of one share of GGD Stock, on and as of January 1, 1999 and on and as of each January 1 every two years thereafter. If no shares of GGD Stock are outstanding on such date, or if shares of GMO Stock are entitled to vote separately as a series, each share of GMO Stock shall have one vote. Holders of shares of GGD Stock, GTR Stock and GMO Stock vote together as a single series on all matters as to which common stockholders are generally entitled to vote. Except in limited circumstances provided under Massachusetts law and in Genzyme's Restated Articles of Organization, and in the management and accounting policies adopted by the Genzyme Board, holders of common stock of each of the Divisions will have no rights to vote on matters as a separate series. If, when a stockholder vote is taken on any matter as to which a separate vote by either series is not required and the holders of either series of common stock would have more than the number of votes required to approve any such matter, the holders of that series will control the outcome of the vote on that matter.

STOCK OPTIONS
If the proposed amendments to the Equity Plan are approved and the Merger is completed, 1,500,000 shares of GMO Stock will be authorized for issuance under the Equity Plan. Subsequent to the completion of the PharmaGenics Merger (see
Note 7), options under the Equity Plan to purchase GMO Stock will be granted to employees of GMO, to employees of other divisions of Genzyme who will devote a substantial portion of their efforts to GMO and to officers of Genzyme. These options will: (i) have an exercise price equal to the fair market value of GMO Stock on the date of grant, (ii) become exercisable 20% on the Effective Date and 20% on each of the next four anniversaries thereof and (iii) have a term of ten years.

If the proposed amendments to the Director Stock Option Plan are approved and the Merger is completed, 70,000 shares of GMO Stock will be authorized for issuance under the Director Stock Option Plan. These options, which may be granted to all directors of Genzyme who are not employees of Genzyme, will: (i) have an exercise price of equal to the fair market value of GMO Stock on the date of grant, (ii) be exercisable in full on the date of the grant and (iii) have a term of ten years.

EMPLOYEE STOCK PURCHASE PLAN

Upon approval of the proposal to amend the Genzyme 1990 Employee Stock Purchase Plan included in the Prospectus/Proxy Statement for which these financials have been prepared, employees will be permitted to purchase GMO shares at 85% the lower of its fair market value on the first day of an offering period or the applicable exercise date. Under this plan 500,000 shares of GMO Stock are authorized, none are issued.


PREFERRED STOCK
Shares of Preferred Stock may be issued from time to time in one or more series. The Genzyme Board may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights and privileges of any such series before the issuance of any shares of that series. The Genzyme Board shall determine the number of shares constituting each series of Preferred Stock and each series shall have a distinguishing designation.

GMO EQUITY LINE
To assist GMO in financing its operations prior to the consummation of the private placement (see Note 7) or GMO IPO, the Genzyme Board approved the allocation of up to $25 million in cash from Genzyme General to GMO, subject to reduction by the proceeds of outside financing received by GMO. Amounts drawn under the Equity Line prior to the GMO IPO automatically convert into GMO Designated Shares upon the closing of the GMO IPO at a price that will be between $7.00 and the price to the public in the GMO IPO, with the exact price to be dependent upon the date of each advance and the assumed appreciation or depreciation in the value of the GMO Stock as of such date, assuming straight line appreciation or depreciation over the period from the closing date of the Merger to the closing date of the GMO IPO. Advances made after the GMO IPO will convert upon the date of each advance into such number of GMO Designated Shares determined by dividing the amount of such advance by the Fair Market Value of GMO Stock on such date. The Equity Line will terminate on the third anniversary of the Closing Date. If the GMO IPO has not been completed as of such date, all amounts drawn under the Equity Line as of such date will be repaid in cash or, at the option of the Genzyme Board, may be exchanged for the number of GMO Designated Shares determined by dividing the aggregate of such

                       GENZYME MOLECULAR ONCOLOGY DIVISION
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        (A DEVELOPMENT STAGE ENTERPRISE)


amounts by the Fair Market Value of GMO Stock on such date. The amount available under the Equity Line will be reduced by the proceeds of any public or private sale by Genzyme of shares of GMO Stock or securities convertible into shares of GMO Stock or otherwise allocable to the Molecular Oncology Division, other than sales pursuant to Genzyme's employee benefit and stock option plans.

NOTE 4.  LICENSE AND DEVELOPMENT AGREEMENTS

The following rights under Genzyme's agreements with third parties relating to gene therapies for the treatment of cancer are considered research and development programs of GMO.

IMPERIAL CANCER RESEARCH TECHNOLOGY LIMITED Genzyme entered into a broad based collaboration with the Imperial Cancer Research Technology Limited ("ICRT"), a wholly-owned subsidiary of the Imperial Cancer Research Fund ("ICRF"), in January 1996 for the purpose of developing cancer gene therapies. Genzyme has committed to provide at total of (pound sterling) 100,000 to ICRF over a two year period under this agreement. Under the agreement, Genzyme also funds a technology manager at the ICRT to identify ICRF gene therapy projects with commercial potential. Genzyme will select specific research projects proposed by ICRF and will receive commercial development rights for these projects in exchange for financial consideration, including research funding and royalties. In conjunction with this Agreement, Genzyme also provides the ICRF with viral and non-viral gene therapy vectors for research use.

NATIONAL CANCER INSTITUTE
In September 1996, Genzyme entered into a three year Collaborative Research and Development Agreement ("CRADA") with the National Cancer Institute ("NCI") to develop treatments for metastatic melanoma. The CRADA covers the use of adenoviral vectors that incorporate the genes for the proprietary melanoma tumor antigen genes, MART-1 and gp100. Under the agreement, Genzyme provides clinical grade adenoviral vectors and research and development funding to support clinical trials at NCI in exchange for an option to an exclusive license to technology developed under the CRADA. Genzyme has committed to provide a total of $300,000 to NCI over a three year period under the CRADA. Research and development expenses incurred under these collaborations were allocated to GMO, and were $85,000 during the year ended December 31, 1996.

NOTE 5.  INCOME TAXES

There was no provision for income taxes due to GMO's operating losses.

The components of net deferred tax assets were as follows:

                                                   DECEMBER 31,
                                        ----------------------------------
                                        1994          1995          1996
                                        ----         -----         -------
DEFERRED TAX ASSETS:
Net operating loss carryforwards        $ 37         $ 501         $ 1,504
Valuation Allowance                      (37)         (501)         (1,504)
                                        ----         -----         -------
Net deferred tax assets                 $  0         $   0         $     0
                                        ====         =====         =======

At the time GMO recognizes these tax assets for generally accepted accounting principles purposes, the resulting deferred tax benefits will be reflected in the tax provision for GMO, however, the benefit of these deferred tax assets has been previously allocated to Genzyme General and will be reflected as a reduction of net income to determine net income attributable to GMO Stock.

                       GENZYME MOLECULAR ONCOLOGY DIVISION
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        (A DEVELOPMENT STAGE ENTERPRISE)


NOTE 6.  BENEFIT PLANS

Genzyme has a domestic employee savings plan under Section 401(k) of the Internal Revenue Code covering substantially all of its domestic employees. The plan allows employees to make contributions up to a specified percentage of their compensation, a portion of which are matched by Genzyme. Genzyme's contributions are allocated to GMO as a component of general and administrative expenses.

NOTE 7.  PHARMAGENICS MERGER

CONSIDERATION

Genzyme entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") dated as of January 31, 1997 to acquire PharmaGenics, a Delaware corporation engaged in the research and development of pharmaceuticals for the treatment of cancer based in Allendale, New Jersey, through a merger of PharmaGenics with and into Genzyme. The business of PharmaGenics will be allocated to GMO upon consummation of the Merger. Pursuant to the Merger Agreement, the preferred stockholders of PharmaGenics will receive, in the aggregate, 4,000,000 shares of GMO Stock (subject to adjustment as described below), representing the initial equity interest in GMO, and all outstanding shares of common stock of PharmaGenics will be cancelled without receiving any payment. As compensation to Genzyme General for the assets it will contribute to GMO, 6,000,000 shares of GMO Stock, representing the right to an equity interest in GMO, will be reserved for issuance for the benefit of Genzyme General or its stockholders. Such reserved shares are referred to as the initial GMO Designated Shares. The Genzyme Board may issue the initial GMO Designated Shares as a stock dividend to the holders of GGD Stock or it may sell such shares in a public or private sale and allocate the proceeds to Genzyme General.

The Merger Consideration will be reduced by, among other things, (i) the number of GMO shares having a value equal to the fees payable by PharmaGenics to PaineWebber Incorporated ("PaineWebber") in connection with the Merger and (ii) the number of shares of GMO Stock having value equal to the amount by which the aggregate fees and expenses (investment banking, legal, accounting and other) payable by PharmaGenics in connection with the Merger exceeds $1,000,000. Genzyme and PharmaGenics have agreed in the Merger Agreement that the value of each share of GMO Stock is $7.00 (the "GMO Per Share Value").

ACCOUNTING
The GMO Stock issued, excluding the effects, if any, of downward adjustments, will be valued at approximately $28.0 million, based on an independent valuation, and the transaction will be accounted for as a purchase. It is anticipated that the purchase price of $27.5 million (net of a downward adjustment of $0.5 million which represents the estimated fees payable by PharmaGenics to PaineWebber in connection with the Merger), plus estimated acquisition costs of $4.0 million and assumed liabilities of $1.7 million will be allocated as $1.5 million to the acquired tangible and intangible assets of PharmaGenics based on their respective fair values, $20 million to acquired completed technology rights (to be amortized over 5 years), $7 million to incomplete technology rights acquired, and $4.7 million to Goodwill (to be amortized over 5 years). The nonrecurring charge for in-process technology in the amount of $7 million will be charged to operations in the period in which the Merger is consummated, presently anticipated to be the second quarter of 1997.

BEST EFFORTS PRIVATE PLACEMENT
As a condition to the consummation of the Merger, waivable at Genzyme's discretion, PaineWebber must deliver to Genzyme a commitment letter stating that it will use its best efforts to raise no less than $20 million for GMO in a private placement of GMO Stock or securities convertible into GMO Stock or otherwise allocable to GMO to be commenced within 45 days of the effective time of the Merger on terms mutually agreeable to Genzyme and PaineWebber.

COMDISCO WARRANT
In connection with the PharmaGenics Merger, a warrant to purchase certain shares of PharmaGenics Series A Stock will be converted to a warrant to purchase approximately 9,563 shares of GMO Stock (the "Comdisco Warrant") at $8.04 per share.

                       GENZYME MOLECULAR ONCOLOGY DIVISION
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        (A DEVELOPMENT STAGE ENTERPRISE)


CREDIT FACILITY
Genzyme has made a credit facility (the "Credit Facility") available to PharmaGenics to fund PharmaGenics documented operating costs. Monthly draws against the Credit Facility may be made monthly, up to a maximum amount during December 1996, January 1997, February 1997, March 1997, April 1997 and May 1997 of $250,000, $750,000, $650,000, $450,000, $550,000 and $550,000, respectively.
Amounts not drawn by PharmaGenics in a designated month shall be available to cover documented expenses in any later month (subject to limitations described below). The maximum amount of monthly draws is subject to downward adjustment based on the amount of the gross revenues received by PharmaGenics in the prior month. An additional draw of $250,000 may be made under the Credit Facility if the SAGE patent licensed by PharmaGenics to Johns Hopkins University ("JHU") issues while the Credit Facility is in effect, provided, however, that such draw must be used by PharmaGenics to fulfill its obligation to JHU. In February and March 1997, PharmaGenics borrowed $1,000,000 and $650,000, respectively, under the Credit Facility having provided Genzyme with a projected cash disbursements list of operating costs for the months of February and March.

Amounts advanced under the Credit Facility are evidenced by a Subordinate Convertible Promissory Note which bears interest from the date of each advance at the rate of 8 1/4% per annum and matures on February 10, 2002 (the "Maturity Date"). The Maturity Date will be accelerated upon the closing of one or more financing transactions resulting in aggregate gross proceeds to PharmaGenics of $10 million. Upon consummation of the Merger, the Note will become a liability allocated to GMO, and any outstanding principal amount will be treated as an intracompany loan by Genzyme General to GMO, due on the Maturity Date and convertible at any time prior thereto, at the Genzyme Board's option, into GMO Designated Shares.

If the Merger Agreement is terminated prior to the closing of the Merger, any outstanding principal amount and accrued interest under the Note, or any portion thereof, at any time at Genzyme's option, will be (i) convertible into fully paid and nonassessable shares of preferred stock of PharmaGenics having rights equivalent with the other then-outstanding series of preferred stock of PharmaGenics and having a liquidation preference equal to the initial PharmaGenics Conversion Price (as defined below); (ii) redeemable for SAGE services on commercially reasonable terms; or (iii) applicable against payment of all or any portion of a license fee for a license to the SAGE technology on terms no less favorable than those offered by PharmaGenics to unaffiliated third party licensees. The number of shares of preferred stock issuable upon such a conversion of the Note will be determined by dividing the principal and interest being converted by the PharmaGenics Conversion Price. The initial PharmaGenics Conversion Price is $2.15 and is subject to adjustment upon declaration of any stock dividend on completion of any subdivision or combination of such preferred stock.

                           GENZYME MOLECULAR ONCOLOGY
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS



OVERVIEW

The purpose of GMO, a division of Genzyme, is to develop and commercialize novel therapeutics and diagnostics for cancer based on molecular tools and genomics information. GMO seeks to establish collaborations and licensing arrangements where appropriate in order to generate research funding, access complementary technologies, and expand and accelerate development of its product and service portfolio. GMO will operate as a division of Genzyme with its own personnel and financial resources and has access to Genzyme's extensive research and development capabilities, manufacturing facilities, worldwide clinical development and regulatory affairs staff and marketing structure on the bases and subject to the conditions set forth in the management and accounting policies governing the operations of and relationships among Genzyme's Divisions. (See "Management and Accounting Policies Governing the Relationship of Genzyme's Divisions" in the Prospectus/Proxy Statement). Operations under the existing Genzyme programs that are being combined to form GMO commenced December 1, 1994 (date of inception).

This discussion contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the expectations of GMO's management as of the filing date of this Prospectus/Proxy Statement. GMO's actual results could differ materially from those anticipated by the forward-looking statements due to the risks and uncertainties described under the caption "Factors Affecting Future Operating Results". Stockholders and potential investors should consider carefully these risks and uncertainties in evaluating GMO's financial condition and results of operations.


RESULTS OF OPERATIONS

Since the date of inception, research and development functions with respect to development programs which have been attributed to GMO have been provided solely by Genzyme General. In accordance with Genzyme's management and accounting policies, expenses for research and development performed by Genzyme General for GMO are charged to GMO on a cost basis. Genzyme's corporate and general and administrative expenses or other indirect costs are allocated to GMO in a reasonable and consistent manner based on utilization by GMO of the services to which such costs relate. In accordance with Genzyme's management and accounting policies, general and administrative expenses and research and development expenses have been allocated to GMO as if GMO operated on a stand-alone basis. Management believes that such allocation is a reasonable estimate of such expenses.

1996 AS COMPARED TO 1995

No revenues have been earned by GMO since the date of inception. Research and development expenses for the year ended December 31, 1996 increased $441,000 to $818,000 or 117% in comparison to the corresponding period of 1995 due primarily to increased cancer research efforts with respect to GMO's drug discovery programs, GMO's internal gene therapy programs and activities related to GMO's collaboration with the Imperial Cancer Research Technology Limited to develop cancer gene therapies, which commenced in January 1996 and GMO's Collaborative Research and Development Agreement with the National Cancer Institute to develop treatments for metastatic melanoma.

General and administrative expenses increased $98,000 to $185,000 or 113% primarily due to increased administrative support corresponding to the growth in GMO's programs.

YEAR ENDED DECEMBER 31, 1995 AS COMPARED TO THE PERIOD DECEMBER 1, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994

Research and development expenses and general and administrative expenses were $377,000 and $87,000, respectively, for the year ended December 31, 1995 as compared to $29,000 and $8,000, respectively, for the period from the date of inception to December 31, 1994. The increases are due primarily to a full year of operations in 1995 as compared to only one month of operations in 1994.

LIQUIDITY AND FINANCIAL RESOURCES

GMO has historically financed its operations and capital requirements through funding from Genzyme and has not maintained cash or investment balances. Since the date of inception, GMO's principal activity has been to engage in research and development as a development stage enterprise and as such has generated no revenues. GMO has incurred cumulative net losses of $1,504,000 in the period from the date of inception to December 31, 1996. GMO is expected to experience significant operating losses at least through fiscal 2001 subsequent to the acquisition by Genzyme of PharmaGenics, Inc. and as its research and development and clinical trial programs expand. There can be no assurance that GMO will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis. In addition, Genzyme's management and accounting policies provide that to the extent GMO is unable to utilize its operating losses or other projected tax benefits to reduce its current or deferred income tax expense, such losses or benefits may be reallocated to another division on a quarterly basis. Accordingly, although the actual payment of taxes is a corporate liability of Genzyme as a whole, separate financial statements will be prepared for each division and any losses that cannot be utilized by GMO will not be carried forward to reduce the taxes allocable to GMO's earnings in the future. This could result in GMO being charged a greater portion of the total corporate tax liability and reporting lower earnings available to GMO stockholders in the future than would have been the case if GMO had retained its losses or other benefits in the form of a net operating loss carryforward.

To assist GMO in financing its operations prior to the consummation of the private placement (See "PharmaGenics Merger-Best Efforts Private Placement") or GMO IPO, the Genzyme Board approved the allocation of up to $25 million in cash from Genzyme General to GMO, subject to dollar-for-dollar reduction by the proceeds of outside financing received by GMO. Amounts drawn under the Equity Line prior to the GMO IPO automatically convert into GMO Designated Shares upon the closing of the GMO IPO at a price that will be between $7.00 and the price to the public in the GMO IPO, with the exact price to be dependent upon the date of each advance and the assumed appreciation or depreciation in the value of the GMO Stock as of such date, assuming straight line appreciation or depreciation on a daily basis over the period from the closing date of the Merger to the closing date of the GMO IPO. Advances made after the GMO IPO will convert upon the date of each advance into such number of GMO Designated Shares determined by dividing the amount of such advance by the Fair Market Value of GMO Stock on such date. The Equity Line will terminate on the third anniversary of the Closing Date. If the GMO IPO has not been completed as of such date, all amounts drawn under the Equity Line as of such date will be repaid in cash or, at the option of the Genzyme Board, may be exchanged for the number of GMO Designated Shares determined by dividing the aggregate of such amounts by the Fair Market Value of GMO Stock on such date. The amount available under the Equity Line will be reduced by the proceeds of any public or private sale by Genzyme of shares of GMO Stock or securities convertible into shares of GMO Stock or otherwise allocable to the Molecular Oncology Division, other than sales pursuant to Genzyme's employee benefit and stock option plans.

Genzyme anticipates that revenues generated from the sale of SAGE services, a high-speed, differential gene identification technology which will be acquired upon consummation of the Merger, SAGE license fees and cash available from Genzyme General pursuant to the Equity Line will be sufficient to fund GMO's operations through April 1998. Significant additional funds will be required to complete the clinical testing and commercialization of GMO's products and services. In this regard, Genzyme has filed a registration statement relating to the GMO IPO with the Securities and Exchange Commission and expects to commence the offering as soon as practicable after the completion of the Merger and effectiveness of the registration statement. There can be no assurance, however, that the GMO IPO or any private sale of GMO securities in lieu of the GMO IPO will be completed on favorable terms to GMO or to the existing holders of GMO Stock, if at all.

In addition, GMO's cash requirements may vary materially from those now planned as a result of including progress of GMO's research and development programs, achievement of milestones under strategic alliance arrangements, the ability of GMO to establish and maintain additional strategic alliances and licensing arrangements, the progress of development efforts of GMO's strategic partners, competing technological and marketing developments, the costs involved in enforcing patent claims and other intellectual property rights and the cost and timing of regulatory approvals. Insufficient funds may require GMO to delay, scale back or eliminate certain of its programs or to license to third parties to commercialize technologies or products that GMO would otherwise undertake itself. Such actions may adversely affect the value of the GMO Stock.

FACTORS AFFECTING FUTURE OPERATING RESULTS

GMO's future success will be largely dependent upon its ability to develop, manufacture and market its products under development, in addition to continuing to provide SAGE services which will be acquired upon consummation of the Merger. The majority of the products and services to be included in GMO are in the early stage of development. GMO is subject to risks common to companies in the biotechnology industry, including but not limited to, development by GMO or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, health care cost containment initiatives, product liability and compliance with the government regulations of the U.S. Department of Health and Human Services and the U.S. Food and Drug Administration (See "Risk Factors" in the Prospectus/Proxy Statement).

SUBSEQUENT EVENT

Genzyme entered into a definitive Agreement and Plan of Merger dated as of January 31, 1997 to acquire PharmaGenics (See "The Merger Proposal" in the Prospectus/Proxy Statement).

                           GENZYME MOLECULAR ONCOLOGY
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

INTRODUCTION:

These unaudited pro forma financial statements of GMO and the related notes are presented to give effect to the acquisition of PharmaGenics, Inc. ("PharmaGenics") by Genzyme Corporation ("Genzyme") through a merger (the "Merger") of PharmaGenics with and into Genzyme using shares of Genzyme Molecular Oncology ("GMO") Division Common Stock ("GMO Stock")(as described in
Note 1). Pro forma statements of operations have been presented for GMO assuming that the Merger occurred as of January 1, 1996, using the purchase accounting method. A pro forma balance sheet has been presented for GMO assuming that the Merger occurred as of December 31, 1996. Pro forma consolidated financial statements for Genzyme have not been included because the Merger is not considered to have a significant impact on the financial conditions or results of operations of Genzyme. Pro forma financial statements for Genzyme General and GTR have not been included because with respect to Genzyme General, the creation of GMO is not considered to have a material effect and the Merger will have no effect on the financial condition or results of operations of Genzyme General and with respect to GTR, both the creation of GMO and the Merger have no impact on the financial condition and results of operations of GTR.

                           GENZYME MOLECULAR ONCOLOGY
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                             AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)



                                                              Historical                                                   Pro Forma
                                                              Genzyme         Historical          Pro           Foot-      Genzyme
                                                              Molecular      PharmaGenics,        Forma         note       Molecular
                                                              Oncology           Inc.             Adjs.         Ref.       Oncology
                                                              ---------      -------------        -----         ----       ---------
ASSETS
Current assets:
Cash and cash equivalents .........................            $     --         $    486         $     --                   $   486
Accounts receivable ...............................                  --              186               --                       186
Prepaid expenses and other current assets .........                  --               38               --                        38
                                                               --------         --------         --------                   -------
Total current assets ..............................                  --              710               --                       710

Property, plant & equipment, net ..................                  --              783               --                       783

Intangibles, net ..................................                  --               --           20,000        [A]         20,000
Goodwill ..........................................                  --               --            4,739        [A]
                                                                                                    7,600        [A]         12,339
Other assets ......................................                  --               40               --                        40
                                                               --------         --------         --------                   -------
  Total assets ....................................            $     --         $  1,533         $ 32,339                   $33,872
                                                               ========         ========         ========                   =======

       LIABILITIES AND
DIVISION/STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses .............            $     --         $  1,600         $  4,000        [B]          5,600
Deferred revenue ..................................                  --              315             (315)       [C]             --
Current portion of capital lease obligations ......                  --              147               --                       147
                                                               --------         --------         --------                   -------
Total current liabilities .........................                  --            2,062            3,685                     5,747

Long-term capital lease obligations ...............                  --               25               --                        25
Deferred tax liability ............................                  --               --            7,600        [A]          7,600
                                                               --------         --------         --------                   -------
                                                                     --               25            7,600                     7,625

Division equity ...................................                  --               --           27,500        [A]
                                                                                                   (7,000)       [A]
                                                                                                    1,504        [D]
                                                                                                   (1,504)       [D]         20,500
PharmaGenics, Inc. convertible preferred stock ....                  --               74              (74)       [C]
PharmaGenics, Inc. common stock ...................                  --                5               (5)       [C]             --
Parent Company investment .........................               1,504               --           (1,504)       [D]             --
Additional paid-in capital ........................                  --           26,066          (26,066)       [C]             --
Accumulated deficit ...............................              (1,504)         (26,693)           1,504        [D]
                                                                                                   26,693        [C]             --
Deferred compensation .............................                  --               (6)               6        [C]             --
                                                               --------         --------         --------                   -------
Total division/stockholders' equity ...............                  --             (554)          21,054                    20,500
                                                               --------         --------         --------                   -------
Total liabilities and division/stockholders' equity            $     --         $  1,533         $ 32,339                   $33,872
                                                               ========         ========         ========                   =======




               See notes to unaudited pro forma financial statements.

                           GENZYME MOLECULAR ONCOLOGY
                   PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                Historical                                               Pro Forma
                                                Genzyme        Historical         Pro          Foot-     Genzyme
                                                Molecular      PharmaGenics,      Forma        note      Molecular
                                                Oncology           Inc.           Adjs.        Ref.      Oncology
                                                ---------      -------------      -----        ----      ---------
Revenue:
 Research and development revenue .......        $    --         $ 1,418         $    --                 $  1,418

Operating costs and expenses
 General and administrative expenses ....            185           1,756              --                    1,941
 Research and development expenses ......            818           4,499              --                    5,317
 Amortization of intangibles ............             --              --           6,468        [E]         6,468
                                                 -------         -------         --------                --------
    Total operating expenses ............          1,003           6,255           6,468                   13,726
                                                 -------         -------         --------                --------

Operating loss ..........................         (1,003)         (4,837)         (6,468)                 (12,308)

Other income (expenses):
 Interest income ........................             --             120              --                      120
 Interest expense .......................             --             (36)             --                      (36)
                                                 -------         -------         --------                --------

Net loss ................................        $(1,003)        $(4,753)        $(6,468)                $(12,224)
                                                 =======         =======         ========                ========

Per PharmaGenics common share:
 Net loss ...............................                        $(10.49)
                                                                 =======

Weighted average shares outstanding .....                            453            (453)       [F]
                                                                     ===            ====

Per Pro Forma Molecular Oncology Division
 common share:
 Pro forma net loss .....................                                                                   $(3.11)
                                                                                                            ======

 Pro forma average shares outstanding ...                                          3,929        [G]          3,929
                                                                                   =====                    ======





             See notes to unaudited pro forma financial statements.

                           GENZYME MOLECULAR ONCOLOGY
         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS


(1)  COMMENCEMENT OF GMO OPERATIONS AND CREATION OF GMO STOCK


     GMO operations under the existing Genzyme General programs being combined to form GMO, commenced December 1, 1994 (the "Date of Inception"). Since that date GMO's principal activity has been to perform research and development and no revenues have been earned. Upon approval of the Genzyme Charter Proposal included in the Genzyme proxy statement for which these financial statements have been prepared, a new series of Genzyme Common Stock will be created, Genzyme Molecular Oncology Division Common Stock ("GMO Stock"). If Genzyme stockholders do not approve the Genzyme Charter Proposal, but approve the PharmaGenics Merger Proposal also included in the Genzyme proxy statement for which these financial statements have been prepared (the "Merger Proposal") (see Note 7, "PharmaGenics Merger") and the PharmaGenics Merger (the "Merger") is completed, the Merger Proposal authorizes the amendment to Genzyme's Articles of Organization that would create the GMO Stock as a separate class of common stock intended to track the performance of GMO.


     PHARMAGENICS MERGER

     Genzyme entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") dated January 31, 1997 to acquire PharmaGenics, a Delaware corporation engaged in the research and development of pharmaceuticals for the treatment of cancer, based in Allendale, New Jersey, through a merger of PharmaGenics with and into Genzyme. The business of PharmaGenics's will be allocated to GMO upon consummation of the Merger. Pursuant to the Merger Agreement, the preferred stockholders of PharmaGenics will receive, in the aggregate, 4,000,000 shares of GMO Stock (subject to adjustment as described below), representing the initial equity interest in GMO, and all outstanding shares of common stock of PharmaGenics will be cancelled without receiving any payment. As compensation to Genzyme General for the assets it will contribute to GMO, 6,000,000 shares of GMO Stock, representing the right to equity interest in GMO, will be reserved for issuance for the benefit of Genzyme General or its stockholders. Such reserved shares are referred to as the initial GMO Designated Shares. The Genzyme Board may issue the GMO Designated Shares as a stock dividend to the holders of GGD Stock or it may sell such shares in a public or private sale and allocate the proceeds to Genzyme General.

     The pro forma GMO balance sheet as of December 31, 1996 gives effect to the Merger as of December 31, 1996, using the purchase accounting method and assumes that the GMO Stock issued will be valued at approximately $28 million which was determined through a combination of an independent valuation of the business of PharmaGenics, an internal review of the future market potential for the PharmaGenics programs and a similar review of the programs allocated from Genzyme General to GMO. The allocation of the purchase price is discussed in Note 2A.

(2)  PRO FORMA ADJUSTMENTS RELATED TO THE ACQUISITION

 (A) Purchase Price Allocation

     The aggregate purchase price of $27.5 million (net of a downward adjustment of $0.5 million which represents the estimated fees payable by PharmaGenics to PaineWebber in connection with the Merger), plus estimated acquisition costs of $4.0 million and assumed liabilities of $1.7 million will be allocated to the acquired tangible and intangible assets based on their estimated respective fair values (amounts in thousands):

            Cash                                                   $    486
            Accounts receivable-U.S. National Cancer Institute          186
            Prepaid expenses                                             38
            Property, plant & equipment                                 783
            Other assets                                                 40
            Completed technology rights                              20,000
            Goodwill (to be amortized over 5 years)                  12,339
            Deferred tax liability                                   (7,600)
            Charge for incomplete technology                          7,000
                                                                   --------
                                                                   $ 33,272
                                                                   ========

                           GENZYME MOLECULAR ONCOLOGY
         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS


     The portion of the purchase price to be allocated to technology rights will be allocated as $20 million to completed technology rights and $7 million to incomplete technology rights. The charge for in-process technology of $7 million represents the value assigned to PharmaGenics's programs which are still in the development stage and for which there is no alternative use. The value assigned to these programs has been determined by selecting the maximum anticipated value of these programs, as provided by an independent valuation of the PharmaGenics business, based on comparable technologies. The pro forma adjustments to the pro forma statements of operations for the year ended December 31, 1996 do not give effect to the charge for in-process technology in the amount of $7 million which will be charged to operations upon consummation of the Merger, presently anticipated to occur in the second quarter of 1997.

     The deferred tax liability of $7.6 million results from the temporary difference between the book and tax basis of the Completed Technology computed at a 38% incremental tax rate.


(B) The pro forma adjustment in the amount of $4.0 million to accrued expenses to reflect the accrual of the estimated acquisition costs which have not been reflected in the historical balances as of December 31, 1996.


(C) To eliminate (i) PharmaGenics's historical stockholders' deficit amounts totaling $(0.5) million and (ii) deferred revenue totaling $0.3 million which represents advanced funding received by PharmaGenics pursuant to a research and development agreement with PaineWebber R&D Partners III, L.P. (the "R&D Partnership"). As a condition to the Merger, certain technology rights held by the R&D Partnership will be transferred to PharmaGenics and, therefore, PharmaGenics will no longer be obligated to perform services under the research and development agreement but will retain the $0.3 million of funding.

                                                                (in thousands)
                                                                --------------
            Convertible preferred stock                            $     74
            Common stock                                                  5
            Additional paid-in capital                               26,066
            Accumulated deficit                                     (26,693)
            Deferred compensation                                        (6)
                                                                   --------
              PharmaGenics's historical stockholders' deficit:         (554)
            Deferred revenue                                            315
                                                                   --------
              Net elimination:                                     $   (239)
                                                                   ========


(D) Reclassify GMO's historical Parent Company Investment of $1.7 million and accumulated deficit of $1.5 million to Division equity.


(E) To record the amortization of acquired intangible assets and goodwill (amounts in thousands):

                                                                                          Full
                                                                         Assigned         Year
                                                                           Value      Amortization
                                                                         --------     ------------

            Completed Technology (5 year life) .....................      $20,000        $4,000
            Goodwill (5 year life) .................................       12,339         2,468
                                                                                        -------
            Pro forma adjustment for amortization of intangibles ...                    $ 6,468
                                                                                        =======

(F) To eliminate PharmaGenics's weighted average shares outstanding.

                           GENZYME MOLECULAR ONCOLOGY
         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS



(G) The pro forma statements of operations for the year ended December 31, 1996 assume that the Merger Consideration was adjusted downward, pursuant to the terms of the Merger Agreement, resulting in a net distribution of 3,928,572 GMO shares to the PharmaGenics preferred stockholders. The computation of Merger Consideration and adjustments are as follows:

                                                                                              GMO Shares
                                                                                              ----------
     Aggregate shares of  GMO Stock to be distributed to the preferred
       stockholders of PharmaGenics                                                            4,000,000
     Reduction for the number of GMO shares having a value equal to the fees payable by PharmaGenics to PaineWebber Incorporated:
         Estimated Fees Payable to PaineWebber                                $  500,000
         Divided by the GMO Per Share Value                                       $ 7.00          71,428
                                                                              ----------       ---------
     Adjusted Merger Consideration:                                                            3,928,572
                                                                                               =========

                                    Annex III
                                                          Federal Identification
                                                              Number: 06-1047163
                                                                      ----------

                        THE COMMONWEALTH OF MASSACHUSETTS
                             William Francis Galvin
                          Secretary of the Commonwealth
              One Ashburton Place, Boston, Massachusetts 02108-1512

                        RESTATED ARTICLES OF ORGANIZATION
                    (GENERAL LAWS, CHAPTER 156B, SECTION 74)

We, HENRI A. TERMEER, *President and PETER WIRTH, *Clerk of Genzyme Corporation

located at One Kendall Square, Cambridge, MA 02139 do hereby certify that the following Restatement of the Articles of Organization was duly adopted at a meeting held on ___________, 19__ by a vote of the directors

_____ shares of _________________ of _________ shares outstanding

_____ shares of _________________ of _________ shares outstanding, and

_____ shares of _________________ of _________ shares outstanding,


**being at least a majority
of each type, class or series outstanding and entitled to vote thereon:/**being at least two-thirds of each type, class or series outstanding and entitled to vote thereon and of each type, class or series of stock whose rights are adversely affected thereby:


                                    ARTICLE I
                        The name of the corporation is:

                               GENZYME CORPORATION

                                   ARTICLE II

The purpose of the corporation is to engage in the following business activities:

          TO DEVELOP, MANUFACTURE AND SELL HUMAN HEALTH CARE PRODUCTS AND TO ENGAGE GENERALLY IN ANY BUSINESS THAT MAY LAWFULLY BE CARRIED ON BY A CORPORATION FORMED UNDER CHAPTER 156B OF THE GENERAL LAWS OF MASSACHUSETTS.


* Delete the inapplicable words.    ** Delete the inapplicable clause.
(1) For amendments adopted pursuant to Chapter 156B, Section 70.
(2) For amendments adopted pursuant to Chapter 156B, Section 71.

                                  ARTICLE III

State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue:

================================================================================
           WITHOUT PAR VALUE                      WITH PAR VALUE
--------------------------------------------------------------------------------
     TYPE      NUMBER OF SHARES        TYPE          NUMBER OF        PAR VALUE
                                                      SHARES
--------------------------------------------------------------------------------
Common:                               Common:       390,000,000         $.01
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Preferred:                          Preferred:       10,000,000         $.01
--------------------------------------------------------------------------------

================================================================================





                                  ARTICLE IV

      If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other of which shares are outstanding and of each series then established within any class.


                         DESCRIPTION OF CAPITAL STOCK

A.    AUTHORIZED CAPITAL STOCK

      The total number of shares of all classes of capital stock which the Corporation shall be authorized to issue is four hundred million (400,000,000) shares, consisting of three hundred ninety million (390,000,000) shares of Common Stock, $.01 par value per share (the "Common Stock") and ten million (10,000,000) shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").

      Upon the effectiveness of these Restated Articles of Organization, and without any further action on the part of the Corporation or its stockholders, each share of the Corporation's General Division Common Stock and Tissue Repair Division Common Stock then issued and outstanding shall automatically be redesignated as one fully paid and nonassessable share of Genzyme General Division Common Stock and Genzyme Tissue Repair Division Common Stock, respectively, each being a share of a series of a single class of common stock.

B.    UNDESIGNATED COMMON STOCK

      Shares of Common Stock not at the time designated as shares of a particular series pursuant to this paragraph IV.B. or any other provision of these Articles of Organization may be issued from time to time in one or more additional series. The Board of Directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges of any such series before the issuance of any shares of that series, provided that in no event shall the holder of a share of any series of Common Stock be entitled to more than one vote per share at the time that shares of such series are first issued. The Board of



                                      III-2

Directors shall determine the number of shares constituting each series of Common Stock and each series shall have a distinguishing designation.

C.    GENZYME GENERAL DIVISION COMMON STOCK.

      Two hundred million (200,000,000) shares of Common Stock are designated as a series of Common Stock with the following designation: Genzyme General Division Common Stock (the "GGD Stock"). To the extent legally permitted, such number of shares may be increased or decreased by vote of the Board of Directors, provided that no decrease shall reduce the number of shares of GGD Stock to a number less than the number of shares of such series then outstanding plus the number of shares of such series reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into such series of Common Stock. A description of the GGD Stock and a statement of its preferences, voting powers, qualifications and special or relative rights or privileges is as follows:

     1. DIVIDENDS AND DISTRIBUTIONS. Subject to the express terms of any outstanding series of Preferred Stock, dividends may be declared and paid upon the GGD Stock, in such amounts and at such times as the Board of Directors may determine, only out of the lesser of (a) funds of the Corporation legally available therefor and (b) the Available GGD Dividend Amount.

     2. VOTING RIGHTS. The holders of GGD Stock, voting together with the holders of shares of all other series of Common Stock as a single class of stock, shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the stockholders or submitted to the stockholders for action, except as may be determined by the Board of Directors in establishing any series of Common or Preferred Stock or as may otherwise be required by law. Each share of the GGD Stock shall entitle the holder thereof to one vote.

     3. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the rights of the holders of GGD Stock shall be as follows:

          a. After the Corporation has satisfied or made provision for its debts and obligations and for the payment to the holders of shares of any class or series of capital stock having preferential rights to receive distributions of the net assets of the Corporation (including any accumulated and unpaid dividends), the holders of GGD Stock shall be entitled to receive the net assets of the Corporation remaining for distribution, on a per share basis in proportion to the respective liquidation units per share of all series of Common Stock. Each share of GGD Stock shall have one hundred liquidation units. (100 multiplied by the number of votes to which one share of GTR Stock was entitled on the GTR Effective Date, as adjusted pursuant to paragraph E.4. below.)

          b. For the purposes of paragraph IV.C.3.a., any merger or business combination involving the Corporation or any sale of all or substantially all of the assets of the Corporation shall not be treated as a liquidation.

     4. SPECIAL VOTING RIGHTS. The Corporation shall not, without approval by the holders of the GGD Stock at a meeting at which a quorum is present and the votes cast in favor of the proposal exceed those cast against:

               (1) allow any proceeds from the Disposition of the properties or assets allocated to the General Division to be used in the business of any other Division without fair compensation being allocated to the General Division as determined by the Board of Directors;




                                      III-3

               (2) allow any properties or assets allocated to the General Division to be used in the business of any other Division or for the declaration or payment of any dividend or distribution on any series of Common Stock other than the GGD Stock without fair compensation being allocated to the General Division as determined by the Board of Directors;

               (3) issue, sell or otherwise distribute shares of GGD Stock without allocating the proceeds or other benefits of such issuance, sale or distribution to the General Division;

               (4) change the rights or preferences of the GGD Stock so as to affect the GGD Stock adversely; or

               (5) effect any merger or business combination involving the Corporation as a result of which (a) the holders of all series of Common Stock of the Corporation shall no longer own, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving corporation and (b) the holders of all series of Common Stock of the Corporation do not receive the same form of consideration, distributed among such holders in proportion to the Market Capitalization of each series of Common Stock as of the date of the first public announcement of such merger or business combination.

     5. DEFINITIONS. As used in this paragraph IV.C., the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless another definition is provided or the context otherwise requires:

          a. "Available GGD Dividend Amount," on any date, shall mean the greater of:

          (a)  the excess of

               (i) the greater of (x) the fair value on such date of the net assets of the General Division and (y) an amount equal to $335,378,000 (stockholders' equity allocated to the General Division at June 30, 1994), such dollar amount to be increased or decreased, as appropriate, to reflect, after June 30, 1994, (A) the Earnings Attributable to the General Division, (B) any dividends or other distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of GGD Stock or any other class of capital stock attributed to the General Division, but excluding dividends or other distributions paid in shares of GGD Stock to the holders thereof or in shares of any other class of capital stock attributed to the General Division to the holders thereof, and (C) any other adjustments to the stockholders' equity of the General Division made in accordance with generally accepted accounting principles, over

               (ii) the sum of (x) the aggregate par value of all outstanding shares of GGD Stock and any other class of capital stock attributed to the General Division and (y) unless these Articles of Organization permit otherwise, the aggregate amount that would be needed to satisfy any preferential rights to which holders of all outstanding Preferred Stock attributed to the General Division are entitled upon dissolution of the Corporation in excess of the aggregate par value of such Preferred Stock, provided that such excess shall be reduced by any amount necessary to enable the General Division to pay its debts as they become due, and

          (b) the amount legally available for the payment of dividends determined in accordance with Massachusetts law applied as if the General Division were a separate corporation.

          b. "Earnings Attributable" to the General Division for any period, shall mean the net income or loss of the General Division for such period (or for the fiscal periods of the Corporation commencing prior to the GTR Effective Date and after June 30, 1994, pro forma net income or loss of the General Division as if the GTR Effective Date were June 30, 1994) determined in accordance with generally accepted accounting




                                      III-4
principles, with all income and expenses of the Corporation being allocated between Divisions in a reasonable and consistent manner in accordance with policies adopted by the Board of Directors; provided, however, that as of the end of any fiscal quarter of the Corporation, any projected annual tax benefit attributable to any Division that cannot be utilized by such Division to offset or reduce its allocated tax liability may be allocated to any other Division without any compensating payment or allocation.

          c. "General Division" shall mean, at any time, the Corporation's interest in (i) all of the businesses, products, or development or research programs in which the Corporation or any of its subsidiaries (or any of their predecessors or successors) is or has been engaged, directly or indirectly, other than those allocated to the any Division of the Corporation represented by a series of Common Stock other than the GGD Stock; and (ii) all assets and liabilities of the Corporation to the extent allocated to any such businesses, products, or development or research programs in accordance with generally accepted accounting principles consistently applied for all of the Corporation's business units. From and after the date on which all of the outstanding shares of any series of Common Stock are exchanged for shares of GGD Stock, cash or a combination thereof, all of the businesses, products, development or research programs, assets and liabilities of the Division represented by such series of Common Stock shall be included in the General Division. The General Division shall be represented by the GGD Stock.

          d.   "GTR Effective Date" shall mean December 16, 1994.

D.   GENZYME TISSUE REPAIR DIVISION COMMON STOCK.

     Forty million (40,000,000) shares of Common Stock are designated as a series of Common Stock with the following designation: Genzyme Tissue Repair Division Common Stock (the "GTR Stock"). To the extent legally permitted, such number of shares may be increased or decreased by vote of the Board of Directors, provided that no decrease shall reduce the number of shares of GTR Stock to a number less than the number of shares of such series then outstanding plus the number of shares of such series reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into such series of Common Stock. A description of the GTR Stock and a statement of its preferences, voting powers, qualifications and special or relative rights or privileges is as follows:

     1. DIVIDENDS AND DISTRIBUTIONS. Subject to the express terms of any outstanding series of Preferred Stock, dividends may be declared and paid upon the GTR Stock, in such amounts and at such times as the Board of Directors may determine, only out of the lesser of (a) funds of the Corporation legally available therefor and (b) the Available GTR Dividend Amount.

     2. VOTING RIGHTS. The holders of GTR Stock, voting together with the holders of shares of all other series of Common Stock as a single class of stock, shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the stockholders or submitted to the stockholders for action, except as may be determined by the Board of Directors in establishing any series of Common or Preferred Stock or as may otherwise be required by law. Each share of GTR Stock shall entitle the holder thereof to .33 votes through December 31, 1998. On January 1, 1999 and on each January 1 every two years thereafter, the number of votes to which the holder of each share of GTR Stock shall be entitled shall be adjusted and fixed for two-year periods to equal the quotient (expressed as a decimal and rounded to the nearest two decimal places) obtained by dividing (i) the Fair Market Value of one share of GTR Stock by (ii) Fair Market Value of one share of GGD Stock as of such date. If no shares of GGD Stock are outstanding on such date, then all other series of voting Common Stock outstanding on such date shall have a number of votes such that each share of the series of outstanding Common Stock that has the highest Fair Market Value per share on such date (the "Base Series") shall have one vote and each share of each other series of outstanding Common Stock shall have the number of votes determined according to the immediately preceding sentence, treating, for



                                      III-5
such purpose, the Base Series as the GGD Stock in such sentence. If shares of GTR Stock are entitled to vote separately as a class, each share of GTR Stock shall have one vote.

     3. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the rights of the holders of GTR Stock shall be as follows:

          a. After the Corporation has satisfied or made provision for its debts and obligations and for the payment to the holders of shares of any class or series of capital stock having preferential rights to receive distributions of the net assets of the Corporation (including any accumulated and unpaid dividends), the holders of GTR Stock shall be entitled to receive the net assets of the Corporation remaining for distribution, on a per share basis in proportion to the respective liquidation units per share of all series of Common Stock. Each share of GTR Stock shall, subject to paragraph E.4. below, have 58 liquidation units (100 multiplied by the number of votes to which one share of GTR Stock was entitled on the GTR Effective Date, as adjusted pursuant to paragraph E.4. below).

          b. For the purposes of paragraph IV.D.3.a., any merger or business combination involving the Corporation or any sale of all or substantially all of the assets of the Corporation shall not be treated as a liquidation.

     4. SPECIAL VOTING RIGHTS. The Corporation shall not, without approval by the holders of the GTR Stock at a meeting at which a quorum is present and the votes cast in favor of the proposal exceed those cast against:

               (1) allow any proceeds from the Disposition of the properties or assets allocated to the Tissue Repair Division to be used in the business of any other Division without fair compensation being allocated to the Tissue Repair Division as determined by the Board of Directors;

               (2) allow any properties or assets allocated to the Tissue Repair Division to be used in the business of any other Division or for the declaration or payment of any dividend or distribution on any series of Common Stock other than the GTR Stock without fair compensation being allocated to the Tissue Repair Division as determined by the Board of Directors;

               (3) issue, sell or otherwise distribute shares of GTR Stock without allocating the proceeds or other benefits of such issuance, sale or distribution to the Tissue Repair Division; provided, however, that the Corporation may without such approval issue GTR Designated Shares;

               (4) change the rights or preferences of the GTR Stock so as to affect the GTR Stock adversely; or

               (5) effect any merger or business combination involving the Corporation as a result of which (a) the holders of all series of Common Stock of the Corporation shall no longer own, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving corporation and (b) the holders of all series of Common Stock of the Corporation do not receive the same form of consideration, distributed among such holders in proportion to the Market Capitalization of each series of Common Stock as of the date of the first public announcement of such merger or business combination.

     5. EXCHANGE OF GTR STOCK. Shares of GTR Stock are subject to exchange upon the terms and conditions set forth below:

          a. OPTIONAL EXCHANGE OF GTR STOCK. The Board of Directors may at any time declare that each of the outstanding shares of GTR Stock shall be exchanged, on an Exchange Date set forth in a notice




                                      III-6
to holders of GTR Stock pursuant to paragraph IV.E.1(1), for (a) a number of fully paid and nonassessable shares of GGD Stock (calculated to the nearest five decimal places) equal to (1) 130% of the Fair Market Value of one share of the GTR Stock (the "Exchange Amount") as of the date of the first public announcement by the Corporation (the "Announcement Date") of such exchange divided by (2) the Fair Market Value of one share of GGD Stock as of such Announcement Date or (b) cash equal to the Exchange Amount, or (c) any combination of GGD Stock and cash equal to the Exchange Amount as determined by the Board of Directors.

          b. MANDATORY EXCHANGE OF GTR STOCK. In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation of all or substantially all of the properties and assets allocated to the Tissue Repair Division (other than in connection with the Disposition by the Corporation of all or substantially all of its properties and assets in one transaction or a series of related transactions) to any person, entity or group (other than (x) any entity in which the Corporation, directly or indirectly, owns all of the equity interest or (y) any entity formed at the direction of the Corporation in connection with obtaining financing for the programs or products of the Tissue Repair Division under an arrangement which provides the Corporation with an option to reacquire such properties and assets or retain or obtain substantial manufacturing or marketing rights with respect to any products developed by such entity, in each case for the benefit of the Tissue Repair Division), the Corporation shall, on or prior to the first Business Day after the 90th day following the consummation of such Disposition, exchange each outstanding share of GTR Stock for (a) a number of fully paid and nonassessable shares of GGD Stock (calculated to the nearest five decimal places) equal to (1) the Exchange Amount as of the Announcement Date of such Disposition divided by
(2) the Fair Market Value of one share of GGD Stock as of such Announcement Date or (b) cash equal to the Exchange Amount, or (c) any combination of GGD Stock and cash equal to the Exchange Amount as determined by the Board of Directors. For purposes of this paragraph:

               (1) "substantially all of the properties and assets allocated to the Tissue Repair Division" shall mean a portion of the properties and assets allocated to the Tissue Repair Division (A) that represents at least 80% of the then-current fair value (as determined by the Board of Directors) of, or (B) to which is attributable at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation derived from, the properties and assets allocated to the Tissue Repair Division; and

               (2) in the case of a Disposition of properties and assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions.

     6. DEFINITIONS. As used in this paragraph IV.D., the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless another definition is provided or the context otherwise requires:

          a. "Available Tissue Repair Dividend Amount," on any date, shall mean the greater of:

          (a)  the excess of

               (i) the greater of (x) the fair value on such date of the net assets of the Tissue Repair Division and (y) an amount equal to $28,712,000 (stockholders' equity allocated to the Tissue Repair Division at June 30, 1994), such dollar amount to be increased or decreased, as appropriate, to reflect, after June 30, 1994, (A) the Earnings Attributable to the Tissue Repair Division, (B) any dividends or other distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of GTR Stock or any other class of capital stock attributed to the Tissue Repair Division, but excluding dividends or other distributions paid in shares of GTR Stock to the holders thereof or in shares of any other class of capital stock attributed to the Tissue Repair Division to the holders thereof, and (C) any other adjustments to the



                                      III-7
stockholders' equity of the Tissue Repair Division made in accordance with generally accepted accounting principles, over

               (ii) the sum of (x) the aggregate par value of all outstanding shares of GTR Stock and any other class of capital stock attributed to the Tissue Repair Division and (y) unless these Articles of Organization permit otherwise, the aggregate amount that would be needed to satisfy any preferential rights to which holders of all outstanding Preferred Stock attributed to the Tissue Repair Division are entitled upon dissolution of the Corporation in excess of the aggregate par value of such Preferred Stock, provided that such excess shall be reduced by any amount necessary to enable the Tissue Repair Division to pay its debts as they become due, and

          (b) the amount legally available for the payment of dividends determined in accordance with Massachusetts law applied as if the Tissue Repair Division were a separate corporation.

          b. "Earnings Attributable" to the Tissue Repair Division for any period, shall mean the net income or loss of the Tissue Repair Division for such period (or for the fiscal periods of the Corporation commencing prior to the GTR Effective Date and after June 30, 1994, pro forma net income or loss of the Tissue Repair Division as if the GTR Effective Date were June 30, 1994) determined in accordance with generally accepted accounting principles, with all income and expenses of the Corporation being allocated between Divisions in a reasonable and consistent manner in accordance with policies adopted by the Board of Directors; provided, however, that as of the end of any fiscal quarter of the Corporation, any projected annual tax benefit attributable to any Division that cannot be utilized by such Division to offset or reduce its allocated tax liability may be allocated to any other Division without any compensating payment or allocation.

          c. "Exchange Date" shall mean the date, if any, fixed for the exchange of shares of GTR Stock, as set forth in a notice to holders of GTR Stock pursuant to paragraph IV.E.1(1).

          d.   "GTR Effective Date" shall mean December 16, 1994.

          e. "Tissue Repair Division" shall mean, at any time, the Corporation's interest in (i) the following businesses, products, or development or research programs: (A) Vianain(R) for debridement of necrotic or damaged tissue; (B) TGF-(beta)2 for all indications licensed from Celtrix Pharmaceuticals, Inc. on the GTR Effective Date; (C) Epicel(TM) cultured epithelial cell autografts for tissue replacement or repair, including but not limited to skin, ocular or oral tissue; (D) Acticel(TM) cultured epithelial cell allografts for tissue replacement or repair, including but not limited to skin, ocular or oral tissue; (E) Chondrograft cultured chondrocyte auto- and allografts; (F) tissue-type plasminogen activator ("tPA") for all tissue repair indications licensed by the Corporation from Genentech, Inc. on the GTR Effective Date; (G) the leukocyte-derived growth factor ("LDGF") research program; (H) the dermal replacement research program; (I) the cultured fibroblast dermal replacement research program and (J) the research program on cultured keratinocyte or fibroblast cell extracts or derivatives, each as being conducted by the Corporation on the GTR Effective Date; (ii) all assets and liabilities of the Corporation to the extent allocated to any such businesses, products, or development or research programs in accordance with generally accepted accounting principles consistently applied for all of the Corporation's business units; and (iii) such businesses, products, or development or research programs developed in, or acquired by the Corporation for, the Tissue Repair Division after the GTR Effective Date, in each case as determined by the Board of Directors; provided, however, that, from and after any Disposition or transfer to the General Division of any business, product, development or research program, assets or properties, the Tissue Repair Division shall no longer include the business, product, development program, research project, assets or properties so disposed of or transferred. The Tissue Repair Division shall be represented by the GTR Stock.





                                    III-8

          f. "GTR Designated Shares" as of any date shall mean a number of shares of GTR Stock that shall initially be 5,000,000, which number shall be subject to adjustment as provided in the next sentence. The number of GTR Designated Shares shall from time to time be

               (i) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the GTR Stock and dividends or distributions of shares of GTR Stock to holders of GTR Stock and other reclassifications of GTR Stock,

               (ii) decreased by (A) the number of any shares of GTR Stock issued by the Corporation, the proceeds of which are allocated to the General Division, (B) the number of any shares of GTR Stock issued upon the exercise or conversion of Convertible Securities attributed to the General Division, and (C) the number of any shares of GTR Stock issued by the Corporation as a dividend or distribution or by reclassification, exchange or otherwise to holders of GGD Stock, and

               (iii) increased by (A) the number of any outstanding shares of GTR Stock repurchased by the Corporation, the consideration for which was allocated to the General Division, (B) one for each $10.00 reallocated from the General Division to the Tissue Repair Division from time to time in satisfaction of the funding commitment or the purchase option of the General Division set forth in sections 4.17 and 4.18 of the Agreement and Plan of Reorganization among the Corporation, Phoenix Acquisition Corporation and BioSurface Technology, Inc. dated as of July 25, 1994, up to a maximum of $30,000,000, and
(C) the number equal to the fair value (as determined by the Board of Directors) of assets or properties allocated to the General Division that are reallocated to the Tissue Repair Division (other than reallocations that represent sales at fair value between such Divisions or reallocations described in the foregoing clause (B)) divided by the Fair Market Value of one share of GTR Stock as of the date of such reallocation;

provided, that the Corporation shall take no action which would have the effect of reducing the GTR Designated Shares to a number which is less than zero. Within 45 days after the end of each fiscal quarter of the Corporation, the Corporation shall prepare and file a statement of such change with the transfer agent for the GTR Stock and with the Clerk of the Corporation.

E.    GENERAL PROVISIONS REGARDING THE COMMON STOCK

     1. GENERAL EXCHANGE PROVISIONS. In the event of any exchange of any series of Common Stock (the "Exchange Stock") for shares of GGD Stock pursuant to the provisions of these Articles of Organization, the following provisions shall apply:

               (1) The Corporation shall cause to be given to each record holder of shares of the Exchange Stock a notice stating (a) that shares of Exchange Stock shall be exchanged for shares of GGD Stock or for cash or a combination thereof, (b) the date on which the exchange shall become effective (the "Exchange Date"), (c) the number of shares of GGD Stock or cash or combination thereof to be received by such holder with respect to each share of the Exchange Stock held by such holder, including details as to the calculation thereof and (d) the place or places where certificates for shares of Exchange Stock, properly endorsed or assigned for transfer are to be surrendered for delivery of certificates for shares of GGD Stock or cash or a combination thereof (unless the Corporation shall waive such requirement). Such notice shall be sent by first-class mail, postage prepaid, not less than 30 nor more than 60 days prior to the Exchange Date to each holder of shares of Exchange Stock at such holder's address as the same appears on the stock transfer books of the Corporation. Neither the failure to mail such notice to any particular holder of shares Exchange Stock nor any defect therein shall affect the sufficiency thereof with respect to any other holder of shares of Exchange Stock.




                                      III-9

                    (2) The Corporation shall not be required to issue or deliver fractional shares of GGD Stock to any holder of shares of Exchange Stock upon any such exchange. If more than one share of Exchange Stock shall be held by the same holder of record, the Corporation shall aggregate the number of shares of GGD Stock that shall be issuable to such holder upon any such exchange. If the total number of shares of GGD Stock to be so issued to any holder of record of shares of Exchange Stock includes a fraction, the Corporation shall, if such fraction is not issued or delivered to such holder, either arrange for the disposition of such fraction by or on behalf of such holder or pay the fair value of such fraction, based upon the Fair Market Value of the GGD Stock on the Exchange Date.

                    (3) No adjustments in respect of dividends shall be made upon the exchange of any shares of Exchange Stock; provided, however, that if the Exchange Date shall be subsequent to the record date for determining holders of Exchange Stock entitled to the payment of a dividend or other distribution thereon or with respect thereto, the holders of shares of Exchange Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the exchange of such shares.

                    (4) Before any holder of shares of Exchange Stock shall be entitled to receive certificates representing shares of GGD Stock or cash or a combination thereof to be received by such holder with respect to the exchange of such shares of Exchange Stock, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of Exchange Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation will as soon as practicable after such surrender of certificates representing such shares of Exchange Stock deliver to the person for whose account such shares of Exchange Stock were so surrendered, or to the nominee or nominees of such person, certificates representing the number of shares of GGD Stock or cash or a combination thereof to which such person shall be entitled as aforesaid, together with any fractional share payment contemplated by paragraph IV.E.1(2).

                    (5) From and after the Exchange Date, all rights of a holder of shares of Exchange Stock shall cease except for the right, upon surrender of the certificates representing such shares of Exchange Stock, to receive certificates representing shares of GGD Stock or cash or a combination thereof, together with any fractional share payment contemplated by paragraph IV.E.1(2), and rights to dividends as provided in paragraph IV.E.1(3). No holder of a certificate that immediately prior to the Exchange Date represented shares of Exchange Stock shall be entitled to receive any dividend or other distribution with respect to the GGD Stock to be issued in exchange until surrender of such holder's certificate for a certificate or certificates representing shares of GGD Stock (unless the Corporation shall waive such requirement). Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Exchange Date, but that were not paid by reason of the foregoing, with respect to the number of shares of GGD Stock represented by the certificate or certificates issued upon such surrender. From and after the Exchange Date, the Corporation shall, however, be entitled to treat the certificates for Exchange Stock that have not yet been surrendered for exchange as evidencing the ownership of the number of shares of GGD Stock for which the shares of Exchange Stock represented by such certificates shall have been exchanged, notwithstanding the failure to surrender such certificates.

                    (6) The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of GGD Stock in exchange for shares of Exchange Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of GGD Stock issued in exchange in a name other than that in which the shares of Exchange Stock so exchanged were registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid



                                     III-10
to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid or that no such tax is due.

                    (7) After the Exchange Date, any share of Exchange Stock issued upon conversion or exercise of any Convertible Security shall, immediately upon issuance pursuant to such conversion or exercise and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Exchange Stock, be exchanged for the number of shares of GGD Stock or cash or combination thereof (together with any payments in lieu of fractional shares or dividends, if any) that a holder of such Convertible Security would have been entitled to receive pursuant to the terms of such Convertible Security had such terms provided that the conversion privilege in effect immediately prior to any exchange by the Corporation of any shares of Exchange Stock for shares of any other capital stock of the Corporation would be adjusted so that the holder of any such Convertible Security thereafter surrendered for conversion would be entitled to receive the number of shares of capital stock of the Corporation he or she would have owned immediately following such action had such Convertible Security been converted immediately prior to such exchange. The foregoing provisions shall not apply to the extent that equivalent adjustments are otherwise made pursuant to the provisions of such Convertible Security.

     2. VOTING OF CONTROLLED SHARES. Shares of any series of Common Stock held by a corporation or other entity controlled by the Corporation (other than an employee benefit plan) shall be voted on any proposal requiring a vote of the holders of such series in the same proportion as votes are cast for or against such proposal by all other holders of such series.

     3. DISCRIMINATION BETWEEN CLASSES OF COMMON STOCK. Subject to the provisions of each series of Common Stock regarding the payment of dividends on such series of Common Stock, the Board of Directors may, in its sole discretion, declare and pay dividends exclusively on any series of Common Stock, or all series, in equal or unequal amounts, notwithstanding the amounts available for the payment of dividends on any series, the respective voting and liquidation rights of each series, the amounts of prior dividends declared on each series or any other factor.

     4. ADJUSTMENTS RELATIVE TO VOTING RIGHTS AND LIQUIDATION. If at any time the Corporation shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of any series of Common Stock, or pay a dividend or make a distribution in shares of any series of Common Stock to holders of such series, the per share voting rights and the liquidation units of each series of Common Stock other than the GGD Stock shall be appropriately adjusted so as to avoid dilution in the aggregate voting and liquidation rights of any series. The issuance by the Corporation of shares of any series of Common Stock (whether by a dividend or otherwise) to the holders of any other series of Common Stock shall not require adjustment pursuant to this paragraph.

     5. RANK. All series of Common Stock shall rank junior with respect to the payment of dividends and the distribution of assets to all series of the Corporation's Preferred Stock that specifically provide that they shall rank prior to the Common Stock. Nothing herein shall preclude the Board from creating any series of Preferred Stock ranking on a parity with or prior to the Common Stock as to the payment of dividends or the distribution of assets.

     6. FRACTIONAL SHARES. Any series of Common Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of such series of Common Stock.


                                     III-11

     7. DEFINITIONS. As used in these Articles of Organization, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless another definition is provided or the context otherwise requires:

          a. "Business Day" shall mean each weekday other than any day on which any relevant series of common stock is not traded on any national securities exchange or the Nasdaq National Market or in the over-the-counter market.

          b. "Convertible Securities" shall mean any securities (including employee stock options) of the Corporation that are convertible into or evidence the right to purchase any shares of any series of Common Stock.

          c. "Disposition" shall mean the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of any properties or assets, other than by pledge, hypothecation or grant of any security interest in such properties or assets.

          d. "Fair Market Value" as to shares of any series of stock shall as of any date mean the average of the daily closing prices for the 20 consecutive trading days commencing on the 30th trading day prior to such date. The closing price for each day shall be (x) if the shares of such series of stock are listed or admitted to trading on a national securities exchange, the closing price on the New York Stock Exchange Composite Tape (or any successor composite tape reporting transactions on national securities exchanges) or, if such composite tape shall not be in use or shall not report transactions in such shares, the last reported sales price regular way on the principal national securities exchange on which such shares are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of such series of stock has been traded during such consecutive trading days), or, if there is no such sale on any such day, the mean of the bid and asked prices on such day, or (y) if such shares are not listed or admitted to trading on any such exchange, the closing price, if reported, or, if the closing price is not reported, the mean of the closing bid and asked prices as reported by the Nasdaq National Market or a similar source selected from time to time by the Corporation for the purpose. In the event such closing prices are unavailable, Fair Market Value shall be determined by the Board of Directors.

          e. "Market Capitalization" of any series of Common stock on any date shall mean the product of (i) the Fair Market Value of one share of such series of Common Stock on such date and (ii) the number of shares of such series of Common Stock outstanding on such date.

     8. DETERMINATIONS BY THE BOARD OF DIRECTORS. Any determinations with respect to any Division or the rights of holders of any series of Common Stock made by the Board of Directors of the Corporation in good faith pursuant to or in furtherance of any provision of these Articles of Organization relating to the Common Stock shall be final and binding on all stockholders of the Corporation.

F.   DESCRIPTION OF THE PREFERRED STOCK

     1.   UNDESIGNATED PREFERRED STOCK

     Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges of any such series before the issuance of any shares of that series. The Board of Directors shall determine the number of shares constituting each series of Preferred Stock and each series shall have a distinguishing designation.






                                     III-12

                                    ARTICLE V
The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

                                      NONE


                                   ARTICLE VI
**Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:





                                     III-13

                             Other Lawful Provisions
                             -----------------------

A.    Board of Directors
      ------------------

     1. CLASSIFICATION. The directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year. The initial directors of all classes shall be elected by the incorporator and shall serve until their respective successors shall be elected and shall qualify. Thereafter, the directors of the first class shall be elected to hold office for a term expiring at the first annual meeting of stockholders, the directors of the second class shall be elected to hold office for a term expiring at the second annual meeting of stockholders and the directors of the third class shall be elected to hold office for a term expiring at the third annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that meeting shall be elected for a term expiring at the third annual meeting following their election and until their successors shall be elected and qualified, subject to prior death, resignation, retirement or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the election, terms of office and other features of such directorships shall be governed by the terms of the vote establishing such series, and such directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by such terms.

     2. VACANCIES. Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, any vacancies in the Board of Directors, including a vacancy resulting from the enlargement of the Board, may be filled by the directors then in office, though less than a quorum. Each director so chosen to fill a vacancy shall be elected to complete the term of office of the director who is being succeeded. In the case of any election of a new director to fill a directorship created by an enlargement of the Board, the Board shall in such election assign the class of directors to which such additional director is being elected, and each director so elected shall hold office for the same term as the other members of the class to which the director is assigned.

     3. REMOVAL. Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, at any special meeting of the stockholders called at least in part for the purpose, any director or directors may, by the affirmative vote of the holders of at least a majority of the stock entitled to vote for the election of directors, be removed from office for cause. The provisions of this subsection shall be the exclusive method for the removal of directors.

B.   STOCKHOLDER VOTE REQUIRED FOR CERTAIN ACTIONS
     ---------------------------------------------

     The Corporation, by vote of a majority in interest of the stock outstanding and entitled to vote thereon may (i) authorize any amendment to these Articles of Organization, (ii) authorize the sale, lease or exchange of all or substantially all of the Corporation's property and assets, including its goodwill and (iii) approve a merger or consolidation of the Corporation with or into any other corporation; so long as such amendment, sale, lease, exchange, merger or consolidation shall have been approved by the Board of Directors.

C.   ADDITIONAL PROVISIONS
     ---------------------

     1.   Meetings of the stockholders may be held anywhere within the United
State.




                                     III-14

     2. No contract or other transaction of this corporation with any other person, corporation, association, or partnership shall be affected or invalidated by the fact that (i) this corporation is a stockholder or partner in such other corporation, association, or partnership, or (ii) any one or more of the officers or directors of this corporation is an officer, director or partner of such other corporation, association or partnership, or (iii) any officer or director of this corporation, individually or jointly with others, is a party to or is interested in such contract or transaction. Any director of this corporation may be counted in determining the existence of a quorum at any meeting of the board of directors for the purpose of authorizing or ratifying any such contract or transaction, and may vote thereon, with like force and effect as if he were not so interested or were not an officer, director, or partner of such other corporation, association, or partnership.

     3. The corporation may be a partner in any business enterprise which it would have power to conduct itself.

     4. The by-laws may provide that the directors may make, amend, or repeal the by-laws in whole or in part, except with respect to any provision thereof which by law, these Articles of Organization, or the by-laws requires action by the stockholders.

     5. A director shall not be liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

     6. Except as otherwise required by law, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called annual or special meeting of such holders and may not be taken by any consent in writing by such holders.

**If there are no provisions state "None".

NOTE: The preceding six (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.



                                   ARTICLE VII

     The effective date of the Restated Articles of Organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall nor be more than thirty days after the date of filing.


                                  ARTICLE VIII

THE INFORMATION CONTAINED IN ARTICLE VIII IS NOT A PERMANENT PART OF THE ARTICLES OF ORGANIZATION.

a. The street address (post office boxes are not acceptable) of the principal office of the Corporation in MASSACHUSETTS is:

     One Kendall Square, Cambridge, MA 02139




                                     III-15

b. The name, residential address and post office address of each director and officer is as follows:


      NAME                    RESIDENTIAL ADDRESS           POST OFFICE ADDRESS

President:

Henri A. Termeer              65-3 Commercial Wharf         c/o Genzyme Corporation
                              Boston, MA 02110              One Kendall Square
                                                            Cambridge, MA 02139
Treasurer:

Evan M. Lebson                5 Arbetter Drive              same as above
                              Framingham, MA 01701

Clerk:

Peter Wirth                   37 Hancock Street             same as above
                              Boston, MA 02114

Directors:

Henri A. Termeer              same as above                 same as above

Douglas A. Berthiaume         114 Cara Drive                same as above
                              N. Andover, MA 01845

Robert J. Carpenter           9 Lowell Road                 same as above
                              Wellesley, MA 02181

Henry R. Lewis                35 Clover Street              same as above
                              Belmont, MA 02178

Constantine Anagstopoulos     29 Portland Drive             same as above
                              St. Louis, MO 63131

Henry E. Blair                2580 Main Street              same as above
                              Barnstable, MA 02630

Charles L. Cooney             35 Chestnut Street            same as above
                              Brookline, MA 02139


c. The fiscal year (i.e. tax year) of the corporation shall end on the last day of the month of: December

d. The name and business address of the resident agent, if any, of the corporation is:

** We further certify that the foregoing Restated Articles of Organization affect no amendments to the Articles of Organization of the corporation as heretofore amended, except amendments to the following article. Briefly describe amendments below:

     ARTICLE III: INCREASE AUTHORIZED COMMON STOCK FROM 240,000,000 TO 390,000,000 SHARES.


                                    III-16

     ARTICLE IV: REDESIGNATE THE FOLLOWING CLASSES OF COMMON STOCK AS SERIES OF COMMON STOCK: GENERAL DIVISION COMMON STOCK AND TISSUE REPAIR DIVISION COMMON STOCK.

                    AUTHORIZE THE BOARD TO ISSUE THE UNDESIGNATED COMMON STOCK IN ONE OR MORE SERIES AND TO DETERMINE THE RIGHTS AND PREFERENCES OF ANY SUCH SERIES.

                    ELIMINATE THE SERIES A AND SERIES B JUNIOR PARTICIPATING PREFERRED STOCK.


SIGNED UNDER THE PENALTIES OF PERJURY, this ____ day of _________, 19___,

                             President
-----------------------------
                             Clerk
-----------------------------



                                     III-17

                                                                        Annex IV

Investment Banking
PaineWebber Incorporated
1285 Avenue of the Americas
New York, NY 10019
212-713-2000


February 2, 1997


Board of Directors
PharmaGenics, Inc.
4 Pearl Court
Allendale, New Jersey 07401


Gentlemen:

     PharmaGenics, Inc. (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with Genzyme Corporation ("Genzyme") pursuant to which the Company shall be merged with and into Genzyme (the "Transaction"). Pursuant to the Agreement, all shares of PharmaGenics Series A Convertible Preferred Stock, $0.01 par value per share, Series B Convertible Preferred Stock, $0.01 par value per share (the "Series B Preferred Stock"), and Series C Convertible Preferred Stock, $0.01 par value per share (the "Series C Preferred Stock"; and collectively the "PharmaGenics Preferred Stock"), shall be converted into and become the right to receive, in the aggregate, 4,000,000 shares (subject to adjustment) of Genzyme Molecular Oncology Division Common Stock, $0.01 par value per share (the "GMO Stock"), to be allocated among the holders of the PharmaGenics Preferred Stock in accordance with the Agreement (the "Consideration").

     You have asked us whether or not, in our opinion, the proposed Consideration to be received by the holders of the PharmaGenics Preferred Stock in the Transaction, taken as a whole, is fair, from a financial point of view, to the Company. Our opinion does not address the allocation of the Consideration among the shareholders of the Company, whether pursuant to the Agreement, the Company's certificate of incorporation or otherwise.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed, among other public information, the Company's Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and the Company's Form 10-Q and the related unaudited financial information for the period ended September 30, 1996;

     (2) Reviewed, among other public information, Genzyme's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and Genzyme's Form 10-Q and the related unaudited financial information for the period ended September 30, 1996;

     (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and the Molecular Oncology Division of Genzyme (the "GMO Division") furnished to us by the Company and Genzyme, respectively;

     (4) Conducted discussions with members of senior management of the Company and Genzyme concerning their respective businesses and prospects;

     (5) Compared the financial position and results of operations of the Company with those of certain publicly-traded companies which we deemed relevant;

     (6) Compared the proposed financial terms of the Transaction with the financial terms of certain other business combinations which we deemed relevant;

     (7)  Reviewed the draft of the Agreement dated January 29, 1997;

     (8) Reviewed the Form of Amendment to the Articles of Incorporation of Genzyme (the "Amendment"); and

     (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.


     In preparing our opinion, we have (i) relied on the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to us by or on behalf of the Company and Genzyme, (ii) assumed that the terms of the GMO Stock will be as set forth in the Amendment and (iii) assumed the financial forecasts examined by us were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's and Genzyme's management as to the future performance of the Company and the GMO Division, respectively. We have not independently verified any such information or assumptions, including financial forecasts, or undertaken (and have assumed no responsibility to undertake), and have not been provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Genzyme and have assumed that all assets or liabilities (contingent or otherwise, known or unknown) of the Company and Genzyme are as set forth in their respective consolidated financial statements. Our opinion is based upon the regulatory, general economic, market and monetary conditions existing on the date hereof.

     Our opinion is directed to the Board of Directors and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote his or her shares pursuant to the Transaction. Our opinion does not address the relative merits of the Transaction and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Transaction or the decision of the Board of Directors of the Company to proceed with the Transaction. No opinion is expressed herein as to the price at which the GMO Stock to be issued in the Transaction to the shareholders of the Company may trade at any time or as to whether any trading market for the GMO Stock will develop or be maintained.

     This opinion has been prepared at the request and for the use of the Board of Directors of the Company and shall not be reproduced, summarized, described or referred to, or given to any other person or otherwise made public without the prior written consent of PaineWebber Incorporated ("PaineWebber"); provided, however, that this letter may be reproduced in full in the Proxy Statement to be filed with the Securities and Exchange Commission in connection with the Transaction.

     PaineWebber has from time to time acted as financial advisor to the Company and is currently acting as financial advisor to the Company in connection with the Transaction and will receive a fee upon delivery of this opinion and upon consummation of the Transaction. In November 1991, PaineWebber acted as sales agent in the private placement of 1,944,000 shares of Series B Preferred Stock and warrants to purchase common stock of the Company for which PaineWebber received customary selling commissions and marketing fees as well as warrants to purchase common stock in the Company, which warrants expired unexercised in November 1996. In conjunction with the private placement, PaineWebber received the right to nominate a representative of PaineWebber to the Board of Directors of the Company; such representative is currently a member of the Board of Directors of the Company. PaineWebber R&D Partners III, L.P., owns 480,242 shares of Series C Preferred Stock and holds an option to exchange all of its rights in certain technology of the Company for shares of PharmaGenics Preferred Stock. PaineWebber Development Corporation, an indirect, wholly-owned subsidiary of PaineWebber Group Inc. and an affiliate of PaineWebber Incorporated, is the general partner and manager of PaineWebber R&D Partners III, L.P. From time to time PaineWebber has provided, and may in the future provide, investment banking services to Genzyme and affiliates of Genzyme for which it has received, and may in the future receive, customary compensation. In addition, PaineWebber maintains a market in securities of Genzyme and certain of its affiliates, trades in such shares and from time to time produces research materials regarding Genzyme and certain of its affiliates. PaineWebber has committed to the Company and Genzyme to use its "best efforts" to raise not less than $20 million for the GMO Division through a private placement of Genzyme securities. If such private placement is consummated, PaineWebber would receive customary compensation for acting as sales agent.

     On the basis of, and subject to the foregoing, we are of the opinion that the Consideration to be received by the holders of the PharmaGenics Preferred Stock in the Transaction, taken as a whole, is fair, from a financial point of view, to the Company, as of the date of this letter.



                                          Very truly yours,



                                          PAINEWEBBER INCORPORATED



                                          /s/ PaineWebber Incorporated
                                          --------------------------------------

                                                                         ANNEX V

               PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW
                  RELATING TO RIGHTS OF DISSENTING STOCKHOLDERS

SECTION 262 - APPRAISAL RIGHTS.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the rods "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, (other than a merger effected pursuant to Section 251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252,254, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b, and c, of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d)  Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on a merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before or after the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class of series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series os stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holders shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (1) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may,in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the rights of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 299, L. '96, eff. 2-1-96 and Ch. 349, L. '96, eff. 7-1-96)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants Genzyme the power to indemnify any director, officer, employee or agent to whatever extent permitted by Genzyme's Restated Articles of Organization, By-Laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of the Company or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

         Article VI of Genzyme's By-Laws provides that Genzyme shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the Company or of any of its subsidiaries, or who at the request of the Company may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the Company or the proceeding seeks a declaratory judgment regarding his or her own conduct). Such indemnification shall include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under
Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

         The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

         Genzyme also has in place agreements with certain officers and directors which affirm Genzyme's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by Genzyme's By-Laws.

         Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its articles of organization, eliminate a director's personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions and loans to insiders and (iv) transactions from which the director derived an improper personal benefit. Article VI.C.5. of Genzyme's Restated Articles of Organization provides that no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that


                                   Part II - 1
such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       (a)  EXHIBITS.

            See Exhibit Index immediately following signature page.

       (b)  FINANCIAL STATEMENT SCHEDULES.

            None.

ITEM 22. UNDERTAKINGS.

      (a)  The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   Part II - 2

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         (f) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (g) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (f) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   Part II - 3

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on May 1, 1997.

                                            GENZYME CORPORATION

                                            By: /s/ Henri A. Termeer
                                                --------------------------------
                                                Henri A. Termeer, President

                                POWER OF ATTORNEY

         We, the undersigned officers and directors of Genzyme Corporation, hereby severally constitute and appoint Henri A. Termeer, David J. McLachlan, Peter Wirth and Evan M. Lebson, and each of them singly, our true and lawful attorneys, with full power to them in any and all capacitates, to sign any amendments to this Registration Statement on Form S-4 (including Pre-and Post-Effective Amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                              TITLE
---------                              -----

 /s/ Henri A. Termeer                  Director and Principal     May 1, 1997
-----------------------------------    Executive Officer
Henri A. Termeer


 /s/ David J. McLachlan                Principal Financial and    May 1, 1997
-----------------------------------    Accounting Officer
David J. McLachlan


 /s/ Constantine E. Anagnostopoulos    Director                   May 1, 1997
-----------------------------------
Constantine E. Anagnostopoulos


 /s/ Douglas A. Berthiaume             Director                   May 1, 1997
-----------------------------------
Douglas A. Berthiaume


 /s/ Henry E. Blair                    Director                   May 1, 1997
-----------------------------------
Henry E. Blair


                                       Director
-----------------------------------
Charles L. Cooney


 /s/ Henry R. Lewis                    Director                   May 1, 1997
-----------------------------------
Henry R. Lewis


                                       Director
-----------------------------------
Robert J. Carpenter


                                   Part II - 4

                                  EXHIBIT INDEX

EXHIBIT                                                               SEQUENTIAL
  NO.                         DESCRIPTION                             PAGE NO.
-------                       -----------                             --------

2 Composite conformed copy of Agreement and Plan of Merger dated as of January 31, 1997, as amended, between Genzyme Corporation and PharmaGenics, Inc. Filed herewith as Annex I to the Prospectus/Proxy Statement. Pursuant to Item 601(b)(2) of Regulation S-K, the schedules referred to in the Agreement and Plan of Merger are omitted. The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedule to the Commission upon request.

3.1 Form of amended and restated Articles of Organization of Genzyme Corporation to be filed with the Secretary of the Commonwealth of Massachusetts. Filed herewith as Annex III to the Prospectus/Proxy Statement.

3.2      Form of Series Designation for Genzyme Molecular
         Oncology Division Common Stock to be filed with the Secretary of the Commonwealth of Massachusetts. Filed herewith.

3.3      By-laws of Genzyme Corporation. Filed as Exhibit 3.2 to
         Genzyme's Form 8-K dated December 31, 1991 (File No.
         0-14680), and incorporated herein by reference.

4.1      Form of Amended and Restated Rights Agreement between
         Genzyme and American Stock Transfer and Trust Company.
         Filed herewith.

4.2 Specimen stock certificate representing shares of Molecular Oncology Common Stock of Genzyme. Filed herewith.

5.1      Opinion of Palmer & Dodge LLP. Filed herewith.

8.1 Opinion of Palmer & Dodge LLP with respect to certain federal income tax matters. Filed herewith.

8.2 Opinion of Ballard Spahr Andrews & Ingersoll with respect to certain federal income tax matters. Filed herewith.

23.1 Consent of Coopers & Lybrand L.L.P., independent accountants to Genzyme Corporation. Filed herewith.

23.2 Consent of Arthur Andersen LLP, independent accountants to PharmaGenics, Inc. Filed herewith.

23.3     Consent of Palmer & Dodge LLP (contained in Exhibit
         5.1).

23.4 Consent of Ballard Spahr Andrews & Ingersoll (contained in Exhibit 8.2).


                                   Part II - 5

23.5 Consent of PaineWebber Incorporated, financial advisor to PharmaGenics, Inc. Filed herewith.

24.1 Power of Attorney (included in the signature page hereto).

99.1 Fairness Opinion of PaineWebber Incorporated. Filed herewith as Annex IV to the Prospectus/Proxy Statement.


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